      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 11, 1999


                                                      REGISTRATION NO. 333-77541

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         THE GOLDMAN SACHS GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               6211                              13-4019460
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------

                                85 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 902-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ROBERT J. KATZ
                                GREGORY K. PALM
                              GOLDMAN, SACHS & CO.
                                85 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 902-1000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               RICARDO A. MESTRES, JR.                                   ALAN L. BELLER
                    JOHN P. MEAD                                      CHRISTOPHER E. AUSTIN
                   DAVID B. HARMS                                     CHRISTOPHER J. WALTON
                ROBERT W. REEDER III                           CLEARY, GOTTLIEB, STEEN & HAMILTON
                 SULLIVAN & CROMWELL                                    ONE LIBERTY PLAZA
                  125 BROAD STREET                                  NEW YORK, NEW YORK 10006
              NEW YORK, NEW YORK 10004                                   (212) 225-2000
                   (212) 558-4000

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If the delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [ ]
                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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                                EXPLANATORY NOTE


     This registration statement covers (euro)1,000,000,000 aggregate principal
amount of   % (euro) Notes due 2009 of The Goldman Sachs Group, Inc. for sale in an initial offering. This registration statement also covers an undeterminable amount of the notes for resale by affiliates of The Goldman Sachs Group, Inc., including Goldman Sachs International and Goldman, Sachs & Co., in market-making transactions on an ongoing basis after the initial offering has begun. The prospectus to be used in the initial offering follows immediately after this explanatory note. The prospectus to be used in market-making transactions will be identical, except that it will have:



     - different front and inside front cover pages; and


     - a section entitled "Plan of Distribution" instead of the section entitled "Underwriting".

The alternate and additional pages of the market-making prospectus follow immediately after the prospectus for the initial offering.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                   Subject to Completion. Dated May 11, 1999.




                                 (euro)1,000,000,000


                         THE GOLDMAN SACHS GROUP, INC.
[GOLDMAN SACHS LOGO]


                                 % (euro) Notes due 2009
                            ------------------------




     The Goldman Sachs Group, Inc. will pay interest on the notes on May 15 and November 15 of each year, beginning on November 15, 1999. If Goldman Sachs becomes obligated to pay additional amounts to non-U.S. investors due to changes in U.S. withholding tax requirements, Goldman Sachs may redeem the notes before their stated maturity at a price equal to 100% of the principal amount redeemed plus accrued interest to the redemption date.



     The notes will be issued only in book-entry form through the Cedel and Euroclear systems. Goldman Sachs has filed an application to list the notes on the Luxembourg Stock Exchange.



     See "Risk Factors" beginning on page 11 to read about factors you should consider before investing in the notes.


                            ------------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                            ------------------------


                                                              Per Note    Total
                                                              --------    -----
Initial public offering price...............................      %       (euro)
Underwriting discount.......................................      %       (euro)
Proceeds, before expenses, to Goldman Sachs.................      %       (euro)



     The initial public offering price set forth above does not include accrued
interest, if any. Interest on the notes will accrue from             , 1999 and
must be paid by the purchaser if the notes are delivered after             ,
1999.

                            ------------------------


     Goldman Sachs International, acting through Goldman, Sachs & Co. as its U.S. selling agent, may offer the notes in the United States. The underwriters
expect to deliver the notes on             , 1999. Investors must pay for their
notes in euros.


                          GOLDMAN SACHS INTERNATIONAL

                      Prospectus dated             , 1999.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.


                               ------------------


                               TABLE OF CONTENTS



                                                              Page
                                                              ----
Prospectus Summary..........................................     3
Risk Factors................................................    11
Use of Proceeds.............................................    26
Pro Forma Consolidated Financial Information................    27
Capitalization..............................................    34
Selected Consolidated Financial Data........................    36
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    38
Industry and Economic Outlook...............................    63
Business....................................................    66
Management..................................................    91
Principal Shareholders......................................   104
Certain Relationships and Related Transactions..............   106
Description of Notes We Are Offering........................   111
United States Taxation......................................   127
Employee Retirement Income Security Act.....................   132
Validity of the Notes.......................................   132
Experts.....................................................   132
Available Information.......................................   133
Index to Consolidated Financial Statements..................   F-1
Underwriting................................................   U-1
General Information.........................................   U-4
Our Business Principles.....................................   U-5


                               ------------------


     This prospectus does not constitute an offer to sell or the solicitation of any offer to buy the notes offered in any jurisdiction in which such offer or solicitation is unlawful. There are restrictions on the offer and sale of the notes offered hereby in the United Kingdom. All applicable provisions of the Financial Services Act of 1986 and Public Offers of Securities Regulations 1995 with respect to anything done by any person in relation to the notes offered hereby, in, from or otherwise involving the United Kingdom must be complied with. See "Underwriting".



     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus carefully, especially the risks of investing in the notes discussed under "Risk Factors" on pages 11-25.


                         THE GOLDMAN SACHS GROUP, INC.

     Goldman Sachs is a leading global investment banking and securities firm with three principal business lines:

     - Investment Banking;
     - Trading and Principal Investments; and
     - Asset Management and Securities Services.

Our goal is to be the advisor of choice for our clients and a leading participant in global financial markets. We provide services worldwide to a substantial and diversified client base, which includes corporations, financial institutions, governments and high net worth individuals.

     For our fiscal year ended November 27, 1998, our net revenues were $8.5 billion and our pre-tax earnings were $2.9 billion, and for our fiscal quarter ended February 26, 1999, our net revenues were $3.0 billion and our pre-tax earnings were $1.2 billion. As of February 26, 1999, our total assets were $230.6 billion and our partners' capital was $6.6 billion.

     We have over time produced strong earnings growth and attractive returns on partners' capital through different economic and market conditions. Over the last 15 years, our pre-tax earnings have grown from $462 million in 1983 to $2.9 billion in 1998, representing a compound annual growth rate of 13%. Economic and market conditions can, however, significantly affect our performance. For example, in the second half of fiscal 1998, our performance was adversely affected by turbulence in global financial markets.

     We have achieved this growth, which has been generated without the benefit of a large acquisition, by maintaining an intense commitment to our clients, focusing on our core businesses and key opportunities, and operating as an integrated franchise.

     Because we believe that the needs of our clients are global and that international markets have high growth potential, we have built upon our strength in the United States to achieve leading positions in other parts of the world. Today, we have a strong global presence as evidenced by the geographic breadth of our transactions, leadership in our core products and the size of our international operations. As of February 26, 1999, we operated offices in 23 countries and 36% of our 13,000 employees were based outside the United States.

     We are committed to a distinctive culture and set of core values. These values are reflected in our Business Principles, which emphasize placing our clients' interests first, integrity, commitment to excellence and innovation, and teamwork.

                             SUMMARY FINANCIAL DATA
                                ($ in millions)

                                                                                  AS OF OR FOR
                                                       AS OF OR FOR               THREE MONTHS
                                                   YEAR ENDED NOVEMBER           ENDED FEBRUARY
                                              ------------------------------   ------------------
                                                1996       1997       1998      1998       1999
                                                ----       ----       ----      ----       ----
Net revenues:
  Investment Banking........................  $  2,113   $  2,587   $  3,368   $   633   $    902
  Trading and Principal Investments.........     2,693      2,926      2,379     1,182      1,357
  Asset Management and Securities
     Services...............................     1,323      1,934      2,773       657        736
                                              --------   --------   --------   -------   --------
Total net revenues..........................  $  6,129   $  7,447   $  8,520   $ 2,472   $  2,995
                                              ========   ========   ========   =======   ========
Pre-tax earnings(1).........................  $  2,606   $  3,014   $  2,921   $ 1,022   $  1,188
Total assets................................   152,046    178,401    217,380        --    230,624
Partners' capital...........................     5,309      6,107      6,310        --      6,612
Ratio of earnings to fixed charges(1)(2)....      1.23x      1.23x      1.21x     1.30x      1.41x

---------------
Read the table above in conjunction with the footnotes to "Selected Consolidated Financial Data" as well as the following footnotes:

(1) Since we historically operated in partnership form, payments to our profit participating limited partners were accounted for as distributions of partners' capital rather than as compensation expense. As a result, our pre-tax earnings and compensation and benefits expense have not reflected any payments for services rendered by our managing directors who were profit participating limited partners. Accordingly, our historical pre-tax earnings understate the expected operating costs to be incurred by us after our conversion to corporate form. As a corporation, we will include payments for services rendered by our managing directors who were profit participating limited partners in compensation and benefits expense. For financial information that reflects pro forma compensation and benefits expense as if we had been a corporation, see "Pro Forma Consolidated Financial Information".


(2) For purposes of the ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense. For a pro forma ratio of earnings to fixed charges reflecting our conversion to corporate form, please see "Pro Forma Consolidated Financial Information". The ratio of earnings to fixed charges does not give effect to this offering of notes, or to our dollar debt offering or our new medium-term note program described below.

                            ------------------------

                     STRATEGY AND PRINCIPAL BUSINESS LINES

     Our strategy is to grow our three core businesses -- Investment Banking, Trading and Principal Investments, and Asset Management and Securities
Services -- in markets throughout the world. Our leadership position in investment banking provides us with access to governments, financial institutions and corporate clients globally. Trading and principal investing has been an important part of our culture and earnings, and we remain committed to these businesses irrespective of their volatility. Managing wealth is one of the fastest growing segments of the financial services industry and we are positioning our asset management and securities services businesses to take advantage of that growth.

INVESTMENT BANKING

     Investment Banking represented 39% of fiscal 1998 net revenues and 35% of fiscal 1997 net revenues. We are a market leader in both the financial advisory and underwriting businesses, serving over 3,000 clients worldwide. For the period January 1, 1994 to December 31, 1998, we had the industry-leading market share of 25.3% in worldwide mergers and acquisitions advisory services, having advised on over $1.7 trillion of trans-actions. Over the same period, we also achieved number one market shares of 15.2% in underwriting worldwide initial public offerings and 14.4% in underwriting worldwide common stock issues. The source for this market share information is Securities Data Company.

TRADING AND PRINCIPAL INVESTMENTS

     Trading and Principal Investments represented 28% of fiscal 1998 net revenues and 39% of fiscal 1997 net revenues. We make markets in equity and fixed income products, currencies and commodities; enter into swaps and other derivative transactions; engage in proprietary trading and arbitrage; and make principal investments. In trading, we focus on building lasting relationships with our most active clients while maintaining leadership positions in our key markets. We believe our research, market-making and proprietary activities enhance our understanding of markets and ability to serve our clients.

ASSET MANAGEMENT AND SECURITIES SERVICES

     Asset Management and Securities Services represented 33% of fiscal 1998 net revenues and 26% of fiscal 1997 net revenues. We provide global investment management and advisory services; earn commissions on agency transactions; manage merchant banking funds; and provide prime brokerage, securities lending and financing services. Our asset management business has grown rapidly, with assets under supervision increasing from $92.7 billion as of November 25, 1994 to $369.7 billion as of February 26, 1999, representing a compound annual growth rate of 38%. As of February 26, 1999, we had $206.4 billion of assets under management. We manage merchant banking funds that had $15.5 billion of capital commitments as of the end of fiscal 1998.

     Assets under supervision are comprised of assets under management and other client assets. Assets under management typically generate fees based on a percentage of their value. Other client assets are comprised of assets in brokerage accounts of primarily high net worth individuals, on which we earn commissions.

     We pursue our strategy to grow our three core businesses through an emphasis on:

EXPANDING HIGH VALUE-ADDED BUSINESSES

     To achieve strong growth and high returns, we seek to build leadership positions in high value-added services such as mergers and acquisitions, executing large and complex transactions for institutional investors and asset management.

INCREASING THE STABILITY OF OUR EARNINGS

     While we plan to continue to grow each of our core businesses, our goal is to gradually increase the stability of our earnings by emphasizing growth in Investment Banking and Asset Management and Securities Services.

PURSUING INTERNATIONAL OPPORTUNITIES

     We believe that our global reach will allow us to take advantage of international growth opportunities. For example, we expect increased business activity as a result of the establishment of the European Economic and Monetary Union, the shift we anticipate toward privatization of pension systems and the changing demographics around the world.

LEVERAGING THE FRANCHISE

     We believe our various businesses are generally stronger and more successful because they are part of the Goldman Sachs franchise. Our culture of teamwork fosters cooperation among our businesses, which allows us to provide our clients with a full range of products and services on a coordinated basis.

                             COMPETITIVE STRENGTHS

STRONG CLIENT RELATIONSHIPS

     We focus on building long-term client relationships. For example, in fiscal 1998, over 75% of our Investment Banking revenues represented business from existing clients.

DISTINCTIVE PEOPLE AND CULTURE

     Our most important asset is our people. We seek to reinforce our employees' commitment to our culture and values through recruiting, training, a comprehensive review system and a compensation philosophy that rewards teamwork.

GLOBAL REACH

     We have achieved leading positions in major international markets by capitalizing on our product knowledge and global research, as well as by building a local presence where appropriate. As a result, we are one of the few truly global investment banking and securities firms with the ability to execute large and complex cross-border transactions.

                         INDUSTRY AND ECONOMIC OUTLOOK

     We believe that significant growth and profit opportunities exist in the financial services industry over the long term. These opportunities derive from long-term trends, including financial market deregulation, the globalization of the world economy, the increasing focus of companies on shareholder value, consolidations in various industries, growth in investable funds and accelerating technology and financial product innovation. We believe that over the last 15 years these trends, coupled with generally declining interest rates and favorable market conditions, have contributed to a substantially higher rate of growth in activity in the financial services industry than the growth in overall economic activity. While the future economic environment may not be as favorable as that experienced in the last 15 years and there may be periods of adverse economic and market conditions, we believe that these trends should continue to affect the financial services industry positively over the long term.

     The following table sets forth selected key industry indicators:

                            KEY INDUSTRY INDICATORS
                 ($ in billions, except gross domestic product)
                         (volume in millions of shares)

                                                     AS OF OR FOR
                                                YEAR ENDED DECEMBER 31,
                                          -----------------------------------     CAGR(6)
                                           1983     1988     1993      1998       '83-'98
                                           ----     ----     ----      ----       -------
Worldwide gross domestic product (in
  trillions)(1).........................  $   10   $   18   $    24   $    29(7)        8%(7)
Worldwide mergers and acquisitions(2)...      96      527       460     2,522       24
Worldwide equity issued(2)..............      50       51       172       269       12
Worldwide debt issued(2)................     146      631     1,546     2,932       22
Worldwide equity market
  capitalization(3).....................   3,384    9,728    14,016    27,459       15
NYSE average daily volume...............      85      162       265       674       15
Worldwide pension assets(4).............  $1,900   $3,752   $ 6,560   $10,975       12
U.S. mutual fund assets(5)..............     293      810     2,075     5,530       22

---------------
(1) Source: The Economist Intelligence Unit, January 1999.
(2) Source: Securities Data Company.
(3) Source: International Finance Corporation.
(4) Source: InterSec Research Corp.
(5) Source: Investment Company Institute.
(6) Compound annual growth rate.
(7) Data as of December 31, 1997; compound annual growth rate 1983-1997.
                            ------------------------

                                OUR HEADQUARTERS

     Our headquarters are located at 85 Broad Street, New York, New York 10004, telephone (212) 902-1000.

                                  THE OFFERING


     Please refer to "Description of Notes We Are Offering" in this prospectus for more information about the notes.


Notes offered..............       % (euro) Notes due 2009.

Issuer.....................  The Goldman Sachs Group, Inc.

Stated maturity............  May 15, 2009.


Currency of payment........  We will make payments on the notes in euros (euro), the currency of the European Economic and Monetary Union.


Total principal amount
being issued...............  (euro)1,000,000,000.


Ranking....................  The notes will rank equally in right of payment with all other senior, unsecured debt obligations of The Goldman Sachs Group, Inc.


Interest rate..............    % annually.

Date interest starts
accruing...................            , 1999.

Interest payment dates.....  Every May 15 and November 15.

First interest payment
date.......................  November 15, 1999.

Regular record dates for
  interest.................  May 1 for May 15 interest; November 1 for November
                             15 interest.


Payment of additional
amounts....................  We intend to make all payments on the notes without deducting U.S. withholding taxes. If any deduction is required on payments to non-U.S. investors, we will pay additional amounts on those payments to the extent described under "Description of Notes We Are Offering -- Payment of Additional Amounts".



Redemption features........  We will not be permitted to redeem the notes before they mature unless we are obligated to pay additional amounts due to changes in U.S. withholding tax requirements. In that event, we may redeem the outstanding notes in whole at any time, at a price equal to 100% of their principal amount plus accrued interest to the redemption date.



Book-entry issuance,
  settlement and
  clearance................  We will issue the notes only in global form, through the Cedel and Euroclear book-entry clearing systems in Europe. Investors may hold interests in the notes only through organizations that participate, directly or indirectly, in the Cedel or Euroclear systems. Investors must pay for their notes in euros, in immediately available funds.



Listing....................  The Goldman Sachs Group, Inc. has filed an application to list the notes on the Luxembourg Stock Exchange.



Use of proceeds............  We intend to use the net proceeds from the sale of the notes to provide additional funds for our operations and for other general corporate purposes, including the repayment of short-term obligations and the portion of long-term obligations coming due during the remainder of this calendar year.



Governing law..............  The notes and the indenture under which they will be issued will be governed by New York law.

                           OUR COMMON STOCK OFFERING


     On May 7, 1999 we converted from partnership to corporate form, with The Goldman Sachs Group, Inc. as the successor parent company. At the same time, The Goldman Sachs Group, Inc. completed an initial public offering of its common stock. In that offering, The Goldman Sachs Group, Inc. sold 51,000,000 shares for its own account and two of its shareholders, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, sold a total of 18,000,000 shares for their accounts.



     We received net proceeds from our common stock offering of $2.6 billion, based on the initial public offering price of $53.00 per share, after deducting the underwriting discounts and estimated offering expenses payable by us in our common stock offering. We intend to use those proceeds in the manner described below under "Use of Proceeds".



     We are managed by our principal owners. Simultaneously with our conversion from partnership to corporate form and our common stock offering, we made equity-based awards to substantially all of our employees. We also completed a number of other transactions in order to convert from partnership to corporate form at the time of the closing of our common stock offering. Upon the closing of those transactions, our employees, including former partners, owned approximately 65% of The Goldman Sachs Group, Inc. None of our employees sold shares in our common stock offering. For a more detailed description of these and other transactions, see "Certain Relationships and Related
Transactions -- Incorporation and Related Transactions", "Management -- The Employee Initial Public Offering Awards" and "Pro Forma Consolidated Financial Information".


                            OUR DOLLAR DEBT OFFERING


     At or about the time of this offering, we plan to issue approximately $1.5 billion aggregate principal amount of debt securities payable in U.S. dollars in a separate underwritten public offering. Those securities would be general, unsecured obligations of The Goldman Sachs Group, Inc., would rank equally in right of payment with the notes, would bear interest at a fixed rate payable semi-annually and would have a stated maturity of ten years. If we complete our dollar debt offering, we intend to use the net proceeds of that offering for the purposes described in "Use of Proceeds". We may decide to postpone or cancel our dollar debt offering or to conduct it on terms other than those described above. Thus, we may not receive the proceeds referred to above.


                        OUR NEW MEDIUM-TERM NOTE PROGRAM


     At or about the time of this offering, we also plan to begin offering debt securities on an ongoing basis under a new medium-term note program. Under that program, we expect to issue up to approximately $15 billion aggregate principal amount of our debt securities over the next two years. Those debt securities would be general, unsecured obligations of The Goldman Sachs Group, Inc. and would rank equally in right of payment with the notes. The specific terms of those debt securities, including as to maturity and interest, will be fixed at the time of sale. We do not know the principal amount of debt securities we will sell under our new medium-term note program or when sales will occur.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary historical consolidated income statement and balance sheet data set forth below have been derived from our consolidated financial statements and their notes. Our consolidated financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants, as of November 28, 1997 and November 27, 1998 and for the years ended November 29, 1996, November 28, 1997 and November 27, 1998. Our condensed consolidated financial statements have been reviewed by PricewaterhouseCoopers LLP as of February 26, 1999 and for the three months ended February 26, 1999. These financial statements are included elsewhere in this prospectus, together with the reports thereon of PricewaterhouseCoopers LLP.

     The summary historical consolidated income statement and balance sheet data set forth below as of November 25, 1994, November 24, 1995 and November 29, 1996 and for the years ended November 25, 1994 and November 24, 1995 have been derived from our audited consolidated financial statements that are not included in this prospectus.

     The summary historical consolidated income statement and balance sheet data set forth below as of and for the three months ended February 26, 1999 have been derived from our unaudited condensed consolidated financial statements that, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The interim results set forth below for the three months ended February 26, 1999 may not be indicative of results for the full year.

     The pro forma data set forth below for the year ended November 27, 1998 and as of and for the three months ended February 26, 1999 have been derived from the pro forma data set forth in "Pro Forma Consolidated Financial Information" included elsewhere in this prospectus.

     In addition to our common stock offering, the pro forma adjustments reflect the transactions described under "Certain Relationships and Related Transactions", compensation and benefits related to services rendered by our managing directors who were profit participating limited partners, the provision for corporate income taxes and the other transactions described under "Pro Forma Consolidated Financial Information".

     The summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Pro Forma Consolidated Financial Information" and the consolidated financial statements and their notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


                                                           AS OF OR FOR YEAR ENDED NOVEMBER                AS OF OR FOR
                                                  ---------------------------------------------------      THREE MONTHS
                                                   1994       1995       1996       1997       1998     ENDED FEBRUARY 1999
                                                   ----       ----       ----       ----       ----     -------------------
                                                                                                            (unaudited)
                                                                               ($ in millions)
INCOME STATEMENT DATA:
  Net revenues..................................  $ 3,537   $  4,483   $  6,129   $  7,447   $  8,520        $  2,995
  Pre-tax earnings(1)...........................      508      1,368      2,606      3,014      2,921           1,188

BALANCE SHEET DATA:
  Total assets(2)...............................  $95,296   $100,066   $152,046   $178,401   $217,380        $230,624
  Long-term borrowings..........................   14,418     13,358     12,376     15,667     19,906          20,405
  Partners' capital.............................    4,771      4,905      5,309      6,107      6,310           6,612

PRO FORMA DATA (UNAUDITED)(3):
  Pro forma net earnings........................       --         --         --         --   $  1,256        $    516
  Pro forma ratio of earnings to fixed
    charges(4)..................................       --         --         --         --      1.15x           1.30x
  Pro forma stockholders' equity as adjusted for
    our common stock offering...................       --         --         --         --         --        $  7,627

SELECTED DATA AND RATIOS (UNAUDITED):
  Ratio of earnings to fixed charges(1)(4)......    1.06x      1.14x      1.23x      1.23x      1.21x           1.41x
  Assets under supervision:
    Assets under management.....................  $43,671   $ 52,358   $ 94,599   $135,929   $194,821        $206,380
    Other client assets.........................   49,061     57,716     76,892    102,033    142,018         163,315
                                                  -------   --------   --------   --------   --------        --------
  Total assets under supervision................  $92,732   $110,074   $171,491   $237,962   $336,839        $369,695
                                                  =======   ========   ========   ========   ========        ========


---------------

 (1) Since we historically operated in partnership form, payments to our profit participating limited partners were accounted for as distributions of partners' capital rather than as compensation expense. As a result, our pre-tax earnings and compensation and benefits expense have not reflected any payments for services rendered by our managing directors who were profit participating limited partners. Accordingly, our historical pre-tax earnings understate the expected operating costs to be incurred by us after our conversion to corporate form. As a corporation, we will include payments for services rendered by our managing directors who were profit participating limited partners in compensation and benefits expense. For financial information that reflects pro forma compensation and benefits expense as if we had been a corporation, see "Pro Forma Consolidated Financial Information".


 (2) Total assets and liabilities were increased by $11.64 billion as of November 27, 1998 and $8.99 billion as of February 26, 1999 due to the adoption of the provisions of Statement of Financial Accounting Standards No. 125 that were deferred by Statement of Financial Accounting Standards No. 127. For a discussion of Statement of Financial Accounting Standards Nos. 125 and 127, see "Accounting Developments" in Note 2 to the audited consolidated financial statements.

 (3) Reflects such adjustments as are necessary, in the opinion of management, for a fair presentation of the results of operations and stockholders' equity of Goldman Sachs on a pro forma basis. See "Pro Forma Consolidated Financial Information" for more detailed information concerning these adjustments.


 (4) For purposes of the ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense. Neither the pro forma ratio of earnings to fixed charges nor the historical ratio of earnings to fixed charges gives effect to this offering of notes, our dollar debt offering or our new medium-term note program.

                                  RISK FACTORS


     An investment in the notes we are offering involves a number of risks. You should carefully consider the following information about these risks, together with the other information in this prospectus, before investing in the notes.



 THE RISKS WE FACE IN OUR BUSINESSES COULD REDUCE THE MARKET VALUE OF THE NOTES
                      AND IMPAIR OUR ABILITY TO REPAY THEM



     We face a number of risks in our businesses, including market, liquidity, credit, operational, legal and regulatory risks. Many of these risks are substantial and inherent in our businesses. These risks could harm our operating results, our business prospects or our financial condition. If that were to occur, the value of an investment in the notes could also be reduced, in two main ways.



Business Risks Could Hurt the Credit Ratings of the Notes and, Therefore, Their Market Value and Marketability



     The business risks we describe in this section entitled "Risk Factors" could reduce our profitability and our ability to borrow or otherwise raise cash. For example, we could incur large trading losses due to severe market fluctuations, our investment banking revenues could decline due to a prolonged market downturn or we could become unable to refinance our debt due to a disruption in the credit markets. If this were to occur, the rating agencies that provide the credit ratings assigned to the notes could withdraw or lower their ratings or could place us on "credit watch" with negative implications. If that happened, the market value of the notes could fall. In addition, the number of potential investors who might be willing to purchase the notes, even at a lower price, could decrease, thereby impairing your ability to sell the notes in any trading market for the notes that may develop. Any of these developments could reduce the value of your investment in the notes.



     Even if the business risks we describe below did not have an immediate impact on Goldman Sachs, they could harm our business prospects. For example, serious employee misconduct could hurt our business reputation, we could become the target of serious, protracted litigation or regulatory action or the competition we face from other firms could hamper our ability to enhance or even maintain our position in important markets in the future. Developments such as these could harm our business prospects, which in turn could lead the rating agencies to question our ability to meet our payment obligations in a timely manner and thus to lower our credit ratings.



If Severe Enough, Business Risks Could Also Impair Our Ability to Obtain the Cash We Will Need to Pay Interest or Principal on the Notes



     The business risks we describe below could, if severe or protracted, prevent us from obtaining the cash we will need to make timely payments on our debt, including the notes. This could occur, for example, if our revenues declined or our expenses increased relative to our revenues. In addition, we may be unable to raise the funds needed to pay our obligations if our ability to borrow in the credit markets were impaired, either because of a general disruption in those markets or because of a decline in our credit ratings due to events affecting our financial position in particular or our industry generally. Similarly, our available cash could be reduced if we were unable to sell securities or other assets we hold as needed or if The Goldman Sachs Group, Inc. were unable to obtain sufficient funds from its subsidiaries because of regulatory restrictions or financial problems affecting them. A significant and sustained reduction in the cash available to The Goldman Sachs Group, Inc. could make it difficult for us to meet our payment obligations on our debt, including the notes, in a timely manner.



                       MARKET FLUCTUATIONS COULD HARM OUR


                          BUSINESSES IN MANY WAYS AND,


                      CONSEQUENTLY, COULD LOWER THE VALUE


                         OF AN INVESTMENT IN THE NOTES


     As an investment banking and securities firm, our businesses are materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. The equity and debt markets in the United States and elsewhere have achieved record or near record levels, and this favorable business environment will not continue indefinitely. In the event of a market downturn, our businesses could be adversely affected in many ways, including those described below. Our revenues are likely to decline in such circumstances and, if we were unable to reduce expenses at the same pace, our profit margins would erode. For example, in the second half of fiscal 1998, we recorded negative net revenues from our Trading and Principal Investments business and from mid-August to mid-October the number of equity underwritings and announced mergers and acquisitions transactions in which we participated declined substantially due to adverse economic and market conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Environment" for a discussion of the market environment in which we operated during that period. Even in the absence of a market downturn, we are exposed to substantial risk of loss due to market volatility.


     Developments such as lower revenues, declining profit margins and losses from trading and investment activities could negatively affect the credit ratings of the notes and, therefore, their market value. In addition, if sufficiently severe, these developments could reduce the cash available to us to make payments on our debt, including the notes. In the following paragraphs, we describe several ways in which these developments could occur.


We May Incur Significant Losses from Our Trading and Investment Activities Due to Market Fluctuations and Volatility

     We generally maintain large trading and investment positions in the fixed income, currency, commodity and equity markets. To the extent that we own assets, i.e., have long positions, in any of those markets, a downturn in those markets could result in losses from a decline in the value of those long positions. Conversely, to the extent that we have sold assets we do not own, i.e., have short positions, in any of those markets, an upturn in those markets could expose us to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market. We may from time to time have a trading strategy consisting of holding a long position in one asset and a short position in another, from which we expect to earn revenues based on changes in the relative value of the two assets. If, however, the relative value of the two assets changes in a direction or manner that we did not anticipate or against which we are not hedged, we might realize a loss in those paired positions. We incurred significant losses in our Trading and Principal Investments business in the second half of fiscal 1998 from this type of "relative value" trade. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Environment" for a discussion of those losses and the market environment in which we operated during that period. In addition, we maintain substantial trading positions that can be adversely affected by the level of volatility in the financial markets, i.e., the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.

Our Investment Banking Revenues May Decline in Adverse Market or Economic Conditions

     Unfavorable financial or economic conditions would likely reduce the number and size of transactions in which we provide underwriting, mergers and acquisitions advisory and other services. Our Investment Banking revenues, in the form of financial advisory and underwriting fees, are directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn. In particular, our results of operations would be adversely affected by a significant reduction in the number or size of mergers and acquisitions transactions.

We May Generate Lower Revenues from Commissions and Asset Management Fees in a Market Downturn

     A market downturn could lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in the revenues we receive from commissions and spreads. In addition, because the fees that we charge for managing our clients' portfolios are in many cases based on the value of those portfolios, a market downturn that reduces the value of our clients' portfolios or increases the amount of withdrawals would reduce the revenue we receive from our asset management business.

Holding Large and Concentrated Positions May Expose Us to Large Losses

     Concentration of risk in the past has increased the losses that we have incurred in our arbitrage, market-making, block trading, underwriting and lending businesses and may continue to do so in the future. Goldman Sachs has committed substantial amounts of capital to these businesses, which often require Goldman Sachs to take large positions in the securities of a particular issuer or issuers in a particular industry, country or region. Moreover, the trend in all major capital markets is towards larger and more frequent commitments of capital in many of these activities. For example, as described under "Business -- Trading and Principal Investments -- Equities", we are experiencing an increase in the number and size of block trades that we execute, and we expect this trend to continue.

Our Hedging Strategies May Not Prevent Losses

     If any of the variety of instruments and strategies we utilize to hedge our exposure to various types of risk are not effective, we may incur losses. Many of our strategies are based on historical trading patterns and correlations. For example, if we hold a long position in an asset, we may hedge this position by taking a short position in an asset where the short position has, historically, moved in a direction that would offset a change in value in the long position. However, these strategies may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk. We have often hedged our exposure to corporate fixed income securities by taking a short position in U.S. Treasury securities, since historically the value of U.S. Treasury securities has changed in a manner similar to changes in the value of corporate fixed income securities. Due to the move by investors to higher credit quality fixed income securities in mid-August to mid-October 1998, however, the prices for corporate fixed income securities declined while the prices for U.S. Treasury securities increased and, as a result, we incurred losses on both positions. Unexpected market developments also affected other hedging strategies during this time, and unanticipated developments could impact these or different hedging strategies in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management" for a discussion of the policies and procedures we use to identify, monitor and manage the risks we assume in conducting our businesses and of refinements we have made to our risk management policies and procedures as a result of our recent experience.

A Prolonged Market Downturn Could Impair Our Operating Results

     While we encountered extremely difficult market conditions in mid-August to mid-October 1998, the financial markets rebounded late in the fourth quarter of fiscal 1998. At some time in the future, there may be a more sustained period of market decline or weakness that will leave us operating in a difficult market environment and subject us to the risks that we describe in this section for a longer period of time.

Market Risk May Increase the Other Risks That We Face

     In addition to the potentially adverse effects on our businesses described above, market risk could exacerbate other risks that we face. For example, if we incur substantial trading losses, our need for liquidity could rise sharply while our access to liquidity could be impaired. In addition, in conjunction with a market downturn, our customers and counterparties could incur substantial losses of their own, thereby weakening their financial condition and increasing our credit risk to them. Our liquidity risk and credit risk are described below.

                        OUR RISK MANAGEMENT POLICIES AND
                       PROCEDURES MAY LEAVE US EXPOSED TO
                       UNIDENTIFIED OR UNANTICIPATED RISK

     We have devoted significant resources to develop our risk management policies and procedures and expect to continue to do so in the future. Nonetheless, our policies and procedures to identify, monitor and manage risks may not be fully effective. Some of our methods of managing risk are based upon our use of observed historical market behavior. As a result, these methods may not predict future risk exposures, which could be significantly greater than the historical measures indicate. For example, the market movements of the late third and early fourth quarters of fiscal 1998 were larger and involved greater divergences in relative asset values than we anticipated. This caused us to experience trading losses that were greater and recurred more frequently than some of our risk measures indicated were likely to occur. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Business Environment" for a discussion of the market environment in which we operated during the second half of fiscal 1998 and "-- Risk Management" for a discussion of the policies and procedures we use to identify, monitor and manage the risks we assume in conducting our businesses and of refinements we have made to our risk management policies and procedures as a result of our recent experience.

     Other risk management methods depend upon evaluation of information regarding markets, clients or other matters that is publicly available or otherwise accessible by Goldman Sachs. This information may not in all cases be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective.


     If we were unable to manage our risk exposure effectively, the rating agencies could lower our credit ratings, which could reduce the market value of the notes and your ability to resell them at attractive prices. If we suffer serious losses due to an inability to manage risk, this could also diminish our available cash and make it difficult for us to make timely payments on our debt, including the notes.



   A LACK OF LIQUIDITY COULD HURT AN INVESTMENT IN THE NOTES BY IMPAIRING OUR ABILITY TO FUND OUR OPERATIONS OR, IN SOME CASES, TO PAY AMOUNTS WE OWE ON OUR
                                      DEBT


     Liquidity, i.e., ready access to funds, is essential to our businesses. In addition to maintaining a cash position, we rely on three principal sources of liquidity: borrowing in the debt markets; access to the repurchase and securities lending markets; and selling securities and other assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity" for a discussion of our sources of liquidity.


     If we were unable to meet our liquidity needs, we could find it necessary to reduce our business activities or it could become difficult to continue them in their current form. This could lead the rating agencies to reduce our credit ratings, lowering the market value of the notes and making it harder for investors to sell them. Moreover, if our ability to obtain financing or sell assets were sufficiently impaired, we would be unable to obtain the cash we need to meet our payment obligations on our debt, including the notes. In the following paragraphs, we describe our liquidity needs and the risks we face in meeting them.


An Inability to Access the Debt Capital Markets Could Impair Our Liquidity

     We depend on continuous access to the debt capital markets to finance our day-to-day operations. An inability to raise money in the long-term or short-term debt markets, or to engage in repurchase agreements or securities lending, could have a substantial negative effect on our liquidity. Our access to debt in amounts adequate to finance our activities could be impaired by factors that affect Goldman Sachs in particular or the financial services industry in general. For example, lenders could develop a negative perception of our long-term or short-term financial prospects if we incurred large trading losses, if the level of our business activity decreased due to a market downturn, if regulatory authorities took significant action against us or if we discovered that one of our employees had engaged in serious unauthorized or illegal activity. Our ability to borrow in the debt markets also could be impaired by factors that are not specific to Goldman Sachs, such as a severe disruption of the financial markets or negative views about the prospects for the investment banking, securities or financial services industries generally.

     We also depend on banks to finance our day-to-day operations. As a result of the recent consolidation in the banking industry, some of our lenders have merged or consolidated with other banks and financial institutions. While we have not been materially adversely affected to date, it is possible that further consolidation could lead to a loss of a number of our key banking relationships and a reduction in the amount of credit extended to us.

An Inability to Access the Short-Term Debt Markets Could Impair Our Liquidity

     We depend on the issuance of commercial paper and promissory notes as a principal source of unsecured short-term funding for our operations. As of February 26, 1999, Goldman Sachs had $21.63 billion of outstanding commercial paper and promissory notes with a weighted-average maturity of approximately 75 days. Our liquidity depends to an important degree on our ability to refinance these borrowings on a continuous basis. Investors who hold our outstanding commercial paper and promissory notes have no obligation to purchase new instruments when the outstanding instruments mature.

Our Liquidity Could Be Adversely Affected If Our Ability to Sell Assets Is Impaired


     If we were unable to borrow in the debt capital markets, we would need to liquidate assets in order to meet our maturing liabilities, perhaps including the notes. In certain market environments, such as times of market volatility or uncertainty, overall market liquidity may decline. In a time of reduced liquidity, we may be unable to sell some of our assets, or we may have to sell assets at depressed prices, which could adversely affect our results of operations and financial condition.


     Our ability to sell our assets may be impaired by other market participants seeking to sell similar assets into the market at the same time. In the late third and early fourth quarters of fiscal 1998, for example, the markets for some assets were adversely affected by simultaneous attempts by a number of institutions to sell similar assets.

A Reduction in Our Credit Ratings Could Adversely Affect Our Liquidity and Competitive Position and Increase Our Borrowing Costs


     Our borrowing costs and our access to the debt capital markets depend significantly on our credit ratings. These ratings are assigned by rating agencies, which may reduce or withdraw their ratings or place Goldman Sachs on "credit watch" with negative implications at any time. Credit ratings are also important to Goldman Sachs when competing in certain markets and when seeking to engage in longer-term transactions, including over-the-counter derivatives. A reduction in our credit ratings could increase our borrowing costs and limit our access to the capital markets. This, in turn, could reduce our earnings and adversely affect our liquidity. In addition, a reduction in the credit rating of the notes could adversely affect their market value or your ability to sell the notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity -- Credit Ratings" for additional information concerning our credit ratings.

  LOSSES DUE TO FINANCIAL OR OTHER PROBLEMS EXPERIENCED BY THIRD PARTIES COULD
                       IMPAIR AN INVESTMENT IN THE NOTES


     We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties include our trading counterparties, customers, clearing agents, exchanges, clearing houses and other financial intermediaries as well as issuers whose securities we hold. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from holding securities of third parties; entering into swap or other derivative contracts under which counterparties have long-term obligations to make payments to us; executing securities, futures, currency or commodity trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries; and extending credit to our clients through bridge or margin loans or other arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management -- Credit Risk" for a further discussion of the credit risks to which we are exposed.


     Significant failures by third parties to perform their obligations to us could reduce our revenue and make it difficult for us to borrow in the credit markets. If severe enough, these developments could reduce the amount of funds available to us to meet our payment obligations on our debt, including the notes, in a timely manner. Even in less severe cases, these developments could raise concerns about our financial condition and lead the rating agencies to lower our credit ratings. Thus, even if our ability to repay the notes were not impaired, their market value could decline. In the following paragraphs, we describe the ways in which we are exposed to these credit risks.


We May Suffer Significant Losses from Our Credit Exposures

     In recent years, we have significantly expanded our swaps and other derivatives businesses and placed a greater emphasis on providing credit and liquidity to our clients. As a result, our credit exposures have increased in amount and in duration. In addition, as competition in the financial services industry has increased, we have experienced pressure to assume longer-term credit risk, extend credit against less liquid collateral and price more aggressively the credit risks that we take.

Our Clients and Counterparties May Be Unable to Perform Their Obligations to Us as a Result of Economic or Political Conditions


     Country, regional and political risks are components of credit risk, as well as market risk. Economic or political pressures in a country or region, including those arising from local market disruptions or currency crises, may adversely affect the ability of clients or counterparties located in that country or region to obtain foreign exchange or credit and, therefore, to perform their obligations to us. See "-- We Are Exposed to Special Risks in Emerging and Other Markets, Which Could Impair Our Ability to Fund Payments on Our Debt" for a further discussion of our exposure to these risks.


Defaults by a Large Financial Institution Could Adversely Affect Financial Markets Generally and Us Specifically

     The commercial soundness of many financial institutions may be closely interrelated as a result of credit, trading, clearing or other relationships between the institutions. As a result, concerns about, or a default by, one institution could lead to significant liquidity problems or losses in, or defaults by, other institutions. This is sometimes referred to as "systemic risk" and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges, with which we interact on a daily basis.

     The possibility of default by a major market participant in the second half of fiscal 1998 and concerns throughout the financial industry regarding the resulting impact on markets led us to participate in an industry-wide consortium that invested in Long-Term

Capital Portfolio, L.P., which is described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity -- The Balance Sheet". Actual defaults, increases in perceived default risk and other similar events could arise in the future and could have an adverse effect on the financial markets and on Goldman Sachs.

The Information That We Use in Managing Our Credit Risk May Be Inaccurate or Incomplete

     Although we regularly review our credit exposure to specific clients and counterparties and to specific industries, countries and regions that we believe may present credit concerns, default risk may arise from events or circumstances that are difficult to detect, such as fraud. We may also fail to receive full information with respect to the trading risks of a counterparty. In addition, in cases where we have extended credit against collateral, we may find that we are undersecured, for example, as a result of sudden declines in market values that reduce the value of collateral.

   OUR COMPUTER SYSTEMS AND THOSE OF THIRD PARTIES MAY NOT ACHIEVE YEAR 2000
                  READINESS -- YEAR 2000 READINESS DISCLOSURE

     With the year 2000 approaching, many institutions around the world are reviewing and modifying their computer systems to ensure that they are Year 2000 compliant. The issue, in general terms, is that many existing computer systems and microprocessors (including those in non-information technology equipment and systems) use only two digits to identify a year in the date field with the assumption that the first two digits of the year are always "19". Consequently, on January 1, 2000, computers that are not Year 2000 compliant may read the year as 1900. Systems that calculate, compare or sort using the incorrect date may malfunction.


     The Year 2000 problems described below could disrupt our normal funding administration process, resulting in late payments or the payment of wrong amounts on our debt, including the notes. If sufficiently severe and protracted, these problems could also lead the rating agencies to reduce our credit ratings, which could hurt the market value of the notes and possibly your ability to resell them.


Our Computer Systems May Fail

     Because we are dependent, to a very substantial degree, upon the proper functioning of our computer systems, a failure of our systems to be Year 2000 compliant would have a material adverse effect on us. Failure of this kind could, for example, cause settlement of trades to fail, lead to incomplete or inaccurate accounting, recording or processing of trades in securities, currencies, commodities and other assets, result in generation of erroneous results or give rise to uncertainty about our exposure to trading risks and our need for liquidity. If not remedied, potential risks include business interruption or shutdown, financial loss, regulatory actions, reputational harm and legal liability.

The Computer Systems of Third Parties on Which We Depend May Fail

     We depend upon the proper functioning of third-party computer and non-information technology systems. These parties include trading counterparties, financial intermediaries such as securities and commodities exchanges, depositories, clearing agencies, clearing houses and commercial banks and vendors such as providers of telecommunication services and other utilities. We continue to assess counterparties, intermediaries and vendors with whom we have important financial or operational relationships to determine the extent of their Year 2000 preparedness. We have not yet received sufficient information from all parties about their Year 2000 preparedness to assess the effectiveness of their efforts. Moreover, in many cases, we are not in a position to verify the accuracy or completeness of the information we receive from third parties and as a result are dependent on their willingness and ability to disclose, and to address, their Year 2000 problems. In addition, in some international markets in which we do business, the level of awareness and remediation efforts relating to the Year 2000 issue may be less advanced than in the United States.

     If third parties with whom we interact have Year 2000 problems that are not remedied, problems could include the following:

- in the case of vendors, disruption of important services upon which Goldman Sachs depends, such as telecommunications and electrical power;

- in the case of third-party data providers, receipt of inaccurate or out-of-date information that would impair our ability to perform critical data functions, such as pricing our securities or other assets;

- in the case of financial intermediaries, such as exchanges and clearing agents, failed trade settlements, inability to trade in certain markets and disruption of funding flows;

- in the case of banks and other lenders, disruption of capital flows potentially resulting in liquidity stress; and

- in the case of counterparties and customers, financial and accounting difficulties for those parties that expose Goldman Sachs to increased credit risk and lost business.

Disruption or suspension of activity in the world's financial markets is also possible.


Our Revenues May Decline If Market Activity Decreases Shortly Before and After the Year 2000


     We believe that uncertainty about the success of remediation efforts generally may cause many market participants to reduce the level of their market activities temporarily as they assess the effectiveness of these efforts during a "phase-in" period beginning in late 1999. We believe that lenders are likely to take similar steps, which will result in a reduction in available funding sources. Consequently, there may be a downturn in customer and general market activity for a short period of time before and after January 1, 2000. If this occurs, our net revenues may be adversely affected, possibly materially, depending on how long the reduction in activity continues and how broadly it affects the markets. In addition, we expect to reduce our own trading activities and the size of our balance sheet in order to manage the number and type of our transactions that settle during this period and our related funding needs. This also could reduce our net revenues. We cannot predict the magnitude of the impact that these kinds of reductions would have on our businesses.

We May Be Exposed to Litigation as a Result of Year 2000 Problems

     We may be exposed to litigation with our customers and counterparties as a result of Year 2000 problems. For example, litigation could arise from problems relating to our internal systems or to external systems on which we depend, as well as from problems involving companies in which our clients or the funds we manage hold investments.

Our Year 2000 Program May Not Be Effective and Our Estimates of Timing and Cost May Not Be Accurate

     Our Year 2000 program may not be effective and our estimates about the timing and cost of completing our program may not be accurate. For a description of our program and the steps that remain to be taken, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management -- Operational and Year 2000 Risks -- Year 2000 Readiness Disclosure".

                    OTHER OPERATIONAL RISKS MAY DISRUPT OUR
                    BUSINESSES, RESULT IN REGULATORY ACTION
                         AGAINST US OR LIMIT OUR GROWTH

     We face operational risk arising from mistakes made in the confirmation or settlement of transactions or from transactions not being properly recorded, evaluated or accounted for. Our businesses are highly dependent on our ability to process, on a daily basis, a large number of transactions across numerous and diverse markets in many currencies, and the transactions we process have become increasingly complex. Consequently, we rely heavily on our financial, accounting and other data processing systems. If any of these systems do not operate properly or are disabled, we could suffer financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses. In recent years, we have substantially upgraded and expanded the capabilities of our data processing systems and other operating technology, and we expect that we will need to continue to upgrade and expand in the future to avoid disruption of, or constraints on, our operations.


     If sufficiently severe and protracted, problems caused by our inability to manage our operations effectively could lead the rating agencies to question our controls and financial condition and to lower the credit ratings of the notes. Problems of this kind could also reduce our profitability or make lenders less willing to provide funding to us. If these two important sources of liquidity were impaired, we could find it difficult to obtain the cash we need to make payments on our debt, including payments on the notes.


                  LEGAL AND REGULATORY RISKS ARE INHERENT AND

                    SUBSTANTIAL IN OUR BUSINESSES AND COULD


                   LEAD TO A REDUCTION IN OUR CREDIT RATINGS


                      OR IN OUR ABILITY TO REPAY THE NOTES



     Substantial legal liability or a significant regulatory action against Goldman Sachs could have a material financial effect or cause significant reputational harm to Goldman Sachs, which in turn could seriously harm our business prospects. In that event, the credit ratings, and therefore the market value, of the notes could decline. In some cases, these developments could have a negative effect on the willingness of our lenders to provide us with the funds we may need to meet our payment obligations on our debt, including the notes, in a timely manner.


Our Exposure to Legal Liability Is Significant

     We face significant legal risks in our businesses and the volume and amount of damages claimed in litigation against financial intermediaries are increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities and other transactions, potential liability for the "fairness opinions" and other advice we provide to participants in corporate transactions and disputes over the terms and conditions of complex trading arrangements. We also face the possibility that counterparties in complex or risky trading transactions will claim that we improperly failed to tell them of the risks or that they were not authorized or permitted to enter into these transactions with us and that their obligations to Goldman Sachs are not enforceable. Particularly in our rapidly growing business focused on high net worth individuals, we are increasingly exposed to claims against Goldman Sachs for recommending investments that are not consistent with a client's investment objectives or engaging in unauthorized or excessive trading. During a prolonged market downturn, we would expect these types of claims to increase. We are also subject to claims arising from disputes with employees for alleged discrimination or harassment, among other things. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. We incur significant legal expenses every year in defending against litigation, and we expect to continue to do so in the future. See "Business -- Legal Matters" for a discussion of some of the legal matters in which we are currently involved.

Extensive Regulation of Our Businesses Limits Our Activities and May Subject Us to Significant Penalties

     The financial services industry is subject to extensive regulation. Goldman Sachs is subject to regulation by governmental and self-regulatory organizations in the United States and in virtually all other jurisdictions in which it operates around the world.

     The requirements imposed by our regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with Goldman Sachs and are not designed to protect our shareholders. Consequently, these regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements. We face the risk of significant intervention by regulatory authorities, including extended in-vestigation and surveillance activity, adoption of costly or restrictive new regulations and judicial or administrative proceedings that may result in substantial penalties. Among other things, we could be fined or prohibited from engaging in some of our business activities. See "Business -- Regulation" for a further discussion of the regulatory environment in which we conduct our businesses.

Legal Restrictions on Our Clients May Reduce the Demand for Our Services

     New laws or regulations or changes in enforcement of existing laws or regulations applicable to our clients may also adversely affect our businesses. For example, changes in antitrust enforcement could affect the level of mergers and acquisitions activity and changes in regulation could restrict the activities of our clients and, therefore, the services we provide on their behalf.


  INVESTORS IN THE NOTES FACE ADDITIONAL RISK BECAUSE THE GOLDMAN SACHS GROUP,
                           INC. IS A HOLDING COMPANY



     Because The Goldman Sachs Group, Inc. is a holding company, it depends on dividends, distributions and other payments from its subsidiaries to fund all payments on its debt obligations, including its obligations to make payments on the notes we are offering. The Goldman Sachs Group, Inc.'s right to participate in a distribution of assets of any of its subsidiaries, whether on liquidation, reorganization or otherwise, however, will be subject to the prior claims of the creditors of that subsidiary. The ability of holders of the notes to benefit from distributions of assets from The Goldman Sachs Group, Inc.'s subsidiaries will also be subject to those prior claims. Consequently, the notes will be effectively subordinated to all existing and future liabilities and obligations of The Goldman Sachs Group, Inc.'s subsidiaries. This means that, if any subsidiary of The Goldman Sachs Group, Inc. were to become bankrupt or insolvent, its assets would be used to satisfy its own liabilities and obligations before The Goldman Sachs Group, Inc. could use those assets to make payment on The Goldman Sachs Group, Inc.'s own liabilities and obligations, including the notes.



                     THE VALUE OF THE NOTES MAY BE IMPAIRED

                           BECAUSE WE DEPEND ON FUNDS
                        FROM OUR REGULATED SUBSIDIARIES


     Many of our subsidiaries, including Goldman, Sachs & Co., our principal U.S. subsidiary, are subject to laws that authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to The Goldman Sachs Group, Inc. Regulatory action of that kind could impede our access to the funds we need to make payments on our debt, including the notes.


                         WE MAY BE LIABLE TO CREDITORS
                        OF OUR PARTNERSHIP SUBSIDIARIES


     Goldman, Sachs & Co. is structured as a partnership in which The Goldman Sachs Group, Inc. is a general partner, and we may structure other subsidiaries the same way. A general partner of a partnership may be liable for the partnership's obligations. Thus, for example, if there were a bankruptcy or liquidation proceeding with respect to any partnership subsidiary in which The Goldman Sachs Group, Inc. is a general partner and the assets of that subsidiary were insufficient to meet all its outstanding liabilities and obligations, The Goldman Sachs Group, Inc.'s own assets could become available to the subsidiary's creditors. This could reduce the assets of The Goldman Sachs Group, Inc. that are available to satisfy The Goldman Sachs Group, Inc.'s direct creditors, including investors in the notes.


                      WE MAY BE ABLE TO OBTAIN WAIVERS OF
                     SOME OF OUR COVENANTS UNDER THE NOTES
                             WITHOUT YOUR APPROVAL


     The indenture governing the notes permits us to issue an unlimited amount of debt securities in different series from time to time. The notes will be a single, distinct series of debt securities under the indenture. If we want to make some types of changes to the indenture or obtain a waiver of compliance with our covenants under it, we must obtain the approval of the holders of a majority in principal amount of all series of debt securities that we issue under the indenture and that are affected by the change or waiver, taken together as a single class. In many cases, the approval of those holders will be sufficient for us to make the change or to obtain the waiver, even if it affects the notes and the holders of a majority in principal amount of the notes do not grant their approval. For a description of provisions governing consents and waivers, see "Description of Notes We Are Offering -- Modification and Waiver of Covenants -- Changes Requiring Majority Approval".



                      EMPLOYEE MISCONDUCT IS DIFFICULT TO


DETECT AND DETER AND COULD HARM GOLDMAN SACHS AND REDUCE THE VALUE OF THE NOTES


     There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur. Misconduct by employees could include binding Goldman Sachs to transactions that exceed authorized limits or present unacceptable risks, or hiding from Goldman Sachs unauthorized or unsuccessful activities, which, in either case, may result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter employee misconduct and the precautions we take to prevent and detect this activity may not be effective in all cases.


     Employee misconduct could hurt our business, operations or financial condition and could lead to a decline in our credit ratings and the marketability of the notes. If these problems were severe enough, they could also make it difficult for us to obtain from our operations or our lenders the cash we may need to repay the notes when they come due.


                  THE FINANCIAL SERVICES INDUSTRY IS INTENSELY
                     COMPETITIVE AND RAPIDLY CONSOLIDATING

     The financial services industry -- and all of our businesses -- are intensely competitive, and we expect them to remain so. We compete on the basis of a number of factors, including transaction execution, our products and services, innovation, reputation and price. We have experienced intense price competition in some of our businesses in recent years, such as underwriting fees on investment grade debt offerings and privatizations. We believe we may experience pricing pressures in these and other areas in the future as some of our competitors seek to obtain market share by reducing prices.


     If we were unable to compete effectively, or if competition became too costly, our business and operations could suffer. This in turn could lead to a decline in the credit ratings of the notes. In the following paragraphs, we describe some of the ways in which competition could affect us.


We Face Increased Competition Due to a Trend Toward Consolidation

     In recent years, there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share, which could result in pricing pressure in our businesses.

Consolidation Has Increased Our Need for Capital

     This trend toward consolidation and convergence has significantly increased the capital base and geographic reach of our competitors. This trend has also hastened the globalization of the securities and other financial services markets. As a result, we have had to commit capital to support our international operations and to execute large global transactions.

Our Ability to Expand Internationally Will Depend on Our Ability to Compete Successfully with Local Financial Institutions


     We believe that some of our most significant challenges and opportunities will arise outside the United States, as described under "Industry and Economic Outlook". In order to take advantage of these opportunities, we will have to compete successfully with financial institutions based in important non-U.S. markets, particularly in Europe. Some of these institutions are larger, better capitalized and have a stronger local presence and a longer operating history in these markets.

Our Revenues May Decline Due to Competition from Alternative Trading Systems

     Securities and futures transactions are now being conducted through the Internet and other alternative, non-traditional trading systems, and it appears that the trend toward alternative trading systems will continue and probably accelerate. A dramatic increase in computer-based or other electronic trading may adversely affect our commission and trading revenues, reduce our participation in the trading markets and associated access to market information and lead to the creation of new and stronger competitors.

                  WE ARE EXPOSED TO SPECIAL RISKS IN EMERGING

                     AND OTHER MARKETS, WHICH COULD IMPAIR


                    OUR ABILITY TO FUND PAYMENTS ON OUR DEBT


     In conducting our businesses in major markets around the world, including many developing markets in Asia, Latin America and Eastern Europe, we are subject to political, economic, legal, operational and other risks that are inherent in operating in other countries. These risks range from difficulties in settling transactions in emerging markets to possible nationalization, expropriation, price controls and other restrictive governmental actions. We also face the risk that exchange controls or similar restrictions imposed by foreign governmental authorities may restrict our ability to convert local currency received or held by us in their countries into U.S. dollars or other currencies, or to take those dollars or other currencies out of those countries.

     To date, a relatively small part of our businesses has been conducted in emerging and other markets. As we expand our businesses in these areas, our exposure to these risks will increase.


     If our business or operations were hurt by events in emerging and other markets described below, the rating agencies could reduce the credit ratings of the notes, making it more difficult for you to sell them at a favorable price. If these events were severe enough, they could also diminish the cash generated by our operations or impair our ability to borrow in the credit markets, making it difficult for us to obtain the funds we need to meet our payment obligations on the notes.


Turbulence in Emerging Markets May Adversely Affect Our Businesses

     In the last several years, various emerging market countries have experienced severe economic and financial disruptions, including significant devaluations of their currencies and low or negative growth rates in their economies. The possible effects of these conditions include an adverse impact on our businesses and increased volatility in financial markets generally. Moreover, economic or market problems in a single country or region are increasingly affecting other markets generally. For example, the economic crisis in Russia in August 1998 adversely affected other emerging markets and led to turmoil in financial markets worldwide. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Environment" for a discussion of the business environment in which we operated during the second half of fiscal 1998. A continuation of these situations could adversely affect global economic conditions and world markets and, in turn, could adversely affect our businesses. Among the risks are regional or global market downturns and, as noted above, increasing liquidity and credit risks, particularly in Japan where the economy continues to be weak and we have significant exposure.

Compliance with Local Laws and Regulations May Be Difficult


     In many countries, the laws and regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact requirements of local laws in every market. Our inability to remain in compliance with local laws in a particular foreign market could have a significant and negative effect not only on our businesses in that market but also on our reputation generally. These uncertainties may also make it difficult for us to structure our transactions in such a way that the results we expect to achieve are legally enforceable in all cases. See "-- Legal and Regulatory Risks Are Inherent and Substantial in Our Businesses and Could Lead to a Reduction in Our Credit Ratings or in Our Ability to Repay the Notes -- Our Exposure to Legal Liability Is Significant" for additional information concerning these matters and "Business -- Regulation" for a discussion of the regulatory environment in which we conduct our businesses.


                        OUR CONVERSION TO CORPORATE FORM
                  MAY ADVERSELY AFFECT OUR ABILITY TO RECRUIT,
                       RETAIN AND MOTIVATE KEY EMPLOYEES

     Our performance is largely dependent on the talents and efforts of highly skilled individuals. Competition in the financial services industry for qualified employees is intense. Our continued ability to compete effectively in our businesses depends on our ability to attract new employees and to retain and motivate our existing employees.

     In connection with our common stock offering and the conversion of Goldman Sachs from partnership to corporate form, the managing directors who were profit participating limited partners received substantial amounts of common stock in exchange for their interests in Goldman Sachs. Because these shares of common stock were received in exchange for partnership interests, ownership of these shares is not dependent upon these partners' continued employment. However, these shares are subject to certain restrictions on transfer under a shareholders' agreement and a portion may be pledged to support these partners' obligations under noncompetition agreements. The transfer restrictions under the shareholders' agreement may, however, be waived, as described under "Certain Relationships and Related Transactions -- Shareholders' Agreement -- Transfer Restrictions" and "-- Waivers". The steps we have taken to encourage the continued service of these individuals after our common stock offering may not be effective. For a description of the compensation plan for our senior professionals that we have implemented in connection with our common stock offering, see "Management -- The Partner Compensation Plan".


     In connection with our common stock offering and conversion of Goldman Sachs from partnership to corporate form, employees, other than the managing directors who were profit participating limited partners, will receive grants of restricted stock units, stock options or interests in a defined contribution plan. The incentives to attract, retain and motivate employees provided by these awards or by future arrangements may not be as effective as the opportunity, which existed prior to conversion, to become a partner of Goldman Sachs. See "Management -- The Employee Initial Public Offering Awards" for a description of these awards.


     BECAUSE THE NOTES ARE PAYABLE IN EUROS, THEY MAY NOT BE AN APPROPRIATE
                          INVESTMENT FOR ALL INVESTORS


     The notes are denominated and payable in euros, the currency of the 11 countries participating in the European Economic and Monetary Union. This means that investors must pay for the notes in euros and, unless euros are unavailable, we will make all payments on the notes in euros. Investors who reside in the United States or other non-EMU countries should consult their own financial and legal advisors as to the currency-related risks entailed by an investment in the notes.



     The information in this risk factor is directed primarily to investors who are residents of the United States or other non-EMU countries, except for the risk described under "-- The Notes Permit Us to Make Payments in U.S. Dollars If We Are Unable to Obtain Euros". The notes are not an appro-priate investment for investors who are unsophisticated about foreign currency transactions.

An Investment in the Notes Involves Currency-Related Risks


     Because the notes are payable in euros, an investment in the notes entails significant risks that are not associated with an investment in debt securities payable solely in U.S. dollars. These risks include the possibility of significant changes in rates of exchange between the euro and the U.S. dollar or other currencies, and the possibility that governmental authorities could impose foreign exchange controls or other conditions that affect the euro. These risks depend on factors over which we have no control, such as economic and political events within the EMU countries and the supply of and demand for the euro in the global currency markets.


Changes in Currency Exchange Rates Can Be Volatile and Unpredictable

     In recent years, rates of exchange between the U.S. dollar and other currencies, including some of the national currencies of the EMU countries, have been volatile. This volatility may continue to affect the rate of exchange between the euro and the U.S. dollar and other currencies.


     Depreciation of the euro against the U.S. dollar would result in a decrease in the U.S. dollar-equivalent value of payments made on the notes, including the principal payable at maturity. This in turn could cause the market value of the notes to fall. Depreciation of the euro against the U.S. dollar could result in a loss to investors on a U.S.-dollar basis.


The Euro Is a New Currency with a Limited Exchange Rate History

     The euro was adopted as the official currency of the 11 EMU countries only on January 1, 1999. Consequently, the currency exchange rate history for the euro is very brief. The value of the euro relative to the U.S. dollar and other currencies that has prevailed in the currency exchange markets to date may give little or no indication of the relative value that will prevail in the future.

Government Policy Can Adversely Affect the Euro and the Value of the Notes


     Exchange rates between the euro and other currencies, including the U.S. dollar, can either float or be fixed by governmental authorities, such as the European Central Bank and other governmental authorities in the EMU countries. From time to time, these authorities could use a variety of techniques, such as intervention in the currency markets or imposition of regulatory controls or taxes, to affect the exchange rate of the euro. They may also issue a new currency to replace the euro, alter its exchange rate or exchange characteristics by devaluation or revaluation or add to or eliminate currencies that are currently included in the euro. Thus, the U.S. dollar-equivalent value of the notes could be significantly and unpredictably affected by governmental actions. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in the EMU countries or elsewhere could lead to significant and sudden changes in the euro-dollar exchange rate -- and therefore in the U.S. dollar-equivalent value of the notes -- as participants in the global currency markets move to buy or sell euros or U.S. dollars in reaction to those developments.


The Notes Permit Us to Make Payments in U.S. Dollars If We Are Unable to Obtain Euros


     The notes provide that, if euros or any currency that succeeds the euro in the EMU countries are not available to us on each of the two business days before a payment on the notes comes due because of circumstances beyond our control, we will be entitled to make the payment in U.S. dollars. These circumstances could include the imposition of exchange controls or our inability to obtain euros because of a disruption in the currency markets. If we make payment in U.S. dollars, the exchange rate we would use would be based on the noon buying rate in New York City for cable transfers of euros, as of whatever date the exchange rate is then most recently available from the Federal Reserve Bank of New York. The most recently available rate may be for a date substantially before the payment date. As a result, the amount of dollars received on the payment date may not reflect currency market conditions at the time of payment. We describe these matters in "Description of Notes We Are Offering -- Payment Mechanics".

We Will Not Adjust the Notes to Compensate for the Euro-U.S. Dollar Exchange
Rate


     Except as described above, we will not make any adjustment or change in the terms of the notes in the event of any change in exchange rates for the euro, whether in the event of any devaluation, revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the euro, the U.S. dollar or any other currency. Consequently, investors will bear the risk that their investment in the notes may be adversely affected by these types of events.


In a Lawsuit for Payment on the Notes, Investors May Bear Currency Exchange Risk


     Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a note would be required to render the judgment in euros; however, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a judgment is entered and we cannot predict how long it would take to obtain a judgment.



     In courts outside of New York, investors may not be able to obtain judgment in euros. For example, a judgment for money in an action based on a note denominated in a currency other than U.S. dollars in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. In those cases, the date used to determine the rate of conversion of the euro into U.S. dollars would depend upon various factors, including which court renders the judgment.


       YOU MAY HOLD YOUR INTERESTS IN THE NOTES ONLY THROUGH THE CEDEL OR
                           EUROCLEAR SYSTEM IN EUROPE


     We will issue the notes only in book-entry form through the Cedel and Euroclear book-entry clearance systems in Europe. You will not be able to hold an interest in the notes through any clearing system in the United States. Trading in the notes, as well as the receipt of payments and notices relating to the notes, will be governed by the rules and procedures of Cedel and Euroclear, and time-zone differences between the United States and Europe may mean that U.S. investors who wish to effect a transaction in the notes on a particular day may be unable to do so until the next day on which Cedel or Euroclear is open for business.

                                USE OF PROCEEDS


     We expect to receive net proceeds from the sale of the notes in this offering of approximately (euro)1 billion. We intend to use the net proceeds from this offering to provide additional funds for our operations and for other general corporate purposes, including the repayment of short-term obligations and the portion of long-term obligations coming due during the remainder of this calendar year. Until we apply the proceeds to these uses, we expect to invest them in short-term marketable securities. We intend to use the net proceeds from our dollar debt offering for the same purposes.



     We do not expect to receive any proceeds from subsequent resales of the notes by Goldman Sachs International, Goldman, Sachs & Co. or any of our other affiliates in market-making transactions. We expect our affiliates to retain the proceeds of their market-making resales and not pay the proceeds to us.


     We intend to use the net proceeds from our common stock offering to provide additional funds for our operations and for other general corporate purposes, although we have not yet determined a specific use. Pending specific application of the net proceeds, we intend to use them to purchase short-term marketable securities.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following Pro Forma Consolidated Financial Information is based upon the historical consolidated financial statements of Goldman Sachs. In addition to our common stock offering, this information reflects the pro forma effects of the following items:

- the incorporation transactions and the related transactions described under "Certain Relationships and Related Transactions -- Incorporation and Related Transactions";

- compensation to managing directors who were profit participating limited partners;

- compensation in the form of restricted stock units awarded to employees in lieu of ongoing cash compensation;

- the provision for corporate income taxes;

- the redemption of our senior limited partnership interests;

- cash distributions by The Goldman Sachs Group, L.P. to its partners in the second quarter of fiscal 1999 in accordance with its partnership agreement, including distributions for partner income taxes related to earnings in the first quarter of fiscal 1999, capital withdrawals by the managing directors who were profit participating limited partners, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association and distributions to satisfy obligations to retired limited partners; and

- the recognition of net tax assets.

These items are collectively referred to as the "Pro Forma Adjustments".

     The Pro Forma Consolidated Income Statement Information does not give effect to the following items because of their non-recurring nature:

- the restricted stock units awarded to employees based on a formula;

- the initial irrevocable contribution of shares of common stock to the defined contribution plan;

- the recognition of net tax assets; and

- a contribution to the Goldman Sachs Fund, a charitable foundation.

     The Pro Forma Consolidated Balance Sheet Information, however, does give effect to these non-recurring items.

     This Pro Forma Consolidated Financial Information, including the pro forma ratio of earnings to fixed charges, does not give effect to this offering, our dollar debt offering or our new medium-term note program.

     The Pro Forma Adjustments are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Consolidated Financial Information and accompanying notes should be read in conjunction with the consolidated financial statements and their notes.

     THE PRO FORMA CONSOLIDATED FINANCIAL INFORMATION PRESENTED IS NOT NECESSARILY INDICATIVE OF THE RESULTS OF OPERATIONS OR FINANCIAL POSITION THAT MIGHT HAVE OCCURRED HAD THE PRO FORMA ADJUSTMENTS ACTUALLY TAKEN PLACE AS OF THE DATES SPECIFIED, OR THAT MAY BE EXPECTED TO OCCUR IN THE FUTURE.

              PRO FORMA CONSOLIDATED INCOME STATEMENT INFORMATION
                                  (unaudited)
                      (in millions, except per share data)


                                                                 YEAR ENDED NOVEMBER 27, 1998
                                          --------------------------------------------------------------------------
                                                                                                        PRO FORMA
                                                                                      ADJUSTMENT       AS ADJUSTED
                                                         PRO FORMA                  FOR OUR COMMON    FOR OUR COMMON
                                          HISTORICAL    ADJUSTMENTS    PRO FORMA    STOCK OFFERING    STOCK OFFERING
                                          ----------    -----------    ---------    --------------    --------------
Total revenues..........................   $22,478        $    --       $22,478         $  --            $22,478
Interest expense, principally on short-
  term funding..........................    13,958             28(a)     13,986            --             13,986
                                           -------        -------       -------         -----            -------
Revenues, net of interest expense.......     8,520            (28)        8,492            --              8,492
Compensation and benefits, excluding
  employee initial public offering
  awards................................     3,838            303(b)      4,141            --              4,141
Employee initial public offering
  awards................................        --            461(c)        461            --                461
Other operating expenses................     1,761             --         1,761            --              1,761
                                           -------        -------       -------         -----            -------
Total operating expenses................     5,599            764         6,363            --              6,363
Pre-tax earnings........................     2,921           (792)        2,129            --              2,129
Provision for taxes.....................       493            380(d)        873            --                873
                                           -------        -------       -------         -----            -------
Net earnings............................   $ 2,428        $(1,172)      $ 1,256         $  --            $ 1,256
                                           =======        =======       =======         =====            =======
Ratio of earnings to fixed charges......      1.21x                        1.15x                            1.15x
Shares outstanding:
  Basic.................................                                    424(e)         51(f)             475
  Diluted...............................                                    428(e)         51(f)             479
Earnings per share:
  Basic.................................                                $  2.96                          $  2.65
  Diluted...............................                                   2.93                             2.62


              PRO FORMA CONSOLIDATED INCOME STATEMENT INFORMATION
                                  (unaudited)
                      (in millions, except per share data)


                                                              THREE MONTHS ENDED FEBRUARY 26, 1999
                                           --------------------------------------------------------------------------
                                                                                                         PRO FORMA
                                                                                       ADJUSTMENT       AS ADJUSTED
                                                          PRO FORMA                  FOR OUR COMMON    FOR OUR COMMON
                                           HISTORICAL    ADJUSTMENTS    PRO FORMA    STOCK OFFERING    STOCK OFFERING
                                           ----------    -----------    ---------    --------------    --------------
Total revenues...........................   $ 5,856        $    --       $ 5,856          $  --           $ 5,856
Interest expense, principally on
  short-term funding.....................     2,861              7(a)      2,868             --             2,868
                                            -------        -------       -------          -----           -------
Revenues, net of interest expense........     2,995             (7)        2,988             --             2,988
Compensation and benefits, excluding
  employee initial public offering
  awards.................................     1,275            191(b)      1,466             --             1,466
Employee initial public offering
  awards.................................        --            115(c)        115             --               115
Other operating expenses.................       532             --           532             --               532
                                            -------        -------       -------          -----           -------
Total operating expenses.................     1,807            306         2,113             --             2,113
Pre-tax earnings.........................     1,188           (313)          875             --               875
Provision for taxes......................       181            178(d)        359             --               359
                                            -------        -------       -------          -----           -------
Net earnings.............................   $ 1,007        $  (491)      $   516          $  --           $   516
                                            =======        =======       =======          =====           =======
Ratio of earnings to fixed charges.......      1.41x                        1.30x                            1.30x
Shares outstanding:
  Basic..................................                                    427(e)          51(f)            478
  Diluted................................                                    437(e)          51(f)            488
Earnings per share:
  Basic..................................                                $  1.21                          $  1.08
  Diluted................................                                   1.18                             1.06


   The accompanying notes are an integral part of the Pro Forma Consolidated
                             Financial Information.

                PRO FORMA CONSOLIDATED BALANCE SHEET INFORMATION
                                  (unaudited)
                      (in millions, except per share data)


                                                                  AS OF FEBRUARY 26, 1999
                                           ----------------------------------------------------------------------
                                                                                                      PRO FORMA
                                                                                      ADJUSTMENT     AS ADJUSTED
                                                                                       FOR OUR         FOR OUR
                                                          PRO FORMA                  COMMON STOCK    COMMON STOCK
                                           HISTORICAL    ADJUSTMENTS    PRO FORMA      OFFERING        OFFERING
                                           ----------    -----------    ---------    ------------    ------------
Cash and cash equivalents................   $  3,345       $  (200)(g)  $    134        $2,568(f)      $  2,702
                                                              (891)(h)
                                                              (888)(i)
                                                            (1,232)(k)
Other....................................    227,279         1,815(l)    229,094            --          229,094
                                            --------       -------      --------        ------         --------
Total assets.............................   $230,624       $(1,396)     $229,228        $2,568         $231,796
                                            ========       =======      ========        ======         ========

Long-term borrowings.....................   $ 20,405       $   371(a)   $ 20,776        $   --         $ 20,776
Other....................................    203,228           165(b)    203,393            --          203,393
                                            --------       -------      --------        ------         --------
Total liabilities........................    223,633           536       224,169            --          224,169
Partners' capital, partners' capital
  allocated for income taxes and
  potential withdrawals, and accumulated
  other comprehensive income.............      6,991          (371)(a)
                                                              (891)(h)
                                                              (888)(i)
                                                            (3,609)(j)
                                                            (1,232)(k)
                                            --------       -------      --------        ------         --------
Total partnership capital................      6,991        (6,991)           --            --               --
Common stock and nonvoting common stock,
  par value $0.01 per share..............         --             4(j)          4            --                4
Restricted stock units...................         --         3,356(m)      3,356            --            3,356
Additional paid-in capital...............         --         3,605(j)      4,271         2,568(f)         6,839
                                                               666(m)
Retained earnings........................         --          (165)(b)      (807)           --             (807)
                                                              (200)(g)
                                                             1,815(l)
                                                            (2,257)(m)
Unearned compensation....................         --        (1,765)(m)    (1,765)           --           (1,765)
                                            --------       -------      --------        ------         --------
Total stockholders' equity...............         --         5,059         5,059         2,568            7,627
Total liabilities, partnership capital
  and stockholders' equity...............   $230,624       $(1,396)     $229,228        $2,568         $231,796
                                            ========       =======      ========        ======         ========

Book value per share.....................                               $  11.94                       $  16.07


   The accompanying notes are an integral part of the Pro Forma Consolidated
                             Financial Information.

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

NOTE 1: BASIS OF PRESENTATION


     As permitted by the rules and regulations of the SEC, the Pro Forma Consolidated Financial Information is presented on a condensed basis. The Pro Forma Consolidated Balance Sheet Information was prepared as if the Pro Forma Adjustments had occurred as of February 26, 1999. Book value per share equals stockholders' equity divided by the shares of common stock and nonvoting common stock outstanding, including the shares of common stock underlying the restricted stock units awarded to employees based on a formula, of 423,712,271 prior to our common stock offering and 474,712,271 as adjusted for our common stock offering. Our nonvoting common stock has no voting rights (except as required by law) but otherwise has the same rights and privileges, including dividend rights, as the common stock. See Note 2(e) below for a further discussion of shares outstanding.


     The Pro Forma Consolidated Income Statement Information for the fiscal year ended November 27, 1998 and the three-month fiscal period ended February 26, 1999 was prepared as if the Pro Forma Adjustments had taken place at the beginning of fiscal 1998.


     For pro forma purposes, our common stock offering and, where applicable, the related transactions reflect the initial public offering price of $53.00 per share.



     For purposes of the pro forma ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense. Neither the pro forma ratio of earnings to fixed charges nor the historical ratio of earnings to fixed charges gives effect to this offering of notes, our dollar debt offering or our new medium-term note program.


NOTE 2: PRO FORMA ADJUSTMENTS AND ADJUSTMENT FOR OUR COMMON STOCK OFFERING


     (a) RETIRED LIMITED PARTNERS EXCHANGE OF INTERESTS FOR
DEBENTURES. Adjustment to reflect the issuance of junior subordinated debentures to the retired limited partners in exchange for their interests in The Goldman Sachs Group, L.P. and certain affiliates. These junior subordinated debentures have a principal amount of $295 million, an initial carrying value of $371 million and an effective interest rate of 7.5%. The annual interest expense to be recorded on these debentures in the first year will be $28 million.


     (b) COMPENSATION AND BENEFITS, EXCLUDING EMPLOYEE INITIAL PUBLIC OFFERING AWARDS. Since Goldman Sachs has operated as a partnership, there is no meaningful historical measure of the compensation and benefits that would have been paid, in corporate form, to the managing directors who were profit participating limited partners for services rendered in fiscal 1998 and in the three months ended February 26, 1999. Accordingly, management has estimated these amounts, which are substantially performance-based, by reference to a pro forma ratio of total compensation and benefits to net revenues that it deemed appropriate for Goldman Sachs as a whole, given the historical operating results in these periods. As a result, additional compensation and benefits expense related to the managing directors who were profit participating limited partners of $427 million in fiscal 1998 and $242 million in the three months ended February 26, 1999 has been recorded on the Pro Forma Consolidated Income Statement Information.

     The future compensation and benefits related to services rendered by the managing directors who were profit participating limited partners will be based upon measures of financial performance, including net revenues, pre-tax earnings and the ratio of compensation and benefits to net revenues, as described under "Management -- The Partner Compensation Plan -- Determination of Salary and Bonus". Management anticipates that, consistent with industry practice, it will adjust the form and structure of its compensation arrangements to achieve a relationship of compensation and benefits to net revenues within a range that it believes is appropriate given prevailing market conditions.

     In addition to the employee initial public offering awards, restricted stock units will also be granted to employees in lieu of a portion of ongoing cash compensation. Of the total restricted stock units assumed to be granted in lieu of cash compensation, 50% will require future service as a condition to the delivery of the underlying shares of common stock. In accordance with Accounting Principles Board Opinion No. 25, the restricted stock units with future service requirements will be recorded as compensation expense over the four-year service period following the date of grant. Goldman Sachs expects to record this expense over the service period as follows: 52%, 28%, 14% and 6% in years one, two, three and four, respectively. If these stock-based awards had been made from the beginning of fiscal 1998, historical compensation expense would have been reduced by $124 million in fiscal 1998 and $51 million in the three months ended February 26, 1999 because a portion of cash compensation recorded in these periods would have been replaced by restricted stock units with future service requirements. These reductions are reflected in the Pro Forma Consolidated Income Statement Information.

     The adjustment of $165 million to the Pro Forma Consolidated Balance Sheet Information reflects the additional compensation and benefits that we would have recorded assuming the Pro Forma Adjustments had occurred as of February 26, 1999. This adjustment includes $232 million in compensation and benefits related to the managing directors who were profit participating limited partners offset by a reduction of $67 million related to the issuance of restricted stock units to employees, in lieu of a portion of cash compensation, for which future service is required as a condition to the delivery of the underlying shares of common stock. This adjustment to the Pro Forma Consolidated Balance Sheet Information excludes the compensation expense of $26 million in the first quarter of fiscal 1999 related to the portion of restricted stock units that, for pro forma income statement purposes only, were assumed to be awarded in fiscal 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Operating Expenses" for a discussion of the actual expense we expect to record in the second quarter of fiscal 1999.


     (c) EXPENSE RELATED TO EMPLOYEE INITIAL PUBLIC OFFERING AWARDS. Adjustment to reflect the amortization of the 33,292,869 restricted stock units awarded to employees on a discretionary basis. On the date of grant, these restricted stock units had a value of $1,765 million, approximately 26% of which will be amortized as a non-cash expense in the twelve months following the date of grant. The remaining 74% of the value of these restricted stock units will be amortized over the next four years as follows: 26%, 26%, 15% and 7% in years two, three, four and five, respectively.



     The options to purchase 40,127,592 shares of common stock awarded to employees on a discretionary basis will be accounted for pursuant to Accounting Principles Board Opinion No. 25, as permitted by paragraph 5 of Statement of Financial Accounting Standards No. 123. Since these options had no intrinsic value on the date of grant, no compensation expense will be recognized.



     The estimated fair value of these discretionary options on the date of grant was $709 million using a Black-Scholes option pricing model. If Statement of Financial Accounting Standards No. 123 had been applied, compensation expense of $185 million and $46 million would have been included in the Pro Forma Consolidated Income Statement Information in fiscal 1998 and the three months ended February 26, 1999, respectively. See "Management -- The Employee Initial Public Offering Awards" for a description of these awards.


     (d) PRO FORMA PROVISION FOR INCOME TAXES. Adjustment to reflect a pro forma provision for income taxes for Goldman Sachs in corporate form at an effective tax rate of 41%.

     (e) PRO FORMA COMMON STOCK AND NON-VOTING COMMON STOCK. Shares outstanding, computed on a weighted-average basis, after giving effect to the Pro Forma Adjustments. For the purpose of calculating basic earnings per share and book value per share, shares outstanding prior to our common stock offering includes the nonvoting common stock, the shares of common stock irrevocably contributed to the defined contribution plan and, pursuant to Statement of Financial Accounting Standards No. 128, the shares of common stock underlying the restricted stock units awarded to employees on a discretionary basis since future service is not required as a condition to the delivery of the underlying shares of common stock.

     With respect to the three months ended February 26, 1999, pro forma basic common shares outstanding also includes the shares of common stock underlying the restricted stock units assumed to be awarded in lieu of ongoing cash compensation in fiscal 1998 for which future service would not have been required as a condition to the delivery of the underlying shares of common stock.

     Pro forma diluted shares outstanding prior to our common stock offering reflects the dilutive effect of the common stock deliverable pursuant to the restricted stock units awarded to employees on a discretionary basis, and, with respect to the three months ended February 26, 1999, the dilutive effect of the shares of common stock underlying the restricted stock units assumed to be awarded in lieu of ongoing cash compensation in fiscal 1998 for which future service would have been required as a condition to the delivery of the underlying shares of common stock.


     (f) ADJUSTMENT FOR OUR COMMON STOCK OFFERING. Shares as adjusted to reflect the issuance of 51,000,000 shares of common stock offered by The Goldman Sachs Group, Inc. in our common stock offering, which reflects the exercise, in full, of the underwriters' options to purchase 9,000,000 shares of common stock. Net proceeds from our common stock offering reflect the deduction of underwriting discounts and of estimated expenses payable by Goldman Sachs in connection with our common stock offering.


     (g) CHARITABLE CONTRIBUTION. Adjustment to reflect the charitable contribution of $200 million.

     (h) RETIRED LIMITED PARTNER EXCHANGES OF INTERESTS FOR CASH. Adjustment to reflect the payment of $891 million in cash to the retired limited partners in exchange for their interests in The Goldman Sachs Group, L.P. and certain affiliates.

     (i) REDEMPTION OF SENIOR LIMITED PARTNERSHIP INTERESTS FOR
CASH. Adjustment to reflect the redemption of the senior limited partnership interests for cash of $888 million by The Goldman Sachs Group, L.P. prior to the incorporation transactions described under "Certain Relationships and Related Transactions -- Incorporation and Related Transactions -- Incorporation Transactions".


     (j) PARTNER EXCHANGES OF INTERESTS FOR SHARES. Adjustment of $3,609 million to reflect the issuance of 265,019,073 shares of common stock to the managing directors who were profit participating limited partners, 47,270,551 shares of common stock to retired limited partners, 30,425,052 shares of common stock and 7,440,362 shares of nonvoting common stock to Sumitomo Bank Capital Markets, Inc. and 30,975,421 shares of common stock to Kamehameha Activities Association, in exchange for their respective interests in The Goldman Sachs Group, L.P. and certain affiliates.


     (k) CASH DISTRIBUTIONS. Adjustment to reflect cash distributions of $1,232 million by The Goldman Sachs Group, L.P. to its partners, including Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, in the second quarter of fiscal 1999 in accordance with its partnership agreement, including distributions for partner income taxes related to earnings in the first quarter of fiscal 1999, capital withdrawals by the managing directors who were profit par-ticipating limited partners, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association and distributions to satisfy obligations to certain retired limited partners.


     Goldman Sachs made additional cash distributions for partner income taxes related to earnings in the second quarter of fiscal 1999 that were significant due, in part, to certain expenses that were not deductible by the partners. Goldman Sachs recognized a substantial tax asset on the consummation of our common stock offering related to these expenses. These cash distributions and the related tax asset are not reflected in the Pro Forma Consolidated Balance Sheet Information.



     (l) NET TAX ASSETS. Adjustment to reflect the addition to retained earnings related to the recognition of a net tax asset of $1,815 million under Statement of Financial Accounting Standards No. 109 at an effective tax rate of 41%. The components of this net tax asset, which will be included in "Other assets" on the consolidated statement of financial condition, are (i) a net benefit of $808 million related to the conversion of The Goldman Sachs Group, L.P. to corporate form, (ii) a benefit of $925 million related to the 30,025,946 restricted stock units awarded to employees based on a formula and the initial irrevocable contribution of 12,555,866 shares of common stock to the defined contribution plan and (iii) a benefit of $82 million related to the charitable contribution.



     As discussed in Note 2(k) above, Goldman Sachs recognized a substantial tax asset on the consummation of our common stock offering related to certain expenses that were not deductible by the partners in fiscal 1999. The tax asset associated with these expenses in the second quarter of fiscal 1999 is not reflected in the Pro Forma Consolidated Balance Sheet Information.


     (m) EFFECT ON STOCKHOLDERS' EQUITY OF EMPLOYEE INITIAL PUBLIC OFFERING AWARDS. Adjustment to reflect the effect on the components of stockholders' equity, excluding the tax benefit described in Note 2(l) above, of (i) the restricted stock units awarded to employees based on a formula, (ii) the initial irrevocable contribution of shares of common stock to the defined contribution plan and (iii) the restricted stock units awarded to employees on a discretionary basis.

     The following table sets forth each of these components as of February 26, 1999:


                                          COMMON STOCK                  ADDITIONAL
                                          AND NONVOTING   RESTRICTED     PAID-IN     RETAINED     UNEARNED
                                          COMMON STOCK    STOCK UNITS    CAPITAL     EARNINGS   COMPENSATION
                                          -------------   -----------   ----------   --------   ------------
                                                                    (in millions)

Restricted stock units awarded based on
  a formula.............................       $--          $1,591         $ --      $(1,591)     $    --
Contribution of shares of common stock
  to the defined contribution plan......        --              --          666         (666)          --
Restricted stock units awarded on a
  discretionary basis...................        --           1,765           --           --       (1,765)
                                               ---          ------         ----      -------      -------
Total Adjustment........................       $--          $3,356         $666      $(2,257)     $(1,765)
                                               ===          ======         ====      =======      =======

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of Goldman Sachs as of February 26, 1999 on an historical basis, and on a pro forma basis after giving effect to the Pro Forma Adjustments, described under "Pro Forma Consolidated Financial Information", and as further adjusted for:


- the sale of 51,000,000 shares of common stock by The Goldman Sachs Group, Inc. in our common stock offering at the initial public offering price of $53.00 per share, after deduction of the underwriting discounts and estimated expenses payable by Goldman Sachs in our common stock offering;



- the sale of the notes in this offering; and



- the issuance of $1.5 billion aggregate principal amount of our debt securities, payable in U.S. dollars, in our dollar debt offering.

     The table below does not give effect to our new medium-term note program.

     This table should be read in conjunction with the consolidated financial statements and their notes and the Pro Forma Consolidated Financial Information and their notes.



                                                                          AS OF FEBRUARY 26, 1999
                                                              ------------------------------------------------
                                                                                            PRO FORMA AS
                                                                                              ADJUSTED
                                                                                        FOR OUR COMMON STOCK
                                                                                       OFFERING, THIS OFFERING
                                                                                               AND OUR
                                                              HISTORICAL   PRO FORMA    DOLLAR DEBT OFFERING
                                                              ----------   ---------   -----------------------
                                                                              ($ in millions)
Short-term borrowings (including commercial paper)(1).......   $33,863      $33,863            $33,863
                                                               =======      =======            =======
Long-term borrowings:
  Senior debt other than the notes we are offering and
    dollar debt securities(2)...............................   $20,405      $20,405            $20,405
  Notes to be sold in this offering(3)......................        --           --              1,079
  Debt securities sold in our dollar debt offering..........        --           --              1,500
  Junior subordinated debentures(4).........................        --          371                371
                                                               -------      -------            -------
         Total long-term borrowings.........................    20,405       20,776             23,355
Partners' capital...........................................     6,612           --                 --
Stockholders' equity:
  Preferred stock, par value $0.01 per share; 150,000,000
    shares authorized, no shares issued and outstanding.....        --           --                 --
  Common stock, par value $0.01 per share; 4,000,000,000
    shares authorized, 437,245,963 shares issued and
    outstanding(5)..........................................        --            4                  4
  Restricted stock units; 63,318,815 units issued and
    outstanding(6)..........................................        --        3,356              3,356
  Nonvoting common stock, par value $0.01 per share;
    200,000,000 shares authorized and 7,440,362 shares
    issued and outstanding..................................        --            0                  0
  Additional paid-in capital................................        --        4,271              6,839
  Retained earnings.........................................        --         (807)              (807)
  Unearned compensation(7)..................................                 (1,765)            (1,765)
                                                               -------      -------            -------
         Total stockholders' equity.........................        --        5,059              7,627
                                                               -------      -------            -------
           Total capitalization.............................   $27,017      $25,835            $30,982
                                                               =======      =======            =======


---------------

(1) Includes current portion of long-term borrowings of $6,285 million. See Note 4 to the unaudited condensed consolidated financial statements as of February 26, 1999 for further information regarding Goldman Sachs' short-term borrowings.

(2) Includes subordinated debt of Goldman, Sachs & Co. of $275 million.

(3) Euros have been converted to dollars at the rate of $1.0787 for (euro)1.00, the noon buying rate for cable transfers in New York City on May 10, 1999.


(4) Consists of junior subordinated debentures issued to the retired limited partners as part of the incorporation transactions. See "Certain Relationships and Related Transactions -- Incorporation and Related Transactions" for further information regarding the issuance of the debentures.


(5) Common stock outstanding includes 12,555,866 shares of common stock irrevocably contributed to the defined contribution plan. Common stock outstanding excludes 40,127,592 shares of common stock deliverable pursuant to the options awarded to


                                         (Footnotes continued on following page)
    employees on a discretionary basis. See "Management -- The Employee Initial Public Offering Awards" for more detailed information regarding these awards.

(6) Restricted stock units include 30,025,946 shares of common stock underlying the restricted stock units awarded to employees based on a formula and 33,292,869 shares of common stock underlying the restricted stock units awarded to employees on a discretionary basis.

(7) Unearned compensation relates to the award of the restricted stock units awarded to employees on a discretionary basis.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected historical consolidated income statement and balance sheet data set forth below have been derived from Goldman Sachs' consolidated financial statements and their notes. Goldman Sachs' consolidated financial statements have been audited by PricewaterhouseCoopers LLP, independent public accountants, as of November 28, 1997 and November 27, 1998 and for the years ended November 29, 1996, November 28, 1997 and November 27, 1998. Goldman Sachs' condensed consolidated financial statements have been reviewed by PricewaterhouseCoopers LLP as of February 26, 1999 and for the three months ended February 27, 1998 and February 26, 1999. These financial statements are included elsewhere in this prospectus, together with the reports thereon of PricewaterhouseCoopers LLP.


     The selected historical consolidated income statement and balance sheet data set forth below as of November 25, 1994, November 24, 1995 and November 29, 1996 and for the years ended November 25, 1994 and November 24, 1995 have been derived from audited consolidated financial statements of Goldman Sachs not included in this prospectus.

     The selected historical consolidated income statement and balance sheet data set forth below as of and for the three months ended February 26, 1999 and for the three months ended February 27, 1998 have been derived from Goldman Sachs' unaudited condensed consolidated financial statements that, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The interim results set forth below for the three months ended February 26, 1999 may not be indicative of results for the full year.

     The pro forma data set forth below for the year ended November 27, 1998 and as of and for the three months ended February 26, 1999 have been derived from the pro forma data set forth in "Pro Forma Consolidated Financial Information" included elsewhere in this prospectus.

     The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Pro Forma Consolidated Financial Information" and the consolidated financial statements and their notes.


                                                                                                             AS OF OR FOR
                                                                                                             THREE MONTHS
                                                             AS OF OR FOR YEAR ENDED NOVEMBER               ENDED FEBRUARY
                                                    ---------------------------------------------------   -------------------
                                                     1994       1995       1996       1997       1998       1998       1999
                                                     ----       ----       ----       ----       ----       ----       ----
                                                                                                              (unaudited)
                                                                                 ($ in millions)
INCOME STATEMENT DATA:
  Total revenues..................................  $12,452   $ 14,324   $ 17,289   $ 20,433   $ 22,478   $  5,903   $  5,856
  Interest expense................................    8,915      9,841     11,160     12,986     13,958      3,431      2,861
                                                    -------   --------   --------   --------   --------   --------   --------
  Net revenues....................................    3,537      4,483      6,129      7,447      8,520      2,472      2,995
  Compensation and benefits(1)....................    1,789      2,005      2,421      3,097      3,838      1,100      1,275
  Other operating expenses........................    1,240      1,110      1,102      1,336      1,761        350        532
                                                    -------   --------   --------   --------   --------   --------   --------
  Pre-tax earnings(1).............................  $   508   $  1,368   $  2,606   $  3,014   $  2,921   $  1,022   $  1,188
                                                    =======   ========   ========   ========   ========   ========   ========
BALANCE SHEET DATA:
  Total assets(2).................................  $95,296   $100,066   $152,046   $178,401   $217,380         --   $230,624
  Long-term borrowings............................   14,418     13,358     12,376     15,667     19,906         --     20,405
  Total liabilities(2)............................   89,981     94,686    145,753    171,864    210,996         --    223,633
  Partners' capital...............................    4,771      4,905      5,309      6,107      6,310         --      6,612
PRO FORMA DATA (UNAUDITED)(3):
  Pro forma net earnings..........................       --         --         --         --   $  1,256         --   $    516
  Pro forma ratio of earnings to fixed
    charges(4)....................................       --         --         --         --      1.15x         --      1.30x
  Pro forma stockholders' equity as adjusted for
    our common stock offering.....................       --         --         --         --         --         --   $  7,627

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                                             AS OF OR FOR
                                                                                                             THREE MONTHS
                                                             AS OF OR FOR YEAR ENDED NOVEMBER               ENDED FEBRUARY
                                                    ---------------------------------------------------   -------------------
                                                     1994       1995       1996       1997       1998       1998       1999
                                                     ----       ----       ----       ----       ----       ----       ----
                                                                                 ($ in millions)
SELECTED DATA AND RATIOS (UNAUDITED):
  Ratio of earnings to fixed charges(1)(4)........     1.06x      1.14x      1.23x      1.23x      1.21x      1.30x      1.41x
  Employees:
    United States.................................    5,822      5,356      5,818      6,879      8,349      7,008      8,244
    International.................................    3,176      2,803      3,159      3,743      4,684      3,891      4,634
                                                    -------   --------   --------   --------   --------   --------   --------
  Total employees(5)..............................    8,998      8,159      8,977     10,622     13,033     10,899     12,878
                                                    =======   ========   ========   ========   ========   ========   ========
  Assets under supervision:
    Assets under management.......................  $43,671   $ 52,358   $ 94,599   $135,929   $194,821   $151,189   $206,380
    Other client assets...........................   49,061     57,716     76,892    102,033    142,018    114,928    163,315
                                                    -------   --------   --------   --------   --------   --------   --------
  Total assets under supervision..................  $92,732   $110,074   $171,491   $237,962   $336,839   $266,117   $369,695
                                                    =======   ========   ========   ========   ========   ========   ========

---------------

(1) Since we historically operated in partnership form, payments to our profit participating limited partners were accounted for as distributions of partners' capital rather than as compensation expense. As a result, our pre-tax earnings and compensation and benefits expense have not reflected any payments for services rendered by our managing directors who were profit participating limited partners. Accordingly, our historical pre-tax earnings understate the expected operating costs to be incurred by us after our conversion to corporate form. As a corporation, we will include payments for services rendered by our managing directors who were profit participating limited partners in compensation and benefits expense. For financial information that reflects pro forma compensation and benefits expense as if we had been a corporation, see "Pro Forma Consolidated Financial Information".


(2) Total assets and liabilities were increased by $11.64 billion as of November 27, 1998 and $8.99 billion as of February 26, 1999 due to the adoption of the provisions of Statement of Financial Accounting Standards No. 125 that were deferred by Statement of Financial Accounting Standards No. 127. For a discussion of Statement of Financial Accounting Standards Nos. 125 and 127, see "Accounting Developments" in Note 2 to the audited consolidated financial statements.

(3) Reflects such adjustments as are necessary, in the opinion of management, for a fair presentation of the results of operations and stockholders' equity of Goldman Sachs on a pro forma basis. See "Pro Forma Consolidated Financial Information" for more detailed information concerning these adjustments.


(4) For purposes of the ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense. Neither the pro forma ratio of earnings to fixed charges nor the historical ratio of earnings to fixed charges gives effect to this offering of notes, our dollar debt offering or our new medium-term note program.


(5) Excludes employees of Goldman Sachs' two property management subsidiaries, The Archon Group, L.P. and Archon Group (France) S.C.A. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which the two companies provide property management services. In addition, as of February 26, 1999, we had 3,400 temporary staff and consultants. For more detailed information regarding our employees, see "Business -- Employees".

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     Goldman Sachs is a global investment banking and securities firm that provides a wide range of services worldwide to a substantial and diversified client base.

     Our activities are divided into three principal business lines:

- Investment Banking, which includes financial advisory services and underwriting;

- Trading and Principal Investments, which includes fixed income, currency and commodities ("FICC"), equities and principal investments (principal investments reflect primarily our investments in our merchant banking funds); and

- Asset Management and Securities Services, which includes asset management, securities services and commissions.

     All references to 1996, 1997 and 1998 refer to our fiscal year ended, or the date, as the context requires, November 29, 1996, November 28, 1997 and November 27, 1998, respectively, and all references to February 1998 and February 1999 refer to our three-month fiscal period ended, or the date, as the context requires, February 27, 1998 and February 26, 1999, respectively.

     When we use the terms "Goldman Sachs", "we" and "our", we mean, prior to the principal incorporation transactions that are described under "Certain Relationships and Related Transactions -- Incorporation and Related Transactions -- Incorporation Transactions", The Goldman Sachs Group, L.P., a Delaware limited partnership, and its consolidated subsidiaries and, after the incorporation transactions, The Goldman Sachs Group, Inc., a Delaware corporation, and its consolidated subsidiaries.

                              BUSINESS ENVIRONMENT

     Economic and market conditions can significantly affect our performance. For a number of years leading up to the second half of 1998, we operated in a generally favorable macroeconomic environment characterized by low inflation, low interest rates and strong equity markets in the United States and many international markets. This favorable economic environment provided a positive climate for our investment banking activities, as well as for our customer-driven and proprietary trading activities. Economic conditions were also favorable for wealth creation which contributed positively to growth in our asset management businesses.

     From mid-August to mid-October 1998, the Russian economic crisis, the turmoil in Asian and Latin American emerging markets and the resulting move to higher credit quality fixed income securities by many investors led to substantial declines in global financial markets. Investors broadly sold credit-sensitive products, such as corporate and high-yield debt, and bought higher-rated instruments, such as U.S. Treasury securities, which caused credit spreads to widen dramatically. This market turmoil also caused a widespread decline in global equity markets.

     As a major dealer in fixed income securities, Goldman Sachs maintains substantial inventories of corporate and high-yield debt. Goldman Sachs regularly seeks to hedge the interest rate risk on these positions through, among other strategies, short positions in U.S. Treasury securities. In the second half of 1998, we suffered losses from both the decline in the prices of corporate and high-yield debt instruments that we owned and the increase in the prices of the U.S. Treasury securities in which we had short positions.

     This market turmoil also led to trading losses in our fixed income relative value trading positions. Relative value trading positions are intended to profit from a perceived temporary dislocation in the relationship between the values of different financial instruments. From mid-August to mid-October 1998, the components of these relative value positions moved in directions that we did not anticipate and the volatilities of some of our positions increased to three times prior levels. When Goldman Sachs and other market participants with similar positions simultaneously sought to reduce positions and exposures, this caused a substantial reduction in market liquidity and a continuing decline in prices.

     In the second half of 1998, we also experienced losses in equity arbitrage and in the value of a number of merchant banking investments.

     Later in the fourth quarter of 1998, market conditions improved as the U.S. Federal Reserve cut interest rates, the International Monetary Fund finalized a credit agreement with Brazil and a consortium of 14 financial institutions, including Goldman Sachs, recapitalized Long-Term Capital Portfolio, L.P. For a further discussion of Long-Term Capital Portfolio, L.P., see
"-- Liquidity -- The Balance Sheet" below.

     Our earnings in the second half of 1998 were adversely affected by market conditions from mid-August to mid-October. In this difficult business environment, Trading and Principal Investments recorded net revenues of $464 million in the third quarter of 1998 and net revenues of negative $663 million in the fourth quarter of 1998. As a result, Trading and Principal Investments did not make a significant contribution to pre-tax earnings in 1998.

     In the first quarter of 1999, we operated in a generally favorable macroeconomic environment characterized by low inflation and low interest rates. Global financial markets recovered from the turbulent conditions of the second half of 1998, leading to narrowing credit spreads and an increase in mergers and acquisitions and other corporate activity.

     The macroeconomic environment in the first quarter of 1999 was particularly favorable in the United States, where inflationary pressures were minimal and interest rates were left unchanged by the U.S. Federal Reserve. Economic growth in Europe was sluggish despite a simultaneous cut in interest rates by 11 European central banks in December and the successful establishment of the European Economic and Monetary Union in January. Markets in Asia and Latin America were generally characterized by continuing economic and financial difficulties, particularly in Japan and Brazil. In a number of Asian emerging markets, however, economic and market conditions stabilized in the first quarter of 1999.

                             RESULTS OF OPERATIONS


     Management believes that the best measure by which to assess Goldman Sachs' historical profitability is pre-tax earnings because, as a partnership, we generally were not subject to U.S. federal or state income taxes. See
"-- Provision for Taxes" below and Note 2 to the audited consolidated financial statements for a further discussion of our provision for taxes.



     Since historically we operated as a partnership, payments to our profit participating limited partners were accounted for as distributions of partners' capital rather than as compensation expense. As a result, our compensation and benefits expense has not reflected any payments for services rendered by managing directors who were profit participating limited partners and has therefore understated the expected operating costs to be incurred by us after our conversion to corporate form. As a corporation, we will include these payments to managing directors who were profit participating limited partners in compensation and benefits expense, as discussed under "Pro Forma Consolidated Financial Information". See "Management -- The Partner Compensation Plan" for a further discussion of the plan to be adopted for the purpose of compensating our managing directors who were profit participating limited partners.



     Moreover, in connection with our common stock offering, we recognized the effect of the following non-recurring items in the second quarter of 1999:


- the award of the restricted stock units to employees based on a formula;

- the initial irrevocable contribution of shares of common stock to the defined contribution plan;


- the net tax assets; and


- the contribution to the Goldman Sachs Fund, a charitable foundation.

We also expect to record additional expense in the second quarter of 1999 equal to (i) 50% of the estimated compensation and benefits of the managing directors who were profit participating limited partners in 1999 based on the annualized results for the first half of 1999 offset by (ii) the effect of issuing restricted stock units to employees in lieu of cash compensation, for which future service is required as a condition to the delivery of the underlying shares of common stock. In accordance with Accounting Principles Board Opinion No. 25, these restricted stock units will be recorded as compensation expense over the four-year vesting period following the date of grant. As a result, we expect to record a substantial pre-tax loss in the second quarter of 1999.


     The composition of our historical net revenues has varied over time as financial markets and the scope of our operations have changed. The composition of net revenues can also vary over the shorter term due to fluctuations in economic and market conditions. As a result, period-to-period comparisons may not be meaningful. See "Risk Factors" for a discussion of factors that could affect our future performance.

OVERVIEW

     The following table sets forth our net revenues and pre-tax earnings:

                               FINANCIAL OVERVIEW
                                 (in millions)

                                                                            THREE MONTHS ENDED
                                                 YEAR ENDED NOVEMBER             FEBRUARY
                                              --------------------------    ------------------
                                               1996      1997      1998      1998       1999
                                               ----      ----      ----      ----       ----
Net revenues................................  $6,129    $7,447    $8,520    $2,472     $2,995
Pre-tax earnings............................   2,606     3,014     2,921     1,022      1,188

                            ------------------------

     FEBRUARY 1999 VERSUS FEBRUARY 1998. Our net revenues were $2.99 billion in the three-month period ended February 1999, an increase of 21% compared to the same period in 1998. Net revenue growth was strong in Investment Banking, which increased 42%, primarily due to higher market levels of mergers and acquisitions and underwriting activity. Net revenues in Trading and Principal Investments increased 15% as higher net revenues in FICC and equities more than offset a reduction in principal investments. Net revenues in Asset Management and Securities Services increased 12% due to increased assets under management and higher customer balances in securities services. Pre-tax earnings increased 16% to $1.19 billion for the period.

     1998 VERSUS 1997. Our net revenues were $8.52 billion in 1998, an increase of 14% compared to 1997. Net revenue growth was strong in Investment Banking, which increased 30%, due to higher levels of mergers and acquisitions activity, and in Asset Management and Securities Services, which increased 43%, due to increased commissions, higher customer balances in securities services and increased assets under management. Net revenues in Trading and Principal Investments decreased 19% compared to the prior year, due primarily to a 30% reduction of net revenues in FICC. Pre-tax earnings in 1998 were $2.92 billion compared to $3.01 billion in the prior year.

     1997 VERSUS 1996. Our net revenues were $7.45 billion in 1997, an increase of 22% compared to 1996. Net revenue growth was strong in Asset Management and Securities Services, which increased 46%, due to increased commissions and asset management fees and higher assets under management and customer balances in securities services. Net revenues in Investment Banking increased 22% due to increased levels of mergers and acquisitions and debt underwriting activity. Net revenues in Trading and Principal Investments increased 9% over the prior year, due to higher net revenues in FICC and principal investments. Pre-tax earnings were $3.01 billion in 1997, an increase of 16% over the prior year.

     The following table sets forth the net revenues of our principal business lines:

                    NET REVENUES BY PRINCIPAL BUSINESS LINE
                                 (in millions)

                                                                          THREE MONTHS ENDED
                                             YEAR ENDED NOVEMBER               FEBRUARY
                                          --------------------------      ------------------
                                           1996      1997      1998        1998        1999
                                           ----      ----      ----        ----        ----
Investment Banking......................  $2,113    $2,587    $3,368      $  633      $  902
Trading and Principal Investments.......   2,693     2,926     2,379       1,182       1,357
Asset Management and Securities
  Services..............................   1,323     1,934     2,773         657         736
                                          ------    ------    ------      ------      ------
Total net revenues......................  $6,129    $7,447    $8,520      $2,472      $2,995
                                          ======    ======    ======      ======      ======

                            ------------------------

     Net revenues in our principal business lines represent total revenues less allocations of interest expense to specific securities, commodities and other positions in relation to the level of financing incurred by each position. Interest expense is allocated to Trading and Principal Investments and the securities services component of Asset Management and Securities Services. Net revenues may not be indicative of the relative profitability of any principal business line.

INVESTMENT BANKING

     Goldman Sachs provides a broad range of investment banking services to a diverse group of corporations, financial institutions, governments and individuals. Our investment banking activities are divided into two categories:

- FINANCIAL ADVISORY. Financial advisory includes advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs; and

- UNDERWRITING. Underwriting includes public offerings and private placements of equity and debt securities.

     The following table sets forth the net revenues of our Investment Banking business:

                        INVESTMENT BANKING NET REVENUES
                                 (in millions)

                                                                            THREE MONTHS ENDED
                                             YEAR ENDED NOVEMBER                 FEBRUARY
                                        ------------------------------      ------------------
                                         1996        1997        1998       1998         1999
                                         ----        ----        ----       ----         ----
Financial advisory....................  $  931      $1,184      $1,774      $363         $522
Underwriting..........................   1,182       1,403       1,594       270          380
                                        ------      ------      ------      ----         ----
Total Investment Banking..............  $2,113      $2,587      $3,368      $633         $902
                                        ======      ======      ======      ====         ====

                            ------------------------

     FEBRUARY 1999 VERSUS FEBRUARY 1998. The Investment Banking business achieved net revenues of $902 million in the three-month period ended February 1999, an increase of 42% compared to the same period in 1998. Net revenue growth was strong in both financial advisory and underwriting, particularly in the communications, media and entertainment, healthcare and financial institutions groups. Our Investment Banking business was particularly strong in Europe and the United States.

     Financial advisory revenues increased 44% compared to the same period in 1998, primarily due to higher market levels of mergers and acquisitions activity as the trend toward consolidation continued in various industries. Underwriting revenues increased 41%, primarily due to increased levels of equity underwriting activity in Europe.

     1998 VERSUS 1997. The Investment Banking business achieved net revenues of $3.37 billion in 1998, an increase of 30% compared to 1997. Net revenue growth was strong in financial advisory and, to a lesser extent, in underwriting as Goldman Sachs' global presence and strong client base enabled it to capitalize on higher levels of activity in many industry groups, including communications, media and entertainment, financial institutions, general industrials and retail. Net revenue growth in our Investment Banking business was strong in all major regions in 1998 compared to the prior year.

     Financial advisory revenues increased 50% compared to 1997 due to increased revenues from mergers and acquisitions advisory assignments, which principally resulted from consolidation within various industries and generally favorable U.S. and European stock markets. Despite a substantial decrease in the number of industry-wide underwriting transactions in August and September of 1998, underwriting revenues increased 14% for the year, primarily due to increased revenues from equity and high-yield corporate debt underwriting activities.

     1997 VERSUS 1996. The Investment Banking business achieved net revenues of $2.59 billion in 1997, an increase of 22% compared to 1996. Net revenue growth was strong in both financial advisory and underwriting, particularly in the financial institutions, general industrials and real estate groups.

     Financial advisory revenues increased 27% compared to 1996 primarily due to increased revenues from mergers and acquisitions activity in the market as a whole. Underwriting revenues increased 19% primarily due to increased revenues from investment grade and high-yield debt underwriting, which resulted from lower interest rates. Revenues from equity underwriting activities increased modestly over 1996 levels.

TRADING AND PRINCIPAL INVESTMENTS

     Our Trading and Principal Investments business facilitates customer transactions and takes proprietary positions through market-making in and trading of fixed income and equity products, currencies, commodities, and swaps and other derivatives. The Trading and Principal Investments business includes the following:

- FICC. We make markets in and trade fixed income products, currencies and commodities, structure and enter into a wide variety of derivative transactions and engage in proprietary trading and arbitrage activities;

- EQUITIES. We make markets in and trade equities and equity-related products, structure and enter into equity derivative transactions and engage in proprietary trading and equity arbitrage; and

- PRINCIPAL INVESTMENTS. Principal investments primarily represents net revenues from our investments in our merchant banking funds.

     Net revenues from principal investments do not include management fees and the increased share of the income and gains from our merchant banking funds to which Goldman Sachs is entitled when the return on investments exceeds certain threshold returns to fund investors. These management fees and increased shares of income and gains are included in the net revenues of Asset Management and Securities Services.

     Substantially all of our inventory is marked-to-market daily and, therefore, its value and our net revenues are subject to fluctuations based on market movements. In addition, net revenues derived from our principal investments in privately held concerns and in real estate may fluctuate significantly depending on the revaluation or sale of these investments in any given period.

     The following table sets forth the net revenues of our Trading and Principal Investments business:

                 TRADING AND PRINCIPAL INVESTMENTS NET REVENUES
                                 (in millions)

                                                                         THREE MONTHS ENDED
                                              YEAR ENDED NOVEMBER             FEBRUARY
                                           --------------------------    ------------------
                                            1996      1997      1998      1998       1999
                                            ----      ----      ----      ----       ----
FICC.....................................  $1,749    $2,055    $1,438    $  741     $  876
Equities.................................     730       573       795       365        455
Principal investments....................     214       298       146        76         26
                                           ------    ------    ------    ------     ------
Total Trading and Principal
  Investments............................  $2,693    $2,926    $2,379    $1,182     $1,357
                                           ======    ======    ======    ======     ======

                            ------------------------

     FEBRUARY 1999 VERSUS FEBRUARY 1998. The Trading and Principal Investments business achieved net revenues of $1.36 billion in the three-month period ended February 1999, an increase of 15% compared to the same period in 1998. Strong performances in FICC and equities more than offset a net revenue reduction in principal investments.

     Net revenues in FICC increased 18% compared to the same period in 1998, primarily due to higher net revenues from market-making and trading of currencies, corporate bonds and mortgage-backed securities, partially offset by lower net revenues from fixed income derivatives.

     Net revenues in equities increased 25% compared to the same period in 1998, primarily due to increased market-making net revenues resulting from strong over-the-counter transaction volume in Europe and the United States.

     Net revenues from principal investments decreased 66%, due to lower gains on the disposition of investments and a reduction in net revenues related to the mark-to-market of our principal investments.

     1998 VERSUS 1997. Net revenues in Trading and Principal Investments were $2.38 billion in 1998, a decrease of 19% compared to 1997. This decrease in net revenues was concentrated in the second half of the year. See "-- Business Environment" above for a discussion of the losses suffered in Trading and Principal Investments in the second half of 1998. For the full year, significant net revenue reductions in FICC and principal investments were partially offset by increased net revenues in equities.

     Net revenues in FICC decreased 30% compared to 1997 due to an extraordinarily difficult environment in the second half of 1998. The net revenue reduction in FICC was concentrated in fixed income arbitrage and high-yield debt trading, which experienced losses in 1998 due to a reduction in liquidity and widening credit spreads in the second half of the year. An increase in net revenues from market-making and trading in fixed income derivatives, currencies and commodities partially offset this decline.

     Net revenues in equities increased 39% compared to 1997 as higher net revenues in derivatives and European shares were partially offset by losses in equity arbitrage. The derivatives business generated significantly higher net revenues due, in part, to strong customer demand for over-the-counter products, particularly in Europe. Net revenues from European shares increased as Goldman Sachs benefited from generally favorable equity markets and increased customer demand. The equity arbitrage losses were due principally to the underperformance of various equity positions versus their benchmark hedges, to widening of spreads in a variety of relative value trades and to lower prices for event-oriented securities resulting from a re-duction in announced mergers and acquisitions and other corporate activity in the second half of 1998.


     Net revenues from principal investments declined 51% compared to 1997 as investments in certain publicly held companies decreased in value during the second half of 1998. This decrease was partially offset by an increase in gains on the disposition of investments compared to the prior year.


     1997 VERSUS 1996. The Trading and Principal Investments business achieved net revenues of $2.93 billion in 1997, an increase of 9% compared to 1996. Strong performances in FICC and principal investments more than offset a net revenue reduction in equities.

     Net revenues in FICC increased 17% compared to 1996 due principally to higher net revenues from market-making and trading in currencies, fixed income derivatives and commodities. Fixed income arbitrage activities also contributed to net revenue growth in FICC. Net revenues from market-making in and trading of emerging market debt securities and corporate bonds declined in 1997 compared to 1996.

     Net revenues in equities decreased 22% in 1997 compared to 1996 due principally to reductions in net revenues from derivatives and convertibles resulting from volatility in the global equity markets in October and November 1997 and declining asset values in Japan in late November 1997. This reduction was partially offset by increased net revenues from higher customer trading volume in certain European over-the-counter markets.

     Net revenues from principal investments increased 39% in 1997 compared to 1996, as certain companies in which we invested through our merchant banking funds completed initial public offerings and our positions in other publicly held companies increased in value.

ASSET MANAGEMENT AND SECURITIES SERVICES

     Asset Management and Securities Services is comprised of the following:

- ASSET MANAGEMENT. Asset management generates management fees by providing investment advisory services to a diverse and rapidly growing client base of institutions and individuals;

- SECURITIES SERVICES. Securities services includes prime brokerage, financing services and securities lending and our matched book businesses, all of which generate revenue primarily in the form of fees or interest rate spreads; and

- COMMISSIONS. Commission-based businesses include agency transactions for clients on major stock and futures exchanges. Revenues from the increased share of the income and gains derived from our merchant banking funds are also included in commissions.

     The following table sets forth the net revenues of our Asset Management and Securities Services business:

             ASSET MANAGEMENT AND SECURITIES SERVICES NET REVENUES
                                 (in millions)

                                                                             THREE MONTHS ENDED
                                                  YEAR ENDED NOVEMBER             FEBRUARY
                                               --------------------------    -------------------
                                                1996      1997      1998      1998         1999
                                                ----      ----      ----      ----         ----
Asset management.............................  $  242    $  458    $  675     $139         $202
Securities services..........................     354       487       730      170          207
Commissions..................................     727       989     1,368      348          327
                                               ------    ------    ------     ----         ----
Total Asset Management and Securities
  Services...................................  $1,323    $1,934    $2,773     $657         $736
                                               ======    ======    ======     ====         ====

     Goldman Sachs' assets under supervision are comprised of assets under management and other client assets. Assets under management typically generate fees based on a percentage of their value and include our mutual funds, separate accounts managed for institutional and individual investors, our merchant banking funds and other alternative investment funds. Other client assets are comprised of assets in brokerage accounts of primarily high net worth individuals, on which we earn commissions. The following table sets forth our assets under supervision:

                            ASSETS UNDER SUPERVISION
                                 (in millions)

                                                                        THREE MONTHS ENDED
                                         YEAR ENDED NOVEMBER                 FEBRUARY
                                   --------------------------------    --------------------
                                     1996        1997        1998        1998        1999
                                     ----        ----        ----        ----        ----
Assets under management..........  $ 94,599    $135,929    $194,821    $151,189    $206,380
Other client assets..............    76,892     102,033     142,018     114,928     163,315
                                   --------    --------    --------    --------    --------
Total assets under supervision...  $171,491    $237,962    $336,839    $266,117    $369,695
                                   ========    ========    ========    ========    ========

                            ------------------------

     FEBRUARY 1999 VERSUS FEBRUARY 1998. The Asset Management and Securities Services business achieved net revenues of $736 million in the three-month period ended February 1999, an increase of 12% compared to the same period in 1998. Strong performances in asset management and securities services more than offset a net revenue reduction in commissions.

     Asset management revenues increased 45% compared to the same period in 1998, primarily reflecting a 43% increase in average assets under management. In the 1999 period, approximately half of the increase in assets under management was attributable to net asset inflows, with the balance reflecting market appreciation. Net revenues from securities services increased 22% during the period, primarily due to growth in our securities borrowing and lending businesses. Commission revenues decreased 6%, as an increase in equity commissions was more than offset by a reduction in revenues from the increased share of income and gains from our merchant banking funds compared to a particularly strong period in the prior year.

     1998 VERSUS 1997. The Asset Management and Securities Services business achieved net revenues of $2.77 billion in 1998, an increase of 43% compared to 1997. All major components of the business line exhibited strong net revenue growth.

     Asset management revenues increased 47% during this period, reflecting a 41% increase in average assets under management over 1997. In 1998, approximately 80% of the increase in assets under management was attributable to net asset inflows, with the remaining 20% reflecting market appreciation. Net revenues from securities services increased 50%, primarily due to growth in our securities borrowing and lending businesses. Commission revenues increased 38% as generally strong and highly volatile equity markets resulted in increased transaction volumes in listed equity securities. Revenues from the increased share of income and gains from our merchant banking funds also contributed significantly to the increase in commission revenues.

     1997 VERSUS 1996. The Asset Management and Securities Services business achieved net revenues of $1.93 billion in 1997, an increase of 46% compared to 1996. All major components of the business line exhibited strong net revenue growth.

     Asset management revenues increased 89% during this period, reflecting a 73% increase in average assets under management due to strong net asset inflows, market appreciation and assets added through the acquisitions of Liberty Investment Management in January 1997 and Commodities Corporation in June 1997. Net revenue growth in securities services was 38%, principally reflecting growth in our securities borrowing and lending businesses. Commission revenues increased 36% as customer trading volumes increased significantly on many of the world's principal stock exchanges, includ-ing those in the United States where industry-wide volumes increased substantially in the third and fourth quarters of 1997. Revenues from the increased share of income and gains from our merchant banking funds also contributed significantly to the increase in commission revenues.

OPERATING EXPENSES

     In recent years, our operating expenses have increased as a result of numerous factors, including higher levels of compensation, expansion of our asset management business, increased worldwide activities, greater levels of business complexity and additional systems and consulting costs relating to various technology initiatives.


     Since we historically operated in partnership form, payments to our profit participating limited partners were accounted for as distributions of partners' capital rather than as compensation expense. As a result, our compensation and benefits expense has not reflected any payments for services rendered by our managing directors who were profit participating limited partners. Accordingly, our historical compensation and benefits, the principal component of our operating expenses, will increase significantly as a result of our conversion to corporate form since, as a corporation, we will include these payments to our managing directors who were profit participating limited partners in compensation and benefits expense.


     We expect to record additional expense in the second quarter of 1999 equal to (i) 50% of the estimated compensation and benefits of the managing directors who were profit participating limited partners in 1999 based on the annualized results for the first half of 1999 offset by (ii) the effect of issuing restricted stock units to employees, in lieu of cash compensation, for which future service is required as a condition to the delivery of the underlying shares of common stock. In accordance with Accounting Principles Board Opinion No. 25, these restricted stock units will be recorded as compensation expense over the four-year vesting period following the date of grant. In addition, we expect to record non-cash compensation expense related to the amortization of the restricted stock units awarded to employees on a discretionary basis over the five-year period following the consummation of our common stock offering. The non-cash expense related to these restricted stock units is a fixed amount that is not dependent on our operating results in any given period. See "Pro Forma Consolidated Financial Information" for a further discussion of these items.

     The following table sets forth our operating expenses and number of employees:

                        OPERATING EXPENSES AND EMPLOYEES
                                ($ in millions)

                                                                          THREE MONTHS ENDED
                                              YEAR ENDED NOVEMBER              FEBRUARY
                                          ----------------------------    ------------------
                                           1996      1997       1998       1998       1999
                                           ----      ----       ----       ----       ----
Compensation and benefits...............  $2,421    $ 3,097    $ 3,838    $ 1,100    $ 1,275
Brokerage, clearing and exchange fees...     278        357        424         93        111
Market development......................     137        206        287         54         77
Communications and technology...........     173        208        265         58         78
Depreciation and amortization...........     172        178        242         42         97
Occupancy...............................     154        168        207         44         78
Professional services and other.........     188        219        336         59         91
                                          ------    -------    -------    -------    -------
Total operating expenses................  $3,523    $ 4,433    $ 5,599    $ 1,450    $ 1,807
                                          ======    =======    =======    =======    =======
Employees at period end(1)..............   8,977     10,622     13,033     10,899     12,878

---------------
    (1) Excludes employees of Goldman Sachs' two property management subsidiaries, The Archon Group, L.P. and Archon Group (France) S.C.A. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which the two companies provide property management services. In addition, as of February 1999, we had approximately 3,400 temporary staff and consultants. For more detailed information regarding our employees, see "Business -- Employees".

     FEBRUARY 1999 VERSUS FEBRUARY 1998. Operating expenses were $1.81 billion in the three-month period ended February 1999, an increase of 25% over the same period in 1998, primarily due to increased compensation and benefits and higher other operating expenses due to, among other things, Goldman Sachs' increased worldwide activities.

     Compensation and benefits decreased as a percentage of net revenues to 43% from 44% in the same period in 1998. Employment levels increased 18% compared to the same period in 1998, with particularly strong growth in investment banking and asset management. Expenses associated with our temporary staff and consultants were $98 million for the three-month period ended February 1999, an increase of 55%, reflecting preparations for the Year 2000 and greater levels of business activity.

     Brokerage, clearing and exchange fees increased 19%, primarily due to higher transaction volumes in fixed income derivatives and futures contracts. Market development expenses increased 43% and professional services and other expenses increased 54%, due to higher levels of business activity. Communications and technology expenses increased 34%, reflecting higher telecommunications and market data costs associated with higher employment levels and additional spending on technology initiatives. Depreciation and amortization increased significantly due to certain fixed asset write-offs and to capital expenditures on telecommunications and technology-related equipment and leasehold improvements in support of Goldman Sachs' increased worldwide activities. Occupancy expenses increased 77%, reflecting additional office space needed to accommodate higher employment levels.

     1998 VERSUS 1997. Operating expenses were $5.60 billion in 1998, an increase of 26% over 1997, primarily due to increased compensation and benefits expense.

     Compensation and benefits increased as a percentage of net revenues to 45% from 42% in 1997, principally as a result of increases in employment levels and in expenses associated with temporary staff and consultants. Employment levels increased 23% during the year, with particularly strong growth in asset management. Expenses associated with our temporary staff and consultants were $330 million in 1998, an increase of 85% compared to 1997, reflecting greater business activity, Goldman Sachs' global expansion and consulting costs associated with various technology initiatives, including preparations for the Year 2000 and the establishment of the European Economic and Monetary Union.

     Brokerage, clearing and exchange fees increased 19%, primarily due to higher transaction volumes in European and U.S. equities and futures contracts. Market development expenses increased 39% and professional services and other expenses increased 53%, due to higher levels of business activity and Goldman Sachs' global expansion. Communications and technology expenses increased 27%, reflecting higher telecommunications and market data costs associated with higher employment levels and additional spending on technology initiatives. Depreciation and amortization increased 36%, principally due to capital expenditures on telecommunications and technology-related equipment and leasehold improvements. Occupancy expenses increased 23%, reflecting additional office space needed to accommodate higher employment levels.

     1997 VERSUS 1996. Operating expenses were $4.43 billion in 1997, an increase of 26% over 1996, primarily due to increased compensation and benefits expense.

     Compensation and benefits increased as a percentage of net revenues to 42% from 40% in 1996. This increase primarily reflected higher compensation due to higher profit levels and an 18% increase in employment levels across Goldman Sachs due to higher levels of market activity and our global expansion into new businesses and markets. Expenses associated with our temporary staff and consultants also contributed to the increase in compensation and benefits as a percentage of net revenues. These expenses were $178 million in 1997, an increase of 55% compared to 1996, reflecting greater business activity, Goldman Sachs' global expansion and consulting costs associated with various technology initiatives.

     Brokerage, clearing and exchange fees increased 28%, primarily due to higher transaction volumes in global equities, derivatives and currencies. Market development expenses increased 50% and professional services and other expenses increased 16%, due to higher levels of business activity and Goldman Sachs' global expansion. Communications and technology expenses increased 20%, reflecting higher telecommunications and market data costs associated with higher employment levels and additional spending on technology initiatives. Depreciation and amortization increased 3%. Occupancy expenses increased 9%, reflecting additional office space needed to accommodate higher employment levels.

PROVISION FOR TAXES


     The Goldman Sachs Group, L.P., as a partnership, generally was not subject to U.S. federal and state income taxes. The earnings of The Goldman Sachs Group, L.P. and certain of its subsidiaries have been subject to the 4% New York City unincorporated business tax. In addition, certain of our non-U.S. subsidiaries have been subject to income taxes in their local jurisdictions. The amount of our provision for income and unincorporated business taxes has varied significantly from year to year depending on the mix of earnings among our subsidiaries. For information on the pro forma effective tax rate of Goldman Sachs under corporate form, see "Pro Forma Consolidated Financial Information".


GEOGRAPHIC DATA

     For a summary of the total revenues, net revenues, pre-tax earnings and identifiable assets of Goldman Sachs by geographic region, see Note 9 to the audited consolidated financial statements.

                                   CASH FLOWS

     Our cash flows are primarily related to the operating and financing activities undertaken in connection with our trading and market-making transactions.

YEAR ENDED NOVEMBER 1998

     Cash and cash equivalents increased to $2.84 billion in 1998. Cash of $62 million was provided by operating activities. Cash of $656 million was used for investing activities, primarily for leasehold improvements and the purchase of telecommunications and technology-related equipment and certain financial instruments. Financing activities provided $2.10 billion of cash, reflecting an increase in the net issuance of long-term and short-term borrowings, partially offset by a decrease in net repurchase agreements, distributions to partners, cash outflows related to partners' capital allocated for income taxes and potential withdrawals and the termination of our profit participation plans. See
Note 8 to the audited consolidated financial statements for a discussion of the termination of the profit participation plans.

YEAR ENDED NOVEMBER 1997

     Cash and cash equivalents decreased to $1.33 billion in 1997. Operating activities provided cash of $70 million. Cash of $693 million was used for investing activities, primarily for the purchase of certain financial instruments and technology-related equipment. Cash of $258 million was used for financing activities, principally due to a decrease in net repurchase agreements, distributions to partners and cash outflows related to partners' capital allocated for income taxes and potential withdrawals, partially offset by the net issuance of long-term and short-term borrowings.

YEAR ENDED NOVEMBER 1996

     Cash and cash equivalents increased to $2.21 billion in 1996. Cash of $14.63 billion was used for operating activities, primarily to fund higher net trading assets due to increased levels of business activity. Cash of $218 million was used for investing activities, primarily for the purchase of technology-related equipment and leasehold improvements. Financing activities provided $16.10 billion of cash, reflecting an increase in net repurchase agreements and the net issuance of long-term borrowings, partially offset by distributions to partners and cash outflows related to partners' capital allocated for income taxes and potential withdrawals.

                                   LIQUIDITY

MANAGEMENT OVERSIGHT OF LIQUIDITY

     Management believes that one of the most important issues for a company in the financial services sector is access to liquidity. Accordingly, Goldman Sachs has established a comprehensive structure to oversee its liquidity and funding policies.

     The Finance Committee has responsibility for establishing and assuring compliance with our asset and liability management policies and has oversight responsibility for managing liquidity risk, the size and composition of our balance sheet and our credit ratings. See "-- Risk Management -- Risk Management Structure" below for a further description of the committees that participate in our risk management process. The Finance Committee meets monthly, and more often when necessary, to evaluate our liquidity position and funding requirements.

     Our Treasury Department manages the capital structure, funding, liquidity and relationships with creditors and rating agencies on a global basis. The Treasury Department works jointly with our global funding desk in managing our borrowings. The global funding desk is primarily responsible for our transactional short-term funding activity.

LIQUIDITY POLICIES

     In order to maintain an appropriate level of liquidity, management has implemented several liquidity policies as outlined below.

     DIVERSIFICATION OF FUNDING SOURCES AND LIQUIDITY PLANNING. Goldman Sachs maintains diversified funding sources with both banks and non-bank lenders globally. Management believes that Goldman Sachs' relationships with its lenders are critical to its liquidity. We maintain close contact with our primary lenders to keep them advised of significant developments that affect us.

     Goldman Sachs also has access to diversified funding sources with over 800 creditors, including banks, insurance companies, mutual funds, bank trust departments and other asset managers. We monitor our creditors to maintain broad and diversified credit, and no single creditor represented more than 5% of our uncollateralized funding sources as of November 1998. Uncollateralized funding sources principally include our short-term and long-term borrowings and letters of credit.

     We access liquidity in a variety of markets in the United States as well as in Europe and Asia. In addition, we make extensive use of the repurchase agreement market and have raised debt in the private placement, the SEC's Rule 144A and the commercial paper markets, as well as through Eurobonds, money broker loans, commodity-based financings, letters of credit and promissory notes. We also intend to begin raising debt in the public securities market, including through this offering, our dollar debt offering and our new medium-term note program. We seek to structure our liabilities to avoid significant amounts of debt coming due on any one day or during any single week or year. In addition, we maintain and update annually a liquidity crisis plan that provides guidance in the event of a liquidity crisis. The annual update of this plan is reviewed and approved by our Finance Committee.

     ASSET LIQUIDITY. Goldman Sachs maintains a highly liquid balance sheet. Many of our assets are readily funded in the repurchase agreement markets, which generally have proven to be a consistent source of funding, even in periods of market stress. Substantially all of our inventory turns over rapidly and is marked-to-market daily. We maintain long-term borrowings and partners' capital substantially in excess of our less liquid assets.

     DYNAMIC LIQUIDITY MANAGEMENT. Goldman Sachs seeks to manage the composition of its asset base and the maturity profile of its funding to ensure that it can liquidate its assets prior to its liabilities coming due, even in times of liquidity stress. We have traditionally been able to fund our liquidity needs through collateralized funding, such as repurchase transactions and securities lending, as well as short-term and long-term borrowings and partners' capital. To further evaluate the adequacy of our liquidity management policies and guidelines, we perform weekly "stress funding" simulations of disruptions to our access to unsecured credit.


     EXCESS LIQUIDITY. In addition to maintaining a highly liquid balance sheet and a significant portion of longer-term liabilities to assure liquidity even during adverse conditions, we seek to maintain a liquidity cushion that consists principally of unencumbered U.S. government and agency obligations to ensure the availability of immediate liquidity. This pool of highly liquid assets averaged $14.17 billion during 1998 and $12.54 billion during 1997.

     LIQUIDITY RATIO MAINTENANCE. It is Goldman Sachs' policy to further manage its liquidity by maintaining a "liquidity ratio" of at least 100%. This ratio measures the relationship between the loan value of our unencumbered assets and our short-term unsecured liabilities. The maintenance of this liquidity ratio is intended to ensure that we could fund our positions on a fully secured basis in the event that we were unable to replace our unsecured debt maturing within one year. Under this policy, we seek to maintain unencumbered assets in an amount that, if pledged or sold, would provide the funds necessary to replace unsecured obligations that are scheduled to mature (or where holders have the option to redeem) within the coming year.


     INTERCOMPANY FUNDING. Most of the liquidity of Goldman Sachs is raised by the parent company, which, since our conversion to corporate form, is The Goldman Sachs Group, Inc. The parent company then lends the necessary funds to its subsidiaries and affiliates. We carefully manage our intercompany exposure by generally requiring intercompany loans to have maturities equal to or shorter than the maturities of the aggregate borrowings of the parent company. This policy ensures that the subsidiaries' obligations to the parent company will generally mature in advance of the parent company's third-party long-term borrowings. In addition, many of the advances made to our subsidiaries and affiliates are secured by marketable securities or other liquid collateral. Prior to our conversion to corporate form, we generally funded our equity investments in subsidiaries with partners' capital.


THE BALANCE SHEET

     Goldman Sachs maintains a highly liquid balance sheet that fluctuates significantly between financial statement dates. In the fourth quarter of 1998, we temporarily decreased our total assets to reduce risk and increase liquidity in response to difficult conditions in the global financial markets.

     Our total assets were $230.62 billion as of February 1999 and $217.38 billion as of November 1998.

     Our balance sheet size as of February 1999 and November 1998 increased by $8.99 billion and $11.64 billion, respectively, due to the adoption of the provisions of Statement of Financial Accounting Standards No. 125 that were deferred by Statement of Financial Accounting Standards No. 127. For a discussion of Statement of Financial Accounting Standards Nos. 125 and 127, see "-- Accounting Developments" below and Note 2 to the audited consolidated financial statements.

     As of February 1999 and November 1998, we held approximately $999 million and $1.04 billion, respectively, in high-yield debt securities and $1.39 billion and $1.49 billion, respectively, in bank loans, all of which are valued on a mark-to-market basis. These assets may be relatively illiquid during times of market stress. We seek to diversify our holdings of these assets by industry and by geographic location.

     As of February 1999 and November 1998, we held approximately $1.04 billion and $1.17 billion, respectively, of emerging market securities, and $103 million and $109 million, respectively, in emerging market loans, all of which are valued on a mark-to-market basis. Of the $1.14 billion and $1.28 billion in emerging market securities and loans, as of February 1999 and November 1998, respectively, approximately $778 million and $968 million were sovereign obligations, many of which are collateralized as to principal at stated maturity.

     In September 1998, a consortium of 14 banks and brokerage firms, including Goldman Sachs, made an equity investment in Long-Term Capital Portfolio, L.P., a major market participant. The objectives of this investment were to provide sufficient capital to permit Long-Term Capital Portfolio, L.P. to continue active management of its positions and, over time, to reduce risk exposures and leverage, to return capital to the participants in the consortium and ultimately to realize the potential value of the portfolio. We invested $300 million in Long-Term Capital Portfolio, L.P.

CREDIT RATINGS

     Goldman Sachs relies upon the debt capital markets to fund a significant portion of its day-to-day operations. The cost and availability of debt financing is influenced by our credit ratings. Credit ratings are also important to us when competing in certain markets and when seeking to engage in longer-term transactions, including over-the-counter derivatives. A reduction in our credit ratings could increase our borrowing costs and limit our access to the capital markets. This, in turn, could reduce our earnings and adversely affect our liquidity.

LONG-TERM DEBT

     As of November 1998, our consolidated long-term borrowings were $19.91 billion. Substantially all of these borrowings were unsecured and consisted principally of senior borrowings with maturities extending to 2024. The weighted average maturity of our long-term borrowings as of November 1998 was approximately four years. Substantially all of our long-term borrowings are swapped into U.S. dollar obligations with short-term floating rates of interest in order to minimize our exposure to interest rates and foreign exchange movements. See Note 5 to the audited consolidated financial statements for further information regarding our long-term borrowings.

                             REGULATED SUBSIDIARIES

     Many of our principal subsidiaries are subject to extensive regulation in the United States and elsewhere. Goldman, Sachs & Co., a registered U.S. broker-dealer, is regulated by the SEC, the Commodity Futures Trading Commission, the Chicago Board of Trade, the NYSE and the NASD. Goldman Sachs International, a registered United Kingdom broker-dealer, is subject to regulation by the Securities and Futures Authority Limited and the Financial Services Authority. Goldman Sachs (Japan) Ltd., a Tokyo-based broker-dealer, is subject to regulation by the Japanese Ministry of Finance, the Financial Supervisory Agency, the Tokyo Stock Exchange, the Tokyo International Financial Futures Exchange and the Japan Securities Dealers Association. Several other subsidiaries of Goldman Sachs are regulated by securities, investment advisory, banking and other regulators and authorities around the world. Compliance with the rules of these regulators may prevent us from receiving distributions, advances or repayment of liabilities from these subsidiaries. See Note 8 to the audited consolidated financial statements and Note 5 to the unaudited condensed consolidated financial statements for further information regarding our regulated subsidiaries.

                                RISK MANAGEMENT

     Goldman Sachs has a comprehensive risk management process to monitor, evaluate and manage the principal risks assumed in conducting its activities. These risks include market, credit, liquidity, operational, legal and reputational exposures.

RISK MANAGEMENT STRUCTURE

     Goldman Sachs seeks to monitor and control its risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. We believe that we have effective procedures for evaluating and managing the market, credit and other risks to which we are exposed. Nonetheless, the effectiveness of our policies and procedures for managing risk exposure can never be completely or accurately predicted or fully assured. For example, unex-pectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments can have a material adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in our earnings, increases in our credit risk to customers and counterparties and increases in general systemic risk. See "Risk Factors -- Market Fluctuations Could Harm Our Businesses in Many Ways and, Consequently, Could Lower the Value of an Investment in the Notes" for a discussion of the effect that market fluctuations can have on our businesses.


     Goldman Sachs has established risk control procedures at several levels throughout the organization. Trading desk managers have the first line of responsibility for managing risk within prescribed limits. These managers have in-depth knowledge of the primary sources of risk in their individual markets and the instruments available to hedge our exposures. In addition, a number of committees described in the following table are responsible for establishing trading limits, monitoring adherence to these limits and for general oversight of our risk management process.

-----------------------------------------------------------------------------------------------------
               COMMITTEE                                           FUNCTION
-----------------------------------------------------------------------------------------------------
  Management Committee                   All risk control functions ultimately report to the
                                         Management Committee. Through both direct and delegated
                                         authority, the Management Committee approves all of Goldman
                                         Sachs':
                                         - operating activities;
                                         - trading risk parameters; and
                                         - customer review guidelines.
-----------------------------------------------------------------------------------------------------
  Risk Committees                        The Firmwide Risk Committee:
                                         - periodically reviews the activities of existing
                                           businesses;
                                         - approves new businesses and products;
                                         - approves divisional market risk limits and reviews
                                           business unit market risk limits;
                                         - approves inventory position limits for selected country
                                           exposures and business units;
                                         - approves sovereign credit risk limits and credit risk
                                           limits by ratings group; and
                                         - reviews scenario analyses based on abnormal or
                                           "catastrophic" market movements.

                                         The FICC Risk Committee sets market risk limits for
                                         individual business units and sets issuer-specific net
                                         inventory position limits.

                                         The Equities Risk Committee sets market risk limits for
                                         individual business units that consist of gross and net
                                         inventory position limits and, for equity derivatives,
                                         limits based on market move scenario analysis.

                                         The Asset Management Control Oversight Committee and the
                                         Asset Management Risk Committee oversee various operational, credit, pricing and business practices issues.

-----------------------------------------------------------------------------------------------------
  Global Compliance and Control          The Global Compliance and Control Committee provides
     Committee                           oversight of our compliance and control functions, including internal audit, reviews our legal, reputational, operational and control risks, and periodically reviews the activities of existing businesses.
-----------------------------------------------------------------------------------------------------
  Commitments Committee                  The Commitments Committee approves:
                                         - equity and non-investment grade debt underwriting
                                           commitments;
                                         - loans extended by Goldman Sachs; and
                                         - unusual financing structures and transactions that involve significant capital exposure.

                                         The Commitments Committee has delegated to the Credit
                                         Department the authority to approve underwriting commitments for investment grade debt and certain other products.
-----------------------------------------------------------------------------------------------------
  Credit Policy Committee                The Credit Policy Committee establishes and reviews broad
                                         credit policies and parameters that are implemented by the
                                         Credit Department.
-----------------------------------------------------------------------------------------------------
  Finance Committee                      The Finance Committee is responsible for oversight of our
                                         capital, liquidity and funding needs and for setting certain inventory position limits.
-----------------------------------------------------------------------------------------------------

     Segregation of duties and management oversight are fundamental elements of our risk management process. Accordingly, departments that are independent of the revenue producing units, such as the Firmwide Risk, Credit, Controllers, Global Operations, Central Compliance, Management Controls and Legal Departments, in part perform risk management functions, which include monitoring, analyzing and evaluating risk.

MARKET RISK

     The potential for changes in the market value of our trading positions is referred to as "market risk". Our trading positions result from underwriting, market-making and proprietary trading activities.

     The broadly defined categories of market risk include exposures to interest rates, currency rates, equity prices and commodity prices.

- Interest rate risks primarily result from exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates, mortgage prepayment speeds and credit spreads.

- Currency rate risks result from exposures to changes in spot prices, forward prices and volatilities of currency rates.

- Equity price risks result from exposures to changes in prices and volatilities of individual equities, equity baskets and equity indices.

- Commodity price risks result from exposures to changes in spot prices, forward prices and volatilities of commodities, such as electricity, natural gas, crude oil, petroleum products and precious and base metals.

     We seek to manage these risk exposures through diversifying exposures, controlling position sizes and establishing hedges in related securities or derivatives. For example, we may hedge a portfolio of common stock by taking an offsetting position in a related equity-index futures contract. The ability to manage an exposure may, however, be limited by adverse changes in the liquidity of the security or the related hedge instrument and in the correlation of price movements between the security and related hedge instrument.

     In addition to applying business judgment, senior management uses a number of quantitative tools to manage our exposure to market risk. These tools include:

- risk limits based on a summary measure of market risk exposure referred to as Value-at-Risk or "VaR";

- risk limits based on a scenario analysis that measures the potential effect of a significant widening of credit spreads on our trading net revenues;

- inventory position limits for selected business units and country exposures;
  and

- scenario analyses which measure the potential effect on our trading net revenues of abnormal market movements.

     We also estimate the broader potential impact of a sustained market downturn on our investment banking and merchant banking activities.

     VaR. VaR is the potential loss in value of Goldman Sachs' trading positions due to adverse movements in markets over a defined time horizon with a specified confidence level.

     For the VaR numbers reported below, a one-day time horizon and a 95% confidence level were used. This means that there is a one in 20 chance that daily trading net revenues will fall below the expected daily trading net revenues by an amount at least as large as the reported VaR. Thus, shortfalls from expected trading net revenues on a single trading day greater than the reported VaR would be anticipated to occur, on average, about once a month. Shortfalls on a single day can exceed reported VaR by significant amounts. Shortfalls can also accumulate over a longer time horizon such as a number of consecutive trading days. For a discussion of the limitations of our risk measures, see "Risk Factors -- Our Risk Management Policies and Procedures May Leave Us Exposed to Unidentified or Unanticipated Risk".

     The VaR numbers below are shown separately for interest rate, currency, equity and commodity products, as well as for our overall trading positions.

     These VaR numbers include the underlying product positions and related hedges, which may include positions in other product areas. For example, the hedge of a foreign exchange forward may include an interest rate futures position and the hedge of a long corporate bond position may include a short position in the related equity.

     VaR METHODOLOGY, ASSUMPTIONS AND LIMITATIONS. The modeling of the risk characteristics of our trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no uniform industry methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates.

     We use historical data to estimate our VaR and, to better reflect asset volatilities and correlations, these historical data are weighted to give greater importance to more recent observations. Given its reliance on historical data, VaR is most effective in estimating risk exposures in markets in which there are no sudden fundamental changes or shifts in market conditions. An inherent limitation of VaR is that past changes in market risk factors, even when weighted toward more recent observations, may not produce accurate predictions of future market risk. For example, the asset volatilities to which we were exposed in the second half of 1998 were substantially larger than those reflected in the historical data used during that time period to estimate our VaR. Moreover, VaR calculated for a one-day time horizon does not fully capture the market risk of positions that cannot be liquidated or offset with hedges within one day.

     VaR also should be evaluated in light of the methodology's other limitations. For example, when calculating the VaR numbers shown below, we assume that asset returns are normally distributed. Non-linear risk exposures on options and the potentially mitigating impact of intra-day changes in related hedges would likely produce non-normal asset returns. Different distributional assumptions could produce a materially different VaR.

     The following table sets forth our daily VaR for substantially all of our trading positions:

                                   DAILY VaR
                                 (in millions)

                                                               AS OF
                                                              NOVEMBER
                      RISK CATEGORIES                           1998
                      ---------------                         --------
Interest rates..............................................   $ 27.3
Currency rates..............................................      9.0
Equity prices...............................................     25.3
Commodity prices............................................      7.0
Diversification effect(1)...................................    (25.7)
                                                               ------
Firmwide....................................................   $ 42.9
                                                               ======

---------------
(1) Equals the difference between firmwide daily VaR and the sum of the daily VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.
                            ------------------------

     The daily VaR for substantially all of our trading positions as of February 1999 was not materially different from our daily VaR as of November 1998.

     For a discussion of what our daily VaR would have been as of November 1998 had we used our volatility and correlation data as of May 29, 1998, see "Business -- Trading and Principal Investments -- Trading Risk
Management -- Risk Reduction".

NON-TRADING RISK

     The market risk associated with our non-trading financial instruments, including investments in our merchant banking funds, is measured using a sensitivity analysis that estimates the potential reduction in our net revenues associated with hypothetical market movements. As of February 1999 and November 1998, non-trading market risk was not material.

RECENT ENHANCEMENTS TO RISK MANAGEMENT

     While VaR continues to be a core tool in our risk management process, management has increased its emphasis on the supplemental measures described below:

- CREDIT SPREAD LIMITS. In addition to VaR, the Firmwide Risk Committee now sets market risk limits based on a scenario analysis of widening credit spreads similar to those experienced in the second half of 1998; and

- SCENARIO ANALYSES. Management is using scenario analyses that reflect more extreme market conditions, such as large increases in market volatility as well as substantial and sustained adverse movements in the volatility and correlation of our relative value positions.


     Notwithstanding these measures, we continue to hold trading positions that are substantial in both number and size, and are subject to significant market risk. In addition, management may choose to increase Goldman Sachs' risk levels in the future. See "Risk Factors -- Market Fluctuations Could Harm Our Businesses in Many Ways and, Consequently, Could Lower the Value of an Investment in the Notes" and "-- Our Risk Management Policies and Procedures May Leave Us Exposed to Unidentified or Unanticipated Risk" for a discussion of the risks associated with our trading positions.


VALUATION OF TRADING INVENTORY

     Substantially all of our inventory positions are marked-to-market on a daily basis and changes are recorded in net revenues. The individual business units are responsible for pricing the positions they manage. The Controllers Department, in conjunction with the Firmwide Risk Department, regularly performs pricing reviews.

TRADING NET REVENUES DISTRIBUTION

     The following chart sets forth the frequency distribution for substantially all of our daily trading net revenues for the year ended November 1998:

                           DAILY TRADING NET REVENUES


Daily Trading Net Revenues
 in Millions of Dollars                                     Number of Days
----------------------------------------------------------------------------
less than (60) ...................................................  9
(60-40) ..........................................................  5
(40)-(20) ........................................................ 22
(20)-0 ........................................................... 31
0-20 ............................................................. 87
20-40 ............................................................ 67
40-60 ............................................................ 24
greater than 60 ..................................................  6



              DAILY TRADING NET REVENUES (IN MILLIONS OF DOLLARS)

CREDIT RISK

     Credit risk represents the loss that we would incur if a counterparty or issuer of securities or other instruments we hold fails to perform its contractual obligations to us. To reduce our credit exposures, we seek to enter into netting agreements with counterparties that permit us to offset receivables and payables with such counterparties. We do not take into account any such agreements when calculating credit risk, however, unless management believes a legal right of setoff exists under an enforceable master netting agreement.

     For most businesses, counterparty credit limits are established by the Credit Department, which is independent of the revenue-producing departments, based on guidelines set by the Firmwide Risk and Credit Policy Committees. Our global credit management systems monitor current and potential credit exposure to individual counterparties and on an aggregate basis to counterparties and their affiliates. The systems also provide management with information regarding overall credit risk by product, industry sector, country and region.

RISK LIMITS

     Business unit risk limits are established by the risk committees and may be further segmented by the business unit managers to individual trading desks.

     Market risk limits are monitored on a daily basis by the Firmwide Risk Department and are reviewed regularly by the appropriate risk committee. Limit violations are reported to the appropriate risk committee and the appropriate business unit managers.

     Inventory position limits are monitored by the Controllers Department and position limit violations are reported to the appropriate business unit managers and the Finance Committee. When inventory position limits are used to monitor market risk, they are also monitored by the Firmwide Risk Department and violations are reported to the appropriate risk committee.

DERIVATIVE CONTRACTS

     Derivative contracts are financial instruments, such as futures, forwards, swaps or option contracts, that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivative instruments may be entered into by Goldman Sachs in privately negotiated contracts, which are often referred to as over-the-counter derivatives, or they may be listed and traded on an exchange.

     Most of our derivative transactions are entered into for trading purposes. We use derivatives in our trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. We also enter into non-trading derivative contracts to manage the interest rate and currency exposure on our long-term borrowings.

     Derivatives are used in many of our businesses, and we believe that the associated market risk can only be understood relative to the underlying assets or risks being hedged, or as part of a broader trading strategy. Accordingly, the market risk of derivative positions is managed with all of our other non-derivative risk.

     Derivative contracts are reported on a net-by-counterparty basis on our consolidated statements of financial condition where management believes a legal right of setoff exists under an enforceable master netting agreement.

     For an over-the-counter derivative, our credit exposure is directly with our counterparty and continues until the maturity or termination of such contract.

     The following table sets forth the distribution, by credit rating, of substantially all of our exposure with respect to over-the-counter derivatives as of November 1998, after taking into consideration the effect of netting agreements. The categories shown reflect our in-ternally determined public rating agency equivalents.

                  OVER-THE-COUNTER DERIVATIVE CREDIT EXPOSURES
                                ($ in millions)

CREDIT RATING EQUIVALENT                                    AMOUNT        PERCENTAGE
------------------------                                    ------        ----------
AAA/Aaa...............................................      $ 2,170           12%
AA/Aa2................................................        5,571           30
A/A2..................................................        4,876           26
BBB/Baa2..............................................        3,133           17
BB/Ba2 or lower.......................................        1,970           11
Unrated(1)............................................          730            4
                                                            -------          ---
                                                            $18,450          100%
                                                            =======          ===

---------------
(1) In lieu of making an individual assessment of such counterparties' credit, we make a determination that the collateral held in respect of such obligations is sufficient to cover our exposure. In making this determination, we take into account various factors, including legal uncertainties and market volatility.

                            ------------------------

     As of November 1998, we held approximately $2.97 billion in collateral against these over-the-counter derivative exposures. This collateral consists predominantly of cash and U.S. government and agency securities and is usually received by us under agreements entitling us to require additional collateral upon specified increases in exposure or the occurrence of negative credit events.

     In addition to obtaining collateral and seeking netting agreements, we attempt to mitigate default risk on derivatives by entering into agreements that enable us to terminate or reset the terms of transactions after specified time periods or upon the occurrence of credit-related events, and by seeking third-party guarantees of the obligations of some counterparties.

     Derivatives transactions may also involve the legal risk that they are not authorized or appropriate for a counterparty, that documentation has not been properly executed or that executed agreements may not be enforceable against the counterparty. We attempt to minimize these risks by obtaining advice of counsel on the enforceability of agreements as well as on the authority of a counterparty to effect the derivative transaction.

OPERATIONAL AND YEAR 2000 RISKS

     OPERATIONAL RISK. Goldman Sachs may face reputational damage, financial loss or regulatory risk in the event of an operational failure or error. A systems failure or failure to enter a trade properly into our records may result in an inability to settle transactions in a timely manner or a breach of regulatory requirements. Settlement errors or delays may cause losses due to damages owed to counterparties or movements in prices. These operational and systems risks may arise in connection with our own systems or as a result of the failure of an agent acting on our behalf.

     The Global Operations Department is responsible for establishing, maintaining and approving policies and controls with respect to the accurate inputting and processing of transactions, clearance and settlement of transactions, the custody of securities and other instruments and the detection and prevention of employee errors or improper or fraudulent activities. Its personnel work closely with the Information Technology Department in creating systems to enable appropriate supervision and management of its policies. The Global Operations Department is also responsible, together with other areas of Goldman Sachs, including the Legal and Compliance Departments, for ensuring com-pliance with applicable regulations with respect to the clearance and settlement of transactions and the margining of positions. The Network Management Department oversees our relationships with our clearance and settlement agents, regularly reviews agents' performance and meets with these agents to review operational issues.

     YEAR 2000 READINESS DISCLOSURE. Goldman Sachs has determined that it will be required to modify or replace portions of its information technology systems, both hardware and software, and its non-information technology systems so that they will properly recognize and utilize dates beyond December 31, 1999. We presently believe that with modifications to existing software, conversions to new software and replacement of some hardware, the Year 2000 issue will be satisfactorily resolved in our own systems worldwide. However, if such modifications and conversions are not made or are not completed on a timely basis, the Year 2000 issue would have a material adverse effect on Goldman Sachs. Moreover, even if these changes are successful, failure of third parties to which we are financially or operationally linked to address their own Year 2000 problems would also have a material adverse effect on Goldman Sachs. For a description of the Year 2000 issue and some of the related risks, including possible problems that could arise, see "Risk Factors -- Our Computer Systems and Those of Third Parties May Not Achieve Year 2000 Readiness -- Year 2000 Readiness Disclosure".


     Recognizing the broad scope and complexity of the Year 2000 problem, we have established a Year 2000 Oversight Committee to promote awareness and ensure the active participation of senior management. This Committee, together with numerous sub-committees chaired by senior managers throughout Goldman Sachs and our Global Year 2000 Project Office, is responsible for planning, managing and monitoring our Year 2000 efforts on a global basis. Our Management Controls Department assesses the scope and sufficiency of our Year 2000 program and verifies that the principal aspects of our Year 2000 program are being implemented according to plan.


     Our Year 2000 plans are based on a five-phase approach, which includes awareness; inventory, assessment and planning; remediation; testing; and implementation. The awareness phase (in which we defined the scope and components of the problem, our methodology and approach and obtained senior management support and funding) was completed in September 1997. We also completed the inventory, assessment and planning phase for our systems in September 1997. By the end of March 1999, we completed the remediation, testing and implementation phases for 99% of our mission-critical systems, and we plan to complete these three phases for the remaining 1% by the end of June 1999. In March 1999, we completed the first cycle of our internal integration testing with respect to critical securities and transaction flows. This cycle, which related to U.S. products, was completed successfully with no material problem. The remaining cycle, which will relate primarily to non-U.S. products, is to be completed in June 1999. This testing is intended to validate that our systems can successfully perform critical business functions beginning in January 2000. With respect to our non-mission-critical systems, we expect to complete our Year 2000 efforts during calendar 1999.

     For technology products that are supplied by third-party vendors, we have completed an inventory, ranked products according to their importance and developed a strategy for achieving Year 2000 readiness for substantially all non-compliant versions of software and hardware. While this process included collecting information from vendors, we are not relying solely on vendors' verifications that their products are Year 2000 compliant or ready. As of March 31, 1999, we had substantially completed testing and implementation of vendor-supplied technology products that we consider mission-critical. With respect to telecommunications carriers, we are relying on information provided by these vendors as to whether they are Year 2000 compliant because these vendors have indicated that they will not test with individual companies.

     We are also addressing Year 2000 issues that may exist outside our own technology activities, including our facilities, external ser-vice providers and other third parties with which we interface. We have inventoried and ranked our customers, business and trading partners, utilities, exchanges, depositories, clearing and custodial banks and other third parties with which we have important financial and operational relationships. We are continuing to assess the Year 2000 preparedness of these customers, business and trading partners and other third parties.


     By the end of March 1999, we had participated in approximately 115 "external", i.e., industry-wide or point-to-point, tests with exchanges, clearing houses and other industry utilities, as well as the "Beta" test sponsored by the Securities Industry Association for its U.S. members in July 1998. We successfully completed all of these tests, as well as the Securities Industry Association "Streetwide" test in April 1999, with no material problems. By the end of June 1999, we expect to have participated in approximately 60 additional external tests, including major industry tests in those global markets where we conduct significant business.


     Acknowledging that a Year 2000 failure, whether internal or external, could have an adverse effect on the ability to conduct day-to-day business, we are employing a comprehensive and global approach to contingency planning. Our contingency planning objective is to identify potential system failure points that support processes that are critical to our mission and to develop contingency plans for those failures that may reasonably be expected to occur, with the general goal of ensuring, to the maximum extent practical, that minimum acceptable levels of service can be maintained by us. In the event of system failures, our contingency plans will not guarantee that existing levels of service will be fully maintained, especially if these failures involve external systems or processes over which we have little or no direct control or involve multiple failures across a variety of systems.

     We anticipate that contingency plans for our core business units will be substantially completed during June 1999, and by September 30, 1999 for the rest of our businesses. In addition, we are developing contingency plans for funding and balance sheet management and other related activities. We expect our contingency plans to include establishing additional sources of liquidity that could be drawn upon in the event of systems disruption. We are also developing a crisis management group to guide us through the transition period. We expect to reduce trading activity in the period leading up to January 2000 to minimize the impact of potential Year 2000-related failures. A reduction in trading activity by us or by other market participants in anticipation of possible Year 2000 problems could adversely affect our results of operations, as discussed under "Risk Factors -- Our Computer Systems and Those of Third Parties May Not Achieve Year 2000 Readiness -- Year 2000 Readiness Disclosure".

     We have incurred and expect to continue to incur expenses allocable to internal staff, as well as costs for outside consultants, to complete the remediation and testing of internally developed systems and the replacement and testing of third-party products and services, including non-technology products and services, in order to achieve Year 2000 compliance. We currently estimate that these costs will total approximately $150 million, a substantial majority of which has been spent to date. These estimates include the cost of technology personnel but do not include the cost of most non-technology personnel involved in our Year 2000 effort. The remaining cost of our Year 2000 program is expected to be incurred in 1999 and early 2000. The Year 2000 program costs will continue to be funded through operating cash flow. These costs are expensed as incurred. We do not expect that the costs associated with implementing our Year 2000 program will have a material adverse effect on our results of operations, financial condition, liquidity or capital resources.

     The costs of the Year 2000 program and the date on which we plan to complete the Year 2000 modifications are based on current estimates, which reflect numerous assumptions about future events, including the continued availability of resources, the timing and effectiveness of third-party remediation plans and other factors. We can give no assurance that these estimates will be achieved, and actual results could differ materially from our plans. Specific factors that might cause material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct relevant computer source codes and embedded chip technology, the results of internal and external testing and the timeliness and effectiveness of remediation efforts of third parties.

     In order to focus attention on the Year 2000 problem, management has deferred several technology projects that address other issues. However, we do not believe that this deferral will have a material adverse effect on our results of operations or financial condition.

                            ACCOUNTING DEVELOPMENTS

     In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", effective for transactions occurring after December 31, 1996. Statement of Financial Accounting Standards No. 125 establishes standards for distinguishing transfers of financial assets that are accounted for as sales from transfers that are accounted for as secured borrowings.

     The provisions of Statement of Financial Accounting Standards No. 125 relating to repurchase agreements, securities lending transactions and other similar transactions were deferred by the provisions of Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", and became effective for transactions entered into after December 31, 1997. This Statement requires that the collateral obtained in certain types of secured lending transactions be recorded on the balance sheet with a corresponding liability reflecting the obligation to return such collateral to its owner. Effective January 1, 1998, we adopted the provisions of Statement of Financial Accounting Standards No. 125 that were deferred by Statement of Financial Accounting Standards No. 127. The adoption of this standard increased our total assets and liabilities by $8.99 billion and $11.64 billion as of February 1999 and November 1998, respectively.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share", effective for periods ending after December 15, 1997, with restatement required for all prior periods. Statement of Financial Accounting Standards No. 128 establishes new standards for computing and presenting earnings per share. This Statement replaces primary and fully diluted earnings per share with "basic earnings per share", which excludes dilution, and "diluted earnings per share", which includes the effect of all potentially dilutive common shares and other dilutive securities. Because we have not historically reported earnings per share, this Statement will have no impact on our historical financial statements. This Statement will, however, apply to our financial statements that are prepared after our common stock offering. See "Pro Forma Consolidated Financial Information" for a calculation of pro forma earnings per share.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. Statement of Financial Accounting Standards No. 131 establishes the criteria for determining an operating segment and establishes the disclosure requirements for reporting information about operating segments. We intend to adopt this standard at the end of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect our results of operations or financial condition.

     In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", effective for fiscal years beginning after December 15, 1997, with restatement of disclosures for earlier periods required for comparative purposes. Statement of Financial Accounting Standards No. 132 revises certain employers' disclosures about pension and other post-retirement benefit plans. We intend to adopt this standard at the end of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect our results of operations or financial condition.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", effective for fiscal years beginning after December 15, 1998. Statement of Position No. 98-1 requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the useful life of the related software. We currently expense the cost of all software development in the period in which it is incurred. We intend to adopt this Statement in fiscal 2000 and are currently assessing its effect.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. Statement of Financial Accounting Standards No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. We intend to adopt this standard in fiscal 2000 and are currently assessing its effect.

                         INDUSTRY AND ECONOMIC OUTLOOK

     As a global provider of financial services, Goldman Sachs is affected by overall macroeconomic and market conditions in various regions around the world. For a number of years, we have operated in a generally favorable macroeconomic environment characterized by low inflation, low and declining interest rates and strong equity markets. In particular, the U.S. economy, the largest in the world and an important influence on overall world economic activity, has been undergoing one of the longest periods of post-war economic expansion. As of March 1999, the current U.S. expansion had lasted 96 months compared to a post-war average period of expansion of 46 months.

     Recognizing that the favorable macroeconomic and market environments will be subject to periodic reversals, which may significantly and adversely affect our businesses, we believe that significant growth and profit opportunities exist for financial intermediaries in the United States and abroad. These opportunities derive from several long-term trends, including the following:

- DEREGULATION. Financial market deregulation, including the elimination of bank deposit interest rate ceilings and the expansion of commercial banks and other financial institutions into securities underwriting activities, has resulted in the creation of new and broader sources of credit, which have reduced the variability and the cyclicality in the supply of credit. This, in turn, has in the past reduced volatility in economic activity, leading to longer economic expansions with increased investment spending, resulting in higher levels of capital raising;

- GLOBALIZATION. Heightened global competition has created a need for cross-border capabilities and economies of scale, resulting in increased joint venture and mergers and acquisitions activity;

- FOCUS ON SHAREHOLDER VALUE. Increasing focus on shareholder value has fueled an increase in restructuring and strategic initiatives, yielding additional financial advisory and capital-raising opportunities;

- CONSOLIDATION. Moderate growth, limited pricing flexibility and the need for economies of scale have substantially increased consolidation opportunities in certain industries, and record levels of profit have provided companies with the resources to pursue strategic combinations, creating substantial demand for mergers and acquisitions advisory services and subsequent capital raising;

- DEMOGRAPHICS. Changing demographics in the United States and other developed economies have increased the pool of savings available for private investment and the need for increased funding of pension plans due to the aging of the population, creating substantial demand for investment products and services; and

- FINANCIAL PRODUCT INNOVATION. Technology and financial expertise have led to the development of new financial products better tailored to the risk/reward requirements of investors, increasing trading flows and proprietary investment opportunities.


     We believe that over the last 15 years these trends, coupled with generally declining interest rates and favorable market conditions, have contributed to a substantially higher rate of growth in activity in the financial services industry than the growth in overall economic activity. The future economic environment may not be as favorable as that experienced in the last 15 years and, in particular, the period of declining interest rates in the United States may not continue. There may also be periods of adverse economic and market conditions. Nonetheless, we believe that these trends should continue to affect the financial services industry positively over the long term. However, see "Risk Factors -- Market Fluctuations Could Harm Our Businesses in Many Ways and, Consequently, Could Lower the Value of an Investment in the Notes" for a discussion of the effect that adverse economic conditions and market fluctuations can have on our businesses.

     The following table sets forth selected key industry indicators:

                            KEY INDUSTRY INDICATORS
                 ($ in billions, except gross domestic product)
                         (volume in millions of shares)

                                                    AS OF OR FOR YEAR ENDED DECEMBER 31,
                                                   --------------------------------------    CAGR(8)
                                                    1983      1988      1993       1998      '83-'98
                                                    ----      ----      ----       ----      -------
GENERAL ECONOMIC ACTIVITY:
(in trillions)
Worldwide gross domestic product(1)..............  $   10    $   18    $    24    $    29(9)    8%(9)
U.S. gross domestic product(2)...................       4         5          7          9       6

ADVISORY ACTIVITIES/FINANCING:
Worldwide mergers and acquisitions(3)............      96       527        460      2,522      24
Worldwide equity issued(3).......................      50        51        172        269      12
Worldwide debt issued(3).........................     146       631      1,546      2,932      22

WORLD EQUITY MARKETS:
Worldwide equity market capitalization(4)........   3,384     9,728     14,016     27,459      15
U.S. market capitalization(4)....................   1,898     2,794      5,136     13,451      14
FT/S&P Actuaries World Indices(TM) -- The World
  Index(5).......................................      NA       129        178        359      11
Dow Jones Industrial Average.....................   1,259     2,169      3,754      9,181      14
S&P 500..........................................     165       278        466      1,229      14
NYSE average daily volume........................      85       162        265        674      15

INVESTED FUNDS:
Worldwide pension assets(6)......................  $1,900    $3,752    $ 6,560    $10,975      12
Number of U.S. mutual funds(7)...................   1,026     2,715      4,558      7,343      14
U.S. mutual fund assets(7).......................  $  293    $  810    $ 2,075    $ 5,530      22

---------------
(1) Source: The Economist Intelligence Unit, January 1999.
(2) Source: U.S. Department of Commerce, Bureau of Economic Analysis.
(3) Source: Securities Data Company.
(4) Source: International Finance Corporation.
(5) Index is calculated on a local currency basis based on total returns. CAGR is based on 1988-1998 data. The FT/S&P Actuaries World Indices are owned by FTSE International Limited, Goldman, Sachs & Co. and Standard & Poor's Ratings Services. The Indices are compiled by FTSE International and Standard & Poor's Ratings Services in conjunction with the Faculty of Actuaries and the Institute of Actuaries.
(6) Source: InterSec Research Corp.
(7) Source: Investment Company Institute.
(8) Compound annual growth rate.
(9) Data as of December 31, 1997; CAGR 1983-1997.

     We believe scale, global resources and leading market positions are important competitive advantages for financial intermediaries in this environment. In addition, we believe that circumstances in certain regions should provide opportunities for financial intermediaries.

                                     EUROPE

     The European Economic and Monetary Union commenced on January 1, 1999 and created a monetary union in Europe with a single currency. As a result, we believe that over time a pan-European capital market will develop that is likely to rival that of the United States in size and liquidity. We believe that financial intermediaries generally are expected to benefit from a number of anticipated developments, including:

- pan-European consolidation and financial restructuring yielding an increase in mergers and acquisitions activity;

- an increase in third-party assets under management and a major shift towards investments in equity securities due to an expected move to private pension fund systems, changing demographics and the elimination of intra-European Economic and Monetary Union currency risk;

- a reallocation of equity portfolios to reflect pan-European indices;

- the establishment of a European high-yield market to fund the growth of emerging high-growth industries and to satisfy investors' demands for higher yield; and

- increased equity issuance and higher equity trading volumes.

                                      ASIA

     Since 1997, the currency weakness and disruptions, the deterioration in certain of the region's banking systems, the weakness in the property sector in many of the region's countries, as well as slowing consumer income growth, have led to a significant and continuing weakening of these economies and their stock markets. These developments have adversely affected the economic and market conditions in the region and at times have affected economic and market conditions elsewhere. We believe, however, that financial intermediaries could have significant opportunities in this region if stability improves and the economies, which represent approximately 60% of the world's population, resume their growth. In the near term, these potential opportunities could include:

- an increase in mergers and acquisitions and other financial advisory services in connection with corporate restructurings;

- an increase in trading opportunities as financial intermediaries meet the liquidity needs of their clients; and

- an increase in capital raising as Asian corporations and governments access the international capital markets rather than the regional banking system to refinance and to fund future growth.

In the longer term, these potential opportunities could include:

- the emergence of corporate and real estate principal investment opportunities as a result of corporate and government restructurings; and

- an increase in third-party assets under management and a major shift towards investments in equity securities due to an anticipated move to private pension fund systems, changing demographics and the relaxation of foreign exchange restrictions.

                                    BUSINESS

                                    OVERVIEW

     Goldman Sachs is a leading global investment banking and securities firm with three principal business lines:

- Investment Banking;
- Trading and Principal Investments; and
- Asset Management and Securities Services.

Our goal is to be the advisor of choice for our clients and a leading participant in global financial markets. We provide services worldwide to a substantial and diversified client base, which includes corporations, financial institutions, governments and high net worth individuals.

     Because we believe that the needs of our clients are global and that international markets have high growth potential, we have built upon our strength in the United States to achieve leading positions in other parts of the world. Today, we have a strong global presence as evidenced by the geographic breadth of our transactions, leadership in our core products and the size of our international operations. As of February 1999, we operated offices in 23 countries and 36% of our 13,000 employees were based outside the United States.

     We are committed to a distinctive culture and set of core values. These values are reflected in our Business Principles, which emphasize placing our clients' interests first, integrity, commitment to excellence and innovation, and teamwork.


     Goldman Sachs is managed by its principal owners. Simultaneously with the closing of our common stock offering we granted restricted stock units, stock options and interests in a defined contribution plan to substantially all of our employees. Upon the closing of our common stock offering, our employees, including former partners, owned approximately 65% of Goldman Sachs. None of our employees sold shares in our common stock offering.


     Goldman Sachs is the successor to a commercial paper business founded in 1869 by Marcus Goldman. Since then, we have grown our business as a participant and intermediary in securities and other financial activities to become one of the leading firms in the industry.


     In 1989, The Goldman Sachs Group, L.P. was formed to serve as the parent company of the Goldman Sachs organization. As of November 30, 1996, The Goldman Sachs Group, L.P. was restructured. On that date, the non-retiring former general partners of The Goldman Sachs Group, L.P. converted their general partner interests into limited partner interests and became profit participating limited partners of The Goldman Sachs Group, L.P. Concurrently, The Goldman Sachs Corporation was admitted as The Goldman Sachs Group, L.P.'s sole general partner. The common stock of The Goldman Sachs Corporation was owned by our managing directors who were profit participating limited partners, all of whom were active in our businesses.



     The Goldman Sachs Group, Inc. was formed to succeed to the business of The Goldman Sachs Group, L.P. Simultaneously with the closing of our common stock offering, we completed a number of transactions in order to convert from partnership to corporate form. See "Certain Relationships and Related Transactions" for additional information concerning these transactions.


                               MARKET SHARE DATA

     Except as otherwise indicated, all amounts with respect to the volume, number and market share of mergers and acquisitions and underwriting transactions and related ranking information have been derived from information compiled and classified by Securities Data Company. Securities Data Company obtains and gathers its information from sources it considers reliable, but Securities Data Company does not guarantee the accuracy or completeness of the information. In the case of mergers and acquisitions, data are based upon the dollar value of announced transactions for the period indicated, taken as a whole, with full credit to each of the advisors to each party in a transaction. In the case of underwritings, data are based upon the dollar value of total proceeds raised (exclusive of any option to purchase additional shares) with equal credit to each bookrunner for the period indicated, taken as a whole. As a result of this method of compiling data, percentages may add to more than 100%.

                     STRATEGY AND PRINCIPAL BUSINESS LINES

     Our strategy is to grow our three core businesses -- Investment Banking, Trading and Principal Investments, and Asset Management and Securities
Services -- in markets throughout the world. Our leadership position in investment banking provides us with access to governments, financial institutions and corporate clients globally. Trading and principal investing has been an important part of our culture and earnings, and we remain committed to these businesses irrespective of their volatility. Managing wealth is one of the fastest growing segments of the financial services industry and we are positioning our asset management and securities services businesses to take advantage of that growth. Our assets under supervision, for example, have grown from $92.7 billion as of November 1994 to $369.7 billion as of February 1999, representing a compound annual growth rate of 38%.

     Our business lines are comprised of various product and service offerings that are set forth in the following chart:

                PRIMARY PRODUCTS AND ACTIVITIES BY BUSINESS LINE

                                    TRADING AND PRINCIPAL            ASSET MANAGEMENT AND
      INVESTMENT BANKING                 INVESTMENTS                 SECURITIES SERVICES
      ------------------            ---------------------            --------------------
-- Equity and debt              -- Bank loans                   -- Commissions
   underwriting                 -- Commodities                  -- Institutional and high net
-- Financial restructuring      -- Currencies                      worth asset management
   advisory services            -- Equity and fixed income      -- Margin lending
-- Mergers and acquisitions        derivatives                  -- Matched book
   advisory services            -- Equity and fixed income      -- Merchant banking fees
-- Real estate advisory            securities                   -- Increased shares of
   services                     -- Principal investments           merchant banking fund income
                                -- Proprietary arbitrage           and gains
                                                                -- Mutual funds
                                                                -- Prime brokerage
                                                                -- Securities lending

                            ------------------------

INVESTMENT BANKING

     Investment Banking represented 39% of 1998 net revenues and 35% of 1997 net revenues. We are a market leader in both the financial advisory and underwriting businesses, serving over 3,000 clients worldwide. For the period January 1, 1994 to December 31, 1998, we had the industry-leading market share of 25.3% in worldwide mergers and acquisitions advisory services, having advised on over $1.7 trillion of transactions. Over the same period, we also achieved number one market shares of 15.2% in underwriting worldwide initial public offerings and 14.4% in underwriting worldwide common stock issues.

TRADING AND PRINCIPAL INVESTMENTS

     Trading and Principal Investments represented 28% of 1998 net revenues and 39% of 1997 net revenues. We make markets in equity and fixed income products, currencies and commodities; enter into swaps and other derivative transactions; engage in proprietary trading and arbitrage; and make principal investments. In trading, we focus on building lasting relationships with our most active clients while maintaining leadership positions in our key markets. We believe our research, market-making and proprietary activities enhance our understanding of markets and ability to serve our clients.

ASSET MANAGEMENT AND SECURITIES SERVICES

     Asset Management and Securities Services represented 33% of 1998 net revenues and 26% of 1997 net revenues. We provide global investment management and advisory services; earn commissions on agency transactions; manage merchant banking funds; and provide prime brokerage, securities lending and financing services. Our asset management business has grown rapidly, with assets under supervision increasing from $92.7 bil-lion as of November 25, 1994 to $369.7 billion as of February 26, 1999, representing a compound annual growth rate of 38%. As of February 26, 1999, we had $206.4 billion of assets under management. We manage merchant banking funds that had $15.5 billion of capital commitments as of the end of 1998.

     We pursue our strategy to grow our three core businesses through an emphasis on:

EXPANDING HIGH VALUE-ADDED BUSINESSES

     To achieve strong growth and high returns, we seek to build leadership positions in high value-added services for our clients. For example, we have substantially increased the number of professionals in investment banking to improve and expand our ability to execute mergers and acquisitions, initial public offerings and high-yield financings. In trading, we structure and execute large and complex transactions for institutional investors, pension funds and corporate clients around the world. In asset management, we emphasize equity and alternative investment products and use our established international presence to build a global asset management franchise.

INCREASING THE STABILITY OF OUR EARNINGS

     We seek to balance the stability of our earnings with return on equity and long-term earnings growth. We believe our trading businesses are key ingredients to our success. While we plan to continue to grow our trading businesses, the financial market shocks of the past year underscored the importance of our strategy of emphasizing growth in our investment banking, asset management and securities services businesses. Through a greater relative emphasis on these businesses, our goal is to gradually increase the stability of our earnings.

PURSUING INTERNATIONAL OPPORTUNITIES

     We believe that our global reach will allow us to take advantage of growth in international markets. In Europe, for example, we anticipate that the recent establishment of the European Economic and Monetary Union will, over time, create a large pan-European market rivaling the U.S. capital markets in size and liquidity. We believe this will generate increased activity across our businesses in the region. In Asia, we believe that an increase in corporate restructurings and in the need for liquidity will increase our mergers and acquisitions and trading opportunities. In the longer term, we anticipate additional opportunities in asset management activities due to a shift we anticipate toward the privatization of pension systems and in demographics.

LEVERAGING THE FRANCHISE

     We believe our various businesses are generally stronger and more successful because they are part of the Goldman Sachs franchise. Our culture of teamwork fosters cooperation among our businesses, which allows us to provide our clients with a full range of products and services on a coordinated basis. Our investment bankers, for example, refer clients who are selling their businesses to those in Goldman Sachs who manage wealth. In addition, our merchant banking investments in companies lead to future clients for investment banking.

                             COMPETITIVE STRENGTHS

STRONG CLIENT RELATIONSHIPS

     We focus on building long-term client relationships. In 1998, over 75% of our Investment Banking revenues represented business from existing clients. We also aggressively pursue new client relationships as evidenced by the over 400 investment banking transactions we completed for first-time clients in 1998. In our trading businesses, we structure and execute transactions across a wide array of markets and countries to meet our clients' needs. In our asset management business, we managed assets for three of the five largest pension pools in the United States as ranked as of September 30, 1998 by Pensions & Investments and maintain accounts for 41% of the 1998 "Forbes 400 List of the Richest Americans".

DISTINCTIVE PEOPLE AND CULTURE

     Our most important asset is our people. We seek to reinforce our employees' commitment to our culture and values through recruiting, training, a comprehensive 360-degree review system and a compensation phi-losophy that rewards teamwork. We were ranked number seven in Fortune magazine's "The 100 Best Companies to Work for in America" in January 1999 and were ranked number three in Fortune magazine's 1999 "The Top 50 MBA Dream Companies", the highest-ranked investment banking and securities firm in each case.

GLOBAL REACH

     Over the past decade, we have made a significant commitment to building a worldwide business. We have achieved leading positions in major international markets by capitalizing on our product knowledge and global research, as well as by building a local presence where appropriate. In doing so, we have become one of the few truly global investment banking and securities firms with the ability to execute large and complex cross-border transactions. We had the number one market share of 23.2% in cross-border mergers and acquisitions for the period January 1, 1994 to December 31, 1998. In addition, in Japan, we were the largest non-Japanese mutual fund manager as of the end of February 1999, according to The Investment Trusts Association.

                            ------------------------

                             SUMMARY FINANCIAL DATA
                                 (in millions)

                                                                    THREE MONTHS ENDED
                                         YEAR ENDED NOVEMBER             FEBRUARY
                                      --------------------------    ------------------
                                       1996      1997      1998      1998       1999
                                       ----      ----      ----      ----       ----
Net revenues:
  Investment Banking................  $2,113    $2,587    $3,368    $  633     $  902
  Trading and Principal
     Investments....................   2,693     2,926     2,379     1,182      1,357
  Asset Management and Securities
     Services.......................   1,323     1,934     2,773       657        736
                                      ------    ------    ------    ------     ------
Total net revenues..................  $6,129    $7,447    $8,520    $2,472     $2,995
                                      ======    ======    ======    ======     ======

                            ------------------------

                               INVESTMENT BANKING

     Goldman Sachs provides a broad range of investment banking services to a diverse group of over 3,000 clients worldwide, including corporations, financial institutions, governments and individuals. Our investment banking activities are divided into two categories:

- FINANCIAL ADVISORY. Financial advisory includes advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs; and

- UNDERWRITING. Underwriting includes public offerings and private placements of equity and debt securities.

     The following table sets forth the net revenues of our Investment Banking business:

                        INVESTMENT BANKING NET REVENUES
                                 (in millions)

                                                                           THREE
                                                                        MONTHS ENDED
                                             YEAR ENDED NOVEMBER          FEBRUARY
                                          --------------------------    ------------
                                           1996      1997      1998     1998    1999
                                           ----      ----      ----     ----    ----
Financial advisory......................  $  931    $1,184    $1,774    $363    $522
Underwriting............................   1,182     1,403     1,594     270     380
                                          ------    ------    ------    ----    ----
Total Investment Banking................  $2,113    $2,587    $3,368    $633    $902
                                          ======    ======    ======    ====    ====

     In Investment Banking, we provide our clients with quality advice and execution as part of our effort to develop and maintain long-term relationships as their lead investment bank.

ORGANIZATION

     We have continuously adapted our organizational structure to meet changing market dynamics and our clients' needs. Our current structure, which is organized along regional, execution and industry groups, seeks to combine client-focused investment bankers with execution and industry expertise. Because our businesses are global, we have adapted our organization to meet the demands of our clients in each geographic region. Through our commitment to teamwork, we believe that we provide services in an integrated fashion for the benefit of our clients.

     We believe an important competitive advantage in our marketing effort is Investment Banking Services, a core group of professionals who focus on developing and maintaining strong client relationships. These bankers, who are organized regionally and/or by industry group, work with senior executives of our clients to identify areas where Goldman Sachs can provide capital-raising, financial advisory or other products and services. The broad base of experience and knowledge of our Investment Banking Services professionals enables them to analyze our clients' objectives efficiently and to bring to bear the appropriate resources of Goldman Sachs to satisfy those objectives.

     Our Corporate Finance, Debt and Equity Capital Markets, Leveraged Finance and Mergers and Acquisitions groups bring product expertise and innovation to clients in a variety of industries. These groups are responsible for the execution of specific client transactions as well as the building of strong client relationships.

     In an effort to serve our clients' needs in targeted industries, we have established several industry focus groups. These include: Chemicals; Communications, Media and Entertainment; Energy and Power; Financial Institutions; Healthcare; High Technology; Hotels and Gaming; Real Estate; Retailing; and Transportation. Drawing on specialized knowledge of industry-specific trends, these groups provide the full range of investment banking products and services to our clients.

     Reflecting our commitment to innovation, Investment Banking has established a New Products group whose professionals focus on creating new financial products. These professionals have particular expertise in integrating finance with accounting, tax and securities laws and work closely with other investment banking teams to provide innovative solutions to difficult client problems. Our structuring expertise has proven to be particularly valuable in addressing client needs in areas such as complex cross-border mergers and acquisitions and convertible and other hybrid equity financings.

FINANCIAL ADVISORY

     Financial advisory includes a broad range of advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs. Goldman Sachs is a leading investment bank in worldwide mergers and acquisitions. During calendar 1998, we advised on 340 mergers and acquisitions transactions with a combined value of $957 billion.

     Our mergers and acquisitions capabilities are evidenced by our significant share of assignments in large, complex transactions where we provide multiple services, including "one-stop" acquisition financing, currency hedging and cross-border structuring expertise. Goldman Sachs advised on seven of the ten largest mergers and acquisitions transactions through December 31, 1998. We have also been successful in Europe, including in intra-country transactions, and we are a leading mergers and acquisitions advisor in France, Germany and Spain.

     The following table illustrates our leadership in the mergers and acquisitions advisory market for the indicated period taken as a whole:

              GOLDMAN SACHS' MERGERS AND ACQUISITIONS MARKET DATA
            For the period January 1, 1994 through December 31, 1998
                                ($ in billions)

                                                               MARKET               NUMBER OF
                     CATEGORY                       RANK(1)    SHARE     VOLUME    TRANSACTIONS
                     --------                       -------    ------    ------    ------------
Worldwide.........................................   1          25.3%    $1,715       1,334
Worldwide, transactions over $500 million.........   1          34.8      1,593         470
Worldwide, transactions over $1 billion...........   1          38.4      1,470         297



United States.....................................   1          32.8      1,316         907
United States, transactions over $500 million.....   1          41.3      1,228         339
United States, transactions over $1 billion.......   1          44.3      1,142         221

---------------
(1) Rank in any one year during the period presented may vary from the rank for the period taken as a whole.

                            ------------------------

     Mergers and acquisitions is an example of how one activity can generate cross-selling opportunities for other areas of Goldman Sachs. For example, a client we are advising in a purchase transaction may seek our assistance in obtaining financing and in hedging interest rate or foreign currency risks associated with the acquisition. In the case of dispositions, owners and senior executives of the acquired company often will seek asset management services. In these cases, our high net worth relationship managers provide comprehensive advice on investment alternatives and execute the client's desired strategy.

UNDERWRITING

     From January 1, 1994 through March 31, 1999, Goldman Sachs has served as lead manager in transactions that have raised more than $1 trillion of capital for clients worldwide. We underwrite a wide range of securities and other instruments, including common and preferred stock, convertible securities, investment grade debt, high-yield debt, sovereign and emerging markets debt, municipal debt, bank loans, asset-backed securities and real estate-related securities, such as mortgage-backed securities and the securities of real estate investment trusts.

     EQUITY UNDERWRITING. Equity underwriting has been a long-term core strength of Goldman Sachs. The following table illustrates our leadership position in equity underwriting for the indicated period taken as a whole:

                 GOLDMAN SACHS' EQUITY UNDERWRITING MARKET DATA
            For the period January 1, 1994 through December 31, 1998
                                ($ in billions)

                                                                               TOTAL
                                                                     MARKET   PROCEEDS   NUMBER OF
                        CATEGORY                           RANK(1)   SHARE     RAISED    ISSUES(2)
                        --------                           -------   ------   --------   ---------
Worldwide initial public offerings.......................   1         15.2%     $ 44        300
Worldwide initial public offerings, proceeds over $500
  million................................................   1         23.3        25         59
Worldwide public common stock offerings..................   1         14.4       101        634


U.S. initial public offerings............................   1         15.3        31        179
U.S. initial public offerings, proceeds over $500
  million................................................   1         30.1        16         29
U.S. public common stock offerings.......................   2         14.3        71        381

---------------
(1) Rank in any one year during the period presented may vary from the rank for the period taken as a whole.
(2) The number of issues reflects the number of tranches; an offering by a single issuer could have multiple tranches.
                            ------------------------

     As with mergers and acquisitions, we have been particularly successful in winning mandates for large, complex equity underwritings. As evidenced in the chart above, our market share of initial public offerings with total proceeds over $500 million is substantially higher than our market share of all initial public offerings. We believe our leadership in large initial public offerings reflects our expertise in complex transactions, research strengths, track record and distribution capabilities. In the international arena, we have also acted as lead manager on many of the largest initial public offerings. We were named the Asian Equity House of the Year by International Financing Review in 1998.

     We believe that a key factor in our equity underwriting success is the close working relationship between the investment bankers, research analysts and sales force as coordinated by our Equity Capital Markets group. Goldman Sachs' equities sales force is one of the most experienced and effective sales organizations in the industry. With 350 institutional sales professionals and 420 high net worth relationship managers located in every major market around the world, Goldman Sachs has relationships with a large and diverse group of investors.

     Global Investment Research is critical to our ability to succeed in the equity underwriting business. We believe that high quality equity research is a significant competitive advantage in the market for new equity issues. In this regard, Goldman Sachs' research has been consistently ranked among the industry's global leaders. See "-- Global Investment Research" for detailed information regarding our Global Investment Research Department.

     DEBT UNDERWRITING. We engage in the underwriting and origination of various types of debt instruments that we broadly categorize as follows: investment grade debt for corporations, governments, municipalities and agencies; leveraged finance, which includes high-yield debt and bank loans for non-investment grade issuers; emerging market debt, which includes corporate and sovereign issues; and asset-backed securities. We have employed a focused approach in debt underwriting, emphasizing high value-added areas in servicing our clients.

     We believe that the leveraged finance market is a key growth opportunity for our debt underwriting business. Over the last three years, we have more than doubled the number of debt underwriting professionals dedicated to this area.

     The table below sets forth our rank, market position, our total proceeds raised and the number of debt transactions in which we have acted as underwriter in the following areas for the indicated period taken as a whole:

                  GOLDMAN SACHS' DEBT UNDERWRITING MARKET DATA
            For the period January 1, 1994 through December 31, 1998
                                ($ in billions)

                                                                           TOTAL
                                                                MARKET    PROCEEDS    NUMBER OF
                    CATEGORY(1)                      RANK(5)    SHARE      RAISED     ISSUES(6)
                    -----------                      -------    ------    --------    ---------
Worldwide debt(2)..................................     3         8.4%      $695        4,684
Worldwide straight debt(3).........................     3         8.9        559        4,165

U.S. investment grade straight debt(3).............     3        12.0        419        3,590
U.S. investment grade industrial straight
  debt(3)..........................................     1        19.5         81          517
U.S. high-yield debt(4)............................     5         8.0         33          184

---------------
(1) All categories include publicly registered and Rule 144A issues.
(2) Includes non-convertible preferred stock, mortgage-backed securities, asset-backed securities and taxable municipal debt.
(3) "Straight debt" excludes non-convertible preferred stock, mortgage-backed securities, asset-backed securities and municipal debt.
(4) Excludes issues with both investment grade and non-investment grade ratings, often referred to as "split-rated issues".
(5) Rank in any one year during the period presented may vary from the rank for the period taken as a whole.
(6) The number of issues reflects the number of tranches; an offering by a single issuer could have multiple tranches.

                            ------------------------

                       TRADING AND PRINCIPAL INVESTMENTS

     Our Trading and Principal Investments business facilitates customer transactions and takes proprietary positions through market-making in and trading of fixed income and equity products, currencies, commodities, and swaps and other derivatives. In order to meet the needs of our clients, our Trading and Principal Investments business is diversified across a wide range of products. For example, we make markets in traditional investment grade debt securities, structure complex derivatives and securitize mortgages and insurance risk. A fundamental tenet of our approach is that we believe our willingness and ability to take risk distinguishes us and substantially enhances our client relationships. Our Trading and Principal Investments business includes the following:

- FIXED INCOME, CURRENCY AND COMMODITIES. Goldman Sachs makes markets in and trades fixed income products, currencies and commodities, structures and enters into a wide variety of derivative transactions and engages in proprietary trading and arbitrage activities;

- EQUITIES. Goldman Sachs makes markets in and trades equities and equity-related products, structures and enters into equity derivative transactions and engages in proprietary trading and equity arbitrage; and

- PRINCIPAL INVESTMENTS. Principal investments primarily represents Goldman Sachs' net revenues from its investments in its merchant banking funds.

     The following table sets forth the net revenues of our Trading and Principal Investments business:

                 TRADING AND PRINCIPAL INVESTMENTS NET REVENUES
                                 (in millions)

                                                                          THREE
                                                                       MONTHS ENDED
                                         YEAR ENDED NOVEMBER             FEBRUARY
                                      --------------------------     ----------------
                                       1996      1997      1998       1998      1999
                                       ----      ----      ----       ----      ----
FICC................................  $1,749    $2,055    $1,438     $  741    $  876
Equities............................     730       573       795        365       455
Principal investments...............     214       298       146         76        26
                                      ------    ------    ------     ------    ------
Total Trading and Principal
  Investments.......................  $2,693    $2,926    $2,379     $1,182    $1,357
                                      ======    ======    ======     ======    ======

                            ------------------------

FIXED INCOME, CURRENCY AND COMMODITIES

     FICC is a large and diversified operation through which we engage in a variety of customer-driven market-making and proprietary trading and arbitrage activities. FICC's principal products are:

- Bank loans
- Commodities
- Currencies
- Derivatives
- Emerging market debt
- Global government securities
- High-yield securities
- Investment grade corporate securities
- Money market instruments
- Mortgage securities and loans
- Municipal securities

     We generate trading net revenues from our customer-driven business in three ways. First, in large, highly liquid markets we undertake a high volume of transactions for modest spreads. Second, by capitalizing on our strong market relationships and capital position, we also undertake transactions in less liquid markets where spreads are generally larger. Finally, we generate net revenues from structuring and executing transactions that address complex client needs.

     In our proprietary activities, we assume a variety of risks and devote substantial resources to identify, analyze and benefit from these exposures. We leverage our strong research capabilities and capitalize on our proprietary analytical models to analyze information and make informed trading judgments. We seek to benefit from perceived disparities in the value of assets in the trading markets and from macroeconomic and company-specific trends.

     FICC has established itself as a leading market participant by using a three-part approach to deliver high quality service to its clients. First, we offer broad market-making, research and market knowledge to our clients on a global basis. Second, we create innovative solutions to complex client problems by drawing upon our structuring and trading expertise. Third, we use our expertise to take positions in markets when we believe the return is at least commensurate with the risk.

     A core activity in FICC is market-making in a broad array of securities and products. For example, we are a primary dealer in many of the largest government bond markets around the world, including the United States, Japan, the United Kingdom and Canada; we are a member of the major futures exchanges; and we have interbank dealer status in the currency markets in New York, London, Tokyo and Hong Kong. Our willingness to make markets in a broad range of fixed income, currency and commodity products and their derivatives is crucial both to our client relationships and to support our underwriting business by providing secondary market liquidity. Our clients value counterparties that are active in the marketplace and are willing to provide liquidity and research-based points of view. In addition, we believe that our significant investment in research capabilities and proprietary analytical models are critical to our ability to provide advice to our clients. Our research capabilities include quantitative and qualitative analyses of global economic, currency and financial market trends, as well as credit analyses of corporate and sovereign fixed income securities.

     Our clients often confront complex problems that require creative approaches. We assist our clients who seek to hedge or reallocate their risks and profit from expected price movements. To do this we bring to bear the ability of our experienced professionals to understand the needs of our clients and our ability to manage the risks associated with complex solutions to problems. In recognition of our ability to meet these client needs, we were ranked by Institutional Investor in February 1999 as the number two derivatives dealer for the second straight year. In addition, we were named by Euroweek in January 1999 as the "Best provider of swaps and other derivatives".

EQUITIES

     Goldman Sachs engages in a variety of market-making, proprietary trading and arbitrage activities in equity securities and equity-related products (such as convertible securities and equity derivative instruments) on a global basis. Goldman Sachs makes markets and positions blocks of stock to facilitate customers' transactions and to provide liquidity in the marketplace. Goldman Sachs is a member of most of the major stock exchanges, including New York, London, Frankfurt, Tokyo and Hong Kong.

     As agent, we execute brokerage transactions in equity securities for institutional and individual customers that generate commission revenues. Commissions earned on agency transactions are recorded in Asset Management and Securities Services.

     In equity trading, as in FICC, we generate net revenues from our customer-driven business in three ways. First, in large, highly liquid principal markets, such as the over-the-counter market for equity securities, we undertake a high volume of transactions for modest spreads. In the Nasdaq National Market, we were the second largest market maker by aggregate volume, among the top 100 most actively traded stocks in calendar 1998. Second, by capitalizing on our strong market relationships and capital position, we also undertake large transactions, such as block trades and positions in securities, in which we benefit from spreads that are generally larger. Finally, we also benefit from structuring complex transactions.


     Goldman Sachs was a pioneer and is a leader in the execution of large block trades (trades of 50,000 or more shares) in the United States and abroad. In calendar 1998, we executed over 50 block trades of at least $100 million each. We have been able to capitalize on our expertise in block trading, our global distribution network and our willingness to commit capital to effect increasingly large and complex customer transactions. We expect corporate consolidation and restructuring and increased demand for certainty and speed of execution by sellers and issuers of securities to increase both the frequency and size of sales of large blocks of equity securities. We believe that we are well positioned to benefit from this trend. Block transactions, however, expose us to increased risks, including those arising from holding large and concentrated positions and decreasing spreads. See "Risk Factors -- Market Fluctuations Could Harm Our Businesses in Many Ways and, Consequently, Could Lower the Value of an Investment in the Notes -- Holding Large and Concentrated Positions May Expose Us to Large Losses" for a discussion of the risks associated with holding a large position in a single issuer and "Risk
Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating" for a discussion of the competitive risks that we face.


     We are active in the listed options and futures markets, and we structure, distribute and execute over-the-counter derivatives on market indices, industry groups and individual company stocks to facilitate customer transactions and our proprietary activities. We develop quantitative strategies and render advice with respect to portfolio hedging and restructuring and asset allocation transactions. We also create specially tailored instruments to enable sophisticated investors to undertake hedging strategies and establish or liquidate investment positions. We are one of the leading participants in the trading and development of equity derivative instruments. We are an active participant in the trading of futures and options on most of the major exchanges in the United States, Europe and Asia.

     Equity arbitrage has long been an important part of our equity franchise. Our strategy is based on making investments on a global basis through a diversified portfolio across different markets and event categories. This business focuses on event-oriented special situations where we are not acting as an advisor and on relative value trades. These special situations include mergers and acquisitions, corporate restructurings, recapitalizations and legal and regulatory events. Equity arbitrage leverages our global infrastructure and network of research analysts to analyze carefully a broad range of trading and investment strategies across a wide variety of markets. Investment decisions are the product of rigorous fundamental, situational and, frequently, regulatory and legal analysis. Although market conditions led us to decrease the number and size of positions maintained by our equity arbitrage business during 1998, we believe that over time, as opportunities present themselves, our equity arbitrage business will likely increase its activity.

TRADING RISK MANAGEMENT

     We believe that our trading and market-making capabilities are key ingredients to our success. While these businesses have generally earned attractive returns, we have in the past incurred significant trading losses in periods of market turbulence, such as in 1994 and 1998. Our trading risk management process seeks to balance our ability to profit from trading positions with our exposure to potential losses. Risk management includes input from all levels of Goldman Sachs, from the trading desks to the Firmwide Risk Committee. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management" for a further discussion of our risk management policies and procedures.

     1998 EXPERIENCE. From mid-August to mid-October 1998, the Russian economic crisis, the turmoil in Asian and Latin American emerging markets and the resulting move to higher quality fixed income securities by many investors led to substantial declines in global financial markets. Investors broadly sold credit-sensitive products, such as corporate and high-yield debt, and bought higher-rated instruments, such as U.S. Treasury securities, which caused credit spreads to widen dramatically. This market turmoil also caused a widespread decline in global equity markets.

     As a major dealer in fixed income securities, we maintain substantial inventories of corporate and high-yield debt. We regularly seek to hedge the interest rate risk on these positions through, among other strategies, short positions in U.S. Treasury securities. In the second half of 1998, we suffered losses from both the decline in the prices of corporate and high-yield debt instruments that we owned and the increase in the prices of the U.S. Treasury securities in which we had short positions.

     These market shocks also led to trading losses in our fixed income relative value trading positions. Relative value trading positions are intended to profit from a perceived temporary dislocation in the relationship between the values of different financial instruments. From mid-August to mid-October 1998, the components of these relative value positions moved in directions that we did not anticipate and the volatilities of certain positions increased to three times prior levels. When we and other market participants with similar positions simultaneously sought to reduce positions and exposures, this caused a substantial reduction in market liquidity and a continuing decline in prices.

     In the second half of 1998, we also experienced losses in equity arbitrage and in the value of a number of merchant banking investments.

     RISK REDUCTION. Over the course of this period, we actively reduced our positions and exposure to severe market disruptions of the type described above. Our current scenario models estimate our exposure to a substantial widening in credit spreads and adverse movements in relative value trades of the type experienced in mid-August to mid-October 1998. These models indicate that, as of November 1998, our exposure to a potential reduction in net trading revenues as a result of these events was over 40% lower than in August 1998. In addition, the daily VaR of substantially all of our trading positions declined from $47 million as of May 29, 1998 to $43 million as of November 1998. The November 1998 daily VaR reflects the reduction in positions discussed above, offset by the higher market volatility, changes in correlation and other market conditions experienced in the second half of 1998. If the daily VaR as of November 1998 had been determined using the volatility and correlation data as of May 29, 1998, the daily VaR would have been $31 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management" for a discussion of VaR and its limitations.

     As part of the continuous effort to refine our risk management policies and procedures, we have recently made a number of adjustments to the way that we evaluate risk and set risk limits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management -- Market Risk" for a further discussion of our policies and procedures for evaluating market risk and setting related limits.


     Notwithstanding these actions, we continue to hold trading positions that are substantial in both number and size, and are subject to significant market risk. In addition, management may choose to increase our risk levels in the future. See "Risk Factors -- Market Fluctuations Could Harm Our Businesses in Many Ways and, Consequently, Could Lower the Value of an Investment in the Notes" and "-- Our Risk Management Policies and Procedures May Leave Us Exposed to Unidentified or Unanticipated Risk" for a discussion of the risks associated with our trading positions.


PRINCIPAL INVESTMENTS

     In connection with our merchant banking activities, we invest with our clients by making principal investments in funds that we raise and manage. As of November 1998, we had committed $2.8 billion, of which $1.7 billion had been funded, of the $15.5 billion total equity capital committed for our merchant banking funds. The funds' investments generate capital appreciation or depreciation and, upon disposition, realized gains or losses. See "-- Asset Management and Securities Services -- Merchant Banking" for a discussion of our merchant banking funds. As of November 1998, our aggregate carrying value of principal investments held directly or through our merchant banking funds was approximately $1.4 billion, which was comprised of corporate principal investments with an aggregate carrying value of approximately $609 million and real estate investments with an aggregate carrying value of approximately $753 million.

                    ASSET MANAGEMENT AND SECURITIES SERVICES

     Asset Management and Securities Services is comprised of the following:

- ASSET MANAGEMENT. Asset management generates management fees by providing investment advisory services to a diverse and rapidly growing client base of institutions and individuals;

- SECURITIES SERVICES. Securities services includes prime brokerage, financing services and securities lending and our matched book businesses, all of which generate revenue primarily in the form of fees or interest rate spreads; and

- COMMISSIONS. Commission-based businesses include agency transactions for clients on major stock and futures exchanges. Revenues from the increased share of income and gains derived from our merchant banking funds are also included in commissions.

     The following table sets forth the net revenues of our Asset Management and Securities Services business:

             ASSET MANAGEMENT AND SECURITIES SERVICES NET REVENUES
                                 (in millions)

                                                                        THREE MONTHS
                                                                           ENDED
                                             YEAR ENDED NOVEMBER          FEBRUARY
                                          --------------------------    ------------
                                           1996      1997      1998     1998    1999
                                           ----      ----      ----     ----    ----
Asset management........................  $  242    $  458    $  675    $139    $202
Securities services.....................     354       487       730     170     207
Commissions.............................     727       989     1,368     348     327
                                          ------    ------    ------    ----    ----
Total Asset Management and Securities
  Services..............................  $1,323    $1,934    $2,773    $657    $736
                                          ======    ======    ======    ====    ====

                            ------------------------

ASSET MANAGEMENT

     Goldman Sachs is seeking to build a premier global asset management business. We offer a broad array of investment strategies and advice across all major asset classes: global equity; fixed income, including money markets; currency; and alternative investment products (i.e., investment vehicles with non-traditional investment objectives and/or strategies). Assets under supervision are comprised of assets under management and other client assets. Assets under management typically generate fees based on a percentage of their value and include our mutual funds, separate accounts managed for institutional and individual investors, our merchant banking funds and other alternative investment funds. Other client assets are comprised of assets in brokerage accounts of primarily high net worth individuals, on which we earn commissions.

     Over the last five years, we have rapidly grown our assets under supervision, as set forth in the graph below:

                            ASSETS UNDER SUPERVISION
                                 (in billions)


                          ASSETS UNDER MANAGEMENT        OTHER CLIENT ASSETS       TOTAL
                          -----------------------        -------------------       -----
'1994'                               44                          49                $ 93
'1995'                               52                          58                $110
'1996'                               94                          77                $171
'1997'                              136                         102                $238
'1998'                              195                         142                $337
'February 1999'                     207                         163                $370

     As of February 1999, equities and alternative investments represented 51% of our total assets under management. Since 1996, these two asset classes have been the primary drivers of our growth in assets under management.

     The following table sets forth the amount of assets under management by asset class:

                     ASSETS UNDER MANAGEMENT BY ASSET CLASS
                                 (in billions)

                                                                                AS OF
                                                  AS OF NOVEMBER               FEBRUARY
                                       ------------------------------------    --------
                                       1994    1995    1996    1997    1998      1999
                                       ----    ----    ----    ----    ----      ----
ASSET CLASS
Equity...............................  $ 6     $ 9     $34     $ 52    $ 69      $ 73
Fixed income and currency............   17      19      26       36      50        53
Money markets........................   18      20      27       31      46        48
Alternative investment(1)............    3       4       8       17      30        32
                                       ---     ---     ---     ----    ----      ----
Total................................  $44     $52     $95     $136    $195      $206
                                       ===     ===     ===     ====    ====      ====

        -----------------------
        (1) Includes private equity, real estate, quantitative asset allocation and other funds that we manage.

                            ------------------------

     Since the beginning of 1996, we have increased the resources devoted to our asset management business, including adding over 850 employees. In addition, over the past three years, Goldman Sachs has made three asset management acquisitions in order to expand its geographic reach and broaden its global equity and alternative investment portfolio management capabilities.

     Our global reach has been important in growing assets under management. From November 1996 to February 1999, our assets under management, excluding our merchant banking funds, sourced from outside the United States grew by over $35 billion. As of February 1999, we managed approximately $46 billion sourced from Europe.

     In Japan, deregulation, high individual savings rates and low local rates of return have been important drivers of growth for our asset management business during the 1990s. Over the last three years, we have built a significant asset management business in Japan, and, as of February 1999, we managed $23 billion of assets sourced from Japan. In Japan, as of the end of February 1999, we were the largest non-Japanese investment trust manager, according to The Investment Trusts Association, and we managed four of the top 15 open-ended mutual funds ranked by mutual fund assets, according to IFIS Inc. We believe that substantial opportunities exist to grow our asset management business in Japan, by increasing our institutional client base and expanding the third-party distribution network through which we offer our mutual funds.

     CLIENTS. Our primary clients are institutions, high net worth individuals and retail investors. We access clients through both direct and third-party channels.

     The table below sets forth the amount of assets under supervision by distribution channel and client category as of November 1998:

                ASSETS UNDER SUPERVISION BY DISTRIBUTION CHANNEL
                                 (in billions)

                                            ASSETS UNDER
                                           SUPERVISION(1)      PRIMARY INVESTMENT VEHICLES
                                           --------------      ---------------------------
- Directly distributed
  -- Institutional.......................      $  121         Separate managed accounts
                                                              Commingled vehicles

  -- High net worth individuals..........         156         Brokerage accounts
                                                              Limited partnerships
                                                              Separate managed accounts
- Third-party distributed
  -- Institutional and retail............          48         Mutual funds
                                               ------
Total....................................      $  325
                                               ======

---------------
    (1) Excludes $12 billion in our merchant banking funds.
                            ------------------------

     Our institutional clients include corporations, insurance companies, pension funds, foundations and endowments. We managed assets for three of the five largest pension pools in the United States as ranked as of September 30, 1998 by Pensions & Investments, and we have 18 clients for whom we manage at least $1 billion each.

     In the individual high net worth area, we have established approximately 10,000 high net worth accounts worldwide, including accounts with 41% of the 1998 "Forbes 400 List of the Richest Americans". We believe this is a high growth opportunity because this market (defined as the market for individual investors with a net worth in excess of $5 million) is highly fragmented and growing rapidly and accounts for approximately $10 trillion of investable assets according to a study by McKinsey & Co. At the center of our effort is a team of over 420 relationship managers, located in 12 U.S. and six international offices. These professionals have an average of over seven years of experience at Goldman Sachs and have exhibited low turnover and superior productivity relative to the industry average.

     In the third-party distribution channel, we distribute our mutual funds on a worldwide basis through banks, brokerage firms, insurance companies and other financial intermediaries. As of December 31, 1998, we were the third largest manager in the U.S. institutional money market sector according to information compiled by Strategic Insight. In Japan, we also utilize a third-party distribution network consisting principally of the largest Japanese brokerage firms.

MERCHANT BANKING

     Goldman Sachs has an established successful record in the corporate and real estate merchant banking business, having raised $15.5 billion of committed capital for 15 private investment funds, as of November 1998, of which $9.0 billion had been funded. We have committed $2.8 billion and funded $1.7 billion of these amounts; our clients, including pension plans, endowments, charitable institutions and high net worth individuals, have provided the remainder. Some of these investment funds pursue, on a global basis, long-term investments in equity and debt securities in privately negotiated transactions, leveraged buyouts and acquisitions. As of November 1998, these funds had total committed capital of $7.7 billion, which includes two funds with $1.0 billion of committed capital that are in the process of being wound down. Other funds, with total committed capital of $7.8 billion as of November 1998, invest in real estate operating companies and debt and equity interests in real estate assets.

     Our strategy with respect to each merchant banking fund is to invest opportunistically to build a portfolio of investments that is diversified by industry, product type, geographic region and transaction structure and type. Our merchant banking funds leverage our long-standing relationships with companies, investors, entrepreneurs and financial intermediaries around the world to source potential investment opportunities. In addition, our merchant banking funds and their portfolio companies have generated business for other areas of Goldman Sachs, including equity underwriting, leveraged and other financing fees and merger advisory fees.

     Located in eight offices around the world, our investment professionals identify, manage and sell investments on behalf of our merchant banking funds. Goldman Sachs has two subsidiaries that manage real estate assets, The Archon Group, L.P. and Archon Group (France) S.C.A. In addition, our merchant banking professionals work closely with other departments and benefit from the expertise of specialists in debt and equity research, investment banking, leveraged and mortgage finance and equity capital markets.

     Merchant banking activities generate three revenue streams. First, we receive a management fee that is generally a percentage of a fund's committed capital, invested capital, total gross acquisition cost or asset value. These annual management fees, which are included in our asset management revenues, have historically been a recurring source of revenue. Second, we receive from each fund, after that fund has achieved a minimum return for fund investors, an increased share of the fund's income and gains that is a percentage, typically 20%, of the capital appreciation and gains from the fund's investments. Revenues from the increased share of the fund's income and gains are included in commissions. Third, Goldman Sachs, as a substantial investor in these funds, is allocated its proportionate share of the funds' unrealized appreciation or depreciation arising from changes in fair value as well as gains and losses upon realization. These items are included in Trading and Principal Investments.

SECURITIES SERVICES

     Securities services consists predominantly of Global Securities Services, which provides prime brokerage, financing services and securities lending to a diversified U.S. and international customer base, including hedge funds, pension funds and high net worth individuals. Securities services also includes our matched book businesses.

     We offer prime brokerage services to our clients, allowing them the flexibility to trade with most brokers while maintaining a single source for financing and portfolio reports. Our prime brokerage activities provide multi-product clearing and custody in 50 markets, consolidated multi-currency accounting and reporting and offshore fund administration and servicing for our most active clients. Additionally, we provide financing to our clients through margin loans collateralized by securities held in the client's account. In recent years, we have significantly increased our prime brokerage client base.

     Securities lending activities principally involve the borrowing and lending of equity securities to cover customer and Goldman Sachs' short sales and to finance Goldman Sachs' long positions. In addition, we are an active participant in the securities lending broker-to-broker business and the third-party agency lending business. Trading desks in New York, Boston, London, Tokyo and Hong Kong provide 24-hour coverage in equity markets worldwide. We believe the rapidly developing international stock lending market presents a significant growth opportunity for us.

     Lenders of securities include pension plan sponsors, mutual funds, insurance companies, investment advisors, endowments, bank trust departments and individuals. We have entered into exclusive relationships with certain lenders that have given us access to large pools of securities, some of which are often hard to locate in the general lender market, providing us with a competitive advantage. We believe that a significant cause of the growth in short sales, which require the borrowing of securities, has been the rapid increase in complex trading strategies, such as index arbitrage, convertible bond and warrant arbitrage, option strategies, and sector and market neutral strategies where shares are sold short to hedge exposure from derivative instruments.

COMMISSIONS

     Goldman Sachs generates commissions by executing agency transactions on major stock and futures exchanges worldwide. We effect agency transactions for clients located throughout the world. In recent years, aggregate commissions have increased as a result of growth in transaction volume on the major exchanges. As discussed above, commissions also include the increased share of income and gains from merchant banking funds as well as commissions earned from brokerage transactions for high net worth individuals. For a discussion regarding our increased share of the income and gains from our merchant banking funds, see "-- Merchant Banking" above, and for a discussion regarding high net worth individuals, see "-- Asset Management -- Clients" above.

     In anticipation of continued growth in electronic connectivity and online trading, Goldman Sachs has made strategic investments in alternative trading systems to gain experience and participate in the development of this market. See "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating -- Our Revenues May Decline Due to Competition from Alternative Trading Systems" for a discussion of the competitive risks posed by alternative trading systems generally.

                           GLOBAL INVESTMENT RESEARCH

     Our Global Investment Research Department provides fundamental research on economies, debt and equity markets, commodities markets, industries and companies on a worldwide basis. For over two decades, we have committed the resources on a global scale to develop an industry-leading position for our investment research products. We believe that investment research is a significant factor in our strong competitive position in debt and equity underwritings and in our generation of commission revenues.

     Major investors worldwide recognize Goldman Sachs for its value-added research products, which are highly rated in client polls across the Americas, Europe and Asia. Our Research Department is the only one to rank in the top three in each of the last 15 calendar years in Institutional Investor's "All-America Research Team" survey. In December 1998, the Research Department also achieved top honors for global investment research from Institutional Investor. In Europe, based on the Institutional Investor "1999 All-Europe Research Team" survey, the Research Department ranked number one for coverage of pan-European sectors and number three in European Strategy and Economics.

     Global Investment Research employs a team approach that provides equity research coverage of approximately 2,300 companies worldwide, 53 economies and 26 stock markets. This is accomplished through four groups:

- the Economic Research group, which formulates macroeconomic forecasts for economic activity, foreign exchange, and interest rates based on the globally coordinated views of its regional economists;

- the Portfolio Strategy group, which forecasts equity market returns and provides recommendations on both asset allocation and industry representation;

- the Company/Industry group, which provides fundamental analysis, forecasts and investment recommendations for companies and industries worldwide. Equity research analysts are organized regionally by sector and globally into more than 20 industry teams, which allows for extensive collaboration and knowledge sharing on important investment themes; and

- the Commodities Research group, which provides research on the global commodity markets.

                               INTERNET STRATEGY

     We believe that Internet technology and electronic commerce will, over time, change the ways that securities are traded and distributed, creating both opportunities and challenges for our businesses. In response, we have a program of internal development and external investment.


     Internally, we are extending our global electronic trading and information distribution capabilities to our clients via the Internet. These capabilities cover many of our fixed income, equities and mutual fund products in markets around the world. We are also using the Internet to improve the ease and quality of communication with our institutional and high net worth clients. For example, investors have on-line access to our investment research, mutual fund data and valuation models and our high net worth clients are increasingly accessing their portfolio information over the Internet. We have also recently established GS-Online(SM), which, in conjunction with Goldman, Sachs & Co., acts as an underwriter of securities offerings via the Internet and other electronic means. GS-Online(SM) will deal initially only with other underwriters and syndicate members and not with members of the public.


     Externally, we have invested in electronic commerce concerns such as Bridge Information Systems, Inc., TradeWeb LLC, Archipelago L.L.C., The BRASS Utility, L.L.C., OptiMark Technologies Inc. and, most recently, Wit Capital Group, Inc. Through these investments, we gain an increased understanding of business developments and opportunities in this emerging sector. For a discussion of how Goldman Sachs could be adversely affected by these developments, see "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating -- Our Revenues May Decline Due to Competition from Alternative Trading Systems".

                             INFORMATION TECHNOLOGY

     Technology is fundamental to our overall business strategy. Goldman Sachs is committed to the ongoing development, maintenance and use of technology throughout the organization, with expenditures, including employee costs, of approximately $970 million in 1998 and a budget of $1.2 billion in 1999. We have developed significant software and systems over the past several years. Our technology initiatives can be broadly categorized into three efforts:

- enhancing client service through increased connectivity and the provision of high value-added, tailored services;

- risk management; and

- overall efficiency and control.

     We have tailored our services to our clients by providing them with electronic access to our products and services. For example, we developed the GS Financial Workbench(SM), an Internet web site that clients and employees can use to download research reports, access earnings and valuation models, submit trades, monitor accounts, build and view presentations, calculate derivative prices and view market data. First made available in early 1995, the GS Financial Workbench(SM) represents a joint effort among all of our business areas to create one comprehensive site for clients and employees to access our products and services.

     We have also developed software that enables us to monitor and analyze our market and credit risks. This risk management software not only analyzes market risk on firmwide, divisional and trading desk levels, but also breaks down our risk into its underlying exposures, permitting management to evaluate exposures on the basis of specific interest rate, currency rate, equity price or commodity price changes. To assist further in the management of our credit exposures, data from many sources are aggregated daily into credit management systems that give senior management and professionals in the Credit and Controllers Departments the ability to receive timely information with respect to credit exposures worldwide, including netting information, and the ability to analyze complex risk situations effectively. Our software accesses these data, allows for quick analysis at the level of individual trades and interacts with other Goldman Sachs systems.

     Technology has been a significant factor in improving the overall efficiency of many areas of Goldman Sachs. By automating many trading procedures, we have substantially increased our efficiency and accuracy.

     We currently have projects under way to ensure that our technology is Year 2000 compliant. See "Risk Factors -- Our Computer Systems and Those of Third Parties May Not Achieve Year 2000 Readiness -- Year 2000 Readiness Disclosure" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management -- Operational and Year 2000 Risks -- Year 2000 Readiness Disclosure" for a further discussion of the risks we face in achieving Year 2000 readiness and our progress to date.

                                   EMPLOYEES

     Management believes that one of the strengths and principal reasons for the success of Goldman Sachs is the quality and dedication of its people and the shared sense of being part of a team. Goldman Sachs was ranked number seven in Fortune magazine's "The 100 Best Companies to Work for in America" in January 1999 and was ranked number three in Fortune magazine's 1999 "The Top 50 MBA Dream Companies", the highest ranking investment banking and securities firm in each case. We strive to maintain a work environment that fosters professionalism, excellence, diversity and cooperation among our employees worldwide.

     Instilling the Goldman Sachs culture in all employees is a continuous process, of which training is an essential part. We recently opened a 34,000 square foot training center in New York City, near our world headquarters. All employees are offered the opportunity to participate in education and periodic seminars that we sponsor at various locations throughout the world. We also sponsor off-site meetings for the various business units that are designed to promote collaboration among co-workers.

     Another important part of instilling the Goldman Sachs culture in all employees is our employee review process. Employees are reviewed by supervisors, co-workers and employees they supervise in a 360-degree review process that is integral to our team approach. In 1998, over 140,000 reviews were completed, evidencing the comprehensive nature of this process.

     We also believe that good citizenship is an important part of being a member of the Goldman Sachs team. To that end, we established our Community TeamWorks initiative in 1997. As part of Community TeamWorks, all employees are offered the opportunity to spend a day working at a charitable organization of their choice while continuing to receive their full salary for that day. In 1998, approximately two-thirds of our employees participated in Community TeamWorks. The commitment of our partners to the community is also demonstrated by their having given over $90 million in each of the last two years to charities, including private foundations.

     As of February 1999, we had approximately 13,000 employees. In addition, The Archon Group, L.P. and Archon Group (France) S.C.A., subsidiaries of Goldman Sachs that provide real estate services for our real estate investment funds, had a total of approximately 1,260 employees as of February 1999. Goldman Sachs is reimbursed for substantially all of the costs of these employees by these funds.


     See "Management -- The Employee Initial Public Offering Awards" for a discussion of the steps taken by Goldman Sachs to encourage the continued service of its employees after our common stock offering and see "Risk
Factors -- Our Conversion to Corporate Form May Adversely Affect Our Ability to Recruit, Retain and Motivate Key Employees".


                                  COMPETITION

     The financial services industry -- and all of our businesses -- are intensely competitive, and we expect them to remain so. Our competitors are other brokers and dealers, investment banking firms, insurance companies, investment advisors, mutual funds, hedge funds, commercial banks and merchant banks. We compete with some of our competitors globally and with some others on a regional, product or niche basis. We compete on the basis of a number of factors, including transaction execution, our products and services, innovation, reputation and price.

     Competition is also intense for the attraction and retention of qualified employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees. See "-- Employees" for a discussion of our efforts in this regard.

     In recent years there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share, which could result in pricing pressure in our businesses.


     This trend toward consolidation and convergence has significantly increased the capital base and geographic reach of our competitors. This trend has also hastened the globalization of the securities and other financial services markets. As a result, we have had to commit capital to support our international operations and to execute large global transactions.


     We believe that some of our most significant challenges and opportunities will arise outside the United States. See "Industry and Economic Outlook" for a discussion of these challenges and opportunities. In order to take advantage of these opportunities, we will have to compete successfully with financial institutions based in important non-U.S. markets, particularly in Europe. Some of these institutions are larger, better capitalized and have a stronger local presence and a longer operating history in these markets.

     We have experienced intense price competition in some of our businesses in recent years. For example, equity and debt underwriting discounts have been under pressure for a number of years and the ability to execute trades electronically, through the Internet and other alternative trading systems may increase the pressure on trading commissions. It appears that this trend toward alternative trading systems will continue and perhaps accelerate. Similarly, underwriting spreads in Latin American and other privatizations have been subject to considerable pressure in the last year. We believe that we may experience pricing pressures in these and other areas in the future as some of our competitors seek to obtain market share by reducing prices.

     See "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating" for a discussion of the competitive risks we face in our businesses.

                                   REGULATION

     Goldman Sachs' business is, and the securities and commodity futures and options industries generally are, subject to extensive regulation in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets, not with protecting the interests of Goldman Sachs' shareholders or creditors. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. Goldman, Sachs & Co. is registered as a broker-dealer and as an investment adviser with the SEC and as a broker-dealer in all 50 states and the District of Columbia. Self-regulatory organizations, such as the NYSE, adopt rules and examine broker-dealers, such as Goldman, Sachs & Co. In addition, state securities and other regulators also have regulatory or oversight authority over Goldman, Sachs & Co. Similarly, our businesses are also subject to regulation by various non-U.S. governmental and regulatory bodies and self-regulatory au-thorities in virtually all countries where we have offices.

     Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record-keeping, the financing of customers' purchases and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect the mode of operation and profitability of Goldman Sachs.

     The U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees. Occasionally, our subsidiaries have been subject to investigations and proceedings, and sanctions have been imposed for infractions of various regulations relating to our activities, none of which has had a material adverse effect on us or our businesses.

     The commodity futures and options industry in the United States is subject to regulation under the Commodity Exchange Act, as amended. The Commodity Futures Trading Commission is the federal agency charged with the administration of the Commodity Exchange Act and the regulations thereunder. Goldman, Sachs & Co. is registered with the Commodity Futures Trading Commission as a futures commission merchant, commodity pool operator and commodity trading advisor.

     As a registered broker-dealer and member of various self-regulatory organizations, Goldman, Sachs & Co. is subject to the SEC's uniform net capital rule, Rule 15c3-1. This rule specifies the minimum level of net capital a broker-dealer must maintain and also requires that at least a minimum part of its assets be kept in relatively liquid form. Goldman, Sachs & Co. is also subject to the net capital requirements of the Commodity Futures Trading Commission and various securities and commodity exchanges. See Note 8 to the audited consolidated financial statements and Note 5 to the unaudited condensed consolidated financial statements for a discussion of our net capital.

     The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, dictate the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC's uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital.

     In January 1999, the SEC adopted revisions to its uniform net capital rule and related regulations that permit the registration of over-the-counter derivatives dealers as broker-dealers. An over-the-counter derivatives dealer can, upon adoption of a risk management framework in accordance with the new rules, utilize a capital requirement based upon proprietary models for estimating market risk exposures. We have established Goldman Sachs Financial Markets, L.P. and are in the process of registering this company with the SEC as an over-the-counter derivatives dealer to conduct in a more capital efficient manner certain over-the-counter derivative businesses now conducted in other affiliates.

     Goldman Sachs is an active participant in the international fixed income and equity markets. Many of our affiliates that participate in those markets are subject to comprehensive regulations that include some form of capital adequacy rule and other customer protection rules. For example, Goldman Sachs provides investment services in and from the United Kingdom under a regulatory regime that is undergoing comprehensive restructuring aimed at implementing the Financial Services Authority as the United Kingdom's unified regulator. The relevant

Goldman Sachs entities in London are at present regulated by the Securities and Futures Authority Limited in respect of their investment banking, individual asset management, brokerage and principal trading activities, and the Investment Management Regulatory Organization in respect of their institutional asset management and fund management activities. Some of these Goldman Sachs entities are also regulated by the London Stock Exchange and other United Kingdom securities and commodities exchanges of which they are members. It is expected, however, that commencing in 2000 the responsibilities of the Securities and Futures Authority Limited and Investment Management Regulatory Organization will be taken over by the Financial Services Authority. The investment services that are subject to oversight by United Kingdom regulators are regulated in accordance with European Union directives requiring, among other things, compliance with certain capital adequacy standards, customer protection requirements and conduct of business rules. These standards, requirements and rules are similarly implemented, under the same directives, throughout the European Union and are broadly comparable in scope and purpose to the regulatory capital and customer protection requirements imposed under the SEC and Commodity Futures Trading Commission rules. European Union directives also permit local regulation in each jurisdiction, including those in which we operate, to be more restrictive than the requirements of such directives and these local requirements can result in certain competitive disadvantages to Goldman Sachs. In addition, the Japanese Ministry of Finance and the Financial Supervisory Agency in Japan as well as German, French and Swiss banking authorities, among others, regulate various of our subsidiaries and also have capital standards and other requirements comparable to the rules of the SEC.


     Compliance with net capital requirements of these and other regulators could limit those operations of our subsidiaries that require the intensive use of capital, such as underwriting and trading activities and the financing of customer account balances, and also could restrict our ability to withdraw capital from our regulated subsidiaries, which in turn could limit our ability to repay debt, including the notes. See "Risk Factors -- Legal and Regulatory Risks Are Inherent and Substantial in Our Businesses and Could Lead to a Reduction in Our Credit Ratings or in Our Ability to Repay the Notes",
"-- Investors in the Notes Face Additional Risk Because The Goldman Sachs Group, Inc. Is a Holding Company" and "-- The Value of the Notes May Be Impaired Because We Depend on Funds from Our Regulated Subsidiaries" for a discussion of limitations on our ability to receive funds from regulated subsidiaries.


                                 LEGAL MATTERS

     We are involved in a number of judicial, regulatory and arbitration proceedings (including those described below) concerning matters arising in connection with the conduct of our businesses. We believe, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on our financial condition, but might be material to our operating results for any particular period, depending, in part, upon the operating results for such period.

MOBILEMEDIA SECURITIES LITIGATION

     Goldman, Sachs & Co. has been named as a defendant in a purported class action lawsuit commenced on December 6, 1996 and pending in the U.S. District Court for the District of New Jersey. This lawsuit was brought on behalf of purchasers of common stock of MobileMedia Corporation in an underwritten offering in 1995 and purchasers of senior subordinated notes of MobileMedia Communications Inc. in a concurrent underwritten offering. Defendants are MobileMedia Corporation, certain of its officers and directors, and the lead underwriters, including Goldman, Sachs & Co. MobileMedia Corporation is currently reorganizing in bankruptcy.

     Goldman, Sachs & Co. underwrote 2,242,500 shares of common stock, for a total price of approximately $53 million, and Goldman Sachs International underwrote 718,750 shares, for a total price of approxi-mately $17 million. Goldman, Sachs & Co. underwrote approximately $38 million in principal amount of the senior subordinated notes.

     The consolidated class action complaint alleges violations of the disclosure requirements of the federal securities laws and seeks compensatory and/or rescissory damages. In light of MobileMedia Corporation's bankruptcy, the action against it has been stayed. Defendants' motion to dismiss was denied in October 1998.

ANTITRUST MATTERS RELATING TO UNDERWRITINGS

     Goldman, Sachs & Co. is one of numerous financial services companies that have been named as defendants in certain purported class actions brought in the U.S. District Court for the Southern District of New York by purchasers of securities in public offerings, who claim that the defendants engaged in conspiracies in violation of federal antitrust laws in connection with these offerings. The plaintiffs in each instance seek treble damages as well as injunctive relief. One of the actions, which was commenced on August 21, 1998, alleges that the defendants have conspired to discourage or restrict the resale of securities for a period after the offerings, including by imposing "penalty bids". Defendants moved to dismiss the complaint in November 1998. The plaintiffs amended their complaint in February 1999, modifying their claims in various ways, including limiting the proposed class to retail purchasers of public offerings. Several other actions were commenced, beginning on November 3, 1998, that allege that the defendants, many of whom are also named in the other action discussed above, have conspired to fix at 7% the discount that underwriting syndicates receive from issuers of shares in certain offerings.

     Goldman, Sachs & Co. received a Civil Investigative Demand on April 29, 1999 from the U.S. Department of Justice requesting information with respect to its investigation of an alleged conspiracy among securities underwriters to fix underwriting fees.

ROCKEFELLER CENTER PROPERTIES, INC. LITIGATION

     Several former shareholders of Rockefeller Center Properties, Inc. brought purported class actions in the U.S. District Court for the District of Delaware and the Delaware Chancery Court arising from the acquisition of Rockefeller Center Properties, Inc. by an investor group in July 1996. The defendants in the actions include, among others, Goldman, Sachs & Co., Whitehall Real Estate Partnership V, a fund advised by Goldman, Sachs & Co., a Goldman, Sachs & Co. managing director and other members of the investor group. The federal court actions, which have since been consolidated, were filed beginning on November 15, 1996, and the state court action was filed on May 29, 1998.

     The complaints generally allege that the proxy statement disseminated to former Rockefeller Center Properties, Inc. stockholders in connection with the transaction was deficient, in violation of the disclosure requirements of the federal securities laws. The plaintiffs are seeking, among other things, unspecified damages, rescission of the acquisition, and/or disgorgement.

     In a series of decisions, the federal court has granted summary judgment dismissing all the claims in the federal action. The plaintiffs have appealed those rulings.

     The state action has been stayed pending disposition of the federal action.

REICHHOLD CHEMICALS LITIGATION

     Reichhold Chemicals, Inc. and Reichhold Norway ASA brought a claim on March 30, 1998 in the Commercial Court in London against Goldman Sachs International in relation to the plaintiffs' 1997 purchase of the polymer division of one of Goldman Sachs International's Norwegian clients, Jotun A/S. The plaintiffs claim that they overpaid by $40 million based upon misrepresentations concerning the financial performance of the polymer division.

     In November 1998, the Commercial Court granted Goldman Sachs
International's application for a stay of the action pending the outcome of arbitration proceedings between

Reichhold Chemicals, Inc. and Reichhold Norway ASA, on the one hand, and Jotun A/S in Norway, on the other. The stay order is currently being reviewed by an appellate court.

MATTERS RELATING TO MUNICIPAL SECURITIES

     Goldman, Sachs & Co., together with a number of other firms active in the municipal securities area, has received requests beginning in June 1995 for information from the SEC and certain other federal and state agencies and authorities with respect to the pricing of escrow securities sold by Goldman, Sachs & Co. to certain municipal bond issuers in connection with the advanced refunding of municipal securities. Goldman, Sachs & Co. understands that certain municipal bond issuers to which Goldman, Sachs & Co. sold escrow securities have also received such inquiries.

     There have been published reports that an action under the Federal False Claims Act was filed in February 1995 alleging unlawful and undisclosed overcharges in certain advance refunding transactions by a private plaintiff on behalf of the United States and that Goldman, Sachs & Co., together with a number of other firms, is a named defendant in that action. The complaint was reportedly filed under seal while the government determines whether it will pursue the claims directly.

     Goldman, Sachs & Co. is also one of many municipal underwriting firms that have been named as defendants in a purported class action brought on November 24, 1998 in the U.S. District Court for the Middle District of Florida by the Clerk of Collier County, Florida on behalf of municipal issuers which purchased escrow securities since October 1986 in connection with advance refundings. The amended complaint alleges that the securities were excessively "marked up" in violation of the Investment Advisers Act and Florida law, and seeks to recover the difference between the actual and alleged "fair" prices. The defendants moved to dismiss the complaint on April 30, 1999.

AMF SECURITIES LITIGATION

     The Goldman Sachs Group, L.P., Goldman, Sachs & Co. and a Goldman, Sachs & Co. managing director have been named as defendants in a purported class action lawsuit commenced on April 27, 1999 in the U.S. District Court for the Southern District of New York. This lawsuit was brought on behalf of purchasers of stock of AMF Bowling, Inc. in an underwritten initial public offering of 15,525,000 shares of common stock in November 1997 at a price of $19.50 per share. Defendants are AMF Bowling, Inc., certain officers and directors of AMF Bowling, Inc. (including the Goldman, Sachs & Co. managing director), and the lead underwriters of the offering (including Goldman, Sachs & Co.). The complaint alleges violations of the disclosure requirements of the federal securities laws and seeks compensatory damages and/or rescission. The complaint asserts that The Goldman Sachs Group, L.P. and the Goldman, Sachs & Co. managing director are liable as controlling persons under the federal securities laws because certain funds managed by Goldman Sachs owned a majority of the outstanding common stock of AMF Bowling, Inc. and the managing director served as its chairman at the time of the offering.

                                   PROPERTIES

     Our principal executive offices are located at 85 Broad Street, New York, New York, and comprise approximately 969,000 square feet of leased space, pursuant to a lease agreement expiring in June 2008 (with an option to renew for up to 20 additional years). We also occupy over 500,000 square feet at each of 1 New York Plaza and 10 Hanover Square in New York, New York, pursuant to lease agreements expiring in September 2004 (with an option to renew for ten years) and June 2018, respectively. We also have a 15-year lease for approximately 590,000 square feet at 180 Maiden Lane in New York, New York, that expires in March 2014. In total, we lease over 3.1 million square feet in the New York area, having more than doubled our space since November 1996. We have additional offices in the United States and elsewhere in the Americas. Together, these offices comprise approximately 650,000 square feet of leased space.

     Consistent with Goldman Sachs' global approach to its business, we also have offices in Europe, Asia, Africa and Australia. In Europe, we have offices that total approximately 790,000 square feet. Our largest presence in Europe is in London, where we lease approximately 639,000 square feet through various leases, with the principal one, for Peterborough Court, expiring in 2016. An additional 396,000 square feet of leased space in London is expected to be occupied during 2001.

     In Asia, we have offices that total approximately 360,000 square feet. Our largest offices in these regions are in Tokyo and Hong Kong. In Tokyo, we currently lease approximately 175,000 square feet under leases that expire between November 1999 and June 2005. In Hong Kong, we currently lease approximately 103,000 square feet under a lease that expires in May 2000. We recently entered into a new 12-year lease in Hong Kong for approximately 190,000 square feet. There are also significant expansion efforts underway in Tokyo and Singapore.

     Our space requirements have increased significantly over the last several years. Currently, Goldman Sachs is at or near capacity at most of its locations. As a result, we have been actively leasing additional space to support our anticipated growth. Based on our progress to date, we believe that we will be able to acquire additional space to meet our anticipated needs.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS


     Set forth below is information concerning the directors and executive officers of Goldman Sachs as of the date of this prospectus. We anticipate appointing additional directors over time who are not employees of Goldman Sachs or affiliated with management.


            NAME                             AGE                              POSITION
            ----                             ---                              --------
            Henry M. Paulson, Jr.            53       Director, Chairman and Chief Executive Officer
            Robert J. Hurst                  53       Director and Vice Chairman
            John A. Thain                    43       Director, President and Co-Chief Operating Officer
            John L. Thornton                 45       Director, President and Co-Chief Operating Officer
            Sir John Browne                  51       Director
            James A. Johnson                 55       Director
            John L. Weinberg                 74       Director
            Robert J. Katz                   51       General Counsel
            Gregory K. Palm                  50       General Counsel
            Robin Neustein                   45       Chief of Staff
            Leslie M. Tortora                42       Chief Information Officer
            David A. Viniar                  43       Chief Financial Officer
            Barry L. Zubrow                  46       Chief Administrative Officer

                            ------------------------

     Executive officers are appointed by and serve at the pleasure of our board of directors. A brief biography of each director and executive officer follows.

     Mr. Paulson has been Co-Chairman and Chief Executive Officer or Co-Chief Executive Officer of The Goldman Sachs Group, L.P. since June 1998 and served as Chief Operating Officer from December 1994 to June 1998. From 1990 to November 1994, he was Co-Head of Investment Banking.

     Mr. Hurst has been Vice Chairman of The Goldman Sachs Group, L.P. since February 1997 and has served as Head or Co-Head of Investment Banking since 1990. He is also a director of VF Corporation and IDB Holding Corporation Ltd.

     Mr. Thain has been President of The Goldman Sachs Group, L.P. since March 1999 and Co-Chief Operating Officer since January 1999. From December 1994 to March 1999, he served as Chief Financial Officer and Head of Operations, Technology and Finance. From July 1995 to September 1997, he was also Co-Chief Executive Officer for European Operations. In 1990, Mr. Thain transferred from FICC to Operations, Technology and Finance to assume responsibility for Controllers and Treasury. From 1985 to 1990, Mr. Thain was in FICC where he established and served as Co-Head of the Mortgage Securities Department. Mr. Thain is a director of The Depository Trust Company.

     Mr. Thornton has been President of The Goldman Sachs Group, L.P. since March 1999 and Co-Chief Operating Officer of The Goldman Sachs Group, L.P. since January 1999. From August 1998 until January 1999, he had oversight responsibility for International Operations. From September 1996 until August 1998, he was Chairman, Goldman Sachs -- Asia, in addition to his senior strategic responsibilities in Europe. From July 1995 to September 1997, he was Co-Chief Executive Officer for European Operations. From 1994 to 1995, he was Co-Head of Investment Banking in Europe and from 1992 to 1994 was Head of European Investment Banking Services. Mr. Thornton is also a director of the Ford Motor Company, BSkyB PLC, Laura Ashley PLC and the Pacific Century Group.

     Sir John Browne has been Group Chief Executive of BP Amoco p.l.c. since January

1999. He was Group Chief Executive of The British Petroleum Company from 1995 to 1999, having served as a Managing Director since 1991. Sir John is also a director of SmithKline Beecham p.l.c. and the Intel Corporation, a member of the supervisory board of DaimlerChrysler AG and a trustee of the British Museum.

     Mr. Johnson has been Chairman of the Executive Committee of the Board of Directors of Fannie Mae since January 1999. He was Chairman and Chief Executive Officer of Fannie Mae from February 1991 through December 1998. Mr. Johnson is also a director of the Cummins Engine Company, Dayton Hudson Corporation, UnitedHealth Group and Kaufman and Broad Home Corporation, Chairman of the John
F. Kennedy Center for the Performing Arts and Chairman of the Board of Trustees of The Brookings Institution.

     Mr. Weinberg has been Senior Chairman of The Goldman Sachs Group, L.P. since 1990. From 1984 to 1990, he was Senior Partner and Chairman and, from 1976 to 1984, he served both as Senior Partner and Co-Chairman. Mr. Weinberg is also a director of Knight-Ridder, Inc., Providian Financial Corp. and Tricon Global Restaurants, Inc.

     Mr. Katz has been General Counsel of The Goldman Sachs Group, L.P. or its predecessor since 1988. From 1980 to 1988, Mr. Katz was a partner in Sullivan & Cromwell.

     Mr. Palm has been General Counsel of The Goldman Sachs Group, L.P. since 1992. He also has senior oversight responsibility for Compliance and Management Controls, and is Co-Chairman of the Global Compliance and Control Committee. From 1982 to 1992, Mr. Palm was a partner in Sullivan & Cromwell.

     Ms. Neustein has been Chief of Staff to the senior partners of The Goldman Sachs Group, L.P. since 1992. From 1991 to 1992, Ms. Neustein managed strategic projects for the senior partners. Prior to then, she was in Investment Banking.

     Ms. Tortora has been Chief Information Officer of The Goldman Sachs Group, L.P. and the Head of Information Technology since March 1999. She has headed Goldman Sachs' global technology efforts since 1994.

     Mr. Viniar has been Chief Financial Officer of The Goldman Sachs Group, L.P. and Co-Head of Operations, Finance and Resources since March 1999. From July 1998 until then, he was Deputy Chief Financial Officer and from 1994 until then, he was Head of Finance, with responsibility for Controllers and Treasury. From 1992 to 1994, Mr. Viniar was Head of Treasury and immediately prior to then was in the Structured Finance Department of Investment Banking.

     Mr. Zubrow has been Chief Administrative Officer of The Goldman Sachs Group, L.P. and Co-Head of Operations, Finance and Resources since March 1999. From 1994 until then he was chief credit officer and Head of the Credit Department. From 1992 to 1994, Mr. Zubrow was Head of the Midwest Group in the Corporate Finance Department of Investment Banking.


     In addition, Jon S. Corzine, 52, resigned his positions as a Director and Co-Chairman of Goldman Sachs immediately prior to the date of our common stock offering. After seeing through the completion of our common stock offering, a project Mr. Corzine believes is of great importance to Goldman Sachs, he left Goldman Sachs to pursue other interests. Mr. Corzine was Co-Chairman of The Goldman Sachs Group, L.P. since June 1998 and served as Chairman and Chief Executive Officer of The Goldman Sachs Group, L.P. from December 1994 to June 1998 and Co-Chief Executive Officer from June 1998 to January 1999. Mr. Corzine is a member of the NASD's Board of Governors.


     There are no family relationships between any of the executive officers or directors of Goldman Sachs.

                         THE MANAGEMENT AND PARTNERSHIP
                                   COMMITTEES

     In January 1999, the Management and Partnership Committees were constituted as part of Goldman Sachs' overall governance structure. The Management Committee, which is chaired by Mr. Paulson, has responsibility for policy, strategy and management of our businesses. In addition to Messrs. Paulson, Thain, Thornton and Hurst, Ms. Neustein and Ms. Tortora, the members of this committee and their principal positions within Goldman Sachs are: Lloyd C. Blankfein (Co-Head, FICC), Richard
A. Friedman (Co-Head, Merchant Banking), Steven "Mac" M. Heller (Co-Chief Operating Officer, Investment Banking), Robert S. Kaplan (Co-Chief Operating Officer, Investment Banking), John P. McNulty (Co-Head, Asset Management), Michael P. Mortara (Co-Head, FICC), Daniel M. Neidich (Co-Head, Merchant Banking), Mark Schwartz (President, Goldman Sachs -- Japan), Robert K. Steel (Co-Head, Equities) and Patrick J. Ward (Co-Head, Equities and Deputy
Chairman -- Europe). Mr. Katz is counsel to the Management Committee.

     The Partnership Committee, which is chaired by Messrs. Thain and Thornton, oversees personnel development and career management issues. It focuses on such matters as recruiting, training, performance evaluation, diversity, mobility and succession planning and, together with the Management Committee, is expected to become integral in the process of selecting and compensating managing directors. In addition to Messrs. Thain and Thornton and Ms. Neustein, the members of this committee and their principal positions within Goldman Sachs are: David W. Blood (Head, Asset Management -- Europe), Gary D. Cohn (Head, FICC Commodities and Emerging Markets), W. Mark Evans (Co-Head, Investment Research), Jacob D. Goldfield (Head, FICC -- Europe), David B. Heller (Head, Equities Derivatives Trading), Philip D. Murphy (President, Goldman Sachs -- Asia), Simon M. Robertson (President, Goldman Sachs -- Europe), Esta E. Stecher (Head, Tax), John S. Weinberg (Co-Head, Investment Banking Services), Peter A. Weinberg (Co-Chief Operating Officer, Investment Banking and Deputy Chairman -- Europe) and Jon Winkelried (Head, Leveraged Finance). Mr. Palm is counsel to the Partnership Committee.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS


     Our charter provides for a classified board of directors consisting of three classes. The term of the initial Class I directors will terminate on the date of the 2000 annual meeting of shareholders, the term of the initial Class II directors will terminate on the date of the 2001 annual meeting of shareholders and the term of the initial Class III directors will terminate on the date of the 2002 annual meeting of shareholders. Messrs. Thain and Thornton are members of Class I, Sir John Browne and Messrs. Johnson and Weinberg are members of Class II and Messrs. Hurst and Paulson are members of Class III. Beginning in 2000, at each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term and until their respective successors have been elected and qualified. A director may be removed only for cause by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote in the election of directors.


     It is anticipated that our board of directors will meet at least quarterly. Members of our board of directors who are employees of Goldman Sachs or any of its subsidiaries will not be compensated for service on the board of directors or any committee thereof.


     Since the completion of our common stock offering, Mr. Weinberg has continued in his role as Senior Chairman under an agreement pursuant to which he will provide senior advisory services to Goldman Sachs, receive annual compensation of $2 million and participate in various employee benefit plans. The agreement expires November 24, 2000, unless earlier terminated by either party on 90 days' notice. Mr. Weinberg has had similar arrangements with Goldman Sachs since 1990.


                      COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors will have an Audit Committee, composed of directors who are not employed by Goldman Sachs or affiliated with management. The Audit Committee will review the results and scope of the audit and other services provided by our independent auditors as well as review our accounting and control procedures and policies.

     Our board of directors will also have a Compensation Committee. The Compensation

Committee will oversee the compensation and benefits of the management and employees of Goldman Sachs and will consist entirely of non-employee directors.

     Our board of directors may from time to time establish other committees to facilitate the management of Goldman Sachs.

                             EXECUTIVE COMPENSATION

     Prior to our common stock offering, our business was carried on in partnership form. As a result, meaningful individual compensation information for directors and executive officers of Goldman Sachs based on operating in corporate form is not available for periods prior to our common stock offering. However, Goldman Sachs does not believe that the aggregate compensation that will be paid in fiscal 1999 to the continuing named executive officers referred to below will exceed levels that are customary for similarly situated executives in the investment banking industry.

     The following table sets forth compensation information for our Chief Executive Officer, three of our continuing executive officers named under "-- Directors and Executive Officers" and two former executive officers of The Goldman Sachs Group, L.P. (the "named executive officers").

                    FISCAL 1998 COMPENSATION INFORMATION(1)


NAME AND PRINCIPAL POSITION
---------------------------
Henry M. Paulson, Jr.,......................................  $12,700,000
  1998: Co-Chairman and Co-Chief Executive Officer
  (1999: Director, Chairman and Chief Executive Officer)
Robert J. Hurst,............................................   11,300,000
  1998: Vice Chairman
  (1999: Director and Vice Chairman)
John A. Thain,..............................................   11,200,000
  1998: Chief Financial Officer
  (1999: Director, President and Co-Chief Operating Officer)
John L. Thornton,...........................................    9,900,000
  1998: Chairman of International Operations
  (1999: Director, President and Co-Chief Operating Officer)
Jon S. Corzine(2),..........................................   12,800,000
  1998: Co-Chairman and Co-Chief Executive Officer
Roy J. Zuckerberg(3),.......................................   11,000,000
  1998: Vice Chairman


     -------------------------

     (1) The amounts in the table represent compensation for fiscal 1998 only and do not include that portion of each named executive officer's total partnership return from The Goldman Sachs Group, L.P. in 1998 attributable to a return on his invested capital or to his share of the income from investments made by Goldman Sachs in prior years that was allocated to the individuals who were partners in those years. The return on invested capital for each named executive officer was determined using a rate of 12%, the actual fixed rate of return that was paid in 1998 to our retired limited partners on their long-term capital.

     (2) Mr. Corzine resigned from Goldman Sachs prior to the consummation of our common stock offering.

     (3) Mr. Zuckerberg retired in November 1998.

                             ----------------------

     Aggregate compensation paid to key employees who are not named executive officers may exceed that paid to the named executive officers. Each of Messrs. Paulson, Hurst, Thain, Thornton, Corzine and Zuckerberg has accrued benefits under the employees' pension plan entitling him to receive annual benefits upon retirement at age 65 of $10,533, $10,533, $7,074, $11,801, $9,942 and $7,721,
respectively. These benefits had accrued prior to November 1992 and none of these executive officers has earned additional benefits under the pension plan since November 1992.

                         EMPLOYMENT, NONCOMPETITION AND
                               PLEDGE AGREEMENTS


     In connection with our common stock offering, Goldman Sachs entered into employment agreements with each profit participating limited partner who continued as a managing director and pledge agreements and agreements relating to noncompetition and other covenants with all of the managing directors who were profit participating limited partners, whether or not they retired, including, in both cases, each managing director who is a member of our board of directors or is an executive officer.


     The following are descriptions of the material terms of the employment, noncompetition and pledge agreements with the managing directors who were profit participating limited partners. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the form of each agreement. See "Available Information".

EMPLOYMENT AGREEMENTS

     Each employment agreement has an initial term extending through November 24, 2000 (thereafter no set term), requires each continuing managing director who was a profit participating limited partner to devote his or her entire working time to the business and affairs of Goldman Sachs and generally may be terminated at any time by either that managing director or Goldman Sachs on 90 days' prior written notice.

     Goldman Sachs has entered into similar employment agreements with all other managing directors, except that they have no set term.

NONCOMPETITION AGREEMENTS

     Each noncompetition agreement provides as follows:

     CONFIDENTIALITY. Each managing director who was a profit participating limited partner is required to protect and use "confidential information" in accordance with the restrictions placed by Goldman Sachs on its use and disclosure.

     NONCOMPETITION. During the period ending 12 months after the date a managing director who was a profit participating limited partner ceases to be employed by Goldman Sachs, that managing director may not:

- form, or acquire a 5% or greater ownership, voting or profit participation interest in, any competitive enterprise; or

- associate with any competitive enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity that had a relationship to that managing director's activities at Goldman Sachs.

When we refer to a "competitive enterprise", we are referring to any business enterprise that engages in any activity, or owns a significant interest in any entity that engages in any activity, that competes with any activity in which we are engaged.

     NONSOLICITATION. During the period ending 18 months after the date a managing director who was a profit participating limited partner ceases to be employed by Goldman Sachs, that managing director may not, directly or indirectly, in any manner:

- solicit any client with whom that managing director worked, or whose identity became known to him or her in connection with his or her employment with Goldman Sachs, to transact business with a competitive enterprise or reduce or refrain from doing any business with Goldman Sachs;

- interfere with or damage any relationship between Goldman Sachs and any client or prospective client; or

- solicit any employee of Goldman Sachs to apply for, or accept employment with, any competitive enterprise.

     TRANSFER OF CLIENT RELATIONSHIPS. Each managing director who was a profit participating limited partner is required, upon termination of his or her employment, to take all actions and do all things reasonably requested by Goldman Sachs during a 90-day cooperation period to maintain for Goldman Sachs the business, goodwill and business relationships with Goldman Sachs' clients with which he or she worked.

     LIQUIDATED DAMAGES. In the case of any breach of the noncompetition or nonsolicitation provisions prior to the fifth anniversary of the date of the consummation of our common stock offering, the breaching managing director will be liable for liquidated damages. The amount of liquidated damages for each managing director who initially serves on the board of directors, the Management Committee or the Partnership Committee of Goldman Sachs is $15 million, and the amount of liquidated damages for each other managing director who was a profit participating limited partner is $10 million. These liquidated damages are in addition to the forfeiture of any future equity-based awards that may occur as a result of the breach of any noncompetition or nonsolicitation provisions contained in those awards.

PLEDGE AGREEMENT


     The liquidated damages provisions of each noncompetition agreement are secured by a pledge of stock or other assets with an initial value equal to 100% of the applicable liquidated damages amount.


     Each pledge agreement will terminate on the earliest to occur of:

- the death of the relevant managing director;

- the expiration of the 24-month period following the termination of the employment of the relevant managing director; or

- the fifth anniversary of the date of the consummation of our common stock offering.

NONEXCLUSIVITY AND ARBITRATION

     The liquidated damages and pledge arrangements discussed above are not exclusive of any injunctive relief that Goldman Sachs may be entitled to for a breach of a noncompetition agreement and, after the termination of the pledge agreement, Goldman Sachs will be entitled to all available remedies for a breach of a noncompetition agreement.

     The employment, noncompetition and pledge agreements generally provide that any disputes thereunder will be resolved by binding arbitration.

                  THE EMPLOYEE INITIAL PUBLIC OFFERING AWARDS


     In connection with the consummation of our common stock offering, we provided awards to our employees and a limited number of consultants and advisors, other than managing directors who were profit participating limited partners, in one or more of the following forms:



- substantially all employees received a grant of restricted stock units awarded based on a formula, with respect to which up to an aggregate of 30,025,946 shares of common stock will be deliverable;



- certain senior employees, principally managing directors who were not profit participating limited partners, were selected to participate in the defined contribution plan described below, to which Goldman Sachs has made an initial irrevocable contribution of 12,555,866 shares of common stock;



- certain employees received a grant of restricted stock units awarded on a discretionary basis, with respect to which up to an aggregate of 33,292,869 shares of common stock will be deliverable; and



- certain employees received a grant of options to purchase shares of common stock awarded on a discretionary basis, with respect to which up to an aggregate of 40,127,592 shares of common stock will be deliverable.



     The restricted stock units awarded to employees based on a formula, the restricted stock units awarded to employees on a discretionary basis and the options to purchase shares of common stock awarded to employees on a discretionary basis were granted under the stock incentive plan described below. The restricted stock units awarded to employees on a discretionary and a formula basis described below confer only the rights of a general unsecured creditor of Goldman Sachs and no rights as a shareholder of Goldman Sachs until the common stock underlying such award is delivered. Any shares of common stock acquired by a managing director pursuant to the awards will be subject to the shareholders' agreement described in "Certain Relationships and Related Transactions -- Shareholders' Agreement".

FORMULA AWARDS

     The common stock underlying the restricted stock units awarded based on a formula generally will be deliverable in equal installments on or about the first, second and third anniversaries of the date of the consummation of our common stock offering, although the common stock may be deliverable earlier in the event of certain terminations of employment following a change in control. While no additional service will be required to obtain delivery of the underlying common stock (i.e., the award is "vested"), delivery of the common stock will be conditioned on the grantee's satisfying certain requirements, including not being terminated under the circumstances described in the award agreement prior to delivery of the common stock and not violating any policy of Goldman Sachs (including in respect of confidentiality and hedging) or otherwise acting in a manner detrimental to Goldman Sachs (including violating noncompetition or nonsolicitation provisions of the award). While these restricted stock units are outstanding, amounts equal to regular cash dividends that would have been paid on the common stock underlying these units if the common stock had been actually issued will be paid in cash at about the same time that the dividends are paid generally to the shareholders. These amounts will be recorded as compensation expense since the underlying shares of common stock will not have been issued.


     Pursuant to Accounting Principles Board Opinion No. 25, we recorded non-cash compensation expense of $1,591 million related to the restricted stock units awarded based on a formula on the date of grant, since future service is not required as a condition to the delivery of the underlying shares of common stock. For purposes of calculating both basic earnings per share (pursuant to Statement of Financial Accounting Standards No. 128) and book value per share, the shares of common stock underlying the restricted stock units awarded based on a formula are included in common stock outstanding for the reason described above.


DISCRETIONARY AWARDS

     RESTRICTED STOCK UNITS AWARDED ON A DISCRETIONARY BASIS. The restricted stock units awarded on a discretionary basis will vest, and the underlying common stock will be delivered, in equal installments on or about the third, fourth and fifth anniversaries of the date of consummation of our common stock offering if the grantee has satisfied certain conditions and the grantee's employment with Goldman Sachs has not been terminated, with certain exceptions for terminations of employment due to death, retirement, extended absence or following a change in control. While these restricted stock units are outstanding, amounts equal to regular cash dividends that would have been paid on the common stock underlying these units if the common stock had been actually issued will be paid in cash at about the same time that the dividends are paid generally to the shareholders. These amounts will be recorded as compensation expense since the underlying shares of common stock will not have been issued.


     Pursuant to Accounting Principles Board Opinion No. 25, we will record non-cash compensation expense of $1,765 million related to the restricted stock units awarded on a discretionary basis over the related service period. For purposes of calculating both basic earnings per share (pursuant to Statement of Financial Accounting Standards No. 128) and book value per share, the shares of common stock underlying these restricted stock units are excluded from common stock outstanding since future service is required as a condition to the delivery of the underlying shares of common stock. The dilutive effect of these restricted stock units is, however, included in diluted shares outstanding using the treasury stock method.



     DISCRETIONARY OPTIONS. The options to purchase shares of common stock awarded on a discretionary basis have been granted with an exercise price generally equal to the initial public offering price per share in our common stock offering, although in certain non-U.S. jurisdictions certain employees may have been granted discretionary options with a lower exercise price. These discretionary options will generally be exercisable in equal installments commencing on or about the third, fourth and fifth anniversaries of the date of the consummation of our common stock offering if the grantee has satisfied certain conditions and the grantee's employment with Goldman Sachs has not been terminated, with certain exceptions for terminations of employment due to death, retirement, extended absence or following a change in control. These discretionary options will thereafter generally remain exercisable, subject to satisfaction of certain conditions, until the tenth anniversary of the date of the consummation of our common stock offering or, if earlier, upon expiration of a period, as specified in the award agreement, following termination of employment.



     These discretionary options will be accounted for pursuant to Accounting Principles Board Opinion No. 25, as permitted by paragraph 5 of Statement of Financial Accounting Standards No. 123. Since these options had no intrinsic value on the date of grant, no compensation expense will be recognized.



     CONTRIBUTION TO THE DEFINED CONTRIBUTION PLAN. On the date of the consummation of our common stock offering, Goldman Sachs made an initial irrevocable contribution of 12,555,866 shares of common stock to the defined contribution plan. Certain senior employees, principally managing directors who were not profit participating limited partners, have been selected to participate in the defined contribution plan. The right to receive shares will vest, and the underlying common stock will be distributable to participants in the defined contribution plan, in equal installments on or about the third, fourth and fifth anniversaries of the initial contribution if the participant has satisfied certain conditions and the participant's employment with Goldman Sachs has not been terminated, with certain exceptions for terminations of employment due to death or following a change in control. Dividends paid on shares allocated to participants will be distributed currently.



     We recorded non-cash compensation expense of $666 million related to the initial irrevocable contribution of shares of common stock to the defined contribution plan. This non-cash expense has been recognized on the date it was funded in accordance with Statement of Financial Accounting Standards No. 87.


CHANGE IN CONTROL

     The restricted stock units awarded based on a formula, the restricted stock units awarded on a discretionary basis, the options to purchase shares of common stock awarded on a discretionary basis and the defined contribution plan provide that (i) if a change in control occurs and (ii) within 18 months thereafter a grantee's or participant's employment is terminated by Goldman Sachs other than for cause or the grantee or participant terminates employment for good reason, in each case, as determined by Goldman Sachs:

- the common stock underlying any outstanding restricted stock units awarded based on a formula will be delivered;

- any outstanding restricted stock units awarded on a discretionary basis will vest and the common stock underlying these restricted stock units will be delivered;

- any outstanding unexercised options to purchase shares of common stock awarded on a discretionary basis will become exercisable and will be exercisable for a period of one year following such termination of employment (but in no event later than the tenth anniversary of the date of the consummation of our common stock offering) and thereafter terminate; and

- under the defined contribution plan, any unvested portion of the common stock attributable to the initial contribution by Goldman Sachs to the defined contribution plan will vest and be distributed.

     "Change in control" means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving The Goldman Sachs Group, Inc. or sale or other disposition of all or substantially all of the assets of The Goldman Sachs Group, Inc. to an entity that is not an affiliate of The Goldman Sachs

Group, Inc. that, in each case, requires shareholder approval under the law of The Goldman Sachs Group, Inc.'s jurisdiction of organization, unless immediately following such transaction, either:

- at least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by securities of The Goldman Sachs Group, Inc. that were outstanding immediately prior to the transaction; or

- at least 50% of the members of the board of directors of the surviving entity, or its parent entity, if applicable, following the transaction were incumbent directors (including directors whose election or nomination was approved by the incumbent directors) of The Goldman Sachs Group, Inc. at the time of the board of directors' approval of the execution of the initial agreement providing for the transaction.

     "Cause" includes, among other things, the grantee's or participant's conviction of certain misdemeanors or felonies, violation of applicable laws and violation of any policy of Goldman Sachs, including policies with respect to hedging and confidentiality.

     "Good reason" means a materially adverse alteration in the grantee's or participant's position or in the nature or status of the grantee's or participant's responsibilities from those in effect immediately prior to the change in control, as determined by Goldman Sachs, or certain relocations by Goldman Sachs of a grantee's or participant's principal place of employment.

THE STOCK INCENTIVE PLAN

     The following is a description of the material terms of the stock incentive plan. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the stock incentive plan. See "Available Information".

     TYPES OF AWARDS. The stock incentive plan provides for grants of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended), nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units and other awards. The stock incentive plan also permits the making of loans to purchase shares of common stock.

     SHARES SUBJECT TO THE STOCK INCENTIVE PLAN; OTHER LIMITATIONS ON
AWARDS. Subject to adjustment as described below, the total number of shares of common stock of The Goldman Sachs Group, Inc. that may be issued under the stock incentive plan through its fiscal year ending in 2002 may not exceed 300,000,000 shares and, in each fiscal year thereafter, may not exceed five percent (5%) of the issued and outstanding shares of common stock, determined as of the last day of the immediately preceding fiscal year, increased by the number of shares available for awards in previous fiscal years but not covered by awards granted in such years. These shares may be authorized but unissued common stock or authorized and issued common stock held in Goldman Sachs' treasury or otherwise acquired for the purposes of the stock incentive plan. If any award is forfeited or is otherwise terminated or canceled without the delivery of shares of common stock, if shares of common stock are surrendered or withheld from any award to satisfy a grantee's income tax or other withholding obligations, or if shares of common stock owned by a grantee are tendered to pay the exercise price of awards, then such shares will again become available under the stock incentive plan. No more than 200,000,000 shares of common stock may be available for delivery in connection with the exercise of incentive stock options. The maximum number of shares of common stock with respect to which options or stock appreciation rights may be granted to an individual grantee in 1999 is 3,500,000 shares of common stock and, in each fiscal year that follows, is 110% of the maximum number of shares of common stock applicable for the preceding fiscal year.

     Our Stock Incentive Plan Committee has the authority to adjust the terms of any outstanding awards and the number of shares of common stock issuable under the stock incentive plan for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of the common stock, or any other event that the Stock Incentive Plan Committee determines affects our capitalization.

     ELIGIBILITY. Awards may be made to any director, officer or employee of Goldman Sachs, including any prospective employee, and to any consultant or advisor to Goldman Sachs selected by the Stock Incentive Plan Committee.


     ADMINISTRATION. The stock incentive plan may be administered by our board of directors or by the Stock Incentive Plan Committee, a committee to be appointed by our board of directors.



     The Stock Incentive Plan Committee has the authority to construe, interpret and implement the stock incentive plan, and prescribe, amend and rescind rules and regulations relating to the stock incentive plan. The determination of the Stock Incentive Plan Committee on all matters relating to the stock incentive plan or any award agreement will be final and binding.


     STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. The Stock Incentive Plan Committee may grant incentive stock options and nonqualified stock options to purchase shares of common stock from Goldman Sachs (at the price set forth in the award agreement), and stock appreciation rights in such amounts, and subject to such terms and conditions, as the Stock Incentive Plan Committee may determine. No grantee of an option or stock appreciation right will have any of the rights of a shareholder of The Goldman Sachs Group, Inc. with respect to shares subject to their award until the issuance of the shares.

     RESTRICTED STOCK. The Stock Incentive Plan Committee may grant restricted shares of common stock in amounts, and subject to terms and conditions, as the Stock Incentive Plan Committee may determine. The grantee will have the rights of a shareholder with respect to the restricted stock, subject to any restrictions and conditions as the Stock Incentive Plan Committee may include in the award agreement.

     RESTRICTED STOCK UNITS. The Stock Incentive Plan Committee may grant restricted stock units in amounts, and subject to terms and conditions, as the Stock Incentive Plan Committee may determine. Recipients of restricted stock units have only the rights of a general unsecured creditor of Goldman Sachs and no rights as a shareholder of The Goldman Sachs Group, Inc. until the common stock underlying the restricted stock units is delivered.

     OTHER EQUITY-BASED AWARDS. The Stock Incentive Plan Committee may grant other types of equity-based awards, including the grant of unrestricted shares, in amounts, and subject to terms and conditions, as the Stock Incentive Plan Committee may determine. These awards may involve the transfer of actual shares of common stock, or the payment in cash or otherwise of amounts based on the value of shares of common stock, and may include awards designed to comply with, or take advantage of certain benefits of, the local laws of non-U.S. jurisdictions.

     CHANGE IN CONTROL. The Stock Incentive Plan Committee may provide in any award agreement for provisions relating to a change in control of The Goldman Sachs Group, Inc. or any of its subsidiaries or affiliates, including, without limitation, the acceleration of the exercisability of, or the lapse of restrictions with respect to, the award.

     DIVIDEND EQUIVALENT RIGHTS. The Stock Incentive Plan Committee may in its discretion include in the award agreement a dividend equivalent right entitling the grantee to receive amounts equal to the dividends that would be paid, during the time such award is outstanding, on the shares of common stock covered by such award as if such shares were then outstanding.

     NONASSIGNABILITY. Except to the extent otherwise provided in the award agreement or approved by the Stock Incentive Plan Committee, no award or right granted to any person under the stock incentive plan will be assignable or transferable other than by will or by the laws of descent and distribution, and all awards and rights will be exercisable during the life of the grantee only by the grantee or the grantee's legal representative.

     AMENDMENT AND TERMINATION. Except as otherwise provided in an award agreement, the board of directors may from time to time suspend, discontinue, revise or amend the stock incentive plan and the Stock Incentive Plan Committee may amend the terms of any award in any respect.

     U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE STOCK INCENTIVE PLAN. The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to awards.

     The grant of an option or stock appreciation right will create no tax consequences for the participant or Goldman Sachs. Upon exercising an option, other than an incentive stock option, the participant will generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise and Goldman Sachs generally will be entitled to a tax deduction in the same amount. A participant generally will not recognize taxable income upon exercising an incentive stock option and Goldman Sachs will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the applicable periods specified in the Internal Revenue Code of 1986, as amended.

     With respect to other awards, upon the payment of cash or the issuance of shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture (e.g., delivery under the restricted stock units), the participant will generally recognize ordinary income equal to the cash or the fair market value of shares or other property delivered. Goldman Sachs generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

THE DEFINED CONTRIBUTION PLAN

     The defined contribution plan is not intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is not subject to the Employee Retirement Income Security Act of 1974, as amended.

     The following is a description of the material terms of the defined contribution plan. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the defined contribution plan. See "Available Information".


     ELIGIBILITY AND PARTICIPATION. Our board of directors or the Defined Contribution Plan Committee, a committee to be appointed by our board of directors, may select the employees to participate in the defined contribution plan.



     CONTRIBUTIONS. Goldman Sachs has made an initial irrevocable contribution to the Defined Contribution Plan Trust, the trust underlying the defined contribution plan, of 12,555,866 shares of common stock simultaneously with the consummation of our common stock offering. Goldman Sachs may contribute additional shares of common stock or cash to the Defined Contribution Plan Trust from time to time in its sole discretion. We currently intend to make ongoing contributions to the defined contribution plan and to reallocate forfeitures under the defined contribution plan to participants.


     ALLOCATION OF CONTRIBUTIONS. There will be established an account in the name of each participant and a separate, unallocated account to which any forfeitures of common stock will be credited pending reallocation to participants. The Defined Contribution Plan Committee will designate the number of shares of common stock allocable to the account of each participant. Any common stock remaining in the unallocated account as of the last day of each plan year due to forfeitures and any distributions received on common stock credited to the unallocated account will be reallocated among the accounts of participants who are employed by Goldman Sachs on the last day of each plan year pro rata to each such participant's share of Goldman Sachs contributions, for that plan year, or on such other formulaic basis as the Defined Contribution Plan Committee may determine.

     VOTING AND TENDERING OF COMMON STOCK. Shares of common stock allocated to participants who are parties to the shareholders' agreement referred to below will be voted in accordance with the shareholders' agreement and will be tendered by the trustee of the Defined Contribution Plan Trust in accordance with confidential instructions provided by the participants if the transfer restrictions under the shareholders' agreement are waived (and will not be tendered if the transfer restrictions are not waived). See "Certain Relationships and Related Transactions -- Shareholders' Agreement" for a discussion of those provisions. Any shares of common stock allocated to accounts of participants who are not subject to the shareholders' agreement will be voted and tendered by the trustee of the Defined Contribution Plan Trust in accordance with confidential instructions provided by the participant. Shares held in participants' accounts with respect to which the trustee of the Defined Contribution Plan Trust does not receive voting or tendering directions will not be voted or tendered.


     Shares of common stock held in the unallocated account will be voted or tendered by the trustee in the same proportion as the shares of common stock allocated to participants' accounts with respect to which voting or tendering instructions are received.

     DIVIDENDS. Any cash dividends on shares of common stock allocated to a participant's account will be distributed to each participant after the end of the calendar quarter in which such dividend is received.

     VESTING AND DISTRIBUTION. With respect to the initial contribution of common stock to the defined contribution plan, the right to receive shares of common stock allocated to a participant's account generally will become vested, and the common stock generally will be distributable, in equal installments on or about the third, fourth and fifth anniversaries of the date of such contribution if the participant satisfies certain conditions and the participant's employment with Goldman Sachs has not been terminated, with certain exceptions for termination due to death or following a change in control.

     With respect to contributions to the defined contribution plan (other than the initial contribution), the Defined Contribution Plan Committee may determine the dates on which the right to receive common stock (or cash) allocated to a participant's account will vest and be distributable.


     ADMINISTRATION OF THE DEFINED CONTRIBUTION PLAN. The defined contribution plan will be administered by the Defined Contribution Plan Committee. Our board of directors may, however, determine allocations of contributions or resolve to otherwise administer the defined contribution plan.


     AMENDMENTS. Subject to limitations with respect to contributions previously made to the defined contribution plan, our board of directors reserves the right to modify, alter, amend or terminate the defined contribution plan or the Defined Contribution Plan Trust. No modification or amendment of the defined contribution plan may be made which would cause or permit any part of the assets of the Defined Contribution Plan Trust to be used for, or diverted to, purposes other than for the exclusive benefit of participants or their beneficiaries, or which would cause any part of the assets of the Defined Contribution Plan Trust to revert to or become the property of Goldman Sachs.


     LIMIT ON LIABILITY. All distributions under the defined contribution plan will be paid or provided solely from the assets of the Defined Contribution Plan Trust and Goldman Sachs will have no responsibility or liability to any participant or beneficiary relating to the common stock or other assets of the Defined Contribution Plan Trust. The agreement establishing the Defined Contribution Plan Trust provides that no creditor of Goldman Sachs will have any rights to the assets of the Defined Contribution Plan Trust.


     U.S. FEDERAL INCOME TAX CONSEQUENCES. The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to participation in the defined contribution plan. A participant in the defined contribution plan will recognize ordinary income upon the vesting of shares of common stock allocated to such participant's account in an amount equal to the fair market value of the vested shares. Goldman Sachs will generally be entitled to a deduction equal to the fair market value of the shares at the time of the contribution in the taxable year in which the participant recognizes income under the defined contribution plan in respect of the vesting of shares of common stock.

                         THE PARTNER COMPENSATION PLAN

OVERVIEW


     To perpetuate the sense of partnership and teamwork that exists among our senior professionals, and to reinforce the alignment of employee and shareholder interests, our board of directors has adopted a partner compensation plan for the purpose of compensating senior professionals. The partner compensation plan may be administered by our board of directors or the Partner Compensation Plan Committee, a committee to be appointed by our board of directors.



     Individuals will be selected to participate in the partner compensation plan for a one- or two-fiscal year cycle. Upon selection to the partner compensation plan, participants will be allocated a percentage interest in a pool for annual bonus payments in addition to base salaries. The size of the pool will be established by the Partner Compensation Plan Committee annually, taking into account our results of operations and other measures of financial performance. The Partner Compensation Plan Committee may also retain an unallocated percentage of the pool that it may allocate among participants at fiscal year end in its sole discretion. By linking the participant's annual bonus payments to our results as a whole, as opposed to the results of any participant's individual business unit, we believe it will provide additional incentives for teamwork. Further, we believe that the tying of the bonus payments to overall financial results will more closely align the interests of the participants with our shareholders. Finally, we believe that the retention of a percentage of the pool for allocation among participants at fiscal year end in amounts determined at the sole discretion of the Partner Compensation Plan Committee will provide appropriate compensation flexibility.


     The following is a description of the material terms of the partner compensation plan. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the partner compensation plan. See "Available Information".

ELIGIBILITY AND PARTICIPATION

     Consistent with our historical practice of partnership elections, the initial cycle will be through the end of fiscal 2000. It is expected that the participants in the initial cycle will consist of the continuing managing directors who were profit participating limited partners. Prior to the one- or two-fiscal year cycle commencing with fiscal 2001, and on or before each succeeding cycle, the Partner Compensation Plan Committee will determine the participants in the partner compensation plan. Individual participants may also be added from time to time outside the annual or biennial selection process.

DETERMINATION OF SALARY AND BONUS

     The aggregate amount of compensation to be included in the partner compensation plan for each fiscal year will be determined by the Partner Compensation Plan Committee, taking into account measures of our financial performance it deems appropriate (which in 1999 will include a full year's results), including, but not limited to, earnings per share, return on average common equity, pre-tax income, pre-tax operating income, net revenues, net income, profits before taxes, book value per share, stock price, earnings available to common shareholders and ratio of compensation and benefits to net revenues.


     Prior to the commencement of the first fiscal year in any one- or two-fiscal year cycle, and prior to the consummation of our common stock offering in the case of the initial cycle, the Partner Compensation Plan Committee will determine both the salaries of and the percentage of the partner compensation plan pool that may be allocable to any particular participant. The percentage allocated to any particular participant is expected to be applicable for each fiscal year within the applicable cycle. Any remaining portion of the partner compensation plan pool not so allocated will be allocated to individual participants at the end of the fiscal year in amounts determined by the Partner Compensation Plan Committee.


     Amounts payable under the partner compensation plan will be satisfied in cash or as awards under the stock incentive plan, as determined by the Partner Compensation Plan Committee and recommended to the Stock Incentive Plan Committee.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth as of the date of this prospectus certain information regarding the beneficial ownership of our common stock by:

- each person who is known to Goldman Sachs to be the beneficial owner of more than 5% of our common stock;

-  each director and named executive officer of Goldman Sachs; and

-  all directors and executive officers of Goldman Sachs as a group.

     This information gives effect to our common stock offering, and to the incorporation transactions and the related transactions that are described and defined under "Certain Relationships and Related Transactions -- Incorporation and Related Transactions".


     Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to the shares beneficially owned by them. None of our employees sold shares of common stock in our common stock offering.


     For purposes of this table, information as to the shares of common stock is calculated based on 437,245,963 shares of common stock outstanding upon the closing of our common stock offering. For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named below, any shares which such person or persons has the right to acquire within 60 days after the date of this prospectus are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.



                                                               SHARES BENEFICIALLY
                                                                      OWNED
                                                              ----------------------
NAME                                                            NUMBER       PERCENT
----                                                            ------       -------
5% Shareholder:
  Kamehameha Activities Association(1)......................   21,975,421      5.0%
Directors and named executive officers:
  Henry M. Paulson, Jr.(2)..................................    4,132,235        *
  Robert J. Hurst(2)........................................    3,835,124        *
  John A. Thain(2)..........................................    3,101,426        *
  John L. Thornton(2).......................................    3,012,541        *
  Sir John Browne(2)........................................            0       --
  James A. Johnson(2).......................................            0       --
  John L. Weinberg(2).......................................      444,444        *
  Jon S. Corzine(3).........................................    4,414,198      1.0
  Roy J. Zuckerberg(4)......................................    3,026,974        *
All directors and continuing executive officers as a group
  (13 persons)(5)...........................................   26,152,648      6.0


---------------
 *  Less than 1% of the outstanding shares of common stock.
(1) 567 South King Street, Suite 150, Honolulu, Hawaii 96813. Kamehameha Activities Association in the ordinary course of business is an investor in a number of Goldman Sachs' merchant banking funds and from time to time is a party to other transactions with Goldman Sachs. These investments and transactions are negotiated on an arm's-length basis and contain customary terms and conditions.

(2) c/o The Goldman Sachs Group, Inc., 85 Broad Street, New York, New York 10004. Excludes any shares of common stock subject to the shareholders' agreement referred to below that are owned by other parties to the shareholders' agreement. While each of Messrs. Paulson, Hurst, Thain and Thornton is a party to the shareholders' agreement and is a member of the Shareholders' Committee, each disclaims beneficial ownership of the shares of common stock subject to the shareholders' agreement other than those specified above for each

                                         (Footnotes continued on following page)
    such person individually, and each disclaims beneficial ownership of the shares of common stock subject to the voting agreements between Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, respectively, on the one hand, and Goldman Sachs, on the other hand. See "Certain Relationships and Related Transactions -- Shareholders' Agreement" for a discussion of the shareholders' agreement and the voting agreements.


(3) Mr. Corzine, who resigned from Goldman Sachs prior to the consummation of our common stock offering, served as Chairman or Co-Chairman and Chief Executive Officer or Co-Chief Executive Officer of The Goldman Sachs Group, L.P. during fiscal 1998.


(4) Mr. Zuckerberg, who retired in November 1998, served as Vice Chairman of The Goldman Sachs Group, L.P. during fiscal 1998.


(5) Total excludes the shares of common stock beneficially owned by Messrs. Corzine and Zuckerberg, former executive officers of The Goldman Sachs Group, L.P. Each continuing executive officer is a party to the shareholders' agreement and each disclaims beneficial ownership of the shares of common stock subject to the shareholders' agreement other than those specified above, and each disclaims beneficial ownership of the shares of common stock subject to the voting agreements between Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, respectively, on the one hand, and Goldman Sachs, on the other hand. See "Certain Relationships and Related Transactions -- Shareholders' Agreement" for a discussion of the shareholders' agreement and the voting agreements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following are descriptions of the material provisions of the agreements and other documents discussed below. You should, however, refer to the exhibits that are a part of the registration statement for a copy of each agreement and document. See "Available Information".

                     INCORPORATION AND RELATED TRANSACTIONS


     Simultaneously with the consummation of our common stock offering, we completed a number of transactions in order to have The Goldman Sachs Group, Inc. succeed to the business of The Goldman Sachs Group, L.P.


     The principal incorporation transactions and related transactions are summarized below.

INCORPORATION TRANSACTIONS

     Pursuant to our plan of incorporation:


- The Goldman Sachs Corporation, which was the general partner of The Goldman Sachs Group, L.P., merged into The Goldman Sachs Group, Inc. In this transaction, the managing directors who were profit participating limited partners and who were shareholders of The Goldman Sachs Corporation received common stock and the other shareholders of The Goldman Sachs Corporation received common stock;



- The managing directors who were profit participating limited partners exchanged their interests in The Goldman Sachs Group, L.P. and certain affiliates for 265,019,073 shares of common stock (these amounts include shares issued in the merger of The Goldman Sachs Corporation into The Goldman Sachs Group, Inc.);



- The retired limited partners of Goldman Sachs exchanged their interests in The Goldman Sachs Group, L.P. and certain affiliates for cash, junior subordinated debentures or common stock (or a combination thereof). These transactions resulted in the payment of approximately $891 million in cash and the issuance of $295 million principal amount of junior subordinated debentures and of 47,270,551 shares of common stock (these amounts include the shares of common stock and cash issued to the retired limited partners in the merger of The Goldman Sachs Corporation into The Goldman Sachs Group, Inc.);



- Sumitomo Bank Capital Markets, Inc. exchanged its interests in The Goldman Sachs Group, L.P. and Goldman, Sachs & Co. for 30,425,052 shares of common stock and 7,440,362 shares of nonvoting common stock;



- Kamehameha Activities Association exchanged its interests in The Goldman Sachs Group, L.P. for 30,975,421 shares of common stock; and



- After all the interests of The Goldman Sachs Group, L.P. were transferred to The Goldman Sachs Group, Inc., The Goldman Sachs Group, L.P. was merged into The Goldman Sachs Group, Inc.


RELATED TRANSACTIONS


- The restricted stock units awarded to employees based on a formula or on a discretionary basis as well as options to purchase shares of common stock awarded on a discretionary basis were granted, the initial irrevocable contribution of shares of common stock to the defined contribution plan was made and certain senior employees, principally managing directors who were not profit participating limited partners, were selected to participate in the defined contribution plan; and



- In connection with our common stock offering, we will make a $200 million cash contribution to the Goldman Sachs Fund, a charitable foundation. The Goldman Sachs Fund, which has been in existence for over 30 years, is the entity that has historically conducted charitable initiatives for Goldman Sachs. The Goldman Sachs Fund is subject to United States federal tax rules that prohibit it from engaging in any act of self-dealing or any activities that result in an impermissible benefit to private persons. While the Goldman Sachs Fund has no specific intention to contribute to organizations with which Goldman Sachs' executive officers or directors are affiliated, the Goldman Sachs Fund may in the future make contributions to educational and other organizations with which Goldman Sachs' directors or executive officers are involved.

                            SHAREHOLDERS' AGREEMENT

PERSONS AND SHARES COVERED


     Each former profit participating limited partner, other than Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, and each other person who was a managing director on the date of the consummation of our common stock offering became a party to the shareholders' agreement. In addition, each person who becomes a managing director thereafter will become a party to the shareholders' agreement. Not less than 281,000,000 shares of common stock are subject to the shareholders' agreement.



     The shares covered by the shareholders' agreement include generally all shares of common stock acquired from Goldman Sachs by a party to the shareholders' agreement, including:


- any shares of common stock received by the managing directors who were profit participating limited partners pursuant to the incorporation transactions, except for certain shares that aggregate less than 140,000 shares;

- any shares of common stock received from the defined contribution plan;

- any shares of common stock received pursuant to the restricted stock units awarded to employees based on a formula, the restricted stock units awarded on a discretionary basis or the options to purchase shares of common stock awarded on a discretionary basis; and

- unless otherwise determined by our board of directors and the Shareholders' Committee referred to below, any shares of common stock received from Goldman Sachs through any other employee compensation, benefit or similar plan.

     Shares of common stock purchased in the open market or in a subsequent underwritten public offering will not be subject to the shareholders' agreement. The Shareholders' Committee may also exclude from the application of all or part of the shareholders' agreement all or any portion of the common stock acquired by a managing director who is a new employee of Goldman Sachs.

TRANSFER RESTRICTIONS


     Each party to the shareholders' agreement agrees, among other things, to:


- have beneficial ownership while he or she is a managing director of at least 25% of the cumulative number of his or her shares that are beneficially owned or acquired, and are or become subject to the shareholders' agreement; and

- comply with the underwriters' 180-day lock-up arrangement in connection with our common stock offering.


     The former profit participating limited partners, other than Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, are subject to additional restrictions on their ability to transfer shares received in connection with the incorporation transactions described under "-- Incorporation and Related Transactions -- Incorporation Transactions". Under these additional restrictions, each of these persons has agreed that he or she will not transfer any of these shares, other than up to 140,000 shares in the aggregate that will be excluded from these restrictions, until the third anniversary of the date of the consummation of our common stock offering. These restrictions will lapse in equal installments on each of the third, fourth and fifth anniversaries of the date of the consummation of our common stock offering.


     All transfer restrictions applicable to a party to the shareholders' agreement, except for the underwriters' 180-day lock-up, terminate upon death.

WAIVERS

     Except in the case of a third-party tender or exchange offer, the additional transfer restrictions applicable to profit participating limited partners, other than Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, may be waived or terminated at any time by the Shareholders' Committee. The Shareholders' Committee also has the power to waive the other transfer restrictions to permit parties to the shareholders' agreement to:

- participate as sellers in underwritten public offerings of common stock and tender and exchange offers and share repurchase programs by Goldman Sachs;

- transfer shares to charities, including charitable foundations;

- transfer shares held in employee benefit plans; and

- transfer shares in specific transactions (for example, to immediate family members and trusts) or circumstances.

     In the case of a third-party tender or exchange offer, all transfer restrictions may be waived or terminated:

- if our board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the voting interests referred to below; or

- if our board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding voting interests referred to below.

     In the case of a tender or exchange offer by Goldman Sachs, a majority of the outstanding voting interests may also elect to waive or terminate the transfer restrictions.

     In any event, the underwriters' 180-day lock-up may not be waived without the consent of the underwriters.

VOTING

     Prior to any vote of the shareholders of Goldman Sachs, the shareholders' agreement requires a separate, preliminary vote of the voting interests on each matter upon which a vote of the shareholders is proposed to be taken. Each share subject to the shareholders' agreement will be voted in accordance with the majority of the votes cast by the voting interests in the preliminary vote. In elections of directors, each share subject to the shareholders' agreement will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the voting interests in the preliminary vote. Prior to January 1, 2001, "voting interests" means all shares that are subject to the shareholders' agreement. Thereafter, "voting interests" means all shares subject to the shareholders' agreement held by all managing directors.

OTHER RESTRICTIONS

     The shareholders' agreement also prevents the persons subject to the shareholders' agreement from engaging in the following activities relating to any securities of Goldman Sachs with any person who is not a person subject to the shareholders' agreement or a director or employee of Goldman Sachs:

- participating in a proxy solicitation;

- depositing any shares subject to the shareholders' agreement in a voting trust or subjecting any of these shares to any voting agreement or arrangement;

- forming, joining or in any way participating in a "group"; or

- proposing certain transactions with Goldman Sachs or seeking the removal of any of our directors or any change in the composition of our board of directors.

TERM, AMENDMENT AND CONTINUATION

     The shareholders' agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding voting interests referred to above. The additional transfer restrictions applicable to profit participating limited partners, other than Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, will not terminate upon the expiration or termination of the shareholders' agreement unless previously waived or terminated or unless subsequently waived or terminated by our board of directors. The shareholders' agreement may generally be amended at any time by a majority of the outstanding voting interests referred to above.

     Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of Goldman Sachs and in which persons subject to the shareholders' agreement hold securities of the third party, the shareholders' agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obliga-tions of Goldman Sachs under the shareholders' agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE


     The terms and provisions of the shareholders' agreement are administered by the Shareholders' Committee. The Shareholders' Committee initially consists of the persons subject to the shareholders' agreement who are both employees of Goldman Sachs and members of our board of directors. It is possible that over time all or a majority of the members of the Shareholders' Committee will not be members of our board of directors.


     Members of the Shareholders' Committee are entitled to indemnification from Goldman Sachs in their capacities as members of the Shareholders' Committee.

                                VOTING AGREEMENT


     Both Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association have agreed to vote their shares of common stock in the same manner as a majority of the shares of common stock held by the managing directors of Goldman Sachs are voted. The obligations of Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association under the voting agreements are enforceable by The Goldman Sachs Group, Inc. The managing directors have no right to enforce the voting agreements.


                         INSTRUMENT OF INDEMNIFICATION


     In connection with our common stock offering, Goldman Sachs entered into an instrument of indemnification. The instrument of indemnification covers certain former partners of Goldman Sachs, including the managing directors who were profit participating limited partners, each current director and executive officer of Goldman Sachs, the retired limited partners, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association. Under the instrument of indemnification, in the event any indemnitee is, or is threatened to be, made a party to any action, suit or proceeding by reason of the fact that such indemnitee was a general or limited partner, shareholder, member, director, officer, employee or agent of The Goldman Sachs Group, L.P. or certain of its affiliates or subsidiaries or is serving or served, at the request of The Goldman Sachs Group, L.P. or certain of its affiliates or subsidiaries, in any of these capacities in another enterprise, Goldman Sachs is, subject to certain exceptions, obligated to indemnify and hold such indemnitee harmless from any losses, damages or expenses incurred by such indemnitee in the action, suit or proceeding. The instrument of indemnification does not duplicate the obligations of Goldman Sachs under the tax indemnification agreement described below. The indemnification obligation of Goldman Sachs under the instrument of indemnification also extends to the indemnification obligations that certain indemnitees, including each current director and executive officer of The Goldman Sachs Group, Inc., may have to other indemnitees.


     The instrument of indemnification also provides that Goldman Sachs will, subject to certain exceptions, release each indemnitee from all actions, suits or other claims that The Goldman Sachs Group, L.P. may have had or which Goldman Sachs, as a successor to The Goldman Sachs Group, L.P., may have arising out of an indemnitee's partnership or other interest in The Goldman Sachs Group, L.P. or certain of its affiliates or subsidiaries or arising out of the conduct of such indemnitee while engaged in the conduct of the business of The Goldman Sachs Group, L.P. or its affiliates or subsidiaries.

                      DIRECTOR AND OFFICER INDEMNIFICATION


     We have entered into an agreement that provides indemnification to our directors and officers and to the directors and certain officers of the general partner of The Goldman Sachs Group, L.P., members of our Management Committee or our Partnership Committee or the former Executive Committee of The Goldman Sachs Group, L.P. and all other persons requested or authorized by our board of directors or the board of directors of the general partner of The Goldman Sachs Group, L.P. to take actions on behalf of us, The Goldman Sachs Group, L.P. or the general partner of The Goldman Sachs Group, L.P. in connection with the plan of incorporation, the registration statement and certain other registration statements for all losses, damages, costs and expenses incurred by the indemnified person arising out of the relevant registration statements or the transactions contemplated by the plan of incorporation. This agreement is in addition to our indemnification obligations under our by-laws.


                       TAX INDEMNIFICATION AGREEMENT AND
                                RELATED MATTERS


     An entity that has historically operated in corporate form generally is liable for any adjustments to the corporation's taxes for periods prior to its initial public offering. In contrast, the former partners of The Goldman Sachs Group, L.P., rather than Goldman Sachs, generally will be liable for adjustments to taxes (including U.S. federal and state income taxes) attributable to the operations of The Goldman Sachs Group, L.P. and its affiliates prior to our common stock offering. In connection with our common stock offering, we entered into a tax indemnification agreement to indemnify certain former limited partners of The Goldman Sachs Group, L.P., including the managing directors who were profit participating limited partners, each then-current director and executive officer of The Goldman Sachs Group, Inc., the retired limited partners, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, against certain increases in each tax indemnitee's taxes that relate to activities of The Goldman Sachs Group, L.P. or certain of its affiliates in respect of periods prior to our common stock offering. We will be required to make additional payments to offset any taxes payable by a tax indemnitee in respect of payments made pursuant to the tax indemnification agreement only to the extent the payments made to that tax indemnitee exceed a fixed amount. Any such payment of additional taxes by Goldman Sachs will be offset by any tax benefit received by the tax indemnitee.


     The tax indemnification agreement includes provisions that permit Goldman Sachs to control any tax proceeding or contest which might result in Goldman Sachs being required to make a payment under the tax indemnification agreement.


     The incorporation transactions described under "-- Incorporation and Related Transactions -- Incorporation Transactions" were structured in a manner that is not expected to result in a significantly disproportionate tax or other burden to any former partner of The Goldman Sachs Group, L.P. If the incorporation transactions have a disproportionate effect on any partner, Goldman Sachs may, but is not required to, make special payments and arrangements with any person who incurs a disproportionate tax or other burden.

                      DESCRIPTION OF NOTES WE ARE OFFERING


Please note that in this section entitled "Description of Notes We Are Offering", references to The Goldman Sachs Group, Inc., we, our and us refer only to The Goldman Sachs Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to Holders mean those who have notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes issued in book-entry form through Cedel or Euroclear, or in notes registered in street name. Owners of beneficial interests in the notes should read the subsection entitled "-- Legal Ownership of Notes".


                          FINANCIAL TERMS OF THE NOTES


     The specific financial terms of the notes that we are offering are as follows:



- TITLE OF THE NOTES:    % (euro) Notes due 2009



- ISSUER OF THE NOTES:  The Goldman Sachs Group, Inc.



- CURRENCY OF THE NOTES: We will make all payments on the notes in euros ((euro)), the currency of the European Economic and Monetary Union, unless euros are not available. In that case, we will make the payments in U.S. dollars as described under "-- Payment Mechanics -- When Euros Are Not Available".




- TOTAL PRINCIPAL AMOUNT BEING ISSUED: (euro)1,000,000,000

- DUE DATE FOR PRINCIPAL:  May 15, 2009

- INTEREST RATE:    % annually

- DATE INTEREST STARTS ACCRUING:

- DUE DATES FOR INTEREST:  every May 15 and November 15

- FIRST DUE DATE FOR INTEREST:  November 15, 1999

- REGULAR RECORD DATES FOR INTEREST:  every May 1 and November 1

- ADDITIONAL AMOUNTS: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct from payments to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described below under "-- Payment of Additional Amounts".

- REDEMPTION: We will not have the option to redeem the notes before they mature, unless we become obligated to pay additional amounts because of changes in U.S. withholding tax requirements.



- FORM OF NOTES: We will issue the notes only in global form, through the Cedel and Euroclear book-entry clearing systems in Europe, and you will not be permitted to withdraw notes from those systems except in the limited situations we describe below under "-- We Will Issue the Notes in Global Form".


                             ADDITIONAL INFORMATION
                                ABOUT YOUR NOTE

THE NOTES WILL BE ISSUED UNDER THE INDENTURE


     As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the notes we are offering are governed by a document called the indenture. The indenture is a contract between us and The Bank of New York, which acts as trustee. The trustee has two main roles:


- First, the trustee can enforce your rights against us if we default. There are limitations on the extent to which the trustee acts on your behalf, which we describe below under "-- Default, Remedies and Waiver of Default".

- Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

WE MAY ISSUE OTHER SERIES OF DEBT SECURITIES


     The indenture permits us to issue different series of debt securities from time to time. The notes we are offering will be a single, distinct series of debt securities. The specific terms of each other series may differ from those of the notes we are offering. The indenture does not limit the aggregate amount of debt securities that we may issue, nor does it limit the number of other series or the aggregate amount of any particular series.



     The indenture and the notes do not limit our ability to incur other debt or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the notes, except as we describe below under "-- Restrictive Covenant".



     When we refer to a series of debt securities, we mean a series, such as the notes, issued under the indenture. When we refer to the notes, these notes or the notes we are offering, we mean the notes we are offering by means of this prospectus.


HOW THE NOTES RANK AGAINST OTHER DEBT


     The notes we are offering will not be secured by any property or assets of The Goldman Sachs Group, Inc. or its subsidiaries. Thus, by owning these notes, you are one of our unsecured creditors. These notes will not be subordinated to any of our other debt obligations. This means that, in a bankruptcy or liquidation proceeding against us, these notes would rank equally in right of payment with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. The specific terms of other debt, including those of other series we may issue under the indenture, however, will differ from those of the notes we are offering. For example, other debt will have different due dates for principal and interest and may permit holders to accelerate the maturity in different circumstances.



     An investment in the notes involves risks because we are a holding company and because our principal U.S. subsidiary, Goldman, Sachs & Co., is a partnership in which we are a general partner. We summarize these risks above under "Risk Factors -- Investors in the Notes Face Additional Risk Because The Goldman Sachs Group, Inc. Is a Holding Company", "-- The Value of the Notes May Be Impaired Because We Depend on Funds from Our Regulated Subsidiaries" and
"-- We May Be Liable to Creditors of Our Partnership Subsidiaries".


STATED MATURITY AND MATURITY


     The day on which the principal amount of the notes is scheduled to become due is called the stated maturity of the principal. The principal may become due sooner, by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the maturity of the principal.



     We also use the terms stated maturity and maturity to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the "stated maturity" of that installment. When we refer to the "stated maturity" or the "maturity" of the notes without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.


THIS SECTION IS ONLY A SUMMARY


     The indenture and its associated documents, including the notes we are offering, contain the full legal text of the matters described in this section. The indenture and the notes are governed by New York law. A copy of the indenture has been filed with the SEC as part of our registration statement. See "Available Information" below for information on how to obtain a copy.



     This section summarizes all the material terms of the notes and the indenture. It does not, however, describe every aspect of the notes and the indenture. For example, in this section, we use terms that have been given special meaning in the indenture, but we describe the meaning for only the more important of those terms.

                        SPECIAL CURRENCY CONSIDERATIONS


     The notes are denominated and payable in euros. This means that investors must pay for the notes in euros and, unless euros are unavailable, we will make all interest and principal payments on the notes in euros. Investors -- particularly those who reside in the United States or other countries outside the EMU -- should carefully consider the currency risks of investing in the notes. We describe these risks under "Risk Factors -- Because the Notes Are Payable in Euros, They May Not Be an Appropriate Investment For All Investors".


     The euro became the legal currency for the 11 countries participating in the European Economic and Monetary Union on January 1, 1999. During a transitional period from January 1, 1999 to December 31, 2001, and for a maximum period of six months after 2001, the former national currencies of the eleven EMU countries will continue to be legal tender in their country of issue, at rates irrevocably fixed on December 31, 1998.


     Dealers in the currency exchange markets provide bid and offer quotations for the exchange rate of the euro for most of the world's currencies on a daily basis. On May 10, 1999, the noon buying rate for cable transfers in New York City was $1.0787 for one euro. During the first quarter of 1999, the noon buying rate for euros fluctuated from a high of $1.1812 for one euro, to a low of $1.0716 for one euro.



     Investors in the notes will have to pay for the notes in euros. The underwriters may arrange for the conversion of U.S. dollars and other currencies into euros to enable U.S. and other non-EMU investors to pay for their notes. Those conversions will be made, however, on terms and conditions selected by the underwriters. Those conversions may also be subject to any applicable laws and regulations. All costs of conversion will be borne by the investors.


                            LEGAL OWNERSHIP OF NOTES


     We refer to those who have notes we are offering registered in their own names, on the books that we or the trustee maintain for this purpose, as the "Holders" of those notes. Those persons are the legal holders of those notes. We refer to those who, indirectly through others, own beneficial interests in notes that are not registered in their own names as indirect holders of those notes. As we discuss below, indirect holders are not legal holders, and investors in notes issued in book-entry form or in street name will be indirect holders.


BOOK-ENTRY HOLDERS


     We will issue the notes in book-entry form. This means the notes will be represented by one or more global notes registered in the name of a financial institution that holds them as common depositary on behalf of two securities clearing systems in Europe -- Cedel in Luxembourg and Euroclear in Brussels, Belgium. Cedel and Euroclear maintain book-entry records of the beneficial interests in the notes, for the benefit of other financial institutions that participate in their book-entry systems. These participating institutions, in turn, hold beneficial interests in the notes on behalf of themselves or their customers.



     Under the indenture, only the person in whose name a note is registered is recognized as the Holder of that note. Consequently, for notes issued in global form, we will recognize only the common depositary as the Holder of those notes and we will make all payments on those notes to the common depositary. The common depositary passes along the payments it receives to Cedel and Euroclear, which in turn pass them to their participants. These participants then pass the payments along to their customers who are the beneficial owners. The common depositary, Cedel, Euroclear and their participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the notes.



     As a result, investors will not own notes directly. Instead, they will own beneficial interests in a global note, through a bank, broker or other financial institution that participates in the Cedel or Euroclear system or holds an interest through a participant. As long as the notes are issued in global form, investors will be indirect holders, and not Holders, of the notes.


STREET NAME HOLDERS


     If in the future we terminate the global notes, investors may choose to hold their notes in their own names or in street name. Notes held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those notes through an account he or she maintains at that institution.



     For notes held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the notes are registered as the Holders of those notes and we will make all payments on those notes to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold notes in street name will be indirect holders, not Holders, of those notes.


LEGAL HOLDERS


     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the Holders of the notes we are offering. We do not have obligations to investors who hold beneficial interests in global notes, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a note or has no choice because we are issuing the notes only in global form.



     For example, once we make a payment or give a notice to the Holder, we have no further responsibility for the payment or notice even if that Holder is required, under agreements with book-entry system participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the Holders for any purpose -- e.g., to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture -- we would seek the approval only from the Holders, and not the indirect holders, of the notes. Whether and how the Holders contact the indirect holders is up to the Holders.



     When we refer to you, we mean those who invest in the notes being offered by this prospectus, whether they are the Holders or only indirect holders of those notes. When we refer to your notes, we mean the notes we are offering in which you hold a direct or indirect interest.


SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS


     If you hold notes through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:


- how it handles securities payments and notices;

- whether it imposes fees or charges;

- how it would handle a request for the Holders' consent, if ever required;


- whether and how you can instruct it to send you notes registered in your own name so you can be a Holder, if that is permitted in the future;



- how it would exercise rights under the notes if there were a default or other event triggering the need for Holders to act to protect their interests; and



- if the notes are in book-entry form, how the depositary's rules and procedures will affect these matters.


                     WE WILL ISSUE THE NOTES IN GLOBAL FORM


     We have chosen to issue the notes in book-entry form. This means all the notes will be represented, at least initially, by one or more global notes.


WHAT IS A GLOBAL NOTE?


     A global note is a note that we deposit with and register in the name of a financial institution, or its nominee, that acts as a depositary for the book-entry clearing systems that we select for the notes. We have selected Cedelbank, S.A., of Luxembourg, known as Cedel, and Morgan Guaranty Trust Company of New York, acting out of its Brussels, Belgium, office, as operator of the Euroclear system, known as Euroclear, to be the only book-entry clearing systems for the notes, at least initially. Cedel and Euroclear, in turn, have selected the financial institution named on the inside back cover page of this prospectus to act as their common depositary for the notes. Initially, therefore, we will register the notes in the name of, and deposit them with, that financial institution.



     We refer to the financial institution that holds the notes as depositary for a book-entry clearance system as the depositary. Cedel and Euroclear may change the institution that acts as depositary on their behalf. We also may change the depositary if we decide to have the notes held through book-entry clearing systems other than Cedel or Euroclear.



     As long as the notes are held through Cedel and Euroclear, no global note may be transferred to or registered in the name of anyone other than a common depositary or separate depositaries selected by Cedel and Euroclear, by Cedel and Euroclear themselves or by nominees or successors of those organizations. Any of those entities holding a global note as depositary for Cedel or Euroclear would then be the depositary for that global note. Similarly, if we elected to have the notes held through a book-entry system other than Cedel and Euroclear, the global notes could not be transferred to or registered in the name of anyone other than the financial institution that acted as the depositary for that system, or its nominee or successor, which would then be the depositary for as long as the notes were held through that system.



     As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and Holder of all the notes, and investors will be permitted to own only beneficial interests in a global note. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with Cedel or Euroclear, or with another institution that does. Thus, an investor whose note is represented by a global note will not be a Holder of the note, but only an indirect holder of a beneficial interest in the global note.



     The notes we are offering will be represented by one or more global notes at all times unless and until the global notes are terminated. We describe the situations in which this can occur below under "-- When a Global Note Will Be Terminated". If termination occurs, we may issue the notes through another book-entry clearing system or decide that the notes may no longer be held through any book-entry clearing system.


SPECIAL CONSIDERATIONS FOR GLOBAL NOTES


     As an indirect holder, an investor's rights relating to a global note will be governed by the account rules of the investor's financial institution and those of Cedel, Euroclear and the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a Holder of notes and instead deal only with the depositary that holds the global note.



     Because the notes will be issued only in the form of global notes, an investor should be aware of the following:



- An investor cannot cause the notes to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the notes, except in the special situations we describe below.



- An investor will be an indirect holder and must look to his or her own bank or broker for payments on the notes and protection of his or her legal rights relating to the notes, as we describe above under "-- Legal Ownership of Notes".



- An investor may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.



- An investor may not be able to pledge his or her interest in a global note in circum-stances where certificates representing the notes must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.



- The policies of Cedel or Euroclear, as applicable, and of the depositary, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global note. We and the trustee have no responsibility for any aspect of the actions of Cedel or Euroclear, or of the depositary, or for their records of ownership interests in a global note. We and the trustee also do not supervise Cedel, Euroclear or the depositary in any way.



- Cedel and Euroclear will require that those who purchase and sell interests in a global note within their book-entry systems use immediately available funds.



- Financial institutions that participate in Cedel or Euroclear, and through which investors hold their interests in the global notes, may also have their own policies affecting payments, notices and other matters relating to the notes. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.


WHEN A GLOBAL NOTE WILL BE TERMINATED


     In a few special situations described below, a global note will be terminated and interests in it will be exchanged for certificates in non-global form representing the notes it represented. After that exchange, the choice of whether to hold the notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global note transferred on termination to their own names, so that they will be Holders. We have described the rights of Holders and street name investors above under "-- Legal Ownership of Notes".



     The special situations for termination of global notes are as follows:



- if Cedel and Euroclear notify us that they are unwilling or unable to continue acting as clearing systems for the global notes, and we do not appoint another institution to act as a clearing system within 60 days;


- if the depositary notifies us at any time that it is unwilling or unable to continue as the common depositary for Cedel and Euroclear, and those systems do not appoint another institution to act as their common depositary within 60 days;


- if we notify the trustee that we wish to terminate the global notes; or


- if an event of default has occurred and has not been cured or waived; we discuss defaults later under "-- Default, Remedies and Waiver of Default".


If a global note is terminated, only the depositary, based on instructions from Cedel or Euroclear, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the notes represented by the global note will be registered and, therefore, who will be the Holders of those notes.


     YOU CAN HOLD INTERESTS IN GLOBAL NOTES ONLY THROUGH CEDEL OR EUROCLEAR


     As long as the depositary holds the global notes for Cedel and Euroclear, you may hold an interest in a global note only through an organization that participates, directly or indirectly, in Cedel or Euroclear. If you are a participant in either of those systems, you may hold your interest directly in that system. If you are not a participant, you may hold your interest indirectly through organizations that are participants in that system. If you hold your interest indirectly, you should note that Cedel and Euroclear will have no record of you or of your relationship with the direct participant in their systems. You will not be able to hold your interests through any securities clearance systems in the United States.



     Cedel and Euroclear are securities clearance systems in Europe. Cedel and Euroclear will hold interests in the global notes on behalf of the participants in their systems, through securities accounts they maintain in their own names for their customers on their own books or on the books of the depositary. Cedel and Euroclear clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

CEDEL AND EUROCLEAR RULES WILL APPLY TO THE GLOBAL NOTES


     Cedel and Euroclear will credit the payments we make on your note to the account of your Cedel or Euroclear participant in accordance with that system's rules and procedures. The participant's account will be credited only to the extent that the depositary passes along our payments to Cedel and Euroclear. Payments, notices and other communications or deliveries relating to the notes made through Cedel or Euroclear must comply with the rules and procedures of those systems and of the depositary. We understand that, at present, those systems' rules and procedures applicable to trades in conventional eurobonds will apply to trades in the notes, with settlement in immediately available funds.


     The description of the clearing systems in this section reflects our understanding of the rules and procedures of Cedel and Euroclear as currently in effect. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities.

SPECIAL TIMING CONSIDERATIONS FOR TRANSACTIONS IN CEDEL AND EUROCLEAR


     Investors will be able to make and receive deliveries, payments and other communications involving the notes through Cedel and Euroclear only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who wish to effect a transfer of their interests in the notes, or to receive or make a payment or delivery with respect to the notes, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable.


                         PAYMENT OF ADDITIONAL AMOUNTS


     We intend to make all payments on the notes without deducting U.S. withholding taxes. If we are required by law to do so on payments to non-U.S. investors, however, we will pay additional amounts on those payments to the extent described in this section.



     We will pay additional amounts on a note only if the beneficial owner of the note is a United States alien. The term United States alien means any person who, for U.S. federal income tax purposes, is:


- a nonresident alien individual;

- a foreign corporation;

- a foreign partnership; or


- an estate or trust that is not subject to U.S. federal income tax on a net income basis on income or gain from a note.



     If the beneficial owner of a note is a United States alien, we will pay all additional amounts that may be necessary so that every net payment of interest or principal on that note will not be less than the amount provided for in that note. By net payment we mean the amount we or our paying agent pay after deducting or withholding an amount for or on account of any present or future tax, assessment or other governmental charge imposed with respect to that payment by a U.S. taxing authority.



     Our obligation to pay additional amounts is subject to several important exceptions, however. We will NOT pay additional amounts for or on account of any of the following:



- any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between the beneficial owner -- or between a fiduciary, settlor, beneficiary or member of the beneficial owner, if the beneficial owner is an estate, trust or partnership -- and the United States (other than the mere receipt of a payment or the ownership or holding of a note), including because the beneficial owner -- or the fiduciary, settlor, benefici-ary or member -- at any time, for U.S. federal income tax purposes:

   -- is or was a citizen or resident or is or was treated as a resident of the United States;

   -- is or was present in the United States;

   -- is or was engaged in a trade or business in the United States;

   -- has or had a permanent establishment in the United States;

   -- is or was a domestic or foreign personal holding company, a passive foreign investment company or a controlled foreign corporation;

   -- is or was a corporation that accumulates earnings to avoid U.S. federal income tax; or

   -- is or was a "ten percent shareholder" of The Goldman Sachs Group, Inc.;

- any tax, assessment or other governmental charge imposed solely because of a change in applicable law or regulation, or in any official interpretation or application of applicable law or regulation, that becomes effective more than 15 days after the day on which the payment becomes due or is duly provided for, whichever occurs later;

- any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax, or any similar tax, assessment or other governmental charge;


- any tax, assessment or other governmental charge imposed solely because the beneficial owner or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or any beneficial owner of the note, if compliance is required by statute, by regulation of the U.S. Treasury department or by an applicable income tax treaty to which the United States is a party, as a precondition to exemption from the tax, assessment or other governmental charge;



- any tax, assessment or other governmental charge that can be paid other than by deduction or withholding from a payment on the note;


- any tax, assessment or other governmental charge imposed solely because the payment is to be made by a particular paying agent (which term may include us) and would not be imposed if made by another paying agent; or

- any combination of the taxes, assessments or other governmental charges described above.


In addition, we will not pay additional amounts with respect to any payment of principal or interest to any United States alien who is a fiduciary or a partnership, or who is not the sole beneficial owner of the payment, to the extent that we would not have to pay additional amounts to any beneficiary or settlor of the fiduciary or any member of the partnership, or to any beneficial owner of the payment, if that person or entity were treated as the beneficial owner of the note for this purpose.


     When we refer to a U.S. taxing authority, we mean the United States of America or any state, other jurisdiction or taxing authority in the United States. When we refer to the United States in the discussion of additional amounts above and in the discussion of redemption for tax reasons below, we mean the United States of America, including the states and the District of Columbia, together with the territories, possessions and all other areas subject to the jurisdiction of the United States of America.


     When we refer to any payment of interest or principal on a note, this includes any additional amount that may be payable in respect of that payment.


                          WHEN WE CAN REDEEM THE NOTES


     We will not be permitted to redeem the notes we are offering before their stated maturity, except as described below. The notes will not be entitled to the benefit of any sinking fund -- that is, we will not deposit money on a regular basis into any separate custodial account to repay your note. In addition, you will not be entitled to require us to buy your note from you before its stated maturity.



     We will be entitled, at our option, to redeem the outstanding notes in whole if at any time we become obligated to pay additional amounts on any notes on the next interest payment date, but only if our obligation results from a change in the laws or regulations of the United States of America, of any jurisdiction in the United States or of any U.S. taxing authority, or from a change in any official interpretation or application of those laws or regulations, that becomes effective or is announced after the date of this prospectus. If we redeem the notes, we will do so at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued interest to the redemption date.



     If we become entitled to redeem the notes, we may do so at any time on a redemption date of our choice. However, we must give the Holders of the notes notice of the redemption not less than 30 days or more than 60 days before the redemption date and not more than 90 days before the next date on which we would be obligated to pay additional amounts. In addition, our obligation to pay additional amounts must remain in effect when we give the notice of redemption. We will give the notice in the manner described below in "-- Notices".



     We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. For example, we currently expect Goldman Sachs International and Goldman, Sachs & Co. to make a market in the notes by purchasing and reselling notes from time to time. Notes that we or our subsidiaries purchase may, at our discretion, be held, resold or cancelled.


                        MERGERS AND SIMILAR TRANSACTIONS

     We are generally permitted to merge or consolidate with another firm. We are also permitted to sell substantially all our assets to another firm. We may not take any of these actions, however, unless all the following conditions are met:


- If the successor firm in the transaction is not The Goldman Sachs Group, Inc., the successor firm must be organized as a corporation, partnership, trust, limited liability company or other similar entity and must expressly assume The Goldman Sachs Group, Inc.'s obligations under the notes and the indenture. The successor firm may be organized under the laws of any jurisdiction, whether in the United States or elsewhere.



- Immediately after the transaction, no default under the notes has occurred and is continuing. For this purpose, "default under the notes" means an event of default or an event that would be an event of default if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under "-- Default, Remedies and Waiver of Default".


If the conditions described above are satisfied, we will not need to obtain the approval of the Holders in order to merge or consolidate or to sell all or substantially all our assets. Also, these conditions will apply only if we wish to merge or consolidate with another firm or sell all or substantially all our assets. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another firm, any transaction that involves a change of control of The Goldman Sachs Group, Inc. but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.


     Also, if we merge, consolidate or sell all or substantially all our assets and the successor firm is a non-U.S. entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences relating to the notes, other than an obligation to pay additional amounts to non-U.S. investors in respect of U.S. withholding tax requirements, to the extent described above under "-- Payment of Additional Amounts".

                              RESTRICTIVE COVENANT


     In the indenture, we promise not to create or guarantee any debt for borrowed money that is secured by a lien on the voting or profit participating equity ownership interests that we or any of our subsidiaries own in Goldman, Sachs & Co. (or in any subsidiary that beneficially owns or holds, directly or indirectly, those interests in Goldman, Sachs & Co.), unless we also secure the notes on an equal or priority basis with the other secured debt. Our promise, however, is subject to an important exception: we may secure debt for borrowed money with liens on those interests without securing the notes if our board of directors determines that the liens do not materially detract from or interfere with the then-present value or control of those interests.


     Except as noted above, the indenture does not restrict our ability to put liens on our interests in our subsidiaries other than Goldman, Sachs & Co., nor does it restrict our ability to sell or otherwise dispose of our interests in any of our subsidiaries, including Goldman, Sachs & Co. In addition, the restriction on liens applies only to liens that secure debt for borrowed money. For example, liens imposed by operation of law, such as liens to secure statutory obligations for taxes or workers' compensation benefits, or liens we create to secure obligations to pay legal judgments or surety bonds, would not be covered by this restriction.

                    DEFAULT, REMEDIES AND WAIVER OF DEFAULT


     You will have special rights if an event of default with respect to the notes occurs and is not cured, as described in this subsection.


EVENTS OF DEFAULT


     When we refer to an event of default with respect to the notes we are offering, we mean any of the following:



- We do not pay the principal on any of these notes on its due date.



- We do not pay interest on any of these notes within 30 days after its due date.



- We remain in breach of our covenant described under "-- Restrictive Covenant" above, or any other covenant we make in the indenture for the benefit of these notes, for 60 days after we receive a notice of default stating that we are in breach. The notice must be sent by the trustee or the Holders of not less than 10% in principal amount of these notes.


- We file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to The Goldman Sachs Group, Inc. occur. Those events must arise under U.S. federal or state law, unless we merge, consolidate or sell our assets as described above and the successor firm is a non-U.S. entity. If that happens, then those events must arise under U.S. federal or state law or the law of the jurisdiction in which the successor firm is legally organized.

REMEDIES IF AN EVENT OF DEFAULT OCCURS


     If an event of default has occurred and has not been cured or waived, the trustee or the Holders of not less than 25% in principal amount of the notes we are offering may declare the entire principal amount of all these notes to be due immediately. If an event of default occurs because of events in bankruptcy, insolvency or reorganization relating to The Goldman Sachs Group, Inc., the entire principal amount of all these notes will be automatically accelerated, without any action by the trustee or any Holder.



     Each of the situations described above is called an acceleration of the maturity of the notes we are offering. If the maturity of the notes is accelerated and a judgment for payment has not yet been obtained, the Holders of a majority in principal amount of the notes may cancel the acceleration for all the notes.


     If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

     Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any Holders unless the Holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee receives an indemnity that is reasonably satisfactory to it, the Holders of a majority in principal amount of the notes we are offering may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority Holders may also direct the trustee in performing any other action under the indenture with respect to these notes.



     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:



- The Holder of your note must give the trustee written notice that an event of default has occurred and the event of default must not have been cured or waived.



- The Holders of not less than 25% in principal amount of these notes must make a written request that the trustee take action because of the default and they or other Holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action.


- The trustee must not have taken action for 60 days after the above steps have been taken.


- During those 60 days, the Holders of a majority in principal amount of these notes must not have given the trustee directions that are inconsistent with the written request of the Holders of not less than 25% in principal amount of these notes.



You are entitled, however, at any time to bring a lawsuit for the payment of money due on your note on or after its due date.


WAIVER OF DEFAULT


     The Holders of not less than a majority in principal amount of the notes we are offering may waive a default for all these notes. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on any note, however, without the approval of the particular Holder of that note.


WE WILL GIVE THE TRUSTEE INFORMATION ABOUT DEFAULTS ANNUALLY


     Each year, we will give the trustee a written statement of two of our officers, certifying that to their knowledge we are in compliance with the indenture and the notes, or else specifying any default known to them.


   Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

                      MODIFICATION AND WAIVER OF COVENANTS


     There are three types of changes we can make to the indenture and the notes we are offering.


CHANGES REQUIRING EACH HOLDER'S APPROVAL


     First, there are changes that cannot be made without the approval of each Holder of a note affected by the change. Here is a list of those types of changes:



- change the stated maturity for any principal or interest payment on a note;



- reduce the principal amount, the interest rate or the redemption price for a note;



- permit redemption of a note if not previously permitted;



- change the currency of any payment on a note other than as permitted by the note;



- change the place of any payment on a note;

- impair the Holder's right to sue for payment of any amount due on its note;



- reduce the percentage in principal amount of the notes we are offering and any other affected series of debt securities, taken together, the approval of whose Holders is needed to change the indenture or the notes;



- reduce the percentage in principal amount of the notes we are offering and any other affected series of debt securities, taken separately or together, as the case may be, the approval of whose Holders is needed to waive our compliance with the indenture or to waive defaults; and


- change the provisions of the indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval.

CHANGES NOT REQUIRING APPROVAL


     The second type of change does not require any approval by Holders of the notes we are offering. This type is limited to clarifications and changes that would not adversely affect the notes in any material respect. Nor do we need any approval to make changes that affect only debt securities to be issued under the indenture after the changes take effect.



     We may also make changes or obtain waivers that do not adversely affect a particular note, even if they affect other notes or other debt securities. In those cases, we do not need to obtain the approval of the Holder of that note; we need only obtain any required approvals from the Holders of the affected notes or other debt securities.


CHANGES REQUIRING MAJORITY APPROVAL


     Any other change to the indenture and the notes we are offering would require the following approval:



- If the change affects only the notes we are offering, it must be approved by the Holders of a majority in principal amount of the notes we are offering.



- If the change affects the notes we are offering as well as one or more other series of debt securities issued under the indenture, it must be approved by the Holders of a majority in principal amount of the notes we are offering and all other series affected by the change, with the notes we are offering and the other series voting together as one class for this purpose.


In each case, the required approval must be given by written consent. Most changes fall into this category.


     The same majority approval would be required for us to obtain a waiver of any of our covenants in the indenture. Our covenants include the promises we make about merging and putting liens on our interests in Goldman, Sachs & Co., which we describe above under "-- Mergers and Similar Transactions" and "-- Restrictive Covenant". If the Holders approve a waiver of a covenant, we will not have to comply with it. The Holders, however, cannot approve a waiver of any provision in a particular note, or in the indenture as it affects that note, that we cannot change without the approval of the Holder of that note as described above in "-- Changes Requiring Each Holder's Approval", unless that Holder approves the waiver.


 Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the notes or request a waiver.


                      SPECIAL RULES FOR ACTION BY HOLDERS

     When Holders take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules. We may apply similar rules to other series of debt securities issued under the indenture.

ONLY OUTSTANDING NOTES ARE ELIGIBLE


     Only Holders of outstanding notes will be eligible to participate in any action by Holders of these notes. Also, we will count only outstanding notes in determining whether the various percentage requirements for taking action have been met. For these purposes, a note will not be "outstanding":


- if it has been surrendered for cancellation;

- if we have deposited or set aside, in trust for its Holder, money for its payment or redemption; or

- if we or one of our affiliates, such as Goldman Sachs International or Goldman, Sachs & Co., is the beneficial owner.


In some situations, Holders of debt securities of other series may be eligible to participate in an action by Holders of these notes. In that event, we may follow special rules in calculating the principal amount of their debt securities that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a foreign currency, increases over time or is not to be fixed until maturity.


DETERMINING RECORD DATES FOR ACTION BY HOLDERS


     We will generally be entitled to set any day as a record date for the purpose of determining the Holders that are entitled to take action under the indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by Holders. If we or the trustee set a record date for an approval or other action to be taken by Holders, that vote or action may be taken only by persons or entities who are Holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global note may be set in accordance with procedures established by the depositary, Cedel or Euroclear from time to time.


                          FORM, EXCHANGE AND TRANSFER


     If any notes cease to be issued in global form, they will be issued:


- only in fully registered form;

- without interest coupons; and


- in denominations of (euro)1,000 and multiples of (euro)1,000.



     Holders may exchange their notes for notes of smaller denominations or combined into fewer notes of larger denominations, as long as the total principal amount is not changed.



     Holders may exchange or transfer their notes at the office of the trustee. We have appointed the trustee to act as our agent for registering notes in the names of Holders and transferring notes. If the global notes are terminated and we issue notes in non-global form, Holders of the non-global notes can transfer those notes at the offices of Banque Internationale a Luxembourg or its successor as our transfer agent in Luxembourg, but only for as long as the notes are listed on the Luxembourg Stock Exchange. We may appoint another entity to perform these functions or perform them ourselves.



     Holders will not be required to pay a service charge to transfer or exchange their notes, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made only if our transfer agent is satisfied with the Holder's proof of legal ownership.


     We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.


     As long as the notes are issued in global form, only the depositary, Cedel and Euroclear will be entitled to transfer and exchange notes as described in this subsection, since the depositary will be the sole Holder of the notes.


                               PAYMENT MECHANICS

WHO RECEIVES PAYMENT?


     We will pay interest on the notes on the interest payment dates stated above under "-- Financial Terms of the Notes", and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. We will compute interest on the notes on the basis of a 360-day year of twelve 30-day months.



     If interest is due on a note on an interest payment date, we will pay the interest to the Holder in whose name the note is registered at the close of business on the regular record date relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the note. If principal is due on a note at maturity, we will pay the amount to the Holder of the note against surrender of the note at the proper place of payment.


REGULAR RECORD DATES FOR INTEREST


     The regular record date relating to an interest payment date for any note will be the May 1 or November 1 next preceding the interest payment date, whether or not that preceding day is a business day. For the purpose of determining the Holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.


HOW WE WILL MAKE PAYMENTS


     PAYMENTS ON GLOBAL NOTES. As long as the notes are issued in global form, we will make payments on the notes in accordance with the applicable policies of the depositary, Cedel and Euroclear, as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in a global note. An indirect holder's right to receive those payments will be governed by the rules and practices of the depositary, Cedel and Euroclear, and their participants, as described above under "-- We Will Issue the Notes in Global Form".



     PAYMENTS ON NON-GLOBAL NOTES. If the global notes are terminated and we issue notes in non-global form, we will make payments on the notes as follows. Except as described in the next paragraph, we will pay any amount that becomes due on a note by wire transfer of immediately available funds on the due date to a euro account at a bank that is designated by the Holder and is acceptable to us and the trustee. To request wire payment, the Holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the Holder on the relevant regular record date. In the case of any other payment, payment will be made only after the note is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.


     If a Holder fails to give instructions as described above, we will notify the Holder at the address in the trustee's records and will make the payment within five business days after the Holder provides appropriate instructions. Any late payment made in these circumstances will be treated under the indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.


     WHEN EUROS ARE NOT AVAILABLE. We will make all payments on the notes in euros or any single currency that succeeds the euro in the EMU countries, except as follows. If euros or any successor currency are not available to us on each of the two business days before a payment is to be made on the notes due to circumstances beyond our control -- such as the imposition of exchange controls or a disruption in the currency markets -- we will be entitled to satisfy our obligation to make the payment in euros by making the payment in U.S. dollars on the basis of the most recently available exchange rate. The exchange rate we use will be the noon buying rate for cable transfers in New York City for the euro as quoted by the Federal Reserve Bank of New York on the then-most recent day on which that bank has quoted that rate.


     The foregoing will apply to any note, whether in global or non-global form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in the manner described above will not result in a default under any note or the indenture.



 Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the notes.


PAYMENT WHEN OFFICES ARE CLOSED


     If any payment is due on a note on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the notes or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.



     When we refer to a business day, we mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City or any other relevant location generally are authorized or obligated by law, regulation or executive order to close. By other relevant location, we mean each of Brussels, Belgium, for as long as the notes are held through Euroclear, and Luxembourg, for as long as the notes are held through Cedel or are listed on the Luxembourg Stock Exchange and that exchange so requires. If the notes cease to be held in global form, the reference to other relevant location will also mean each office of a paying agent, but only with respect to a payment to be made at that office, and each office of a transfer agent, but only with respect to any actions to occur at that office.


PAYING AGENT


     If we issue the notes in non-global form, we may appoint one or more financial institutions to act as our paying agents, and at whose designated offices the notes may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as a paying agent. We must notify you of changes in the paying agents.



     For as long as these notes are listed on the Luxembourg Stock Exchange, we will also maintain a paying agent in Luxembourg. We have initially appointed Banque Internationale a Luxembourg, acting out of its corporate office in Luxembourg, or its successor, as that paying agent. We will notify you of any change in our Luxembourg paying agent by publication in Luxembourg.


UNCLAIMED PAYMENTS

     Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a Holder will be repaid to us. After that two-year period, the Holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

                                    NOTICES


     As long as we issue the notes we are offering in global form, notices to be given to Holders will be given to the depositary, in accordance with its applicable policies as in effect from time to time. If we issue the notes in non-global form, notices to be given to Holders will be sent by mail to the respective addresses of the Holders as they appear in the trustee's records, and will be deemed given when mailed.



     As long as these notes are listed on the Luxembourg Stock Exchange and its rules require, we will also give notices to Holders by publication in a daily newspaper of general circulation in Luxembourg. We expect that newspaper to be, but it need not be, the Luxemburger Wort. If publication in Luxembourg is not practical, we will make the publication elsewhere in Western Europe. By "daily newspaper" we mean a newspaper that is published on each day, other than a Saturday, Sunday or holiday, in Luxembourg or, when applicable, elsewhere in Western Europe. You will be presumed to have received these notices on the date we first publish them. If we are unable to give notice as described in this paragraph because the publication of any newspaper is suspended or it is otherwise impractical for us to publish the notice, then we or the trustee, acting on our instructions, will give Holders notice in another form. That alternate form of notice will be sufficient notice to you.

     Neither the failure to give any notice to a particular Holder, nor any defect in a notice given to a particular Holder, will affect the sufficiency of any notice given to another Holder.

 Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive notices.

                       OUR RELATIONSHIP WITH THE TRUSTEE


     The Bank of New York is initially serving as the trustee, for the notes and all other series of debt securities to be issued under the indenture. The Bank of New York has provided commercial banking and other services for us and our affiliates in the past and may do so in the future. Among other things, The Bank of New York provides us with a line of credit, holds debt securities issued by us and serves as trustee or agent with regard to other debt obligations of The Goldman Sachs Group, Inc. or its subsidiaries.

                             UNITED STATES TAXATION


     This section describes the material United States federal income tax consequences of owning the notes we are offering and is the opinion of Sullivan & Cromwell, counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:


- a dealer in securities or currencies;

- a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

- a bank;

- a life insurance company;

- a tax-exempt organization;


- a person that holds notes that are a hedge or that are hedged against interest rate or currency risks;



- a person that holds notes as part of a straddle or conversion transaction for tax purposes; or


- a person whose functional currency for tax purposes is not the U.S. dollar.


This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.



 Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.


                             UNITED STATES HOLDERS


     This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:


- a citizen or resident of the United States;

- a domestic corporation;

- an estate whose income is subject to United States federal income tax regardless of its source; or

- a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.


If you are not a United States holder, this subsection does not apply to you and you should refer to "-- United States Alien Holders" below.



     PAYMENTS OF INTEREST. You will be taxed on any interest on your note as ordinary income at the time you receive the interest or it accrues, depending on your method of accounting for tax purposes. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.


     If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

     If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.


     When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars. However, you may not treat this ordinary income gain or loss as an adjustment to the interest income you receive.



     In addition, if you acquire your note at a price other than the initial offering price, the rules relating to market discount or amortizable bond premium may also apply to your note. This may occur, for example, if you purchase your note in a market-making transaction.



     PURCHASE, SALE AND RETIREMENT OF NOTES. When you sell your note or your note is retired, you will generally recognize gain or loss equal to the difference between the amount you realize on the sale or retirement and the U.S. dollar cost of your note. The amount you realize will be the U.S. dollar value of such amount on:



- the date payment is received, if you are a cash basis taxpayer and the notes are not traded on an established securities market, as defined in the applicable Treasury regulations;


- the date of disposition, if you are an accrual basis taxpayer; or


- the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis United States holder that so elects, and the notes are traded on an established securities market, as defined in the applicable Treasury regulations.



     The U.S. dollar cost of your note will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your note is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your note will be the U.S. dollar value of the purchase price on the settlement date of your purchase.


     This gain or loss will be capital gain or loss, except to the extent attributable to changes in exchange rates, as described in the next paragraph, or to accrued but unpaid interest or described below under "-- Market Discount". Capital gain of a non-corporate United States holder is generally taxed at a maximum rate of 20% where the property is held for more than one year.


     You must treat any portion of the gain or loss that you recognize on the sale or retirement of a note as ordinary income or loss to the extent attributable to changes in exchange rates. However, you only take exchange gain or loss into account to the extent of the total gain or loss you realize on the transaction.



     MARKET DISCOUNT. You will be treated as if you purchased your note at a market discount, and your note will be a market discount note, if the note's principal amount exceeds the price you paid for your note by at least 1/4 of 1% of your note's principal amount multiplied by the number of complete years to the note's maturity.



     If your note's principal amount does not exceed the price you paid for the note by 1/4 of 1% multiplied by the number of complete years to the note's maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.



     You must treat any gain you recognize on the maturity or disposition of your market discount note as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount note and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until maturity or disposition of your note.



     You will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the note with respect to which it is made and you may not revoke it.



     If you are an accrual-basis taxpayer, you should be aware that the Clinton administration has recently proposed legislation that would require you to include market discount in income currently over the life of your note, subject to certain limitations. If enacted, this proposal would only be effective if you acquire your market discount note on or after the date of enactment. We do not yet know whether this proposal will be enacted or when it will become effective if enacted.



     NOTES PURCHASED AT A PREMIUM. If you purchase your note for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable to that year, based on your note's yield to maturity. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service.



     EXCHANGE OF EUROS. Your tax basis in the euros received as interest on your note or on the sale or retirement of your note will equal the U.S. dollar value of the euros when the interest is received or at the time of the sale or retirement. If you purchase euros, you generally will have a tax basis equal to the U.S. dollar value of the euros on the date of your purchase. If you sell or dispose of euros, including if you use euros to purchase notes or exchange euros for U.S. dollars, any gain or loss will generally be ordinary income or loss.



     BACKUP WITHHOLDING AND INFORMATION REPORTING. In general, if you are a non-corporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal and interest on your note. In addition, the proceeds of the sale of your note before maturity within the United States will be reported to the Internal Revenue Service. Additionally, backup withholding at a rate of 31% will apply to any payments if you fail to provide an accurate certified taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.


                          UNITED STATES ALIEN HOLDERS


     This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:


- a nonresident alien individual;

- a foreign corporation;

- a foreign partnership; or

- an estate or trust that is not subject to United States federal income tax on a net income basis on income or gain from a note.



     Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:


- we and other payors will not be required to deduct United States withholding tax from payments of principal and interest to you if, in the case of interest:

  1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of The Goldman Sachs Group, Inc. entitled to vote,

  2. you are not a controlled foreign corporation that is related to us through stock ownership, and

     a. you certify to us or a U.S. payor under penalties of perjury, that you are not a United States holder and provide your name and address, or


     b. a non-U.S. securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note certifies to us or a U.S. payor under penalties of perjury that a similar statement has been received from you by it or by a similar financial institution between it and you and furnishes the payor with a copy thereof; and



- no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.



Further, a note held by an individual, who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:


- the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of The Goldman Sachs Group, Inc. entitled to vote at the time of death; and


- the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.


     If you receive a payment after December 31, 2000, recently finalized Treasury regulations will apply. Under these final withholding regulations, after December 31, 2000, you may use an alternative method to satisfy the certification requirement described above. Additionally, if you are a partner in a foreign partnership, after December 31, 2000, you, in addition to the foreign partnership, must provide the certification described above, and the partnership must provide certain information, including a United States taxpayer identification number. The Internal Revenue Service will apply a look-through rule in the case of tiered partnerships.


     You are generally exempt from backup withholding and information reporting on Internal Revenue Service Form 1099 with respect to any payments of principal or interest made by us and other payors, provided that you provide the certification described above, and provided further that the payor does not have actual knowledge that you are a United States person. We and other payors, however, may report payments of interest on your notes on Internal Revenue Service Form 1042-S.



     In general, payment of the proceeds from the sale of notes to or through a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, you are a United States alien holder, you will not be subject to information reporting and backup withholding if you certify as to your non-United States status under penalties of perjury or otherwise establish an exemption. Payments of the proceeds from the sale by a United States alien holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to a payment made outside the United States of the proceeds of a sale of a note through an office outside the United States if the broker is:

- a United States person;

- a controlled foreign corporation for United States tax purposes;

- a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

- with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year:

  1. one or more of its partners are "U.S. persons" as defined in U.S. Treasury regulations who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

  2. the foreign partnership is engaged in a United States trade or business unless the broker has documentary evidence in its records that you are a non-U.S. person and does not have actual knowledge that you are a U.S. person, or you otherwise establish an exemption.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT


     This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan proposing to invest in the notes.



     The Goldman Sachs Group, Inc. and certain of its affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended, or a "disqualified person" within the meaning of the Internal Revenue Code with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if the notes we are offering are acquired by or with the assets of a pension or other employee benefit plan for which The Goldman Sachs Group, Inc. or any of its affiliates is a service provider, unless those notes are acquired pursuant to an exemption for transactions effected on behalf of that plan by a "qualified professional asset manager" or an "in-house asset manager" or pursuant to any other available exemption. The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA.



 If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.


                             VALIDITY OF THE NOTES


     The validity of the notes offered and sold in this offering will be passed upon for The Goldman Sachs Group, Inc. by Sullivan & Cromwell, New York, New York and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Certain legal matters will be passed upon for The Goldman Sachs Group, Inc. by one of its General Counsel, Robert J. Katz or Gregory K. Palm. Sullivan & Cromwell has in the past represented, and continues to represent, one or more of the underwriters and their affiliates in a variety of matters. Cleary, Gottlieb, Steen & Hamilton has in the past represented, and continues to represent, Goldman Sachs in a variety of matters.


                                    EXPERTS

     The financial statements of Goldman Sachs as of November 28, 1997 and November 27, 1998 and for each of the three years in the period ended November 27, 1998 included in this prospectus and the financial statement schedule included in the registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The historical consolidated income statement data and balance sheet data set forth in "Selected Consolidated Financial Data" for each of the five years in the period ended November 27, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited condensed consolidated financial statements of Goldman Sachs as of and for the three months ended February 26, 1999 and for the three months ended February 27, 1998, included in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 9, 1999 appearing herein states that they did not audit and they do not express an opinion on the unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited historical financial information because this report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

     Except as otherwise indicated, all amounts with respect to the volume, number and market share of mergers and acquisitions and underwriting transactions and related ranking information included in this prospectus have been derived from information compiled and classified by Securities Data Company and have been so included in reliance on Securities Data Company's authority as experts in compiling and classifying information as to securities transactions.

                             AVAILABLE INFORMATION


     As a result of its common stock offering, The Goldman Sachs Group, Inc. is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov and through the NYSE, 20 Broad Street, New York, New York 10005. As long as the notes are listed on the Luxembourg Stock Exchange, copies of our filings with the SEC will also be available free of charge from our listing agent in Luxembourg, Banque Internationale a Luxembourg, 69, route d'Esch, L-1470 Luxembourg.



     We have filed with the SEC a registration statement on Form S-1 relating to the notes we are offering. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site noted above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Consolidated Financial Statements as of November 27, 1998
  and November 28, 1997 and for the three years in the
  period ended November 27, 1998
Report of Independent Accountants...........................   F-2
Consolidated Statements of Earnings.........................   F-3
Consolidated Statements of Financial Condition..............   F-4
Consolidated Statements of Changes in Partners' Capital.....   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7
Condensed Consolidated Financial Statements as of February
  26, 1999 and for the three months ended February 26, 1999
  and February 27, 1998 (unaudited)
Review Report of Independent Accountants....................  F-24
Condensed Consolidated Statements of Earnings...............  F-25
Condensed Consolidated Statement of Financial Condition.....  F-26
Condensed Consolidated Statement of Changes in Partners'
  Capital...................................................  F-27
Condensed Consolidated Statements of Cash Flows.............  F-28
Notes to Condensed Consolidated Financial Statements........  F-29

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners,
The Goldman Sachs Group, L.P.:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of earnings, changes in partners' capital and cash flows (included on pages F-3 to F-23 of this prospectus) present fairly, in all material respects, the consolidated financial position of The Goldman Sachs Group, L.P. and Subsidiaries (the "Firm") as of November 27, 1998 and November 28, 1997, and the results of their consolidated operations and their consolidated cash flows for the three years in the period ended November 27, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Firm's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

We have also previously audited, in accordance with generally accepted auditing standards, the consolidated statements of financial condition as of November 29, 1996, November 24, 1995 and November 25, 1994, and the related consolidated statements of earnings, changes in partners' capital and cash flows for the years ended November 24, 1995 and November 25, 1994 (none of which are presented herein); and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the selected historical consolidated income statement and balance sheet data for each of the five years in the period ended November 27, 1998 (included on pages 36 and 37 of this prospectus) is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
January 22, 1999.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                    YEAR ENDED NOVEMBER
                                                            -----------------------------------
                                                             1996          1997          1998
                                                             ----          ----          ----
                                                                       (in millions)
REVENUES:
Investment banking........................................  $ 2,113       $ 2,587       $ 3,368
Trading and principal investments.........................    2,496         2,303         2,015
Asset management and securities services..................      981         1,456         2,085
Interest income...........................................   11,699        14,087        15,010
                                                            -------       -------       -------
          Total revenues..................................   17,289        20,433        22,478
Interest expense, principally on short-term funding.......   11,160        12,986        13,958
                                                            -------       -------       -------
          Revenues, net of interest expense...............    6,129         7,447         8,520
OPERATING EXPENSES:
Compensation and benefits.................................    2,421         3,097         3,838
Brokerage, clearing and exchange fees.....................      278           357           424
Market development........................................      137           206           287
Communications and technology.............................      173           208           265
Depreciation and amortization.............................      172           178           242
Occupancy.................................................      154           168           207
Professional services and other...........................      188           219           336
                                                            -------       -------       -------
          Total operating expenses........................    3,523         4,433         5,599
Pre-tax earnings..........................................    2,606         3,014         2,921
Provision for taxes.......................................      207           268           493
                                                            -------       -------       -------
Net earnings..............................................  $ 2,399       $ 2,746       $ 2,428
                                                            =======       =======       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                 AS OF NOVEMBER
                                                              --------------------
                                                                1997        1998
                                                                ----        ----
                                                                 (in millions)
ASSETS:
Cash and cash equivalents...................................  $  1,328    $  2,836
Cash and securities segregated in compliance with U.S.
  federal and other regulations (principally U.S. government
  obligations)..............................................     4,903       7,887
Receivables from brokers, dealers and clearing
  organizations.............................................     3,754       4,321
Receivables from customers and counterparties...............    10,060      14,953
Securities borrowed.........................................    51,058      69,158
Securities purchased under agreements to resell.............    39,376      37,484
Right to receive securities.................................        --       7,564
Financial instruments owned, at fair value:
  Commercial paper, certificates of deposit and time
     deposits...............................................     1,477       1,382
  U.S. government, federal agency and sovereign
     obligations............................................    25,736      24,789
  Corporate debt............................................    11,321      10,744
  Equities and convertible debentures.......................    11,870      11,066
  State, municipal and provincial obligations...............     1,105         918
  Derivative contracts......................................    13,788      21,299
  Physical commodities......................................     1,092         481
Other assets................................................     1,533       2,498
                                                              --------    --------
                                                              $178,401    $217,380
                                                              ========    ========
LIABILITIES AND NET WORTH:
Short-term borrowings, including commercial paper...........  $ 21,008    $ 27,430
Payables to brokers, dealers and clearing organizations.....       952         730
Payables to customers and counterparties....................    22,995      36,179
Securities loaned...........................................    17,627      21,117
Securities sold under agreements to repurchase..............    44,057      36,257
Obligation to return securities.............................        --       9,783
Financial instruments sold, but not yet purchased, at fair
  value:
  U.S. government, federal agency and sovereign
     obligations............................................    22,371      22,360
  Corporate debt............................................     1,708       1,441
  Equities and convertible debentures.......................     6,357       6,406
  Derivative contracts......................................    15,964      24,722
  Physical commodities......................................        78         966
Other liabilities and accrued expenses......................     3,080       3,699
Long-term borrowings........................................    15,667      19,906
                                                              --------    --------
                                                               171,864     210,996
Commitments and contingencies
Partners' capital allocated for income taxes and potential
  withdrawals...............................................       430          74
Partners' capital...........................................     6,107       6,310
                                                              --------    --------
                                                              $178,401    $217,380
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                                                   YEAR ENDED NOVEMBER
                                                              -----------------------------
                                                               1996       1997       1998
                                                               ----       ----       ----
                                                                      (in millions)
Partners' capital, beginning of year........................  $ 4,905    $ 5,309    $ 6,107
Additions:
  Net earnings..............................................    2,399      2,746      2,428
  Capital contributions.....................................        4         89          9
                                                              -------    -------    -------
          Total additions...................................    2,403      2,835      2,437
Deductions:
  Returns on capital and certain distributions to
     partners...............................................     (473)      (557)      (619)
  Termination of the Profit Participation Plans.............       --         --       (368)
  Transfers to partners' capital allocated for income taxes
     and potential withdrawals, net.........................   (1,526)    (1,480)    (1,247)
                                                              -------    -------    -------
          Total deductions..................................   (1,999)    (2,037)    (2,234)
                                                              -------    -------    -------
Partners' capital, end of year..............................  $ 5,309    $ 6,107    $ 6,310
                                                              =======    =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED NOVEMBER
                                                              -------------------------------
                                                                1996       1997        1998
                                                                ----       ----        ----
                                                                       (in millions)
Cash flows from operating activities:
  Net earnings..............................................  $  2,399    $ 2,746    $  2,428
  Non-cash items included in net earnings:
    Depreciation and amortization...........................       172        178         242
    Deferred income taxes...................................        85         32          23
  Changes in operating assets and liabilities:
    Cash and securities segregated in compliance with U.S.
     federal and other regulations..........................    (1,445)      (670)     (2,984)
    Net receivables from brokers, dealers and clearing
     organizations..........................................       169     (1,599)       (789)
    Net payables to customers and counterparties............     4,279      2,339       8,116
    Securities borrowed, net................................   (17,075)    (8,124)    (14,610)
    Financial instruments owned, at fair value..............    (9,415)    (7,439)        148
    Financial instruments sold, but not yet purchased, at
     fair value.............................................     5,276     11,702       7,559
    Other, net..............................................       926        905         (71)
                                                              --------    -------    --------
      Net cash (used for)/provided by operating
       activities...........................................   (14,629)        70          62
                                                              --------    -------    --------
Cash flows from investing activities:
  Property, leasehold improvements and equipment............      (258)      (259)       (476)
  Financial instruments owned, at fair value................       115       (360)       (180)
  Acquisitions, net of cash acquired........................       (75)       (74)         --
                                                              --------    -------    --------
      Net cash used for investing activities................      (218)      (693)       (656)
                                                              --------    -------    --------
Cash flows from financing activities:
  Short-term borrowings, net................................       391      1,082       2,193
  Securities sold under agreements to repurchase, net.......    16,012     (4,717)     (5,909)
  Issuance of long-term borrowings..........................     5,172      7,734      10,527
  Repayment of long-term borrowings.........................    (3,986)    (1,855)     (2,058)
  Capital contributions.....................................         4         89           9
  Returns on capital and certain distributions to
    partners................................................      (473)      (557)       (619)
  Termination of the Profit Participation Plans.............        --         --        (368)
  Partners' capital allocated for income taxes and potential
    withdrawals.............................................    (1,017)    (2,034)     (1,673)
                                                              --------    -------    --------
      Net cash provided by/(used for) financing
       activities...........................................    16,103       (258)      2,102
                                                              --------    -------    --------
  Net increase/(decrease) in cash and cash equivalents......     1,256       (881)      1,508
Cash and cash equivalents, beginning of year................       953      2,209       1,328
                                                              --------    -------    --------
Cash and cash equivalents, end of year......................  $  2,209    $ 1,328    $  2,836
                                                              ========    =======    ========

SUPPLEMENTAL DISCLOSURES:

Cash payments for interest approximated the related expense for each of the fiscal periods presented. Payments of income taxes were not material.

A zero coupon bond of $32 million representing a portion of the acquisition price of CIN Management Limited was recorded on the consolidated statement of financial condition as of November 1996 and was excluded from the consolidated statement of cash flows as it represented a non-cash item.

An increase in total assets and liabilities of $11.64 billion related to the provisions of SFAS No. 125 that were deferred under SFAS No. 127 was excluded from the consolidated statement of cash flows for the year ended November 1998 as it represented a non-cash item.

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  DESCRIPTION OF BUSINESS

     The Goldman Sachs Group, L.P., a Delaware limited partnership ("Group L.P."), together with its consolidated subsidiaries (collectively, the "Firm"), is a global investment banking and securities firm that provides a wide range of services worldwide to a substantial and diversified client base.

     The Firm's activities are divided into three principal business lines:

     - Investment Banking, which includes financial advisory services and underwriting;

     - Trading and Principal Investments, which includes fixed income, currency and commodities ("FICC"), equities and principal investments (principal investments reflect primarily the Firm's investments in its merchant banking funds); and

     - Asset Management and Securities Services, which includes asset management, securities services and commissions.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Group L.P. and its U.S. and international subsidiaries including Goldman, Sachs & Co. ("GS&Co.") and J. Aron & Company in New York, Goldman Sachs International ("GSI") in London and Goldman Sachs (Japan) Ltd. ("GSJL") in Tokyo. Certain reclassifications have been made to prior year amounts to conform to the current presentation.

     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles that require management to make estimates and assumptions regarding trading inventory valuations, partner retirements, the outcome of pending litigation and other matters that affect the consolidated financial statements and related disclosures. These estimates and assumptions are based on judgment and available information and, consequently, actual results could be materially different from these estimates.

     Unless otherwise stated herein, all references to 1996, 1997 and 1998 refer to the Firm's fiscal year ended, or the date, as the context requires, November 29, 1996, November 28, 1997 and November 27, 1998, respectively.

  CASH AND CASH EQUIVALENTS

     The Firm defines cash equivalents as highly liquid overnight deposits held in the ordinary course of business.

  REPURCHASE AGREEMENTS AND COLLATERALIZED FINANCING ARRANGEMENTS

     Securities purchased under agreements to resell and securities sold under agreements to repurchase, principally U.S. government, federal agency and investment-grade foreign sovereign obligations, represent short-term collateralized financing transactions and are carried at their contractual amounts plus accrued interest. These amounts are presented on a net-by-counterparty basis, where management believes a legal right of setoff exists under an enforceable master netting agreement. The Firm takes possession of securities purchased under agreements to resell, monitors the market value of the underlying securities on a daily basis and obtains additional collateral as appropriate.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     Securities borrowed and loaned are recorded on the statements of financial condition based on the amount of cash collateral advanced or received. These transactions are generally collateralized by either cash, securities or letters of credit. The Firm takes possession of securities borrowed, monitors the market value of securities loaned and obtains additional collateral as appropriate. Income or expense is recognized as interest over the life of the transaction.

  FINANCIAL INSTRUMENTS

     Gains and losses on financial instruments and commission income and related expenses are recorded on a trade date basis in the consolidated statements of earnings. For purposes of the consolidated statements of financial condition only, purchases and sales of financial instruments, including agency transactions, are generally recorded on a settlement date basis. Recording such transactions on a trade date basis would not result in a material adjustment to the consolidated statements of financial condition.

     Substantially all financial instruments used in the Firm's trading and non-trading activities are carried at fair value or amounts that approximate fair value and unrealized gains and losses are recognized in earnings. Fair value is based generally on listed market prices or broker or dealer price quotations. To the extent that prices are not readily available, fair value is based on either internal valuation models or management's estimate of amounts that could be realized under current market conditions, assuming an orderly liquidation over a reasonable period of time. Certain over-the-counter ("OTC") derivative instruments are valued using pricing models that consider, among other factors, current and contractual market prices, time value, and yield curve and/or volatility factors of the underlying positions. The fair value of the Firm's trading and non-trading assets and liabilities is discussed further in Notes 3, 4 and 5.

  PRINCIPAL INVESTMENTS

     Principal investments are carried at fair value, generally as evidenced by quoted market prices or by comparable substantial third-party transactions. Where fair value is not readily ascertainable, principal investments are recorded at cost or management's estimate of the realizable value.

     The Firm is entitled to receive merchant banking overrides (i.e., an increased share of a fund's income and gains) when the return on the fund's investments exceeds certain threshold returns. Overrides are based on investment performance over the life of each merchant banking fund, and future investment underperformance may require amounts previously distributed to the Firm to be returned to the funds. Accordingly, overrides are recognized in earnings only when management determines that the probability of return is remote. Overrides are included in "Asset Management and Securities Services" on the consolidated statements of earnings.

  DERIVATIVE CONTRACTS

     Derivatives used for trading purposes are reported at fair value and are included in "Derivative contracts" on the consolidated statements of financial condition. Gains and losses on derivatives used for trading purposes are included in "Trading and Principal Investments" on the consolidated statements of earnings.

     Derivatives used for non-trading purposes include interest rate futures contracts and interest rate and currency swap agreements, which are primarily utilized to convert a substantial portion of the Firm's fixed rate debt into U.S. dollar-based floating rate obligations. Gains and losses on

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES these transactions are generally deferred and recognized as adjustments to interest expense over the life of the derivative contract. Gains and losses resulting from the early termination of derivatives used for non-trading purposes are generally deferred and recognized over the remaining life of the underlying debt. If the underlying debt is terminated prior to its stated maturity, gains and losses on these transactions, including the associated hedges, are recognized in earnings immediately.

     Derivatives are reported on a net-by-counterparty basis on the consolidated statements of financial condition where management believes a legal right of setoff exists under an enforceable master netting agreement.

  PROPERTY, LEASEHOLD IMPROVEMENTS AND EQUIPMENT

     Depreciation and amortization generally are computed using accelerated cost recovery methods for all property and equipment and for leasehold improvements where the term of the lease is greater than the economic useful life of the asset. All other leasehold improvements are amortized on a straight-line basis over the term of the lease.

  GOODWILL

     The cost of acquired companies in excess of the fair value of net assets acquired at acquisition date is recorded as goodwill and amortized over periods of 15 to 25 years on a straight-line basis.

  PROVISION FOR TAXES

     The Firm accounts for income taxes incurred by its corporate subsidiaries in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". The consolidated statements of earnings for the periods presented include a provision for, or benefit from, income taxes on income earned, or losses incurred, by Group L.P. and its subsidiaries including a provision for, or benefit from, unincorporated business tax on income earned, or losses incurred, by Group L.P. and its subsidiaries conducting business in New York City. No additional income tax provision is required in the consolidated statements of earnings because Group L.P. is a partnership and the remaining tax effects accrue directly to its partners.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of subsidiaries whose functional currency is other than the U.S. dollar are translated using currency exchange rates prevailing at the end of the period presented, while revenues and expenses are translated using average exchange rates during the period. Gains or losses resulting from the translation of foreign currency financial statements are recorded as cumulative translation adjustments, and are included as a component of "Partners' capital allocated for income taxes and potential withdrawals" on the consolidated statements of financial condition. Gains or losses resulting from foreign exchange transactions are recorded in earnings.

  INVESTMENT BANKING

     Underwriting revenues and fees from mergers and acquisitions and other corporate finance advisory assignments are recorded when the underlying transaction is completed under the terms of the engagement. Syndicate expenses related to securities offerings in which the Firm acts as an underwriter or agent are deferred until the related revenue is recognized.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

  ACCOUNTING DEVELOPMENTS

     In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", effective for transactions occurring after December 31, 1996. SFAS No. 125 establishes standards for distinguishing transfers of financial assets that are accounted for as sales from transfers that are accounted for as secured borrowings.

     The provisions of SFAS No. 125 relating to repurchase agreements, securities lending transactions and other similar transactions were deferred by the provisions of SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", and became effective for transactions entered into after December 31, 1997. This Statement requires that the collateral obtained in certain types of secured lending transactions be recorded on the balance sheet with a corresponding liability reflecting the obligation to return such collateral to its owner. Effective January 1, 1998, the Firm adopted the provisions of SFAS No. 125 that were deferred by SFAS No. 127. The adoption of this standard increased the Firm's total assets and liabilities by $11.64 billion as of November 1998.

     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share" ("EPS"), effective for periods ending after December 15, 1997, with restatement required for all prior periods. SFAS No. 128 establishes new standards for computing and presenting EPS. This Statement replaces primary and fully diluted EPS with "basic EPS", which excludes dilution, and "diluted EPS", which includes the effect of all potentially dilutive common shares and other dilutive securities. Because the Firm has not historically reported EPS, this Statement will have no impact on the Firm's historical financial statements. This Statement will, however, apply to financial statements of the Firm prepared after its common stock offering.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. SFAS No. 130 establishes standards for the reporting and presentation of comprehensive income and its components in the financial statements. The Firm intends to adopt this standard in the first quarter of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. SFAS No. 131 establishes the criteria for determining an operating segment and establishes the disclosure requirements for reporting information about operating segments. The Firm intends to adopt this standard at the end of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", effective for fiscal years beginning after December 15, 1997, with restatement of disclosures for earlier periods required for comparative purposes. SFAS No. 132 revises certain employers' disclosures about pension and other post-retirement benefit plans. The Firm intends to adopt this standard at the end of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES the Costs of Computer Software Developed or Obtained for Internal Use", effective for fiscal years beginning after December 15, 1998. SOP No. 98-1 requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the useful life of the related software. The Firm currently expenses the cost of all software development in the period in which it is incurred. The Firm intends to adopt this Statement in fiscal 2000 and is currently assessing its effect.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. The Firm intends to adopt this standard in fiscal 2000 and is currently assessing its effect.

NOTE 3.  FINANCIAL INSTRUMENTS

     Financial instruments, including both cash instruments and derivatives, are used to manage market risk, facilitate customer transactions, engage in trading transactions and meet financing objectives. These instruments can be either executed on an exchange or negotiated in the OTC market.

     Transactions involving financial instruments sold, but not yet purchased, entail an obligation to purchase a financial instrument at a future date. The Firm may incur a loss if the market value of the financial instrument subsequently increases prior to the purchase of the instrument.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Substantially all of the Firm's assets and liabilities are carried at fair value or amounts that approximate fair value.

     Trading assets and liabilities, including derivative contracts used for trading purposes, are carried at fair value and reported as financial instruments owned and financial instruments sold, but not yet purchased on the consolidated statements of financial condition. Non-trading assets and liabilities are carried at fair value or amounts that approximate fair value.

     Non-trading assets include cash and cash equivalents, cash and securities segregated in compliance with U.S. federal and other regulations, receivables from brokers, dealers and clearing organizations, receivables from customers and counterparties, securities borrowed, securities purchased under agreements to resell, right to receive securities and certain investments, primarily those made in connection with the Firm's merchant banking activities.

     Non-trading liabilities include short-term borrowings, payables to brokers, dealers and clearing organizations, payables to customers and counterparties, securities loaned, securities sold under agreements to repurchase, obligation to return securities, other liabilities and accrued expenses and long-term borrowings. Fair value of the Firm's long-term borrowings and associated hedges is discussed in Note 5.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

  TRADING AND PRINCIPAL INVESTMENTS

     The Firm's Trading and Principal Investments business facilitates customer transactions and takes proprietary positions through market-making in and trading of securities, currencies, commodities and swaps and other derivatives. Derivative financial instruments are often used to hedge cash instruments or other derivative financial instruments as an integral part of the Firm's strategies. As a result, it is necessary to view the results of any activity on a fully-integrated basis, including cash positions, the effect of related derivatives and the financing of the underlying positions.

     Net revenues represent total revenues less allocations of interest expense to specific securities, commodities and other positions in relation to the level of financing incurred by each. The following table sets forth the net revenues of the Firm's Trading and Principal Investments business:

                                                            YEAR ENDED NOVEMBER
                                                         --------------------------
                                                          1996      1997      1998
                                                          ----      ----      ----
                                                               (in millions)
FICC...................................................  $1,749    $2,055    $1,438
Equities...............................................     730       573       795
Principal investments..................................     214       298       146
                                                         ------    ------    ------
Total Trading and Principal Investments................  $2,693    $2,926    $2,379
                                                         ======    ======    ======

  RISK MANAGEMENT

     The Firm seeks to monitor and control its risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems for individual entities and the Firm as a whole. Management believes that it has effective procedures for evaluating and managing the market, credit and other risks to which it is exposed. The Management Committee, the Firm's primary decision-making body, determines (both directly and through delegated authority) the types of business in which the Firm engages, approves guidelines for accepting customers for all product lines, outlines the terms under which customer business is conducted and establishes the parameters for the risks that the Firm is willing to undertake in its business.

     MARKET RISK. The Firmwide Risk Committee, which reports to senior management and meets weekly, is responsible for managing and monitoring all of the Firm's risk exposures. In addition, the Firm maintains segregation of duties, with credit review and risk-monitoring functions performed by groups that are independent from revenue-producing departments.

     The potential for changes in the market value of the Firm's trading positions is referred to as "market risk". The Firm's trading positions result from underwriting, market-making and proprietary trading activities.

     The broadly defined categories of market risk include exposures to interest rates, currency rates, equity prices and commodity prices.

- Interest rate risks primarily result from exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates, mortgage prepayment speeds and credit spreads.

- Currency rate risks result from exposures to changes in spot prices, forward prices and volatilities of currency rates.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

- Equity price risks result from exposures to changes in prices and volatilities of individual equities, equity baskets and equity indices.

- Commodity price risks result from exposures to changes in spot prices, forward prices and volatilities of commodities, such as electricity, natural gas, crude oil, petroleum products and precious and base metals.

     These risk exposures are managed through diversification, by controlling position sizes and by establishing offsetting hedges in related securities or derivatives. For example, the Firm may hedge a portfolio of common stock by taking an offsetting position in a related equity-index futures contract. The ability to manage these exposures may, however, be limited by adverse changes in the liquidity of the security or the related hedge instrument and in the correlation of price movements between the security and the related hedge instrument.

     CREDIT RISK. Credit risk represents the loss that the Firm would incur if a counterparty or issuer of securities or other instruments it holds fails to perform its contractual obligations to the Firm. To reduce its credit exposures, the Firm seeks to enter into netting agreements with counterparties that permit the Firm to offset receivables and payables with such counterparties. The Firm does not take into account any such agreements when calculating credit risk, however, unless management believes a legal right of setoff exists under an enforceable master netting agreement.

     Credit concentrations may arise from trading, underwriting and securities borrowing activities and may be impacted by changes in economic, industry or political factors. The Firm's concentration of credit risk is monitored actively by the Credit Policy Committee. As of November 1998, U.S. government and federal agency obligations represented 7% of the Firm's total assets. In addition, most of the Firm's securities purchased under agreements to resell are collateralized by U.S. government, federal agency and sovereign obligations.

  DERIVATIVE ACTIVITIES

     Most of the Firm's derivative transactions are entered into for trading purposes. The Firm uses derivatives in its trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. The Firm also enters into non-trading derivative contracts to manage the interest rate and currency exposure on its long-term borrowings. Non-trading derivatives related to the Firm's long-term borrowings are discussed in
Note 5.

     Derivative contracts are financial instruments, such as futures, forwards, swaps or option contracts, that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivatives may involve future commitments to purchase or sell financial instruments or commodities, or to exchange currency or interest payment streams. The amounts exchanged are based on the specific terms of the contract with reference to specified rates, securities, commodities or indices.

     Derivative contracts exclude certain cash instruments, such as mortgage-backed securities, interest-only and principal-only obligations and indexed debt instruments, that derive their values or contractually required cash flows from the price of some other security or index. Derivatives also exclude option features that are embedded in cash instruments, such as the conversion features and call provisions embedded in bonds. The Firm has elected to include commodity-related contracts in its derivative disclosure, although not required to do so, as these contracts may be settled in cash or are readily convertible into cash.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The gross notional (or contractual) amounts of derivative financial instruments represent the volume of these transactions and not the amounts potentially subject to market risk. In addition, measurement of market risk is meaningful only when all related and offsetting transactions are taken into consideration. Gross notional (or contractual) amounts of derivative financial instruments used for trading purposes with off-balance-sheet market risk are set forth below:

                                                                 AS OF NOVEMBER
                                                             ----------------------
                                                               1997         1998
                                                               ----         ----
                                                                 (in millions)
INTEREST RATE RISK:
Financial futures and forward settlement contracts.........  $334,916    $  406,302
Swap agreements............................................   918,067     1,848,977
Written option contracts...................................   351,359       423,561

EQUITY PRICE RISK:
Financial futures and forward settlement contracts.........     7,457         7,405
Swap agreements............................................     1,993         2,752
Written option contracts...................................    51,916        54,856

CURRENCY AND COMMODITY PRICE RISK:
Financial futures and forward settlement contracts.........   355,882       420,138
Swap agreements............................................    32,355        51,502
Written option contracts...................................   179,481       183,929

     Market risk on purchased option contracts is limited to the market value of the option; therefore, purchased option contracts have no off-balance-sheet market risk. The gross notional (or contractual) amounts of purchased option contracts used for trading purposes are set forth below:

                                                                 AS OF NOVEMBER
                                                              --------------------
                                                                1997        1998
                                                                ----        ----
                                                                 (in millions)
PURCHASED OPTION CONTRACTS:
Interest rate...............................................  $301,685    $509,770
Equity......................................................    24,021      59,571
Currency and commodity......................................   180,859     186,748

     The Firm utilizes replacement cost as its measure of derivative credit risk. Replacement cost, as reported in financial instruments owned, at fair value on the consolidated statements of financial condition, represents amounts receivable from various counterparties, net of any unrealized losses owed where management believes a legal right of setoff exists under an enforceable master netting agreement. Replacement cost for purchased option contracts is the market value of the contract. The Firm controls its credit risk through an established credit approval process, by monitoring counterparty limits, obtaining collateral where appropriate and, in some cases, using legally enforceable master netting agreements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The fair value of derivative financial instruments used for trading purposes, computed in accordance with the Firm's netting policy, is set forth below:

                                                                            AS OF NOVEMBER
                                                           ------------------------------------------------
                                                                    1997                      1998
                                                           ----------------------    ----------------------
                                                           ASSETS     LIABILITIES    ASSETS     LIABILITIES
                                                           -------    -----------    -------    -----------
                                                                            (in millions)
PERIOD END:
Forward settlement contracts.............................  $ 3,634      $ 3,436      $ 4,061      $ 4,201
Swap agreements..........................................    4,269        5,358       10,000       11,475
Option contracts.........................................    5,787        7,166        7,140        9,038
                                                           -------      -------      -------      -------
Total....................................................  $13,690      $15,960      $21,201      $24,714
                                                           =======      =======      =======      =======
MONTHLY AVERAGE:
Forward settlement contracts.............................  $ 3,351      $ 3,162      $ 4,326      $ 3,979
Swap agreements..........................................    3,397        4,020        7,340        8,158
Option contracts.........................................    4,511        5,059        6,696        8,958
                                                           -------      -------      -------      -------
Total....................................................  $11,259      $12,241      $18,362      $21,095
                                                           =======      =======      =======      =======

NOTE 4.  SHORT-TERM BORROWINGS

     The Firm obtains secured short-term financing principally through the use of repurchase agreements and securities lending agreements, collateralized mainly by U.S. government, federal agency, investment grade foreign sovereign obligations and equity securities. The Firm obtains unsecured short-term borrowings through issuance of commercial paper, promissory notes and bank loans. The carrying value of these short-term obligations approximates fair value due to their short-term nature.

     Short-term borrowings are set forth below:

                                                           AS OF NOVEMBER
                                                         ------------------
                                                          1997       1998
                                                          ----       ----
                                                           (in millions)
Commercial paper.......................................  $ 4,468    $10,008
Promissory notes(1)....................................   10,411     10,763
Bank loans and other(1)................................    6,129      6,659
                                                         -------    -------
Total(2)...............................................  $21,008    $27,430
                                                         =======    =======

---------------
(1) As of November 1997 and November 1998, short-term borrowings included $2,454 million and $2,955 million of long-term borrowings maturing within one year, respectively.

(2) Weighted average interest rates for total short-term borrowings, including commercial paper, were 5.43% as of November 1997 and 5.19% as of November 1998.

     The Firm maintains unencumbered securities with a market value in excess of all uncollateralized short-term borrowings.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

NOTE 5.  LONG-TERM BORROWINGS

     The Firm's long-term borrowings are set forth below:

                                                           AS OF NOVEMBER
                                                         -------------------
                                                           1997       1998
                                                           ----       ----
                                                            (in millions)
Fixed-rate obligations(1)
  U.S. dollar denominated..............................  $ 5,217     $ 5,260
  Non-U.S. dollar denominated..........................    1,556       2,066
Floating-rate obligations(2)
  U.S. dollar denominated..............................    8,342      11,858
  Non-U.S. dollar denominated..........................      552         722
                                                         -------     -------
Total long-term borrowings(3)..........................  $15,667     $19,906
                                                         =======     =======

---------------
(1) Interest rate ranges for U.S. dollar and non-U.S. dollar fixed rate obligations are set forth below:

                                                                   AS OF
                                                                 NOVEMBER
                                                              ---------------
                                                               1997     1998
                                                               ----     ----
U.S. dollar denominated
  High......................................................   10.10%   10.10%
  Low.......................................................    5.82     5.74
Non-U.S. dollar denominated
  High......................................................    9.51     9.51
  Low.......................................................    1.90     1.90

(2) Floating interest rates generally are based on LIBOR, the U.S. treasury bill rate or the federal funds rate. Certain equity-linked and indexed instruments are included in floating rate obligations.
(3) Long-term borrowings bear fixed or floating interest rates and have maturities that range from 1 to 30 years from the date of issue.

     Long-term borrowings by maturity date are set forth below:

                            AS OF NOVEMBER 1997               AS OF NOVEMBER 1998
                       ------------------------------    ------------------------------
                        U.S.      NON-U.S.                U.S.      NON-U.S.
                       DOLLAR      DOLLAR      TOTAL     DOLLAR      DOLLAR      TOTAL
                       ------     --------     -----     ------     --------     -----
                                                (in millions)
MATURITY DATES:
1998.................  $ 1,159     $  135     $ 1,294    $    --     $   --     $    --
1999.................    2,436        451       2,887      2,443        199       2,642
2000.................    2,544        263       2,807      4,293        272       4,565
2001.................      971        142       1,113      2,261        148       2,409
2002.................    1,376        281       1,657      1,669        265       1,934
2003.................      941        109       1,050      1,409        412       1,821
2004-24..............    4,132        727       4,859      5,043      1,492       6,535
                       -------     ------     -------    -------     ------     -------
Total................  $13,559     $2,108     $15,667    $17,118     $2,788     $19,906
                       =======     ======     =======    =======     ======     =======

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The Firm enters into non-trading derivative contracts, such as interest rate and currency swap agreements, to effectively convert a substantial portion of its fixed rate long-term borrowings into U.S. dollar-based floating rate obligations. Accordingly, the aggregate carrying value of these long-term borrowings and related hedges approximates fair value. The effective weighted average interest rates for long-term borrowings, after hedging activities, are set forth below:

                                             AS OF              AS OF
                                         NOVEMBER 1997      NOVEMBER 1998
                                        ---------------    ----------------
                                        AMOUNT     RATE    AMOUNT     RATE
                                        ------     ----    ------     ----
                                                  ($ in millions)
Long-term borrowings:
Fixed-rate obligations................  $   291    7.76%   $   222     8.09%
Floating-rate obligations.............   15,376    5.84     19,684     5.63
                                        -------            -------
          Total long-term
            borrowings................  $15,667    5.88    $19,906     5.66
                                        =======            =======

     The notional amounts, fair value and carrying value of the related swap agreements used for non-trading purposes are set forth below:

                                                           AS OF NOVEMBER
                                                           --------------
                                                           1997       1998
                                                           ----       ----
                                                            (in millions)
Notional amount........................................   $8,708     $10,206

                                                      AS OF NOVEMBER
                                      -----------------------------------------------
                                               1997                     1998
                                      ----------------------    ---------------------
                                      ASSETS     LIABILITIES    ASSETS    LIABILITIES
                                      ------     -----------    ------    -----------
                                                       (in millions)
Fair value..........................   $212          $4          $519         $7
Carrying value......................     98           4            98          8

NOTE 6.  COMMITMENTS AND CONTINGENCIES

  LITIGATION

     The Firm is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of its businesses. Management believes, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on the Firm's financial condition, but might be material to the Firm's operating results for any particular period, depending, in part, upon the operating results for such period.

  LEASES

     The Firm has obligations under long-term non-cancelable lease agreements, principally for office space, expiring on various dates through 2016. Certain agreements are subject to periodic escalation charges for increases in real estate taxes and other charges. Minimum rental

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES commitments, net of minimum sublease rentals, under non-cancelable leases for 1999 and the succeeding four years and rent charged to operating expense for the last three years are set forth below:

                                                  (in millions)
MINIMUM RENTAL COMMITMENTS:
1999..........................................       $  142
2000..........................................          139
2001..........................................          139
2002..........................................          136
2003..........................................          128
Thereafter....................................          860
                                                     ------
          Total...............................       $1,544
                                                     ======

NET RENT EXPENSE:
1996..........................................       $   83
1997..........................................           87
1998..........................................          104

  OTHER COMMITMENTS

     The Firm acts as an investor in merchant banking transactions which includes making long-term investments in equity and debt securities in privately negotiated transactions, corporate acquisitions and real estate transactions, and in connection with a bridge loan fund. In connection with these activities, the Firm had commitments to invest up to $670 million and $1.39 billion in corporate and real estate merchant banking investment and bridge loan funds as of November 1997 and November 1998, respectively.

     In connection with loan origination and participation, the Firm had loan commitments of $5.23 billion and $1.51 billion as of November 1997 and November 1998, respectively. These commitments are agreements to lend to counterparties, have fixed termination dates and are contingent on all conditions to borrowing set forth in the contract having been met. Since these commitments may expire unused, the total commitment amount does not necessarily reflect the actual future cash flow requirements.

     The Firm also had outstanding guarantees of $786 million and $790 million relating to its fund management activities as of November 1997 and November 1998, respectively.

     The Firm had pledged securities of $23.60 billion and $22.88 billion as collateral for securities borrowed of approximately equivalent value as of November 1997 and November 1998, respectively.

     The Firm obtains letters of credit issued to counterparties by various banks that are used in lieu of securities or cash to satisfy various collateral and margin deposit requirements. Letters of credit outstanding were $10.13 billion and $8.81 billion as of November 1997 and November 1998, respectively.

NOTE 7.  EMPLOYEE BENEFIT PLANS

     The Firm sponsors various pension plans and certain other post-retirement benefit plans, primarily health care and life insurance, which cover most employees worldwide. The Firm also provides certain benefits to former or inactive employees prior to retirement. Plan benefits are

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES primarily based on the employee's compensation and years of service. Pension costs are determined actuarially and are funded in accordance with the Internal Revenue Code. Plan assets are held in a trust and consist primarily of listed stocks and U.S. bonds. A summary of these plans is set forth below:

  DEFINED BENEFIT PENSION PLANS

     The components of pension expense/(income) are set forth below:

                                                              YEAR ENDED NOVEMBER
                                                              --------------------
                                                              1996    1997    1998
                                                              ----    ----    ----
                                                                 (in millions)
Service cost, benefits earned during the period.............  $ 15    $ 15    $ 14
Interest cost on projected benefit obligation...............     8      10      11
Return on plan assets.......................................   (24)    (18)    (14)
Net amortization............................................    14       4      (1)
                                                              ----    ----    ----
          Total pension expense.............................  $ 13    $ 11    $ 10
                                                              ====    ====    ====
U.S. plans..................................................  $ (1)   $ (3)   $ (3)
International plans.........................................    14      14      13
                                                              ----    ----    ----
          Total pension expense.............................  $ 13    $ 11    $ 10
                                                              ====    ====    ====

     The weighted average assumptions used to develop net periodic pension cost and the actuarial present value of the projected benefit obligation are set forth below. The assumptions represent a weighted average of the assumptions used for the U.S. and international plans and are based on the economic environment of each applicable country.

                                                              YEAR ENDED NOVEMBER
                                                              --------------------
                                                              1996    1997    1998
                                                              ----    ----    ----
U.S. PLANS:
Discount rate...............................................  7.50%   7.50%   7.00%
Rate of increase in future compensation levels..............  5.00    5.00    5.00
Expected long-term rate of return on plan assets............  7.50    7.50    7.50
INTERNATIONAL PLANS:
Discount rate...............................................  5.70    5.70    5.00
Rate of increase in future compensation levels..............  5.30    5.30    4.75
Expected long-term rate of return on plan assets............  7.00    7.00    6.00

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The funded status of the qualified plans is set forth below:

                                                                YEAR ENDED
                                                                 NOVEMBER
                                                              --------------
                                                              1997     1998
                                                              ----     ----
                                                              (in millions)
Actuarial present value of vested benefit obligation........  $(149)   $(203)
                                                              -----    -----
Accumulated benefit obligation..............................   (151)    (207)
Effect of future salary increases...........................    (16)     (21)
                                                              -----    -----
Projected benefit obligation................................   (167)    (228)
Plan assets at fair market value............................    187      208
                                                              -----    -----
Projected benefit obligation less than/(greater than) plan
  assets....................................................     20      (20)
Unrecognized net loss.......................................      2       43
Unrecognized net transition gain............................    (20)     (18)
                                                              -----    -----
Prepaid pension cost, end of year...........................  $   2    $   5
                                                              =====    =====
PREPAID PENSION COST:
U.S. plans..................................................  $   2    $   5
International plans.........................................     --       --
                                                              -----    -----
Prepaid pension cost, end of year...........................  $   2    $   5
                                                              =====    =====

  POST-RETIREMENT PLANS

     The Firm has unfunded post-retirement benefit plans that provide medical and life insurance for eligible retirees, employees and dependents. The Firm's accrued post-retirement benefit liability was $50 million and $53 million as of November 1997 and November 1998, respectively. The Firm's expense for these plans was $6 million, $7 million and $6 million in the years ended 1996, 1997 and 1998, respectively.

  POST-EMPLOYMENT PLANS

     Post-employment benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits, and continuation of health care and life insurance coverage provided to former or inactive employees after employment but before retirement. The accrued but unfunded liability under the plans was $12 million and $10 million as of November 1997 and November 1998, respectively. The Firm's expense for these plans was $2 million in each of the fiscal years ended 1996, 1997 and 1998.

  DEFINED CONTRIBUTION PLANS

     The Firm contributes to employer sponsored U.S. and international defined contribution plans. The Firm's contribution to the U.S. plans was $39 million, $44 million and $48 million for the years ended 1996, 1997 and 1998, respectively. The Firm's contribution to the international plans was $7 million, $14 million and $10 million for the years ended 1996, 1997 and 1998, respectively.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

NOTE 8.  CAPITAL

  PARTNERS' CAPITAL

     Partners' capital includes both the general partner's and limited partners' capital and is subject to certain withdrawal restrictions. As of November 1998, the Firm had $6.31 billion in partners' capital. Managing directors that are participating limited partners in Group L.P. ("PLPs") who elect to retire are entitled to redeem their capital over a period of not less than five years following retirement, but often reinvest a significant portion of their capital as limited partners for longer periods. Partners' capital was reduced by $368 million in 1998 due to the termination of the Profit Participation Plans under which certain employees received payments based on the earnings of the Firm. Partners' capital allocated for income taxes and potential withdrawals represents management's estimate of net amounts currently distributable, primarily to the PLPs, under the Partnership Agreement, for items including, among other things, income taxes and capital withdrawals.

     Sumitomo Bank Capital Markets, Inc. ("SBCM"), a limited partner that had capital invested of approximately $834 million as of November 1998, may require Group L.P. to redeem its capital over a five-year period beginning no earlier than 2007. Kamehameha Activities Association ("KAA"), a limited partner that had capital invested of approximately $757 million as of November 1998, may require Group L.P. to redeem $391 million of its capital over a five-year period beginning no earlier than 2010 and $366 million of its capital over a five-year period beginning no earlier than 2013.

     Institutional Limited Partners (other than SBCM and KAA) had aggregate capital invested of $755 million as of November 1998. Group L.P. must repay these Institutional Limited Partners' capital as follows: $270 million in six equal annual installments commencing in December 2001, $257 million in March 2005, $146 million in November 2013 and $82 million in November 2023.

     Group L.P. may defer any required redemption of capital if the redemption would cause a subsidiary subject to regulatory authority to be in violation of the rules of such authority or if the withdrawal of funds to satisfy the redemption from an unregulated subsidiary would have a material effect on such subsidiary.

  REGULATED SUBSIDIARIES

     GS&Co. is a registered U.S. broker-dealer subsidiary, which is subject to the Securities and Exchange Commission's "Uniform Net Capital Rule", and has elected to compute its net capital in accordance with the "Alternative Net Capital Requirement" of that rule. As of November 1997 and November 1998, GS&Co. had regulatory net capital, as defined, of $1.77 billion and $3.25 billion, respectively, which exceeded the amounts required by $1.37 billion and $2.70 billion, respectively.

     GSI, a registered U.K. broker-dealer and subsidiary of Group L.P., is subject to the capital requirements of the Securities and Futures Authority Limited and GSJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance and the Financial Supervisory Agency. As of November 1997 and November 1998, GSI and GSJL were in compliance with their local capital adequacy requirements.

     Certain other subsidiaries of the Firm are also subject to capital adequacy requirements promulgated by authorities of the countries in which they operate. As of November 1997 and November 1998, these subsidiaries were in compliance with their local capital adequacy requirements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

NOTE 9.  GEOGRAPHIC DATA

     The Firm's activities as an investment banking and securities firm constitute a single business segment pursuant to SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise".

     Due to the highly integrated nature of international financial markets, the Firm manages its business based on the profitability of the enterprise as a whole, not by geographic region. Accordingly, management believes that profitability by geographic region is not necessarily meaningful.

     The total revenues, net revenues, pre-tax earnings and identifiable assets of Group L.P. and its consolidated subsidiaries by geographic region are summarized below:

                                                           YEAR ENDED NOVEMBER
                                                      -----------------------------
                                                       1996       1997       1998
                                                       ----       ----       ----
                                                              (in millions)
TOTAL REVENUES:
Americas(1).........................................  $12,864    $15,091    $15,972
Europe..............................................    3,762      4,463      5,156
Asia................................................      663        879      1,350
                                                      -------    -------    -------
Total...............................................  $17,289    $20,433    $22,478
                                                      =======    =======    =======

NET REVENUES:
Americas(1).........................................  $ 4,397    $ 5,104    $ 5,436
Europe..............................................    1,355      1,739      2,180
Asia................................................      377        604        904
                                                      -------    -------    -------
Total...............................................  $ 6,129    $ 7,447    $ 8,520
                                                      =======    =======    =======

PRE-TAX EARNINGS:
Americas(1).........................................  $ 1,963    $ 2,061    $ 1,527
Europe..............................................      536        683        913
Asia................................................      107        270        481
                                                      -------    -------    -------
Total...............................................  $ 2,606    $ 3,014    $ 2,921
                                                      =======    =======    =======

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                                                                 AS OF NOVEMBER
                                                       -----------------------------------
                                                         1996         1997         1998
                                                         ----         ----         ----
                                                                  (in millions)
IDENTIFIABLE ASSETS:
Americas(1)..........................................  $ 171,345    $ 206,312    $ 229,412
Europe...............................................     62,172       80,551      106,721
Asia.................................................      6,894       13,240       19,883
Eliminations.........................................    (88,365)    (121,702)    (138,636)
                                                       ---------    ---------    ---------
Total................................................  $ 152,046    $ 178,401    $ 217,380
                                                       =========    =========    =========

---------------
(1) Americas principally represents the United States.

NOTE 10.  QUARTERLY RESULTS (UNAUDITED)

                                                             YEAR ENDED NOVEMBER 1996
                                                       ------------------------------------
                                                        1ST       2ND       3RD       4TH
                                                        ---       ---       ---       ---
                                                                  (in millions)
Total revenues.......................................  $4,030    $4,656    $4,313    $4,290
Interest expense, principally on short-term
  funding............................................   2,566     2,986     2,845     2,763
                                                       ------    ------    ------    ------
Revenues, net of interest expense....................   1,464     1,670     1,468     1,527
Operating expenses...................................     899       961       879       784
                                                       ------    ------    ------    ------
Pre-tax earnings.....................................     565       709       589       743
Provision for taxes..................................      21        23        31       132
                                                       ------    ------    ------    ------
     Net earnings....................................  $  544    $  686    $  558    $  611
                                                       ======    ======    ======    ======

                                                             YEAR ENDED NOVEMBER 1997
                                                       ------------------------------------
                                                        1ST       2ND       3RD       4TH
                                                        ---       ---       ---       ---
                                                                  (in millions)
Total revenues.......................................  $4,932    $4,608    $5,957    $4,936
Interest expense, principally on short-term
  funding............................................   2,975     2,934     3,727     3,350
                                                       ------    ------    ------    ------
Revenues, net of interest expense....................   1,957     1,674     2,230     1,586
Operating expenses...................................   1,052     1,064     1,298     1,019
                                                       ------    ------    ------    ------
Pre-tax earnings.....................................     905       610       932       567
Provision for taxes..................................      44        99        60        65
                                                       ------    ------    ------    ------
     Net earnings....................................  $  861    $  511    $  872    $  502
                                                       ======    ======    ======    ======

                                                             YEAR ENDED NOVEMBER 1998
                                                       ------------------------------------
                                                        1ST       2ND       3RD       4TH
                                                        ---       ---       ---       ---
                                                                  (in millions)
Total revenues.......................................  $5,903    $6,563    $5,735    $4,277
Interest expense, principally on short-term
  funding............................................   3,431     3,574     3,591     3,362
                                                       ------    ------    ------    ------
Revenues, net of interest expense....................   2,472     2,989     2,144       915
Operating expenses...................................   1,450     1,952     1,389       808
                                                       ------    ------    ------    ------
Pre-tax earnings.....................................   1,022     1,037       755       107
Provision for taxes..................................     138       190       102        63
                                                       ------    ------    ------    ------
     Net earnings....................................  $  884    $  847    $  653    $   44
                                                       ======    ======    ======    ======

                    REVIEW REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners,
The Goldman Sachs Group, L.P.:

We have reviewed the condensed consolidated statement of financial condition of The Goldman Sachs Group, L.P. and Subsidiaries (the "Firm") as of February 26, 1999, and the related condensed consolidated statements of earnings, and cash flows for the three months ended February 26, 1999 and February 27, 1998 and the related condensed consolidated statement of changes in partners' capital for the three months ended February 26, 1999 (included on pages F-25 to F-33 of this prospectus). These financial statements are the responsibility of the Firm's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
April 9, 1999.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                              THREE MONTHS ENDED
                                                                   FEBRUARY
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
                                                                 (unaudited)
                                                                (in millions)
REVENUES:
Investment banking..........................................  $  633     $  902
Trading and principal investments...........................   1,115      1,398
Asset management and securities services....................     512        543
Interest income.............................................   3,643      3,013
                                                              ------     ------
          Total revenues....................................   5,903      5,856
Interest expense, principally on short-term funding.........   3,431      2,861
                                                              ------     ------
          Revenues, net of interest expense.................   2,472      2,995
OPERATING EXPENSES:
Compensation and benefits...................................   1,100      1,275
Brokerage, clearing and exchange fees.......................      93        111
Market development..........................................      54         77
Communications and technology...............................      58         78
Depreciation and amortization...............................      42         97
Occupancy...................................................      44         78
Professional services and other.............................      59         91
                                                              ------     ------
          Total operating expenses..........................   1,450      1,807
Pre-tax earnings............................................   1,022      1,188
Provision for taxes.........................................     138        181
                                                              ------     ------
Net earnings................................................  $  884     $1,007
                                                              ======     ======

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                                    AS OF
                                                                  FEBRUARY
                                                                    1999
                                                                -------------
                                                                 (unaudited)
                                                                (in millions)
ASSETS:
Cash and cash equivalents...................................      $  3,345
Cash and securities segregated in compliance with U.S.
  federal and other regulations (principally U.S. government
  obligations)..............................................         7,361
Receivables from brokers, dealers and clearing
  organizations.............................................         4,624
Receivables from customers and counterparties...............        19,311
Securities borrowed.........................................        74,036
Securities purchased under agreements to resell.............        41,776
Right to receive securities.................................         7,280
Financial instruments owned, at fair value:
  Commercial paper, certificates of deposit and time
     deposits...............................................         1,413
  U.S. government, federal agency and sovereign
     obligations............................................        26,580
  Corporate debt............................................         9,080
  Equities and convertible debentures.......................        11,298
  State, municipal and provincial obligations...............         1,021
  Derivative contracts......................................        20,441
  Physical commodities......................................           688
Other assets................................................         2,370
                                                                  --------
                                                                  $230,624
                                                                  ========
LIABILITIES AND NET WORTH:
Short-term borrowings, including commercial paper...........      $ 33,863
Payables to brokers, dealers and clearing organizations.....         1,294
Payables to customers and counterparties....................        32,143
Securities loaned...........................................        24,770
Securities sold under agreements to repurchase..............        36,906
Obligation to return securities.............................         9,078
Financial instruments sold, but not yet purchased, at fair
  value:
  U.S. government, federal agency and sovereign
     obligations............................................        29,391
  Corporate debt............................................         1,579
  Equities and convertible debentures.......................         8,238
  Derivative contracts......................................        22,677
  Physical commodities......................................           267
Other liabilities and accrued expenses......................         3,022
Long-term borrowings........................................        20,405
                                                                  --------
                                                                   223,633
Commitments and contingencies
Accumulated other comprehensive income......................           (37)
Partners' capital allocated for income taxes and potential
  withdrawals...............................................           416
Partners' capital...........................................         6,612
                                                                  --------
                                                                  $230,624
                                                                  ========

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

        CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' CAPITAL

                                                                 PERIOD ENDED
                                                                   FEBRUARY
                                                                     1999
                                                                   --------
                                                                 (unaudited)
                                                                (in millions)
Partners' capital, beginning of period......................        $6,310
Additions:
  Net earnings..............................................         1,007
  Capital contributions.....................................            48
                                                                    ------
          Total additions...................................         1,055
Deductions:
  Returns on capital and certain distributions to
     partners...............................................          (171)
  Transfers to partners' capital allocated for income taxes
     and potential withdrawals, net.........................          (582)
                                                                    ------
          Total deductions..................................          (753)
                                                                    ------
Partners' capital, end of period............................        $6,612
                                                                    ======

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              THREE MONTHS ENDED
                                                                   FEBRUARY
                                                              -------------------
                                                                1998       1999
                                                              --------    -------
                                                                  (unaudited)
                                                                 (in millions)
Cash flows from operating activities:
  Net earnings..............................................  $    884    $ 1,007
  Non-cash items included in net earnings:
     Depreciation and amortization..........................        42         97
     Deferred income taxes..................................         8          5
  Changes in operating assets and liabilities:
     Cash and securities segregated in compliance with U.S.
      federal and other regulations.........................      (191)       526
     Net receivables from brokers, dealers and clearing
      organizations.........................................       233        260
     Net payables to customers and counterparties...........     1,950     (8,394)
     Securities borrowed, net...............................   (12,579)    (1,225)
     Financial instruments owned, at fair value.............   (51,461)    (2,267)
     Financial instruments sold, but not yet purchased, at
      fair value............................................    14,601      8,205
     Other, net.............................................      (759)      (617)
                                                              --------    -------
       Net cash used for operating activities...............   (47,272)    (2,403)
  Cash flows from investing activities:
     Property, leasehold improvements and equipment.........       (63)      (103)
     Financial instruments owned, at fair value.............       (45)        58
                                                              --------    -------
       Net cash used for investing activities...............      (108)       (45)
                                                              --------    -------
  Cash flows from financing activities:
     Short-term borrowings, net.............................    11,500      2,567
     Securities sold under agreements to repurchase, net....    34,157     (3,643)
     Issuance of long-term borrowings.......................     5,630      4,468
     Repayment of long-term borrowings......................      (608)      (105)
     Capital contributions..................................         6         48
     Returns on capital and certain distributions to
      partners..............................................      (157)      (171)
     Partners' capital allocated for income taxes and
      potential withdrawals.................................      (309)      (207)
                                                              --------    -------
       Net cash provided by financing activities............    50,219      2,957
                                                              --------    -------
     Net increase in cash and cash equivalents..............     2,839        509
Cash and cash equivalents, beginning of period..............     1,328      2,836
                                                              --------    -------
Cash and cash equivalents, end of period....................  $  4,167    $ 3,345
                                                              ========    =======

---------------

SUPPLEMENTAL DISCLOSURES:

Cash payments for interest approximated the related expense for each of the fiscal periods presented. Payments of income taxes were not material.

The increases in total assets and liabilities related to the provisions of Statement of Financial Accounting Standards No. 125 that were deferred under Statement of Financial Accounting Standards No. 127 were excluded from the consolidated statements of cash flows as they represented non-cash items.

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1.  DESCRIPTION OF BUSINESS

     The Goldman Sachs Group, L.P., a Delaware limited partnership ("Group L.P."), together with its consolidated subsidiaries (collectively, the "Firm"), is a global investment banking and securities firm that provides a wide range of services worldwide to a substantial and diversified client base.

     The Firm's activities are divided into three principal business lines:

     - Investment Banking, which includes financial advisory services and underwriting;

     - Trading and Principal Investments, which includes fixed income, currency and commodities ("FICC"), equities and principal investments (principal investments reflect primarily the Firm's investments in its merchant banking funds); and

     - Asset Management and Securities Services, which includes asset management, securities services and commissions.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Group L.P. and its U.S. and international subsidiaries including Goldman, Sachs & Co. ("GS&Co.") and J. Aron & Company in New York, Goldman Sachs International ("GSI") in London and Goldman Sachs (Japan) Ltd. ("GSJL") in Tokyo. The consolidated financial statements are unaudited and should be read in conjunction with the audited consolidated financial statements included elsewhere in this prospectus.

     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles that require management to make estimates and assumptions regarding trading inventory valuations, partner retirements, the outcome of pending litigation and other matters that affect the consolidated financial statements and related disclosures. These estimates and assumptions are based on judgment and available information and, consequently, actual results could be materially different from these estimates.

     The unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, that are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. Interim period operating results may not be indicative of the operating results for a full year.

     Unless otherwise stated herein, all references to February 1998 and February 1999 refer to the Firm's fiscal quarter ended, or the date, as the context requires, February 27, 1998 and February 26, 1999, respectively.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                                  (UNAUDITED)

  COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", which establishes standards for the reporting and presentation of comprehensive income and its components in the financial statements. This Statement is effective for fiscal years beginning after December 15, 1997 and was adopted by the Firm in the first quarter of 1999. The components of comprehensive income are set forth below:

                                                           THREE MONTHS ENDED
                                                                FEBRUARY
                                                           ------------------
                                                            1998       1999
                                                           -------    -------
                                                             (in millions)
Net earnings.............................................  $  884     $1,007
Other comprehensive loss
  Foreign currency translation adjustment................     (5)        (6)
                                                           ------     ------
Total comprehensive income...............................  $  879     $1,001
                                                           ======     ======

NOTE 3.  FINANCIAL INSTRUMENTS

     Gains and losses on financial instruments and commission income and related expenses are recorded on a trade date basis in the consolidated statements of earnings. For purposes of the consolidated statement of financial condition only, purchases and sales of financial instruments, including agency transactions, are generally recorded on a settlement date basis. Recording such transactions on a trade date basis would not result in a material adjustment to the consolidated statement of financial condition.

     Substantially all financial instruments used in the Firm's trading and non-trading activities are carried at fair value or amounts that approximate fair value and unrealized gains and losses are recognized in earnings. Fair value is based generally on listed market prices or broker or dealer price quotations. To the extent that prices are not readily available, fair value is based on either internal valuation models or management's estimate of amounts that could be realized under current market conditions, assuming an orderly liquidation over a reasonable period of time. Certain over-the-counter derivative instruments are valued using pricing models that consider, among other factors, current and contractual market prices, time value, and yield curve and/or volatility factors of the underlying positions.

     The Firm's Trading and Principal Investments business facilitates customer transactions and takes proprietary positions through market-making in and trading of securities, currencies, commodities and swaps and other derivatives. Derivative financial instruments are often used to hedge cash instruments or other derivative financial instruments as an integral part of the Firm's strategies. As a result, it is necessary to view the results of any activity on a fully-integrated basis, including cash positions, the effect of related derivatives and the financing of the underlying positions.

     Net revenues represent total revenues less allocations of interest expense to specific securities, commodities and other positions in relation to the level of financing incurred by each.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                                  (UNAUDITED)

The following table sets forth the net revenues of the Firm's Trading and Principal Investments business:

                                                           THREE MONTHS ENDED
                                                                FEBRUARY
                                                           ------------------
                                                            1998       1999
                                                           -------    -------
                                                             (in millions)
FICC.....................................................  $  741     $  876
Equities.................................................     365        455
Principal investments....................................      76         26
                                                           ------     ------
Total Trading and Principal Investments..................  $1,182     $1,357
                                                           ======     ======

DERIVATIVE ACTIVITIES

     Most of the Firm's derivative transactions are entered into for trading purposes. The Firm uses derivatives in its trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. The Firm also enters into non-trading derivative contracts to manage the interest rate and currency exposure on its long-term borrowings.

     Derivative contracts are financial instruments, such as futures, forwards, swaps or option contracts, that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivatives may involve future commitments to purchase or sell financial instruments or commodities, or to exchange currency or interest payment streams. The amounts exchanged are based on the specific terms of the contract with reference to specified rates, securities, commodities or indices.

     Derivative contracts exclude certain cash instruments, such as mortgage-backed securities, interest-only and principal-only obligations and indexed debt instruments, that derive their values or contractually required cash flows from the price of some other security or index. Derivatives also exclude option features that are embedded in cash instruments, such as the conversion features and call provisions embedded in bonds. The Firm has elected to include commodity-related contracts in its derivative disclosure, although not required to do so, as these contracts may be settled in cash or are readily convertible into cash.

     Derivatives used for trading purposes are reported at fair value and are included in "Derivative contracts" on the consolidated statement of financial condition. Gains and losses on derivatives used for trading purposes are included in "Trading and Principal Investments" on the consolidated statements of earnings.

     The Firm utilizes replacement cost as its measure of derivative credit risk. Replacement cost, as reported in financial instruments owned, at fair value on the consolidated statement of financial condition, represents amounts receivable from various counterparties, net of any unrealized losses owed where management believes a legal right of setoff exists under an enforceable master netting agreement. Replacement cost for purchased option contracts is the market value of the contract. The Firm controls its credit risk through an established credit approval process, by monitoring counterparty limits, obtaining collateral where appropriate and, in some cases, using legally enforceable master netting agreements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                                  (UNAUDITED)

     The fair value of derivative financial instruments used for trading purposes, computed in accordance with the Firm's netting policy, is set forth below:

                                                                      AS OF
                                                                  FEBRUARY 1999
                                                              ----------------------
                                                              ASSETS     LIABILITIES
                                                              ------     -----------
                                                                  (in millions)
Forward settlement contracts................................  $ 3,991      $ 3,725
Swap agreements.............................................    9,233       10,460
Option contracts............................................    7,140        8,484
                                                              -------      -------
Total.......................................................  $20,364      $22,669
                                                              =======      =======

     Derivatives used for non-trading purposes include interest rate futures contracts and interest rate and currency swap agreements, which are primarily utilized to convert a substantial portion of the Firm's fixed rate debt into U.S. dollar-based floating rate obligations. Gains and losses on these transactions are generally deferred and recognized as adjustments to interest expense over the life of the derivative contract. Gains and losses resulting from the early termination of derivatives used for non-trading purposes are generally deferred and recognized over the remaining life of the underlying debt. If the underlying debt is terminated prior to its stated maturity, gains and losses on these transactions, including the associated hedges, are recognized in earnings immediately. The fair value and carrying value of derivatives used for non-trading purposes are set forth below:

                                                                      AS OF
                                                                  FEBRUARY 1999
                                                              ---------------------
                                                              ASSETS    LIABILITIES
                                                              ------    -----------
                                                                  (in millions)
          Fair value........................................   $319         $13
          Carrying value....................................     77           8

NOTE 4.  SHORT-TERM BORROWINGS

     The Firm obtains secured short-term financing principally through the use of repurchase agreements and securities lending agreements, collateralized mainly by U.S. government, federal agency, investment grade foreign sovereign obligations and equity securities. The Firm obtains unsecured short-term borrowings through issuance of commercial paper, promissory notes and bank loans. The carrying value of these short-term obligations approximates fair value due to their short-term nature.

     Short-term borrowings are set forth below:

                                                                  AS OF
                                                                FEBRUARY
                                                                  1999
                                                              -------------
                                                              (in millions)
Commercial paper............................................     $10,740
Promissory notes*...........................................      10,893
Bank loans and other*.......................................      12,230
                                                                 -------
Total.......................................................     $33,863
                                                                 =======

---------------
* As of February 1999, short-term borrowings included $6,285 million of long-term borrowings maturing within one year.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                                  (UNAUDITED)

     The Firm maintains unencumbered securities with a market value in excess of all uncollateralized short-term borrowings.

NOTE 5.  REGULATED SUBSIDIARIES

     GS&Co. is a registered U.S. broker-dealer subsidiary, which is subject to the Securities and Exchange Commission's "Uniform Net Capital Rule", and has elected to compute its net capital in accordance with the "Alternative Net Capital Requirement" of that rule. As of February 1999, GS&Co. had regulatory net capital, as defined, of $2.89 billion, which exceeded the amount required by $2.40 billion.

     GSI, a registered U.K. broker-dealer and subsidiary of Group L.P., is subject to the capital requirements of the Securities and Futures Authority Limited and GSJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance and the Financial Supervisory Agency. As of February 1999, GSI and GSJL were in compliance with their local capital adequacy requirements.

     Certain other subsidiaries of the Firm are also subject to capital adequacy requirements promulgated by authorities of the countries in which they operate. As of February 1999, these subsidiaries were in compliance with their local capital adequacy requirements.

NOTE 6.  CONTINGENCIES

     The Firm is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of its businesses. Management believes, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on the Firm's financial condition, but might be material to the Firm's operating results for any particular period, depending, in part, upon the operating results for such period.

                                  UNDERWRITING


     The Goldman Sachs Group, Inc. and the underwriters for this offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table. Goldman Sachs International is the representative of the underwriters.



                 Underwriters                      Principal Amount of Notes
                 ------------                      -------------------------
Goldman Sachs International....................         (euro)
                                                        -------------------
          Total................................         (euro)1,000,000,000
                                                        ===================


                            ------------------------


     Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any notes sold by the underwriters to securities dealers may be sold at a discount
from the initial public offering price of up to      % of the principal amount
of the notes. Any such securities dealers may resell any notes purchased from the underwriters to other brokers or dealers at a discount from the initial
public offering price of up to      % of the principal amount of the notes. If
all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.



     The underwriters intend to offer the notes for sale primarily in Europe. Goldman Sachs International, acting through Goldman, Sachs & Co. as its U.S. selling agent, may also offer the notes for sale in the United States.



     The offer and sale of the notes by the underwriters, including Goldman, Sachs & Co., is subject to the underwriters having received and accepted the notes from The Goldman Sachs Group, Inc. In addition, the underwriters, including Goldman, Sachs & Co., may, in their sole discretion, reject all or any part of any order for the notes that is received by them. The underwriters expect to deliver the notes through Cedel and Euroclear on the date indicated on the front cover page of this prospectus in exchange for payment for the notes, in euros and in immediately available funds.



     The notes are a new issue of securities with no established trading market. The Goldman Sachs Group, Inc. cannot assure you that any trading market for the notes will develop. The Goldman Sachs Group, Inc. has been advised by Goldman Sachs International and Goldman, Sachs & Co. that they intend to make a market in the notes. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman Sachs International, Goldman, Sachs & Co. nor any other affiliate, however, is obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the notes.



     In connection with this offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress.



     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of that underwriter in stabilizing or short-covering transactions.



     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may occur in the over-the-counter market or otherwise.



     The Goldman Sachs Group, Inc. estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, whether paid to Goldman Sachs International or any other underwriter, will be approximately $2.75 million.


     The Goldman Sachs Group, Inc. has agreed to indemnify the several underwriters and Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.

     Goldman, Sachs & Co. is a subsidiary of The Goldman Sachs Group, Inc. Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. imposes certain requirements when an NASD member such as Goldman, Sachs & Co. distributes an affiliated company's debt securities. Goldman, Sachs & Co. has advised The Goldman Sachs Group, Inc. that the portion of this offering made through Goldman, Sachs & Co. will comply with the applicable requirements of Rule 2720.


     Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to The Goldman Sachs Group, Inc. and its affiliates, for which they have in the past received, and may in the future receive, customary fees. The Goldman Sachs Group, Inc. and its affiliates have in the past provided, and may in the future from time to time provide, similar services to the underwriters and their affiliates on customary terms and for customary fees.



     Goldman, Sachs & Co. has also informed The Goldman Sachs Group, Inc. that it does not expect sales made through it in this offering to accounts over which it exercises discretionary authority to exceed five percent of the aggregate initial offering price of the notes. No such sales will be made without the prior written approval of the customer to which such account relates.



     This prospectus may be used by Goldman, Sachs & Co. and other dealers in connection with offers and sales of notes to persons located in the United States. These offers and sales may involve notes initially sold by the underwriters in this offering outside the United States.


     Each underwriter has also agreed that: (a) it has not offered or sold and prior to the date six months after the date of original issue of the notes will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (b) it has complied, and will comply, with all applicable provisions of the Financial Services Act of 1986 of Great Britain with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and
(c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.


     This prospectus has been approved for distribution in the United Kingdom by Goldman Sachs International, a firm regulated by the Securities and Futures Authority for the conduct of investment business in the United Kingdom. This offer is being made to persons within applicable exemptions of the Public Offers of Securities Regulations 1995 and, accordingly, no offer is being made to the public pursuant to those regulations.

     The Goldman Sachs Group, Inc. does not have a permanent place of business in the United Kingdom and is not authorized under the Financial Services Act 1986. A different regulatory regime, including compensation arrangements, from that applicable in the United Kingdom will be applicable for any dealings with The Goldman Sachs Group, Inc. and its non-United Kingdom affiliates.

                              GENERAL INFORMATION


     The board of directors of The Goldman Sachs Group, Inc. authorized the issuance of the notes by a resolution dated March 29, 1999.



     Euroclear and Cedel have accepted the notes for clearance through their systems. The Common Code for the notes is 9761292 and the International Security Identification Number (ISIN) for the notes is XS0097612922.



     The Goldman Sachs Group, Inc. has applied to list the notes on the Luxembourg Stock Exchange. Prior to the listing, a legal notice relating to the notes with The Goldman Sachs Group, Inc.'s certificate of incorporation and by-laws will be registered with the Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies may be obtained upon request.



     As long as the notes are listed on the Luxembourg Stock Exchange, The Goldman Sachs Group, Inc. will maintain a paying agent in Luxembourg. The initial paying agent and listing agent in Luxembourg is Banque Internationale a Luxembourg.



     As long as any notes remain outstanding, you may obtain copies of our certificate of incorporation, by-laws and most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K during normal business hours on any weekday (except Saturdays, Sundays and public holidays) at the specified office of, or upon written request to, the trustee and, as long as the notes are listed on the Luxembourg Stock Exchange and its rules require, free of charge at the office of the listing agent in Luxembourg. In addition, a copy of the indenture will be available for inspection at those offices during those hours.



     The Goldman Sachs Group, Inc. has taken all reasonable care to ensure that the information with regard to Goldman Sachs and the notes stated in this prospectus is true and accurate in all material respects as of the date of this prospectus and that there are no other material facts the omission of which would make the information contained in this prospectus as of its date misleading in any material respect, and The Goldman Sachs Group, Inc. accepts responsibility accordingly.


     Since February 26, 1999 to the date of this prospectus, there has been no material change in our capitalization as set forth above in the table under "Capitalization", other than as indicated in or contemplated by this prospectus.

     As of the date of this prospectus and except as indicated in or contemplated by this prospectus, there has been no material adverse change in the financial position of Goldman Sachs as set forth in its audited financial statements included in this prospectus since the date of those audited financial statements.

     Various legal actions and proceedings involving Goldman Sachs are currently pending. Management does not anticipate that any losses resulting from those actions and proceedings would be material with respect to Goldman Sachs.

                            OUR BUSINESS PRINCIPLES

1. Our clients' interests always come first. Our experience shows that if we serve our clients well, our own success will follow.

2. Our assets are our people, capital and reputation. If any of these is ever diminished, the last is the most difficult to restore. We are dedicated to complying fully with the letter and spirit of the laws, rules and ethical principles that govern us. Our continued success depends upon unswerving adherence to this standard.

3. Our goal is to provide superior returns to our shareholders. Profitability is critical to achieving superior returns, building our capital and attracting and keeping our best people. Significant employee stock ownership aligns the interests of our employees and our shareholders.

4. We take great pride in the professional quality of our work. We have an uncompromising determination to achieve excellence in everything we undertake. Though we may be involved in a wide variety and heavy volume of activity, we would, if it came to a choice, rather be best than biggest.

5. We stress creativity and imagination in everything we do. While recognizing that the old way may still be the best way, we constantly strive to find a better solution to a client's problems. We pride ourselves on having pioneered many of the practices and techniques that have become standard in the industry.

6. We make an unusual effort to identify and recruit the very best person for every job. Although our activities are measured in billions of dollars, we select our people one by one. In a service business, we know that without the best people, we cannot be the best firm.

7. We offer our people the opportunity to move ahead more rapidly than is possible at most other places. We have yet to find the limits to the responsibility that our best people are able to assume. Advancement depends solely on ability, performance and contribution to the Firm's success, without regard to race, color, religion, sex, age, national origin, disability, sexual orientation, or any other impermissible criterion or circumstance.

8. We stress teamwork in everything we do. While individual creativity is always encouraged, we have found that team effort often produces the best results. We have no room for those who put their personal interests ahead of the interests of the Firm and its clients.

9. The dedication of our people to the Firm and the intense effort they give their jobs are greater than one finds in most other organizations. We think that this is an important part of our success.

10. We consider our size an asset that we try hard to preserve. We want to be big enough to undertake the largest project that any of our clients could contemplate, yet small enough to maintain the loyalty, the intimacy and the esprit de corps that we all treasure and that contribute greatly to our success.

11. We constantly strive to anticipate the rapidly changing needs of our clients and to develop new services to meet those needs. We know that the world of finance will not stand still and that complacency can lead to extinction.

12. We regularly receive confidential information as part of our normal client relationships. To breach a confidence or to use confidential information improperly or carelessly would be unthinkable.

13. Our business is highly competitive, and we aggressively seek to expand our client relationships. However, we must always be fair competitors and must never denigrate other firms.

14. Integrity and honesty are at the heart of our business. We expect our people to maintain high ethical standards in everything they do, both in their work for the Firm and in their personal lives.

                    PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER

                         The Goldman Sachs Group, Inc.
                                85 Broad Street
                            New York, New York 10004

         TRUSTEE, REGISTRAR, TRANSFER AGENT AND PRINCIPAL PAYING AGENT

                              The Bank of New York
                               101 Barclay Street
                            New York, New York 10286

                               COMMON DEPOSITARY
                            FOR CEDEL AND EUROCLEAR

               The Bank of New York Depository (Nominees) Limited
                                 3 Birchin Lane
                            London EC3 V9BY, England

          LISTING AGENT, TRANSFER AGENT AND PAYING AGENT IN LUXEMBOURG

                       Banque Internationale a Luxembourg
                                69, route d'Esch
                               L-1470 Luxembourg

                                 LEGAL ADVISORS

                TO THE ISSUER                               TO THE UNDERWRITERS
             Sullivan & Cromwell                    Cleary, Gottlieb, Steen & Hamilton
              125 Broad Street                               One Liberty Plaza
          New York, New York 10004                       New York, New York 10006

                              INDEPENDENT AUDITORS
                                 FOR THE ISSUER

                           PricewaterhouseCoopers LLP
                          1177 Avenue of the Americas
                            New York, New York 10036

                              [GOLDMAN SACHS LOGO]

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                       [Alternate Front Cover Page for Market-Making Prospectus]


                   Subject to Completion. Dated May 11, 1999.



                         THE GOLDMAN SACHS GROUP, INC.
[GOLDMAN SACHS LOGO]


                            % (euro) Notes due 2009



                            ------------------------


     The Goldman Sachs Group, Inc. will pay interest on the notes on May 15 and November 15 of each year, beginning on November 15, 1999. If Goldman Sachs becomes obligated to pay additional amounts to non-U.S. investors due to changes in U.S. withholding tax requirements, Goldman Sachs may redeem the notes before their stated maturity at a price equal to 100% of the principal amount redeemed plus accrued interest to the redemption date.



     The notes have been issued only in book-entry form through the Cedel and Euroclear systems. Goldman Sachs has filed an application to list the notes on the Luxembourg Stock Exchange.



     See "Risk Factors" beginning on page 11 to read about factors you should consider before investing in the notes.


                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


     Goldman Sachs International and Goldman, Sachs & Co., subsidiaries of Goldman Sachs, will use this prospectus in connection with offers and sales of the notes in market-making transactions. Offers and sales in the United States will be made by Goldman, Sachs & Co., acting on its own behalf or as U.S. selling agent for Goldman Sachs International.


                          GOLDMAN SACHS INTERNATIONAL

                            ------------------------

                      Prospectus dated             , 1999.

                [Alternate Inside Front Cover Page for Market-Making Prospectus]

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS


                                                              Page
                                                              ----
Prospectus Summary..........................................     3
Risk Factors................................................    11
Use of Proceeds.............................................    26
Pro Forma Consolidated Financial Information................    27
Capitalization..............................................    34
Selected Consolidated Financial Data........................    36
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    38
Industry and Economic Outlook...............................    63
Business....................................................    66
Management..................................................    91
Principal Shareholders......................................   104
Certain Relationships and Related Transactions..............   106
Description of Notes We Are Offering........................   111
United States Taxation......................................   127
Employee Retirement Income Security Act.....................   132
Validity of the Notes.......................................   132
Experts.....................................................   132
Available Information.......................................   133
Index to Consolidated Financial Statements..................   F-1
Plan of Distribution........................................   U-1
General Information.........................................   U-3
Our Business Principles.....................................   U-4


                               ------------------


     This prospectus does not constitute an offer to sell or the solicitation of any offer to buy the notes offered in any jurisdiction in which such offer or solicitation is unlawful. There are restrictions on the offer and sale of the notes offered hereby in the United Kingdom. All applicable provisions of the Financial Services Act of 1986 and Public Offers of Securities Regulations 1995 with respect to anything done by any person in relation to the notes offered hereby, in, from or otherwise involving the United Kingdom must be complied with. See "Underwriting".


     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                   [Alternate Page for Market-Making Prospectus]

                              PLAN OF DISTRIBUTION


     Goldman Sachs International and Goldman, Sachs & Co., each subsidiaries of The Goldman Sachs Group, Inc., will use this prospectus in connection with offers and sales of the notes in market-making transactions from time to time. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. In these transactions, Goldman Sachs International and Goldman, Sachs & Co. may act as principal or agent, including as agent for the counterparty in a transaction in which they act as principal or as agent for both counterparties in a transaction in which they do not act as principal. Goldman Sachs International and Goldman, Sachs & Co. may receive compensation in the form of discounts and commissions, including from both counterparties in some transactions. Market-making offers and sales in the United States will be made by Goldman, Sachs & Co., acting either on its own behalf or as U.S. selling agent for Goldman Sachs International.



     Other affiliates of The Goldman Sachs Group, Inc. may also engage in transactions of this kind and may use this prospectus for this purpose. Neither Goldman Sachs International, Goldman, Sachs & Co. nor any other affiliate of The Goldman Sachs Group, Inc., however, is obligated to make a market in the notes and may stop doing so at any time without notice.


     The Goldman Sachs Group, Inc. does not expect to receive the proceeds from market-making transactions. The Goldman Sachs Group, Inc. does not expect Goldman Sachs International, Goldman, Sachs & Co. or any other affiliate that engages in these transactions to pay the proceeds from their market-making resales to The Goldman Sachs Group, Inc.


     Goldman, Sachs & Co. does not expect the amount of notes held, as a result of market-making resales, by accounts over which it exercises discretionary authority to exceed, at any time, five percent of the aggregate initial offering price of the notes.



     Goldman Sachs International acted as the lead underwriter, and Goldman, Sachs & Co. acted as U.S. selling agent for the underwriters, in connection with the original offering and sale of the notes and received underwriting
compensation in the form of a discount totaling approximately (euro)          in
the aggregate.



     In connection with the original offering and sale of the notes, each underwriter has also agreed that (a) it has not offered or sold and prior to the date six months after the date of original issue of the notes will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (b) it has complied, and will comply, with all applicable provisions of the Financial Services Act of 1986 of Great Britain with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.


     This prospectus has been approved for distribution in the United Kingdom by Goldman Sachs International, a firm regulated by the Securities and Futures Authority for the conduct of investment business in the United Kingdom. This offer is being made to persons within applicable exemptions of the Public Offers of Securities Regulations 1995 and, accordingly, no offer is being made to the public pursuant to those regulations.

     The Goldman Sachs Group, Inc. does not have a permanent place of business in the United Kingdom and is not authorized under the Financial Services Act 1986. A different regulatory regime, including compensation arrangements, from that applicable in the United Kingdom will be applicable for any dealings with The Goldman Sachs Group, Inc. and its non-United Kingdom affiliates.


     In this prospectus the term "offering" means the initial offering of the notes, which occurred in connection with their original issuance on or about
               , 1999. This term does not refer to any subsequent resale of the notes by Goldman Sachs International, Goldman, Sachs & Co. or our other affiliates in market-making transactions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is a statement of the expenses (all of which are estimated other than the SEC registration fee and the NASD fees), other than underwriting discounts and commissions, to be incurred in connection with the distribution of the securities registered under this registration statement.


                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
Securities and Exchange Commission registration fee.........  $  294,402
NASD fees...................................................      30,500
Legal fees and expenses.....................................     600,000
Listing fees................................................       8,400
Fees and expenses of qualification under state securities
  laws (including legal fees)...............................      10,000
Accounting fees and expenses................................     650,000
Printing fees...............................................     650,000
Rating agency fees..........................................      15,000
Trustee's fees and expenses.................................      10,000
Miscellaneous...............................................     481,698
                                                              ----------
     Total..................................................  $2,750,000
                                                              ==========



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 6.4 of the registrant's by-laws provides for indemnification by the registrant of any director or officer (as such term is defined in the by-laws) of the registrant who is or was a director of any of its subsidiaries, is or was a member of the Shareholders' Committee (as defined in the prospectus included in this registration statement) acting pursuant to the shareholders' agreement (as defined in the prospectus included in this registration statement) or, at the request of the registrant, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The by-laws also provide that the registrant shall advance expenses to a director or officer and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the registrant. To the extent authorized from time to time by the board of directors of the registrant, the registrant may provide to any one or more employees of the registrant, one or more officers, employees and other agents of any subsidiary or one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred in the by-laws of the registrant on directors and officers of the registrant or any subsidiary or other enterprise. The by-laws do not limit the power of the registrant or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the by-laws. The registrant entered into agreements with certain directors, officers and employees who are asked to serve in specified capacities at subsidiaries and other entities.



     The registrant entered into an agreement that provides indemnification to its directors and officers and to the directors and certain officers of the general partner of The Goldman Sachs Group, L.P., members of its Management Committee or its Partnership Committee or the former Executive Committee of The Goldman Sachs Group, L.P. and all other persons requested or authorized by the registrant's board of directors or the board of directors of the general partner of The Goldman Sachs Group, L.P. to take actions on behalf of the registrant, The Goldman Sachs Group, L.P. or the general partner of The Goldman Sachs Group, L.P. in connection with the plan of incorporation, this registration statement and certain other registration statements for all losses, damages, costs and expenses incurred by the indemnified person arising out of the relevant registration statements or the transactions contemplated by the plan of incorporation. This agreement is in addition to the registrant's indemnification obligations under its by-laws.


     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The registrant's amended and restated certificate of incorporation provides for such limitation of liability.

     Policies of insurance are maintained by the registrant under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

     Reference is also made to Section 9 of the underwriting agreement filed as
Exhibit 1.1 to the registration statement for information concerning the underwriters' obligation to indemnify the Registrant and its officers and directors in certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


     As part of the incorporation transactions, the registrant issued: (i) shares of the registrant's common stock, par value $0.01 per share, to certain managing directors who were profit participating limited partners of The Goldman Sachs Group, L.P. in exchange for all of the managing directors' interests in The Goldman Sachs Group, L.P. and certain other entities; (ii) shares of common stock and 12% junior subordinated debentures of the registrant to certain retired limited partners of The Goldman Sachs Group, L.P. in exchange for all of such limited partners' interests in The Goldman Sachs Group, L.P. and certain other entities; (iii) shares of common stock and shares of the registrant's nonvoting common stock, par value $0.01 per share, to Sumitomo Bank Capital Markets, Inc.; and (iv) shares of common stock to Kamehameha Activities Association. Also simultaneously with the registrant's common stock offering, the registrant made awards of restricted stock units and/or options to substantially all of its employees and made an irrevocable contribution of common stock to a nonqualified defined contribution plan. The offering and sale of the shares of common stock, junior subordinated debentures and nonvoting common stock to the managing directors who were profit participating limited partners, retired limited partners, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association were not registered under the Securities Act of 1933, as amended, because the offering and sale (i) was made in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder for transactions by an issuer not involving a public offering (with the recipients representing their intentions to acquire the securities for their own accounts and not with a view to the distribution thereof and acknowledging that the securities were issued in a transaction not registered under the Securities Act of 1933) or (ii) was made outside the United States pursuant to Regulation S under the Securities Act of 1933 to persons who were not citizens or residents of the United States. The foregoing employee awards and contribution of common stock were not registered under the Securities Act of 1933 because the awards and contribution either did not involve an offer or sale for purposes of Section 2(a)(3) of the Securities Act of 1933, in reliance on the fact that the awards were made to a relatively broad class of employees who did not provide any consideration in exchange for their awards, or were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) and in compliance with Rule 506 thereunder.


     On April 13, 1999, the registrant entered into an arrangement with a group of 10 employees pursuant to which a portion of a performance-based bonus that is payable to such employees in 2002 will be paid in shares of common stock of the registrant valued at the initial public offering price per share in the registrant's common stock offering. Under this arrangement, up to 386,500 shares of common stock may be issued (based upon the midpoint of the range of initial public offering prices set forth on the cover page of the prospectus included in the registrant's registration statement on Form S-1 (No. 333-74449)). The offering and sale of these 386,500 shares of common stock was made pursuant to Rule 701 under the Securities Act of 1933.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS


  1.1  Form of Underwriting Agreement.
  2.1  Plan of Incorporation.**
  2.2  Agreement and Plan of Merger of The Goldman Sachs
       Corporation into The Goldman Sachs Group, Inc.*
  2.3  Agreement and Plan of Merger of The Goldman Sachs Group,
       L.P. into The Goldman Sachs Group, Inc.*
  3.1  Amended and Restated Certificate of Incorporation of The
       Goldman Sachs Group, Inc.*
  3.2  Amended and Restated By-Laws of The Goldman Sachs Group,
       Inc.*
  4.1  Form of Indenture between The Goldman Sachs Group, Inc. and
       The Bank of New York.***
  4.2  Form of debt securities of The Goldman Sachs Group, Inc.
       (included in Exhibit 4.1).***
  5.1  Opinion of Sullivan & Cromwell, counsel to The Goldman Sachs
       Group, Inc.***
  8.1  Opinion of Sullivan & Cromwell, United States tax counsel to
       The Goldman Sachs Group, Inc., re tax matters.
 10.1  Lease, dated June 11, 1985, between Metropolitan Life
       Insurance Company and Goldman, Sachs & Co.**
 10.2  Lease, dated April 5, 1994, between The Chase Manhattan Bank
       (National Association) and The Goldman Sachs Group, L.P., as amended.**
 10.3 Lease, dated as of August 22, 1997, between Ten Hanover LLC and The Goldman Sachs Group, L.P.**

 10.4  Lease, dated as of July 16, 1998, between TCC Acquisition
       Corp. and The Goldman Sachs Group, L.P.**
 10.5  Agreement for Lease, dated April 2, 1998, among (i) JC No. 3
       (UK) Limited and Fleet Street Square Management Limited trading as Fleet Street Partnership, (ii) Goldman Sachs
       International, (iii) Restamove Limited, (iv) The Goldman
       Sachs Group, L.P. and (v) Itochu Corporation.**
 10.6 Annexure 1 to Agreement for Lease, dated April 2, 1998, among (i) JC No. 3 (UK) Limited and Fleet Street Square
       Management Limited trading as Fleet Street Partnership, (ii)
       Goldman Sachs International, (iii) Restamove Limited, (iv)
       The Goldman Sachs Group, L.P. and (v) Itochu Corporation
       (Form of Occupational Lease among (i) JC No. 3 (UK) Limited and Fleet Street Square Management Limited trading as Fleet
       Street Partnership, (ii) Goldman Sachs International and
       (iii) The Goldman Sachs Group, L.P.).**
 10.7 Agreement relating to Developer's Fit Out Works to be carried out at 120 Fleet Street, London, dated April 2,
       1998, among (i) JC No. 3 (UK) Limited and Fleet Street
       Square Management Limited, (ii) Goldman Sachs Property
       Management, (iii) Itochu Corporation and (iv) The Goldman
       Sachs Group, L.P.**
 10.8  Agreement relating to One Carter Lane, London EC4, dated
       March 25, 1998, among Britel Fund Trustees Limited, Goldman
       Sachs International, The Goldman Sachs Group, L.P., English
       Property Corporation plc and MEPC plc.**
 10.9  Fit Out Works Agreement relating to One Carter Lane, London
       EC4, dated March 25, 1998, among Britel Fund Trustees
       Limited, Goldman Sachs International, Goldman Sachs Property
       Management, The Goldman Sachs Group, L.P., English Property
       Corporation plc and MEPC plc.**
10.10 Underlease of premises known as One Carter Lane, London EC4, dated September 9, 1998, among Britel Fund Trustees Limited,
       Goldman Sachs International and The Goldman Sachs Group,
       L.P.**
10.11  Lease, dated March 5, 1994, among Shine Hill Development
       Limited, Shine Belt Limited, Fair Page Limited, Panhy
       Limited, Maple Court Limited and Goldman Sachs (Asia)
       Finance, as amended.**
10.12  Guarantee, dated November 17, 1993, between Shine Hill
       Development Limited and The Goldman Sachs Group, L.P.**
10.13  Agreement for Lease, dated November 29, 1998, between Turbo
       Top Limited and Goldman Sachs (Asia) Finance.**
10.14  Summary of Tokyo Leases.**
10.15  The Goldman Sachs 1999 Stock Incentive Plan.*
10.16  The Goldman Sachs Defined Contribution Plan.*
10.17  Letter Agreement with Mr. Weinberg.**
10.18  The Goldman Sachs Partner Compensation Plan.*
10.19  Form of Employment Agreement.*
10.20  Form of Agreement Relating to Noncompetition and Other
       Covenants.*
10.21  Form of Pledge Agreement.*
10.22  Form of Award Agreement (Formula RSUs).*
10.23  Form of Award Agreement (Discretionary RSUs).*
10.24  Form of Option Agreement (Discretionary Options).*
10.25  Tax Indemnification Agreement, by and among The Goldman
       Sachs Group, Inc. and various parties.*

10.26  Form of Shareholders' Agreement among The Goldman Sachs
       Group, Inc. and various parties.*
10.27  Instrument of Indemnification.*
10.28  Form of Indemnification Agreement.*
10.29 Subscription Agreement, dated as of April 24, 1992, among the Trustees of the Estate of Bernice Pauahi Bishop, Pauahi
       Holdings Corporation, Royal Hawaiian Shopping Center, Inc.
       and The Goldman Sachs Group, L.P.**
10.30 Subscription Agreement, dated as of November 21, 1994, among the Trustees of the Estate of Bernice Pauahi Bishop, Pauahi
       Holdings Corporation, Royal Hawaiian Shopping Center, Inc.
       and The Goldman Sachs Group, L.P.**
10.31  Letter Agreement, dated March 15, 1999, among Kamehameha
       Activities Association and The Goldman Sachs Group, L.P.
       (the "Kamehameha Letter Agreement").**
10.32  Amended and Restated Subscription Agreement, dated as of
       March 28, 1989, among The Sumitomo Bank, Limited, Sumitomo
       Bank Capital Markets, Inc., Goldman, Sachs & Co. and The
       Goldman Sachs Group, L.P.**
10.33  Letter Agreement, dated March 15, 1999, among The Sumitomo
       Bank, Limited, Sumitomo Bank Capital Markets, Inc. and The
       Goldman Sachs Group, L.P. (the "Sumitomo Letter
       Agreement").**
10.34  Lease, dated September 24, 1992, from LDT Partners to
       Goldman Sachs International.**
10.35  Amendment to Kamehameha Letter Agreement (filed as Exhibit
       10.31), dated April 30, 1999, among Kamehameha Activities
       Association, the Trustees of the Estate of Bernice Pauahi
       Bishop, The Goldman Sachs Group, L.P. and The Goldman Sachs
       Group, Inc.*
10.36  Amendment to Sumitomo Letter Agreement (filed as Exhibit
       10.33), dated April 30, 1999, among The Sumitomo Bank,
       Limited, Sumitomo Bank Capital Markets, Inc., The Goldman
       Sachs Group, L.P., The Goldman Sachs Group, Inc. and
       Goldman, Sachs & Co.*
10.37 Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., on the one hand, and The
       Trustees of the Estate of Bernice Pauahi Bishop and
       Kamehameha Activities Association, on the other hand.*
10.38 Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., on the one hand, and The
       Sumitomo Bank, Limited, and Sumitomo Bank Capital Markets,
       Inc., on the other hand.*
 12.1 Statement re computation of ratios of earnings to fixed charges.***
 15.1  Letter re Unaudited Interim Financial Information.
 21.1  List of subsidiaries of The Goldman Sachs Group, L.P.**
 23.1  Consent of PricewaterhouseCoopers LLP.
 23.2 Consent of Sullivan & Cromwell (included in Exhibit 5.1 above).***
 23.3 Consent of Sullivan & Cromwell (included in Exhibit 8.1 above).
 23.4  Consent of Securities Data Company.
 24.1  Powers of Attorney.***
 25.1  Statement of Eligibility of Trustee.***
 27.1  Financial Data Schedule.


---------------


  * Incorporated herein by reference to the corresponding exhibit to the registrant's registration statement on Form S-1 (No. 333-75213).


 ** Incorporated herein by reference to the corresponding exhibit to the registrant's registration statement on Form S-1 (No. 333-74449).

*** Previously filed.

(b) FINANCIAL STATEMENT SCHEDULES

     Condensed financial information of The Goldman Sachs Group, L.P. and report of PricewaterhouseCoopers LLP thereon.

ITEM 17.  UNDERTAKINGS

     (A) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement (No. 333-77541) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 11th day of May, 1999.


                                          THE GOLDMAN SACHS GROUP, INC.


                                          By: /s/ GREGORY K. PALM

                                            ------------------------------------

                                          Name: Gregory K. Palm


                                          Title:  General Counsel



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement (No. 333-77541) has been signed by the following persons in the capacities indicated on the 11th day of May, 1999:



                        TITLE                                              SIGNATURE
                        -----                                              ---------
Director, Co-Chairman of the Board and Chief
  Executive Officer (Principal Executive Officer)                              *
                                                         ----------------------------------------------
                                                                     Henry M. Paulson, Jr.

Director and Vice Chairman                                                     *
                                                         ----------------------------------------------
                                                                        Robert J. Hurst

Director, President and Co-Chief Operating Officer                             *
                                                         ----------------------------------------------
                                                                         John A. Thain

Director, President and Co-Chief Operating Officer                             *
                                                         ----------------------------------------------
                                                                        John L. Thornton

Director
                                                         ----------------------------------------------
                                                                        Sir John Browne

Director
                                                         ----------------------------------------------
                                                                        James A. Johnson

Director
                                                         ----------------------------------------------
                                                                        John L. Weinberg


                        TITLE                                              SIGNATURE
                        -----                                              ---------
Chief Financial Officer (Principal Financial Officer)                          *
                                                         ----------------------------------------------
                                                                        David A. Viniar

Principal Accounting Officer                                                   *
                                                         ----------------------------------------------
                                                                         Sarah G. Smith



*By: /s/ GREGORY K. PALM

     ---------------------------------

     Name: Gregory K. Palm


     Attorney-in-Fact

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners,
The Goldman Sachs Group, L.P.:

In connection with our audits of the consolidated financial statements of The Goldman Sachs Group, L.P. and Subsidiaries as of November 27, 1998 and November 28, 1997, and for the three years in the period ended November 27, 1998, which financial statements are included on pages F-3 to F-23 of this Form S-1, we have also audited the financial statement schedule listed in Item 16(b) herein.

In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
January 22, 1999.

                                                                     SCHEDULE IV

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                         THE GOLDMAN SACHS GROUP, L.P.
             CONDENSED STATEMENTS OF EARNINGS (PARENT COMPANY ONLY)

                                                                   YEAR ENDED NOVEMBER
                                                              -----------------------------
                                                               1996       1997       1998
                                                               ----       ----       ----
                                                                      (in millions)
REVENUES:
Equity earnings of subsidiaries.............................  $ 2,184    $ 2,378    $ 1,780
Principal investments.......................................      208        339        540
Interest income, principally from affiliates................    2,602      2,943      4,369
                                                              -------    -------    -------
     Total revenues.........................................    4,994      5,660      6,689
Interest expense, principally on short-term funding.........    2,547      2,858      4,201
                                                              -------    -------    -------
     Revenues, net of interest expense......................    2,447      2,802      2,488
OPERATING EXPENSES:
Compensation and benefits...................................       13         12          9
Other.......................................................       33         29         43
                                                              -------    -------    -------
     Total operating expenses...............................       46         41         52
Pre-tax earnings............................................    2,401      2,761      2,436
Provision for unincorporated business taxes.................        2         15          8
                                                              -------    -------    -------
Net earnings................................................  $ 2,399    $ 2,746    $ 2,428
                                                              =======    =======    =======

                  See note to condensed financial statements.

                                                                     SCHEDULE IV

                         THE GOLDMAN SACHS GROUP, L.P.

       CONDENSED STATEMENTS OF FINANCIAL CONDITION (PARENT COMPANY ONLY)

                                                                AS OF NOVEMBER
                                                              ------------------
                                                               1997       1998
                                                               ----       ----
                                                                (in millions)
ASSETS:
Cash and cash equivalents...................................  $     4    $    11
Financial instruments owned, at fair value..................    1,896      2,147
Receivables from affiliates.................................   23,767     33,562
Subordinated loan receivables from affiliates...............    6,889      8,668
Investment in subsidiaries..................................    5,005      5,077
Other.......................................................      434      1,123
                                                              -------    -------
                                                              $37,995    $50,588
                                                              =======    =======
LIABILITIES AND NET WORTH:
Short-term borrowings, including commercial paper...........  $16,597    $23,364
Payables to affiliates......................................      119      1,679
Other.......................................................      137        147
Long-term borrowings:
  With third parties........................................   14,290     18,584
  With affiliates...........................................      315        430
                                                              -------    -------
                                                               31,458     44,204
Partners' capital allocated for income taxes and potential
  withdrawals...............................................      430         74
Partners' capital...........................................    6,107      6,310
                                                              -------    -------
                                                              $37,995    $50,588
                                                              =======    =======

                  See note to condensed financial statements.

                                                                     SCHEDULE IV

                         THE GOLDMAN SACHS GROUP, L.P.

            CONDENSED STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)

                                                                   YEAR ENDED NOVEMBER
                                                              -----------------------------
                                                               1996       1997       1998
                                                               ----       ----       ----
                                                                      (in millions)
Cash flows from operating activities:
  Net earnings..............................................  $ 2,399    $ 2,746    $ 2,428
  Non-cash items included in net earnings:
    Equity in earnings of subsidiaries......................   (2,184)    (2,378)    (1,780)
    Depreciation and amortization...........................       25         19         35
  Changes in operating assets and liabilities:
  Financial instruments owned, at fair value................     (110)      (395)        (8)
  Other, net................................................      (43)       (98)      (501)
                                                              -------    -------    -------
    Net cash provided by/(used for) operating activities....       87       (106)       174
                                                              -------    -------    -------
Cash flows from investing activities:
  Financial instruments owned, at fair value................      126       (331)      (243)
  Receivables from affiliates, net..........................   (1,476)    (4,320)    (8,235)
  Subordinated loan receivables from affiliates.............     (480)    (1,528)    (1,779)
  Investment in subsidiaries................................    2,031      2,147      1,362
  Property, leasehold improvements and equipment............       (1)        (4)      (145)
                                                              -------    -------    -------
    Net cash provided by/(used for) investing activities....      200     (4,036)    (9,040)
                                                              -------    -------    -------
Cash flows from financing activities:
  Short-term borrowings, net................................      496         39      2,586
  Issuance of long-term borrowings..........................    4,636      7,498     10,289
  Repayment of long-term borrowings.........................   (3,886)    (1,005)    (1,698)
  Capital contributions.....................................        4         89          9
  Returns on capital and certain distributions to
    partners................................................     (473)      (557)      (619)
  Termination of the Profit Participation Plans.............       --         --        (21)
  Partners' capital allocated for income taxes and potential
    withdrawals, net........................................   (1,017)    (2,034)    (1,673)
                                                              -------    -------    -------
    Net cash (used for)/provided by financing activities....     (240)     4,030      8,873
                                                              -------    -------    -------
  Net increase/(decrease) in cash and cash equivalents......       47       (112)         7
Cash and cash equivalents, beginning of year................       69        116          4
                                                              -------    -------    -------
Cash and cash equivalents, end of year......................  $   116    $     4    $    11
                                                              =======    =======    =======

SUPPLEMENTAL DISCLOSURES:

Cash payments for interest approximated the related expense for each of the fiscal periods presented. Payments of unincorporated business taxes were not material.

Cash payments of $347 million related to the termination of the Profit Participation Plans in 1998 were paid by Group L.P.'s subsidiaries and were excluded from the condensed statement of cash flows above as these payments represented non-cash items to Group L.P.

                  See note to condensed financial statements.

                                                                     SCHEDULE IV

                         THE GOLDMAN SACHS GROUP, L.P.

          NOTE TO CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The condensed unconsolidated financial statements of The Goldman Sachs Group, L.P. should be read in conjunction with the consolidated financial statements of The Goldman Sachs Group, L.P. and Subsidiaries and the footnotes thereto. Certain reclassifications have been made to prior year amounts to conform to the current presentation.

     Investments in subsidiaries are accounted for using the equity method.

     The condensed unconsolidated financial statements have been prepared in accordance with generally accepted accounting principles that require management to make estimates and assumptions regarding investment valuations, partner retirements, the outcome of pending litigation and other matters that affect the condensed unconsolidated financial statements and related disclosures. These estimates and assumptions are based on judgment and available information and, consequently, actual results could be materially different from these estimates.

                               INDEX TO EXHIBITS


                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
  NO.                             DESCRIPTION                               PAGE
-------   ------------------------------------------------------------  ------------
  1.1     Form of Underwriting Agreement.
  2.1     Plan of Incorporation.**
  2.2     Agreement and Plan of Merger of The Goldman Sachs
          Corporation into The Goldman Sachs Group, Inc.*
  2.3     Agreement and Plan of Merger of The Goldman Sachs Group,
          L.P. into The Goldman Sachs Group, Inc.*
  3.1     Amended and Restated Certificate of Incorporation of The
          Goldman Sachs Group, Inc.*
  3.2     Amended and Restated By-Laws of The Goldman Sachs Group,
          Inc.*
  4.1     Form of Indenture between The Goldman Sachs Group, Inc. and
          The Bank of New York.***
  4.2     Form of debt securities of The Goldman Sachs Group, Inc.
          (included in Exhibit 4.1).***
  5.1     Opinion of Sullivan & Cromwell, counsel to The Goldman Sachs
          Group, Inc.***
  8.1     Opinion of Sullivan & Cromwell, United States tax counsel to
          The Goldman Sachs Group, Inc., re tax matters.
 10.1     Lease, dated June 11, 1985, between Metropolitan Life
          Insurance Company and Goldman, Sachs & Co.**
 10.2     Lease, dated April 5, 1994, between The Chase Manhattan Bank
          (National Association) and The Goldman Sachs Group, L.P., as
          amended.**
 10.3     Lease, dated as of August 22, 1997, between Ten Hanover LLC and The Goldman Sachs Group, L.P.**
 10.4     Lease, dated as of July 16, 1998, between TCC Acquisition
          Corp. and The Goldman Sachs Group, L.P.**
 10.5     Agreement for Lease, dated April 2, 1998, among (i) JC No. 3
          (UK) Limited and Fleet Street Square Management Limited
          trading as Fleet Street Partnership, (ii) Goldman Sachs
          International, (iii) Restamove Limited, (iv) The Goldman
          Sachs Group, L.P. and (v) Itochu Corporation.**
 10.6     Annexure 1 to Agreement for Lease, dated April 2, 1998,
          among (i) JC No. 3 (UK) Limited and Fleet Street Square
          Management Limited trading as Fleet Street Partnership, (ii)
          Goldman Sachs International, (iii) Restamove Limited, (iv)
          The Goldman Sachs Group, L.P. and (v) Itochu Corporation
          (Form of Occupational Lease among (i) JC No. 3 (UK) Limited and Fleet Street Square Management Limited trading as Fleet
          Street Partnership, (ii) Goldman Sachs International and
          (iii) The Goldman Sachs Group, L.P.).**
 10.7     Agreement relating to Developer's Fit Out Works to be
          carried out at 120 Fleet Street, London, dated April 2,
          1998, among (i) JC No. 3 (UK) Limited and Fleet Street
          Square Management Limited, (ii) Goldman Sachs Property
          Management, (iii) Itochu Corporation and (iv) The Goldman
          Sachs Group, L.P.**

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
  NO.                             DESCRIPTION                               PAGE
-------   ------------------------------------------------------------  ------------
 10.8     Agreement relating to One Carter Lane, London EC4, dated
          March 25, 1998, among Britel Fund Trustees Limited, Goldman
          Sachs International, The Goldman Sachs Group, L.P., English
          Property Corporation plc and MEPC plc.**
 10.9     Fit Out Works Agreement relating to One Carter Lane, London
          EC4, dated March 25, 1998, among Britel Fund Trustees
          Limited, Goldman Sachs International, Goldman Sachs Property
          Management, The Goldman Sachs Group, L.P., English Property
          Corporation plc and MEPC plc.**
 10.10    Underlease of premises known as One Carter Lane, London EC4, dated September 9, 1998, among Britel Fund Trustees Limited,
          Goldman Sachs International and The Goldman Sachs Group,
          L.P.**
 10.11    Lease, dated March 5, 1994, among Shine Hill Development
          Limited, Shine Belt Limited, Fair Page Limited, Panhy
          Limited, Maple Court Limited and Goldman Sachs (Asia)
          Finance, as amended.**
 10.12    Guarantee, dated November 17, 1993, between Shine Hill
          Development Limited and The Goldman Sachs Group, L.P.**
 10.13    Agreement for Lease, dated November 29, 1998, between Turbo
          Top Limited and Goldman Sachs (Asia) Finance.**
 10.14    Summary of Tokyo Leases.**
 10.15    The Goldman Sachs 1999 Stock Incentive Plan.*
 10.16    The Goldman Sachs Defined Contribution Plan.*
 10.17    Letter Agreement with Mr. Weinberg.**
 10.18    The Goldman Sachs Partner Compensation Plan.*
 10.19    Form of Employment Agreement.*
 10.20    Form of Agreement Relating to Noncompetition and Other
          Covenants.*
 10.21    Form of Pledge Agreement.*
 10.22    Form of Award Agreement (Formula RSUs).*
 10.23    Form of Award Agreement (Discretionary RSUs).*
 10.24    Form of Option Agreement (Discretionary Options).*
 10.25    Tax Indemnification Agreement, by and among The Goldman
          Sachs Group, Inc. and various parties.*
 10.26    Form of Shareholders' Agreement among The Goldman Sachs
          Group, Inc. and various parties.*
 10.27    Instrument of Indemnification.*
 10.28    Form of Indemnification Agreement.*
 10.29    Subscription Agreement, dated as of April 24, 1992, among
          the Trustees of the Estate of Bernice Pauahi Bishop, Pauahi
          Holdings Corporation, Royal Hawaiian Shopping Center, Inc.
          and The Goldman Sachs Group, L.P.**
 10.30    Subscription Agreement, dated as of November 21, 1994, among the Trustees of the Estate of Bernice Pauahi Bishop, Pauahi
          Holdings Corporation, Royal Hawaiian Shopping Center, Inc.
          and The Goldman Sachs Group, L.P.**

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
  NO.                             DESCRIPTION                               PAGE
-------   ------------------------------------------------------------  ------------
 10.31    Letter Agreement, dated March 15, 1999, among Kamehameha
          Activities Association and The Goldman Sachs Group, L.P.
          (the "Kamehameha Letter Agreement")**
 10.32    Amended and Restated Subscription Agreement, dated as of
          March 28, 1989, among The Sumitomo Bank, Limited, Sumitomo
          Bank Capital Markets, Inc., Goldman, Sachs & Co. and The
          Goldman Sachs Group, L.P.**
 10.33    Letter Agreement, dated March 15, 1999, among The Sumitomo
          Bank, Limited, Sumitomo Bank Capital Markets, Inc. and The
          Goldman Sachs Group, L.P. (the "Sumitomo Letter
          Agreement").**
 10.34    Lease, dated September 24, 1992, from LDT Partners to
          Goldman Sachs International.**
 10.35    Amendment to Kamehameha Letter Agreement (filed as Exhibit
          10.31), dated April 30, 1999, among Kamehameha Activities
          Association, the Trustees of the Estate of Bernice Pauahi
          Bishop, The Goldman Sachs Group, L.P. and The Goldman Sachs
          Group, Inc.*
 10.36    Amendment to Sumitomo Letter Agreement (filed as Exhibit
          10.33), dated April 30, 1999, among The Sumitomo Bank,
          Limited, Sumitomo Bank Capital Markets, Inc., The Goldman
          Sachs Group, L.P., The Goldman Sachs Group, Inc. and
          Goldman, Sachs & Co.*
 10.37    Voting Agreement, dated as of April 30, 1999, by and among
          The Goldman Sachs Group, Inc., on the one hand, and The
          Trustees of the Estate of Bernice Pauahi Bishop and
          Kamehameha Activities Association, on the other hand.*
 10.38    Voting Agreement, dated as of April 30, 1999, by and among
          The Goldman Sachs Group, Inc., on the one hand, and The
          Sumitomo Bank, Limited, and Sumitomo Bank Capital Markets,
          Inc., on the other hand.*
 12.1     Statement re computation of ratios of earnings to fixed
          charges.***
 15.1     Letter re Unaudited Interim Financial Information.
 21.1     List of subsidiaries of The Goldman Sachs Group, L.P.**
 23.1     Consent of PricewaterhouseCoopers LLP.
 23.2     Consent of Sullivan & Cromwell (included in Exhibit 5.1
          above).***
 23.3     Consent of Sullivan & Cromwell (included in Exhibit 8.1
          above).
 23.4     Consent of Securities Data Company.
 24.1     Powers of Attorney.***
 25.1     Statement of Eligibility of Trustee.***
 27.1     Financial Data Schedule.


---------------


  * Incorporated herein by reference to the corresponding exhibit to the registrant's registration statement on Form S-1 (No. 333-75213).


 ** Incorporated herein by reference to the corresponding exhibit to the registrant's registration statement on Form S-1 (No. 333-74449).

*** Previously filed.